                                             As Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-66644
                                                                    333-66644-01

[PRIDE LOGO]                                              [MARINE DRILLING LOGO]

                MERGERS PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Pride International, Inc. and Marine Drilling Companies, Inc. have each unanimously approved a transaction that will combine the two companies. The boards of directors of Pride and Marine believe that the combined company, as a larger entity with a substantially larger equity market capitalization and a strong balance sheet, will command a higher valuation in the stock market and be a stronger competitor than either company would be on a stand-alone basis. We believe that the transaction will benefit the shareholders of both companies, and we ask for your support in voting for the merger proposals at our meetings.

     When the mergers are completed, shareholders of Marine will own one share of "New Pride," a Delaware corporation to be named Pride International, Inc. that has been formed to become the successor of the combined companies, for each share of Marine common stock they currently own. Shareholders of Pride also will own one share of New Pride for each share of Pride common stock they currently own.

     The combined company will be owned approximately 56% by Pride shareholders and 44% by Marine shareholders. The board of directors of the combined company will consist of four members of Pride's board and four members of Marine's board. The chief executive officer of the combined company will be Paul A. Bragg, Pride's chief executive officer. The chairman of the board of directors of the combined company will be Robert L. Barbanell, Marine's chairman of the board.

     The transaction cannot be completed without the approval of the merger proposals by Pride's shareholders and Marine's shareholders. We have scheduled separate meetings to be held on September 12, 2001 for our respective shareholders to vote on these proposals. The times and places of these meetings are set forth in the attached notices.

     THE PRIDE AND MARINE BOARDS OF DIRECTORS EACH RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSALS.

     This document provides you with detailed information about the transaction and the shareholder meetings. You can also obtain financial and other information about Pride and Marine from documents filed with the Securities and Exchange Commission. We encourage you to carefully read this entire document and the documents incorporated by reference before voting, PARTICULARLY THE RISK FACTORS BEGINNING ON PAGE 13.

/s/ ROBERT L. BARBANELL
ROBERT L. BARBANELL
Chairman of the Board
Marine Drilling Companies, Inc.

/s/ PAUL A. BRAGG
PAUL A. BRAGG
President and Chief Executive Officer

Pride International, Inc.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN THE MERGERS OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated August 3, 2001 and is intended to be mailed to shareholders of Pride and Marine on or about August 7, 2001.

                           PRIDE INTERNATIONAL, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 12, 2001

     We will hold a special meeting of the shareholders of Pride International, Inc. on September 12, 2001 at 9:00 a.m., Houston time, at the St. Regis, 1919 Briar Oaks Lane, Houston, Texas, to consider and vote upon proposals to approve the issuance of Pride common stock to the shareholders of Marine Drilling Companies, Inc. and to approve an Agreement and Plan of Merger dated as of May 23, 2001 and the reincorporation of Pride as a Delaware company. Pursuant to the merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, Marine will merge with and into a wholly owned subsidiary of Pride and each share of Marine's common stock will be converted into one share of common stock of Pride. Immediately thereafter, Pride will merge into a newly organized Delaware corporation ("New Pride") to be renamed "Pride International, Inc." and each outstanding share of Pride common stock (including each Pride share issued in the Marine merger) will be converted into one share of common stock of New Pride. The merger agreement is more fully described in the accompanying joint proxy statement/prospectus.

     At the special meeting, the shareholders will vote on two separate but related proposals. The first proposal is to approve the issuance of Pride common stock to the shareholders of Marine. The second proposal is to approve the merger agreement and the reincorporation in Delaware. Although, in accordance with Securities and Exchange Commission rules, the two proposals are being presented separately, neither the Marine merger nor the reincorporation in Delaware will take place unless BOTH proposals are approved by the shareholders.

     Holders of record of Pride common stock at the close of business on July 31, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Each proposal will require the affirmative vote of the holders of a majority of the shares of Pride common stock present, in person or by proxy, at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares in order for them to be voted.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND HAS RESOLVED THAT THE MERGER AGREEMENT AND THE MERGERS ARE IN THE BEST INTERESTS OF PRIDE AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS YOU VOTE FOR THE TWO PROPOSALS.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES.

                                            By order of the Board of Directors,

                                            /s/ ROBERT RANDALL
                                            ROBERT W. RANDALL
                                            Secretary

August 3, 2001
5847 San Felipe, Suite 3300
Houston, Texas 77057

                        MARINE DRILLING COMPANIES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2001

     We will hold a special meeting of the shareholders of Marine Drilling Companies, Inc. on September 12, 2001 at 9:00 a.m., Houston time, at the Westchase Hilton, 9999 Westheimer, Houston, Texas, to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of May 23, 2001. Pursuant to the merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, Marine will merge with and into a wholly owned subsidiary of Pride International, Inc. and each share of Marine's common stock will be converted into one share of common stock of Pride. Immediately thereafter, Pride will merge into a newly organized Delaware corporation ("New Pride") to be renamed "Pride International, Inc." and each outstanding share of Pride common stock (including each Pride share issued in the Marine merger) will be converted into one share of common stock of New Pride. The merger agreement is more fully described in the accompanying joint proxy statement/prospectus.

     Holders of record of Marine common stock at the close of business on August 3, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. The approval of the merger agreement will require the affirmative vote of a majority of Marine's outstanding common stock. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND HAS RESOLVED THAT THE MERGER AGREEMENT AND THE MERGERS ARE IN THE BEST INTERESTS OF MARINE AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES.

                                            By order of the Board of Directors,

                                            /s/ T. SCOTT OKEEFE
                                            T. SCOTT O'KEEFE
                                            Secretary

August 3, 2001
One Sugar Creek Center Blvd., Suite 600
Sugar Land, Texas 77479

             JOINT PROXY STATEMENT/PROSPECTUS DATED AUGUST 3, 2001

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PRIDE AND MARINE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 93 FOR A LISTING OF DOCUMENTS INCORPORATED BY REFERENCE. PRIDE DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST DIRECTED TO INVESTOR RELATIONS, PRIDE INTERNATIONAL, INC., 5847 SAN FELIPE, SUITE 3300, HOUSTON, TEXAS 77057, TELEPHONE (713) 789-1400. MARINE DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST DIRECTED TO INVESTOR RELATIONS, MARINE DRILLING COMPANIES, INC., ONE SUGAR CREEK BOULEVARD, SUITE 600, SUGAR LAND, TEXAS 77478, (281) 243-3000. IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY SEPTEMBER 5, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGERS.....................    1
SUMMARY.....................................................    3
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIDE.....    8
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF MARINE....    9
UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA.........   10
COMPARATIVE PER SHARE DATA..................................   11
RECENT DEVELOPMENTS.........................................   12
RISK FACTORS................................................   13
  Risks Relating to the Mergers.............................   13
  Risk Factors Relating to New Pride's Business Following
     the Mergers............................................   15
FORWARD-LOOKING INFORMATION.................................   18
THE SPECIAL MEETINGS........................................   19
  Joint Proxy Statement/Prospectus..........................   19
  Date, Time and Place of the Special Meetings..............   19
  Purpose of the Special Meetings...........................   19
  Record Date; Voting at the Meetings; Quorum...............   19
  Required Vote.............................................   20
  Effect of Abstentions and Non-Votes.......................   20
  Action to Be Taken under the Proxy........................   20
  Proxy Solicitation........................................   21
THE MERGERS.................................................   22
  Background of the Mergers.................................   22
  Pride's Reasons for the Mergers...........................   25
  Recommendation of Pride's Board of Directors..............   28
  Marine's Reasons for the Mergers..........................   28
  Recommendation of Marine's Board of Directors.............   30
  Opinion of Salomon Smith Barney Inc.......................   30
  Opinion of Morgan Stanley & Co. Incorporated..............   36
  Interests of Certain Persons in the Mergers...............   41
  New Pride After the Mergers...............................   42
  Conversion of Stock Options and Assumption of Stock
     Plans..................................................   44

  Employee Benefit Matters..................................   44
  Exchange of Marine and Pride Common Stock Certificates for
     New Pride Common Stock Certificates....................   44
  Dividends.................................................   44
  Accounting Treatment and Considerations...................   45
  Certain United States Federal Income Tax Consequences.....   45
  Regulatory Matters........................................   47
  Federal Securities Laws Consequences; Resale
     Restrictions...........................................   48
  Rights of Dissenting Shareholders.........................   48
  New York Stock Exchange Listing...........................   49
THE MERGER AGREEMENT........................................   50
  Marine Merger.............................................   50
  Reincorporation Merger....................................   50
  Covenants.................................................   50
  Representations and Warranties............................   56
  Conditions to the Completion of the Mergers...............   57
  Termination of the Merger Agreement.......................   58
  Termination Fees and Expense Reimbursement................   60
  Amendment.................................................   60
RECIPROCAL STOCK OPTION AGREEMENTS..........................   61
BUSINESS OF PRIDE...........................................   63
BUSINESS OF MARINE..........................................   63
MARKET PRICE AND DIVIDEND INFORMATION.......................   64
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL
  STATEMENTS................................................   65
DESCRIPTION OF CAPITAL STOCK OF NEW PRIDE...................   72
COMPARISON OF RIGHTS OF SHAREHOLDERS........................   77
EXPERTS.....................................................   92
INDEPENDENT ACCOUNTANTS.....................................   92
LEGAL MATTERS...............................................   93
WHERE YOU CAN FIND MORE INFORMATION.........................   93
Annex A -- Agreement and Plan of Merger
Annex B -- Opinion of Salomon Smith Barney Inc.
Annex C -- Opinion of Morgan Stanley & Co. Incorporated
Annex D -- New Pride Certificate of Incorporation
Annex E -- New Pride By-Laws
Annex F -- Pride Stock Option Agreement
Annex G -- Marine Stock Option Agreement

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q.   WHY ARE PRIDE AND MARINE PROPOSING THE MERGERS?

A. The boards of directors of Pride and Marine believe that the combined company, as a larger entity with a substantially larger equity market capitalization and a strong balance sheet, will command a higher valuation in the stock market and be a stronger competitor than either company would be on a stand-alone basis.

Q.   PLEASE DESCRIBE THE PROPOSED MERGERS.

A. Two mutually dependent mergers are proposed. The first merger, which we refer to as the "Marine merger," merges Marine into a subsidiary of Pride, and converts Marine shares into Pride shares. The second merger, which we refer to as the "reincorporation merger" and which will occur immediately after the Marine merger, changes the state of incorporation of the combined company from Louisiana to Delaware, and converts Pride (Louisiana) shares into New Pride (Delaware) shares. Taken together, the mergers result in a tax-free exchange of Marine and Pride shares for shares in New Pride on a one-for-one basis.

     The surviving company will be named Pride International, Inc. and the pro forma ownership will be approximately 56% former shareholders of Pride and 44% former shareholders of Marine.

Q.   WHAT WILL I BE VOTING ON AT THE SPECIAL MEETINGS?

A. PRIDE SHAREHOLDERS will vote on two separate merger-related proposals. The first proposal is to approve the issuance of Pride common stock to the shareholders of Marine in connection with the Marine merger; the second proposal is to approve the merger agreement and the reincorporation in Delaware. Because both Pride proposals must be approved in order for the mergers to take place, a vote against either proposal has the same effect as a vote against both mergers. Neither the Marine merger nor the reincorporation in Delaware will take place unless BOTH proposals are approved.

     MARINE SHAREHOLDERS will vote on a single proposal to approve the merger agreement.

Q.   WHAT WILL I RECEIVE AS A RESULT OF THE MERGERS?

A. Pride and Marine shareholders will each receive one share of New Pride common stock for each share of Pride or Marine common stock they own at the time of the mergers. The New Pride common stock will be listed on the New York Stock Exchange under Pride's existing symbol "PDE."

Q.   WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A. We expect to complete the mergers as soon as possible following receipt of shareholder approvals.

Q.   WHAT DO I NEED TO DO TO VOTE?

A. Both companies' shareholder meetings will take place on September 12, 2001. After carefully reading and considering the information contained in this joint proxy statement/prospectus and the documents incorporated by reference, please indicate on the enclosed proxy card how you want to vote. Mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your shareholder meeting.

Q.   WHAT VOTE DOES MY BOARD OF DIRECTORS RECOMMEND?

A. The Pride board of directors unanimously recommends that Pride's shareholders vote in favor of both proposals.

     The Marine board of directors unanimously recommends that Marine's shareholders vote in favor of approval of the merger agreement.

Q.   WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A. You can change your vote at any time before your proxy card is voted at your shareholder meeting. You can do this in one of three ways:

     - you can send a written notice stating that you would like to revoke your proxy;

     - you can complete and submit a later dated proxy card; or

     - you can attend your meeting and vote in person.

     However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q.   WHAT IF I PLAN TO ATTEND THE SHAREHOLDER MEETING IN PERSON?

A. To ensure that your vote is counted, we recommend that you send in your proxy anyway. You may still attend the meeting and vote in person.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. We recommend that you contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker may not vote your shares unless the broker receives appropriate instructions from you. Abstentions and failures to vote will have the same effect as votes against a proposal.

Q.   SHOULD I SEND IN MY STOCK CERTIFICATES?

A. No. Please do not send in any Marine or Pride stock certificates until you receive written instructions after the mergers are completed.

Q.   DOES NEW PRIDE INTEND TO PAY DIVIDENDS ON ITS COMMON STOCK?

A. No. New Pride does not currently intend to pay dividends on its common stock. Neither Pride nor Marine currently pays dividends on its common stock.

Q.   WHO CAN HELP ANSWER MY QUESTIONS?

A.   PRIDE'S SHAREHOLDERS should contact:

     Pride International, Inc.
     5847 San Felipe, Suite 3300
     Houston, TX 77057
     Attention: Investor Relations
     Phone: (713) 789-1400

     MARINE'S SHAREHOLDERS should contact:

     Marine Drilling Companies, Inc.
     One Sugar Creek Center Boulevard,
     Suite 600
     Sugar Land, Texas 77478
     Attention: Investor Relations
     Phone: (281) 243-3000
    ANY SHAREHOLDER may contact Pride's and Marine's proxy solicitor:

     Georgeson Shareholder Communications
     17 State Street
     New York, NY 10004
     Banks and Brokers Call Collect: (212) 440-9800
     All Others Call Toll Free:
     1 (800) 223-2064

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. To understand the mergers fully and for a more complete description of the legal terms of the mergers, you should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you in "Where You Can Find More Information" on page 93. We have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary.

THE COMPANIES

PRIDE INTERNATIONAL, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Phone: (713) 789-1400

     Pride is a leading international provider of contract drilling and related services, operating both offshore and on land. At June 30, 2001, Pride's global fleet consisted of 305 rigs, including two ultra-deepwater drillships, nine semisubmersible rigs, 19 jackup rigs, five tender-assisted rigs, three barge rigs, 21 offshore platform rigs and 246 land-based drilling and workover rigs. Pride operates in more than 20 countries and marine provinces. For further information on Pride, see "Business of Pride" on page 63.

MARINE DRILLING COMPANIES, INC.
One Sugar Creek Center Boulevard, Suite 600
Sugar Land, Texas 77478
Phone: (281) 243-3000

     Marine engages in offshore contract drilling of oil and gas wells for independent and major oil and gas companies. Operations are conducted in the U.S. Gulf of Mexico and internationally. Marine owns and operates a fleet of 17 offshore drilling rigs consisting of five independent leg jack-up units, four of which have a cantilever feature, ten mat supported jack-up units, five of which have a cantilever feature, and two semi-submersible units. Additionally, Marine owns one independent leg jack-up rig configured as an accommodation unit. Currently, fifteen of Marine's rigs are located in the U.S. Gulf of Mexico, and the three remaining rigs are in Southeast Asia, the North Sea and India. For further information on Marine, see "Business of Marine" on page 63.

AM MERGER, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Phone: (713) 789-1400

     AM Merger, Inc. is a Delaware corporation and wholly owned subsidiary of Pride recently formed for the purpose of effecting the Marine merger.

PM MERGER, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Phone: (713) 789-1400

     PM Merger, Inc. is a Delaware corporation and wholly owned subsidiary of Pride recently formed for the purpose of effecting the reincorporation merger. At the effective time of the reincorporation merger, PM Merger, Inc. will be renamed Pride International, Inc. We refer to PM Merger, Inc., which will be the surviving corporation of the reincorporation merger, as "New Pride."

THE STRUCTURE OF THE MERGERS

     Two mutually dependent mergers are proposed. The first merger is a merger of Marine into AM Merger, Inc., a newly formed subsidiary of Pride, with the surviving corporation to be renamed Pride Marine, Inc. This Marine merger will cause Marine to become a subsidiary of Pride and Marine common stock to be converted into Pride common stock. The second merger is a merger of Pride into New Pride, with New Pride as the surviving corporation. This reincorporation merger will have the effect of changing the state of incorporation of the combined company from Louisiana to Delaware, and converting Pride (Louisiana) common stock, including common stock issued to former Marine shareholders, into New Pride (Delaware) common stock. Taken together, the mergers result in a tax-free exchange of Marine and Pride common stock for common stock in New Pride on a one-for-one basis.

THE SPECIAL MEETINGS (PAGE 19)

     Special Meeting of Pride Shareholders. The Pride special meeting will be held at the St. Regis, 1919 Briar Oaks Lane, Houston, Texas on September 12, 2001, at 9:00 a.m.

     Special Meeting of Marine Shareholders. The Marine special meeting will be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas on September 12, 2001, at 9:00 a.m.

RECOMMENDATION OF THE BOARDS OF DIRECTORS (PAGES 28 AND 30)

     To the Pride shareholders: The Pride board of directors believes that the mergers are fair to you and in your best interest and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the issuance of Pride common stock in the Marine merger and FOR the approval of the merger agreement and the reincorporation merger.

     To the Marine shareholders: The Marine board of directors believes that the mergers are fair to you and in your best interest and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the approval of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGES 30 AND 36)

     Opinion of Pride's financial advisor. In deciding to approve the mergers, the Pride board of directors received and considered the opinion of its financial advisor, Salomon Smith Barney Inc., that, as of the date of the opinion, the exchange ratio (taking into account both the Marine merger and the reincorporation merger) is fair, from a financial point of view, to the holders of Pride common stock on that date. The full text of the written opinion of Salomon Smith Barney is attached as Annex B. Pride encourages you to read the opinion carefully, as well as the description of the analyses and assumptions upon which the opinion was based.

     Opinion of Marine's financial advisor. In deciding to approve the mergers, the Marine board of directors received and considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of the opinion, the merger consideration to be received by the holders of Marine common stock is fair from a financial point of view to the holders of Marine common stock. The full text of the written opinion of Morgan Stanley is attached as Annex C. Marine encourages you to read the opinion carefully, as well as the description of the analyses and assumptions upon which the opinion was based.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS (PAGE 41)

     In considering the boards' recommendations, shareholders should be aware that some officers and directors of Pride and Marine may have interests in the mergers that may be different from, or in addition to, those of shareholders generally, including the following:

     - Jan Rask, who is currently president and chief executive officer of Marine, will enter into a new two-year employment agreement with New Pride as managing director for acquisitions and special projects;

     - Sixteen Marine officers and key employees, including Jan Rask, have employment or severance agreements with change of control provisions that will be triggered by the mergers, entitling each of them to receive a severance benefit of one-half to three times their annual salary and target bonus if their employment is terminated within specified periods of up to two years after the mergers;

     - Outstanding options to purchase Marine common stock and restricted common stock, including options and restricted shares held by officers and directors of Marine, will become vested and the options will be exercisable to purchase New Pride shares upon completion of the mergers;

     - Four directors of Marine and four directors of Pride will become directors of New Pride following the mergers;

     - The current directors of Pride and Marine (other than Mr. Rask) who do not become directors of New Pride will serve as advisory directors of New Pride;

     - Outstanding options to purchase Pride common stock held by nonemployee directors of Pride became fully exercisable upon approval of the mergers by the Pride board of directors; and

     - Pride and Marine officers and directors will be indemnified by Pride and New Pride as a result of the mergers.

OVERVIEW OF THE MERGER AGREEMENT (PAGE 50)

     The merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement is the document that governs the mergers. You are urged to read this document carefully.

  Conditions to the Completion of the Mergers (page 57)

     Each of Pride's and Marine's obligation to complete the mergers is subject to the satisfaction or waiver of a number of conditions, including the following:

     - approval by Pride's and Marine's shareholders of the merger proposals;

     - the receipt by Pride and Marine from their respective tax counsel of opinions that, for U.S. federal income tax purposes, the Marine merger and the reincorporation merger will qualify as tax-free reorganizations and no gain or loss will be recognized by the shareholders of Pride or Marine as a result of the mergers;

     - absence of any regulation, statute, or other action by any U.S. federal or state or other governmental authority which prohibits the completion of the mergers substantially on the terms of the merger agreement; and

     - absence of any decree, order or injunction of a U.S. federal or state or other court which prohibits the completion of the mergers.

  Termination of the Merger Agreement (page 58)

     The merger agreement may be terminated by the mutual written consent of Marine and Pride. In addition, either Marine or Pride may terminate the merger agreement if:

     - the mergers have not been completed by December 31, 2001;

     - Pride's shareholders fail to approve the merger proposals;

     - Marine's shareholders fail to approve the merger agreement; or

     - a court or governmental order, decree, ruling or other action permanently prohibits the mergers and such an order, decree, ruling or other action shall have become final and nonappealable.

     The merger agreement may also be terminated by Pride if:

     - Marine breaches any representation, warranty, covenant or agreement that would give rise to a failure of a condition to the mergers and the breach is not curable or is not cured within 30 days after receipt of a notice of the breach;

     - Marine's board (1) withdraws or materially modifies its approval or recommendation of the mergers or (2) recommends a competing acquisition proposal for Marine; or

     - subject to various conditions, including giving prior written notice to Marine and the payment of a $50 million termination fee, Pride executes an agreement regarding an alternative transaction after the Pride board determines that it is inconsistent with its fiduciary duties to proceed with the mergers in the face of a superior alternative acquisition proposal.

     The merger agreement may also be terminated by Marine if:

     - Pride breaches any representation, warranty, covenant or agreement that would give rise to a failure of a condition to the mergers and the breach is not curable or is not cured within 30 days after receipt of a notice of the breach;

     - Pride's board (1) withdraws or materially modifies its approval or recommendation of the mergers or (2) recommends a competing acquisition proposal for Pride; or

     - subject to various conditions, including giving prior written notice to Pride and the payment of a $50 million termination fee, Marine executes an agreement regarding an alternative transaction after the Marine board determines that it would be inconsistent with its fiduciary duties to proceed with the mergers in the face of a superior alternative acquisition proposal.

  Termination Fees and Expense Reimbursement (page 60)

     The merger agreement requires Pride to pay Marine a $50 million fee if:

     - the merger agreement is terminated because Pride's shareholders do not approve the merger proposals after the public announcement of a competing acquisition proposal for Pride;

     - the merger agreement is terminated by Marine because Pride's board withdraws or materially modifies its approval or recommendation of the mergers; or

     - the merger agreement is terminated by Pride in order to permit Pride to enter into an agreement concerning a superior alternative acquisition proposal.

     The merger agreement requires Marine to pay Pride a $50 million fee if:

     - the merger agreement is terminated because Marine's shareholders do not approve the merger agreement after the public announcement of a competing acquisition proposal for Marine;

     - the merger agreement is terminated by Pride because Marine's board withdraws or materially modifies its approval or recommendation of the mergers; or

     - the merger agreement is terminated by Marine in order to enter into an agreement concerning a superior alternative acquisition proposal.

     The merger agreement requires Pride to pay Marine a fee of $5 million to reimburse Marine for its costs and expenses if the merger agreement is terminated because Pride's shareholders do not approve the merger proposals in circumstances in which the $50 million fee is not payable.

     The merger agreement requires Marine to pay Pride a fee of $5 million to reimburse Pride for its costs and expenses if the merger agreement is terminated because Marine's shareholders do not approve the merger agreement in circumstances in which the $50 million fee is not payable.

  "No Solicitation" Provisions (page 55)

     The merger agreement contains provisions prohibiting either party from seeking an alternative transaction. These "no solicitation" provisions prohibit either party from taking any action to solicit a competing acquisition proposal as described on pages 55 through 56. The merger agreement does not, however, prohibit either party or its board of directors from considering, and potentially recommending, an unsolicited written superior proposal from a third party.

RECIPROCAL STOCK OPTION AGREEMENTS (PAGE 61)

     Each of Pride and Marine has granted the other company an option to purchase up to 19.9% of its outstanding shares. An option becomes exercisable if the grantee becomes entitled to receive the $50 million termination fee payable by the grantor of the option under the merger agreement. The grantee's profit under each stock option, together with the amount of any termination fee, is capped at $50 million.

REGULATORY MATTERS (PAGE 47)

     The applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act was terminated on July 10, 2001; however, such clearances do not have the effect of conferring immunity against legal or regulatory challenges against the mergers.

ACCOUNTING TREATMENT AND CONSIDERATIONS (PAGE 45)

     The mergers are intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Pride and Marine will be carried forward to the balance sheet of the combined company at their recorded carrying amounts, results of operations of the combined company will include income of Pride and Marine for the entire fiscal period in which the combination occurs, and historical results of operations of the separate companies for fiscal years prior to the mergers will be combined and reported as the results of operations of the combined company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 45)

  Pride's Shareholders

     We expect that the Pride shareholders' exchange of Pride common stock for shares of New Pride generally will not cause Pride shareholders to recognize any gain or loss for U.S. federal income tax purposes.

  Marine's Shareholders

     We expect that the Marine shareholders' exchange of Marine shares for Pride shares and the subsequent exchange of Pride shares for shares of New Pride generally will not cause Marine shareholders to recognize any gain or loss for U.S. federal income tax purposes.

     THIS TAX TREATMENT MAY NOT APPLY TO SOME SHAREHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGERS FOR A SHAREHOLDER MAY BE COMPLICATED. THE CONSEQUENCES WILL DEPEND ON EACH SHAREHOLDER'S SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN THE CONTROL OF PRIDE, MARINE OR NEW PRIDE. EACH SHAREHOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGERS, INCLUDING ANY ESTATE, GIFT, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF THE MERGERS.

NO APPRAISAL RIGHTS

     Under applicable law, shareholders of Pride and Marine do not have any right to an appraisal of the value of their shares in connection with the mergers.

LISTING OF NEW PRIDE SHARES (PAGE 49)

     An application has been filed to list the shares of New Pride common stock on the New York Stock Exchange under the symbol "PDE."

COMPARISON OF RIGHTS OF SHAREHOLDERS (PAGE 77)

     The rights of Marine common shareholders currently are governed by the Texas Business Corporation Act and Marine's articles of incorporation and bylaws. The rights of Pride common shareholders currently are governed by the Louisiana Business Corporation Law and Pride's articles of incorporation and bylaws. The rights of New Pride's common stockholders will be governed by the Delaware General Corporation Law and by New Pride's certificate of incorporation and bylaws, which are attached hereto as Annexes D and E. See pages 77 through 92 for more specific information.

MARKET PRICE AND DIVIDEND INFORMATION (PAGE 64)

     Pride common stock and Marine common stock are both traded on the New York Stock Exchange. On May 23, 2001, the last trading day before Pride and Marine announced the mergers, Pride common stock closed at $32.65 per share and Marine common stock closed at $27.72 per share. On August 2, 2001, the most recent practicable date before the date of this document, Pride common stock closed at $15.30 per share and Marine common stock closed at $15.10 per share. The market price of both stocks will fluctuate before the mergers, but the exchange ratio is fixed. You should obtain current share price quotations for Pride common stock and Marine common stock.

     Neither Pride nor Marine has paid any cash dividends on its common stock since becoming a publicly held corporation. New Pride does not initially intend to pay dividends on its common stock. In addition, the ability of New Pride to pay cash dividends in the future will be restricted by the covenants related to debt that it will assume from Pride. The desirability of paying such future dividends could also be materially affected by U.S. and foreign tax considerations.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIDE

     The following table sets forth summary historical consolidated financial information of Pride as of and for each of the years in the five-year period ended December 31, 2000 and as of and for each of the three-month periods ended March 31, 2001 and 2000.

     Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Pride's Annual Report for the year ended December 31, 2000 and the unaudited consolidated interim financial information contained in Pride's Quarterly Reports on Form 10-Q for the three months ended March 31, 2001 and 2000, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus.

                         THREE MONTHS ENDED
                              MARCH 31,                            YEAR ENDED DECEMBER 31,
                       -----------------------   ------------------------------------------------------------
                          2001         2000         2000         1999         1998         1997        1996
                       ----------   ----------   ----------   ----------   ----------   ----------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA
Revenues.............  $  270,354   $  170,083   $  909,007   $  619,385   $  835,563   $  699,788   $407,174
Earnings (loss) from
  operations.........      38,494       11,321       93,676      (33,714)     140,963      108,385     40,142
Net earnings (loss)
  before
  extraordinary
  item...............      11,962       (6,893)         736      (55,767)      77,517      103,995     22,728
Net earnings
  (loss).............      11,962       (6,893)         736      (51,883)      77,517      103,995     22,728
Net earnings (loss)
  per share before
  extraordinary item
  Basic..............  $     0.17   $    (0.11)  $     0.01   $    (1.06)  $     1.55   $     2.42   $   0.85
  Diluted............  $     0.16   $    (0.11)  $     0.01   $    (1.06)  $     1.39   $     2.16   $   0.77
Net earnings (loss)
  per share after
  extraordinary item
  Basic..............  $     0.17   $    (0.11)  $     0.01   $    (0.99)  $     1.55   $     2.42   $   0.85
  Diluted............  $     0.16   $    (0.11)  $     0.01   $    (0.99)  $     1.39   $     2.16   $   0.77

BALANCE SHEET DATA
  (AT END OF PERIOD)
Working capital......  $  192,800   $  188,997   $   94,392   $  132,671   $   64,617   $  103,733   $ 62,722
Property and
  equipment, net.....   2,596,725    1,919,179    2,020,123    1,893,680    1,725,787    1,171,647    375,249
Total assets.........   3,415,405    2,471,578    2,676,928    2,388,677    2,177,507    1,541,501    542,062
Long-term debt and
  lease obligations,
  net of current
  portion............   1,659,839    1,160,099    1,162,320    1,148,886      970,475      523,875    187,008
Shareholders'
  equity.............   1,101,176      891,187      958,096      825,269      763,402      685,157    201,797

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF MARINE

     The following table sets forth summary historical consolidated financial information of Marine as of and for each of the years in the five-year period ended December 31, 2000 and as of and for each of the three-month periods ended March 31, 2001 and 2000.

     Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Marine's Annual Report for the year ended December 31, 2000 and the unaudited consolidated interim financial information contained in Marine's Quarterly Reports on Form 10-Q for the three months ended March 31, 2001 and 2000, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus.

                               THREE MONTHS ENDED
                                    MARCH 31,                      YEAR ENDED DECEMBER 31,
                               -------------------   ----------------------------------------------------
                                 2001       2000       2000       1999       1998       1997       1996
                               --------   --------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues.....................  $ 84,874   $ 52,480   $264,031   $115,406   $228,015   $190,257   $110,329
Earnings (loss) from
  operations.................    37,729     10,605     86,961     (4,329)    93,371     87,608     31,485
Net earnings (loss)..........    23,959      4,778     48,265     (6,130)    60,821     58,380     20,670
Net earnings (loss) per share
  Basic......................  $   0.41   $   0.08   $   0.83   $  (0.11)  $   1.16   $   1.13   $   0.46
  Diluted....................  $   0.40   $   0.08   $   0.81   $  (0.11)  $   1.15   $   1.11   $   0.45

BALANCE SHEET DATA (AT END OF
  PERIOD)
Working capital..............  $ 33,028   $ 20,843   $ 30,992   $ 30,816   $  6,699   $ 55,472   $ 96,671
Property and equipment,
  net........................   592,396    615,137    601,242    607,840    431,629    260,487    148,737
Total assets.................   651,020    658,913    660,705    666,142    475,684    334,182    254,947
Long-term debt, net of
  current portion............    32,000    150,000     75,000    180,000     50,000         --      9,000
Shareholders' equity.........   513,150    438,108    486,336    412,745    361,588    295,742    221,733

              UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA

     The following table sets forth unaudited pro forma combined summary financial data which are presented to give effect to the mergers under the pooling of interests method of accounting. The income statement data for the three-month period ended March 31, 2001 and for each of the years in the three-year period ended December 31, 2000 have been prepared assuming that the mergers were consummated on January 1, 1998. The balance sheet data assume that the mergers were consummated on March 31, 2001.

     The unaudited pro forma combined summary financial data do not purport to represent what the financial position or results of operations of New Pride actually would have been had the mergers occurred on the dates indicated or to project New Pride's financial position or results of operations for any future date or period. Furthermore, the unaudited pro forma combined summary financial data do not reflect any cost savings or other synergies which may result from the mergers or any other changes which may occur as the result of post-combination activities and other matters. In addition, the unaudited pro forma combined summary statements of operations data exclude estimates of non-recurring charges directly attributable to the mergers that will be charged to operations in the quarter in which the mergers are actually consummated.

     The unaudited pro forma combined summary financial data should be read in conjunction with the historical consolidated financial statements of Pride and Marine, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus and the unaudited condensed pro forma combined financial statements, including the notes thereto, contained elsewhere herein.

                                                  THREE MONTHS
                                                      ENDED             YEAR ENDED DECEMBER 31,
                                                    MARCH 31,      ----------------------------------
                                                      2001            2000        1999        1998
                                                 ---------------   ----------   --------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues.......................................     $355,228       $1,173,038   $734,791   $1,063,578
Earnings (loss) from operations................       76,223          180,637    (38,043)     234,334
Net earnings (loss) before extraordinary
  item.........................................       35,921           49,001    (61,897)     138,338
Net earnings (loss)............................       35,921           49,001    (58,013)     138,338
Net earnings (loss) per share before extraordinary item
  Basic........................................     $   0.28       $     0.40   $  (0.57)  $     1.35
  Diluted......................................     $   0.26       $     0.39   $  (0.57)  $     1.28
Net earnings (loss) per share after
  extraordinary item
  Basic........................................     $   0.28       $     0.40   $  (0.54)  $     1.35
  Diluted......................................     $   0.26       $     0.39   $  (0.54)  $     1.28

                                                               MARCH 31, 2001
                                                               --------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.............................................     $  204,828
Property and equipment, net.................................      3,189,121
Total assets................................................      4,066,425
Long-term debt and lease obligations, net of current
  portion...................................................      1,691,839
Shareholders' equity........................................      1,593,326

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical per share data for Pride and Marine and selected unaudited pro forma combined per share data after giving effect to the proposed mergers under the pooling of interests method of accounting. The pro forma combined earnings per share data have been prepared assuming that the mergers were consummated on January 1, 1998. The pro forma combined book value per share data assume that the mergers were consummated on the last day of each period presented. The information presented in the table is derived from and should be read in conjunction with the unaudited condensed pro forma combined financial statements, including the notes thereto, included in this joint proxy statement/prospectus, and the separate audited and unaudited financial statements of Pride and Marine, including the notes thereto, incorporated by reference herein.

     Pro forma amounts are not necessarily indicative of results of operations or financial position that would have resulted had the mergers been consummated on the dates indicated and should not be construed as being indicative of future performance.

                                                         THREE MONTHS
                                                            ENDED       YEAR ENDED DECEMBER 31,
                                                          MARCH 31,     -----------------------
                                                             2001        2000     1999    1998
                                                         ------------   ------   ------   -----
PRIDE
Earnings (loss) per share before extraordinary item:
  Basic................................................     $ 0.17      $ 0.01   $(1.06)  $1.55
  Diluted..............................................       0.16        0.01    (1.06)   1.39
Earnings (loss) per share after extraordinary item:
  Basic................................................       0.17        0.01    (0.99)   1.55
  Diluted..............................................       0.16        0.01    (0.99)   1.39
Book value per share at end of period..................      15.23       14.15

MARINE
Earnings (loss) per share:
  Basic................................................     $ 0.41      $ 0.83   $(0.11)  $1.16
  Diluted..............................................       0.40        0.81    (0.11)   1.15
Book value per share at end of period..................       8.74        8.30

PRO FORMA COMBINED (UNAUDITED)
Earnings (loss) per share before extraordinary item:
  Basic................................................     $ 0.28      $ 0.40   $(0.57)  $1.35
  Diluted..............................................       0.26        0.39    (0.57)   1.28
Earnings (loss) per share after extraordinary item:
  Basic................................................       0.28        0.40    (0.54)   1.35
  Diluted..............................................       0.26        0.39    (0.54)   1.28
Book value per share at end of period..................      12.16       11.27

No cash dividends were paid by Pride or Marine for any of the periods presented.

                              RECENT DEVELOPMENTS

Pride

     On July 26, 2001, Pride reported net earnings of $18.1 million, or $0.22 per share, for the quarter ended June 30, 2001, on revenues of $291.0 million, compared to a net loss of $2.0 million, or $0.03 per share, on revenues of $225.0 million for the same period in 2000. For the six months ended June 30, 2001, net earnings were $30.0 million, or $0.38 per share, on revenues of $561.4 million. For the corresponding six month period in 2000, Pride reported a net loss of $8.9 million, or $0.14 per share, on revenues of $395.1 million.

Marine

     On July 24, 2001, Marine reported net income of $28.6 million, or $0.48 per diluted share, for the quarter ended June 30, 2001, on revenues of $97.8 million, compared to net income of $7.9 million, or $0.13 per diluted share, on revenues of $59.0 million for the same period in 2000. The second quarter 2001 results include a $5.1 million charge for the settlement of a wage-related antitrust lawsuit, partially offset by a $2.9 million adjustment for the cumulative effect from August 5, 2000 of the $9,000 per day increase in the MARINE 700 base dayrate awarded in a recent arbitration hearing. For the six months ended June 30, 2001, net income was $52.6 million, or $0.88 per diluted share, on $182.6 million of revenue versus net income of $12.7 million, or $0.21 per diluted share, on revenues of $111.4 million for the corresponding period in 2000.

     On July 13, 2001, Marine's MARINE 4 jack-up rig had a well control incident while conducting drilling operations in the Gulf of Mexico. One employee of Marine's customer was killed in the incident. The MARINE 304 was deployed to drill an intervention well. At this time, the exact scope of damage to the rig is not known. Marine expects the cost to repair the damage to the rig to be insured (with a $250,000 deductible), and carries loss of hire insurance covering up to 180 days at $30,000 per day (with a 14 day retention period).

                                  RISK FACTORS

     In addition to the other information contained in this joint proxy statement/prospectus and the documents incorporated by reference, you should carefully consider the following risk factors before you decide how to vote on the proposed mergers.

RISKS RELATING TO THE MERGERS

  We may not achieve the expected benefits of the mergers.

     The mergers are intended to achieve certain specific goals. See "The Mergers -- Pride's Reasons for the Mergers" and "The Mergers -- Marine's Reasons for the Mergers." The likelihood of achieving those goals represents the subjective judgment of Pride's and Marine's managements and boards of directors. Some of those goals may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether New Pride will actually realize these anticipated benefits depends on future events and circumstances beyond the control of New Pride, including the following:

     - A decline in economic conditions in general or in New Pride's industry in particular could cause New Pride to fail to meet the expectations of Pride's and Marine's boards of directors for revenue, earnings and cash flow growth.

     - Differing opinions of securities analysts and investors regarding the prospects for New Pride's business and its future financial condition could prevent New Pride from enjoying the hoped-for increase in its stock market valuation multiples relative to the stock market valuation multiples of its smaller competitors.

     - Circumstances could prevent New Pride from reducing its total indebtedness or improving its net debt position.

     - New Pride may be unable to attain and sustain the anticipated improvement in the credit ratings assigned by credit rating agencies with respect to New Pride's publicly traded debt, and it may not be able to achieve a lower cost of borrowing than Pride.

     - The other risk factors discussed below may prevent the achievement of the believed advantages of the mergers.

Because of these and other factors, it is possible that New Pride will not realize some or all of the benefits of the mergers that formed the basis for the recommendations of Pride's and Marine's boards of directors that you approve the merger agreement.

  The value of the New Pride common stock to be received in the mergers will fluctuate.

     The merger agreement does not contain any provisions for adjustment of the exchange ratio and does not provide any right of termination by either party if there are fluctuations in the market price of either Pride or Marine stock before the completion of the mergers. Because no adjustment will be made to the exchange ratio, the value of the consideration to be received by shareholders in connection with the mergers cannot be determined until the closing and will depend upon the market price of New Pride common stock upon completion of the mergers. Variations in the trading prices of Pride and Marine stock may result from:

     - changes in the business or results of operations of Pride or Marine;

     - the prospects for the post-merger operations of New Pride;

     - the timing of the mergers;

     - general stock market and economic conditions; and

     - other factors beyond the control of Pride or Marine, including those described elsewhere in this "Risk Factors" section.

     Shareholders are urged to obtain current market quotations for both Pride shares and Marine shares.

  The price of New Pride common stock may decline as a result of the mergers.

     Assuming the mergers are completed, the number of issued and freely tradeable shares of New Pride common stock will increase by nearly 80% when compared to the current number of shares of Pride common stock. If holders of a significant number of these new shares elect not to retain their shares, the market price of New Pride's shares may vary sharply or decline for reasons unrelated to the financial performance of New Pride.

  New Pride may face difficulties in integrating the operations of Pride and Marine.

     Before the mergers, Pride and Marine operated separately. New Pride's management team will not have had experience with running the combined business. New Pride may not be able to integrate the operations of Pride and Marine without a loss of employees, customers or suppliers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, New Pride may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the mergers. Any unexpected costs or delays incurred in connection with the integration could have an adverse effect on New Pride's business, results of operations or financial condition.

  New Pride will be subject to anti-takeover provisions.

     Delaware law and New Pride's certificate of incorporation and bylaws contain provisions that could prevent or delay an acquisition of New Pride by means of a tender offer, a proxy contest or otherwise. These provisions may also adversely affect prevailing market prices for New Pride's shares. On the whole, these provisions are more restrictive than those to which Marine is currently subject and less restrictive than those to which Pride is currently subject. These provisions, among other things:

     - provide that the New Pride board may designate the terms of any new series of preferred stock;

     - provide that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of stockholders and not by written consent, and that special meetings of the stockholders may be called only by the board of directors, the chairman of the board or the president;

     - in accordance with Section 203 of the Delaware General Corporation Law, limit transactions between New Pride and an "interested stockholder," which is generally defined as a stockholder that, together with its affiliates and associates, beneficially, owns 15% or more of New Pride's outstanding voting shares.

     As is currently the case with Pride and Marine, New Pride also will have a stockholder rights plan that will cause substantial dilution to any person or group that attempts to acquire New Pride without the approval of its board of directors. See "Description of Capital Stock of New Pride" beginning on page 72 and "Comparison of Rights of Shareholders" beginning on page 77.

  Directors of Marine and Pride have conflicts of interest in recommending that you vote in favor of approval of the merger proposals.

     A number of the officers and directors of Marine and Pride have employment or severance agreements or benefit arrangements that provide them with interests in the mergers that are different from, or in addition to, your interests as shareholders. See "The Mergers -- Interests of Certain Persons in the Mergers." The receipt of compensation, continued employment, or other benefits in the mergers, including the vesting of stock options and restricted stock, and the continuation of indemnification arrangements for current directors of Marine and Pride following completion of the mergers, should be considered in evaluating these directors' recommendation that you vote in favor of the approval of the merger proposals.

RISK FACTORS RELATING TO NEW PRIDE'S BUSINESS FOLLOWING THE MERGERS

  New Pride's business will depend on the level of activity in the oil and gas industry, which is significantly affected by volatile oil and gas prices.

     The profitability of New Pride's operations will depend upon conditions in the oil and gas industry and, specifically, the level of exploration and production expenditures of oil and gas company customers. The oil and gas industry is cyclical. The demand for contract drilling and related services is directly influenced by many factors beyond New Pride's control, including:

     - oil and gas prices and expectations about future prices;

     - the cost of producing and delivering oil and gas;

     - government regulations;

     - local and international political and economic conditions;

     - the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and prices;

     - the level of production by non-OPEC countries; and

     - the policies of various governments regarding exploration and development of their oil and gas reserves.

     Depending on the market prices of oil and gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Such a reduction in demand may erode daily rates and utilization of our rigs, and adversely affect New Pride's financial results.

     Utilization rates and dayrates are also affected by the total supply of comparable rigs available for service in the geographic markets in which New Pride will compete. Short-term improvements in demand in a geographic market may cause New Pride's competitors to respond by moving competing rigs into the market, thus intensifying price competition. Significant new rig construction could also intensify price competition. In the past, there have been prolonged periods of rig oversupply with correspondingly depressed utilization and dayrates largely due to earlier, speculative construction of new rigs. Recent improvements in dayrates and expectations of longer-term, sustained improvements in utilization rates and dayrates for offshore drilling rigs may cause New Pride's competitors to construct new rigs which could adversely affect its business.

  International events may hurt New Pride's operations.

     New Pride will derive a significant portion of its revenues from international operations. In 2000, on a pro forma basis New Pride would have derived approximately 47% of its revenues from operations in South America and approximately 25% of its revenues from operations in other countries outside the U.S. Operations in these areas are subject to the following risks, among others:

     - foreign currency fluctuations and devaluation;

     - restrictions on currency repatriation;

     - political instability; and

     - war and civil disturbances.

     Pride limits, and New Pride expects to continue to limit, the risks of currency fluctuation and restrictions on currency repatriation by obtaining contracts providing for payment in U.S. dollars or freely convertible foreign currency. To the extent possible, New Pride expects to limit its exposure to potentially devaluating currencies by matching the acceptance of local currencies to New Pride's expense requirements in those currencies. Although Pride has done this in the past, New Pride may not be able to take these actions in the future, thereby exposing it to foreign currency fluctuations that could have a material adverse effect upon its results of operations and financial condition. Although foreign exchange in the countries where Pride operates is currently carried out on a free-market basis, there is no assurance that local monetary authorities in these countries will not implement exchange controls in the future.

     In addition, from time to time, certain of New Pride's foreign subsidiaries have conducted operations in Libya and Iran and may do so in the future. These countries are subject to sanctions and embargoes imposed by the U.S. government. Although these sanctions and embargoes do not prohibit those subsidiaries from completing existing contracts or from entering into new contracts to provide drilling services in such countries, they will prohibit New Pride and its domestic subsidiaries, as well as employees of New Pride's foreign subsidiaries who are U.S. citizens, from participating in or approving any aspect of the business activities in those countries. These constraints on the ability to have U.S. persons, including New Pride's senior management, provide managerial oversight and supervision may adversely affect the financial or operating performance of such business activities.

     New Pride's international operations will also be subject to other risks, including foreign monetary and tax policies, expropriation, nationalization and nullification or modification of contracts. Additionally, New Pride's ability to compete in international contract drilling markets may be adversely affected by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, New Pride's foreign subsidiaries may face governmentally-imposed restrictions from time to time on their ability to transfer funds to New Pride.

  New Pride's customers may seek to cancel or renegotiate some drilling contracts during periods of depressed market conditions or if New Pride experiences operational difficulties.

     During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, New Pride's customers may seek to terminate existing contracts if New Pride experiences operational problems. The deepwater markets in which New Pride will operate require the use of floating rigs with sophisticated positioning, subsea and related systems designed for drilling in deep water. If this equipment fails to function properly, the rig cannot engage in drilling operations, and customers may have the right to terminate the drilling contracts. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during periods of market weakness. The cancellation of a number of drilling contracts could adversely affect New Pride's results of operations.

  New Pride may be considered highly leveraged; its significant debt levels and debt agreement restrictions may limit its flexibility in obtaining additional financing and in pursuing other business opportunities.

     As of March 31, 2001, on a pro forma basis New Pride would have had approximately $1.8 billion in debt and capital lease obligations. This level of indebtedness will have several important effects on New Pride's future operations, including:

     - a significant portion of New Pride's cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes;

     - covenants contained in Pride's existing debt arrangements will require New Pride to meet certain financial tests, which may affect New Pride's flexibility in planning for, and reacting to, changes in its business and may limit its ability to dispose of assets, withstand current or future economic or industry downturns and compete with others in its industry for strategic opportunities; and

     - New Pride's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited.

     Pro forma combined earnings of Pride and Marine were approximately equal to
2.9 times and 1.7 times pro forma combined fixed charges for the three-month period ended March 31, 2001 and the year ended December 31, 2000, respectively. New Pride's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon its future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting its operations, many of which are beyond its control.

  New Pride will be subject to hazards customary in the oilfield service industry and to those more specific to marine operations. It may not have insurance to cover all these hazards.

     Pride's and Marine's operations are, and New Pride's operations will be, subject to the many hazards customary in the oilfield services industry. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject New Pride to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. New Pride's offshore fleet will also be subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking and damage from severe weather conditions. In certain instances, New Pride will be required by contract to indemnify customers or others.

     Pride and Marine maintain, and New Pride expects to continue to maintain, insurance for injuries to their employees and other insurance coverage for normal business risks, including general liability insurance. Although Pride and Marine believe their current insurance coverages to be adequate and in accordance with industry practice against normal risks in their operations, their insurance may not be sufficient or effective under all circumstances or against all hazards to which they may be subject. The occurrence of a significant event against which New Pride is not fully insured, or of a number of lesser events against which it is insured, but subject to substantial deductibles, could materially and adversely affect its operations and financial condition. Moreover, New Pride may not be able to maintain adequate insurance in the future at rates or on terms that it considers reasonable or acceptable.

  Failure to retain key personnel could hurt New Pride's operations.

     New Pride will require highly skilled personnel to operate and provide technical services and support for its drilling units. To the extent demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing rigs.

  Governmental regulations and environmental liabilities may adversely affect New Pride's operations.

     Many aspects of Pride's and Marine's operations are, and New Pride's are expected to be, subject to numerous governmental regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those relating to the protection of the environment. Pride and Marine have spent, and New Pride will spend, material amounts to comply with these regulations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering New Pride liable for environmental damage without regard to negligence or fault on its part. These laws and regulations may expose New Pride to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on New Pride. In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could have a material adverse effect on New Pride's operations by limiting future contract drilling opportunities.

                          FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus, including the documents incorporated by reference, includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this joint proxy statement/prospectus or the documents incorporated by reference that address activities, events or developments that Pride or Marine expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:
     - benefits, effects or results of the mergers;
     - cost reductions, operating efficiencies or synergies and the integration of operations;
     - future stock market valuations;
     - timing of the mergers;
     - tax and accounting treatment of the mergers;
     - future capital expenditures and investments in the construction, acquisition and refurbishment of rigs (including the amount and nature thereof and the timing of completion thereof);
     - repayment of debt;
     - market conditions, expansion and other development trends in the contract drilling industry;
     - business strategies;
     - expansion and growth of operations after the mergers;
     - utilization rates and contract rates for rigs;
     - completion and employment of rigs under construction; and
     - future operating results and financial condition after the mergers.

     Pride and Marine have based these statements on their assumptions and analyses in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including:
     - general economic and business conditions;
     - prices of oil and gas and industry expectations about future prices;
     - foreign exchange controls and currency fluctuations;
     - political stability in foreign countries in which New Pride will operate;
     - the business opportunities (or lack thereof) that may be presented to and pursued by both companies and by New Pride;
     - the ability to integrate the operations of Pride and Marine; and
     - changes in laws or regulations.

     These factors are in addition to the risks described in the "Risk Factors" section of this joint proxy statement/prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the documents incorporated by reference. Most of these factors are beyond the control of either company and will be beyond the control of New Pride. We caution you that forward looking-statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements.

     Nothing in this joint proxy statement/prospectus is intended to provide guidance for financial results for future periods for any of Pride, Marine or New Pride. Any actual or purported guidance given prior to the date of this joint proxy statement/prospectus, including in any document filed with the SEC prior to this date by Pride or Marine or by those acting on their behalf, spoke only as of the date such statement was made and no obligation to update was undertaken. Any such guidance is no longer valid and should no longer be relied upon. Any projection or estimate by Pride or Marine that was furnished to their respective financial advisors, including those statements summarized in this joint proxy statement/ prospectus, were made as of a date shortly before the date of the merger agreement and spoke only as of the date furnished and have not been updated. These estimates and projections were only intended to be used by such financial advisors for analysis of the mergers and are not intended to provide guidance as to future results. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                              THE SPECIAL MEETINGS

JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by each of Pride's and Marine's board of directors with respect to the merger proposals.

DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

     The special meetings are scheduled to be held as follows:

FOR PRIDE SHAREHOLDERS:                FOR MARINE SHAREHOLDERS:
September 12, 2001                     September 12, 2001
9:00 a.m., Houston time                9:00 a.m., Houston time
The St. Regis                          Westchase Hilton
1919 Briar Oaks Lane                   9999 Westheimer
Houston, Texas                         Houston, Texas

PURPOSE OF THE SPECIAL MEETINGS

     At the special meetings, Pride's and Marine's board of directors will ask shareholders to consider and vote on the proposed mergers.

     Pride shareholders will vote on two separate merger-related proposals. The first proposal is to approve the issuance of Pride common stock to the shareholders of Marine in connection with the Marine merger; the second proposal is to approve the merger agreement and the reincorporation in Delaware. Neither the Marine merger nor the reincorporation will take place unless both proposals are approved.

     Marine shareholders will vote to approve the merger agreement.

     If the shareholders of Pride and Marine approve the merger proposals, then at the closing of the merger agreement:

     - each outstanding share of Marine common stock will be converted into one share of Pride common stock; and then

     - each outstanding share of Pride common stock will be converted into one share of New Pride common stock.

RECORD DATE; VOTING AT THE MEETINGS; QUORUM

     Pride. Pride has fixed the close of business on July 31, 2001 as the record date for the determination of the Pride shareholders entitled to receive notice of and to vote at the Pride special meeting. As of the record date, there were outstanding 74.1 million shares of Pride common stock. Each outstanding share is entitled to one vote on each matter to be voted on. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Pride common stock is necessary to constitute a quorum at the Pride special meeting.

     Marine. Marine has fixed the close of business on August 3, 2001 as the record date for determination of the Marine shareholders entitled to receive notice of and vote at the Marine special meeting. As of the record date, there were outstanding 58.7 million shares of Marine common stock. Each outstanding share is entitled to one vote on the matter to be voted on. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Marine common stock is necessary to constitute a quorum at the Marine special meeting.

REQUIRED VOTE

     Pride. Pride shareholders will vote on two separate merger-related proposals. The first proposal is to approve the issuance of Pride common stock to the shareholders of Marine in connection with the Marine merger; the second proposal is to approve the merger agreement and the reincorporation in Delaware. Both proposals must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Pride common stock present, in person or by proxy, at the Pride special meeting.

     The directors and executive officers of Pride have indicated that they intend to vote their shares in favor of both proposals. On the record date, directors and executive officers of Pride beneficially owned 4% of the outstanding shares of Pride common stock, excluding shares held by funds managed by First Reserve Corporation. In addition, two funds managed by First Reserve Corporation, of which William E. Macaulay, a director of Pride, is Chairman and Chief Executive Officer, owned 10,747,735 shares of Pride common stock (or approximately 15% of the outstanding shares) on the record date and have indicated that they intend to vote their shares in favor of both proposals. Mr. Macaulay disclaims beneficial ownership of Pride shares held by funds managed by First Reserve Corporation.

     Marine. The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Marine common stock.

     As of the record date for the special meeting, Marine's directors and executive officers beneficially owned less than 1% of the outstanding shares of Marine common stock and have indicated that they intend to vote their shares in favor of the proposal.

EFFECT OF ABSTENTIONS AND NON-VOTES

     Pride. Abstentions from voting will be counted as present in determining whether the quorum requirement is satisfied, will be included in the voting tally and will have the same effect as a vote against a proposal. Because both proposals must be approved in order for the mergers to take place, an abstention or a vote against either proposal has the same effect as a vote against both mergers. Because of the nature of the matters to be voted on, and because there are no other matters to be voted on, there will be no broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal).

     Marine. Abstentions will be counted as present in determining whether the quorum requirement is satisfied. Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Marine common stock outstanding as of the record date, abstentions and any failures to vote will have the same effect as votes against approval of the merger agreement.

ACTION TO BE TAKEN UNDER THE PROXY

     The enclosed proxy is solicited on behalf of Pride's and Marine's boards of directors. All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the special meetings in accordance with the instructions given in the proxy. When voting regarding a proposal, shareholders may vote for or against the proposal or may abstain from voting. Shareholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted, in the case of Pride, "FOR" approval of the issuance of Pride common stock to the shareholders of Marine in connection with the Marine merger and "FOR" the approval of the merger agreement and the reincorporation in Delaware, and, in the case of Marine, "FOR" approval of the merger agreement. Pride and Marine do not know of any matters, other than as described in their notices of special meeting, that are to come before the special meetings. If any other matters are properly presented at the special meetings for action, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on the matters in accordance with their best judgment. If any other matters are properly presented at the special meetings for action, including, among other things, consideration of a motion to adjourn the meetings to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the mergers), the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment. The persons named in the proxies will not, however, use their discretionary authority to use proxies voting against any merger-related proposal to vote in favor of adjournment or postponement of the special meetings.

     Any holder of Pride or Marine common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the special meeting by

     - filing a written revocation with the corporate secretary of Pride or Marine prior to the voting of the proxy;

     - giving a duly executed proxy bearing a later date; or

     - attending the special meeting and voting in person.

Attendance by a shareholder at one of the special meetings will not, by itself, revoke his or her proxy.

PROXY SOLICITATION

     Each of Pride and Marine will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Pride or Marine may solicit proxies from shareholders by telephone, facsimile or telegram or in person. Pride and Marine will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Pride or Marine common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so. In addition, Pride and Marine have engaged Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $30,000, plus reimbursement of certain out-of-pocket expenses. Marine and Pride will share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

     IF THE MERGER PROPOSALS ARE APPROVED AND THE MERGERS ARE COMPLETED, HOLDERS OF PRIDE COMMON STOCK AND MARINE COMMON STOCK WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF THEIR STOCK CERTIFICATES. HOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS.

                                  THE MERGERS

     This section of the joint proxy statement/prospectus describes the proposed mergers, including the merger agreement and the reciprocal stock option agreements. While we believe that this description covers the material terms of the mergers, this summary may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus and the documents we refer to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 93.

BACKGROUND OF THE MERGERS

     The proposed mergers are the result of arm's length negotiations between representatives of Pride and Marine. The following is a summary of the background of these negotiations, which led to the unanimous approval of the merger agreement by the boards of directors of both Pride and Marine.

     On several occasions prior to 2001, Paul A. Bragg, the president and chief executive officer of Pride, and Jan Rask, the president and chief executive officer of Marine, held informal conversations regarding a possible combination of their two companies. In February 2000, the companies entered into a confidentiality agreement and exchanged financial data and other relevant information. Although several meetings were held between the companies' senior executive officers, at the end of February 2000 Pride concluded that because of contingencies relating to its deepwater rig construction program, any further discussions at that time about a possible combination of the two companies would not be useful.

     Between February 2000 and January 2001, there were no discussions or other communications at any level about a possible combination of Marine and Pride.

     In January 2001, Mr. Rask approached representatives of Morgan Stanley to suggest to Pride the possibility of a combination of Pride and Marine. On February 14, 2001, the Morgan Stanley representatives and Mr. Rask met with William E. Macaulay, a director of Pride and the chairman and chief executive officer of First Reserve Corporation, which manages two investment funds that own approximately 15% of Pride's outstanding common stock. The purpose of the meeting was to explore whether Pride would be interested in opening discussions about a potential merger. Following this meeting, Mr. Macaulay provided Mr. Bragg a summary of the meeting, including a report on Marine's interest in revisiting the subject of a possible business combination.

     On March 8, 2001, Morgan Stanley, after advising both parties that it wished to act only as an intermediary until each side determined that it wanted to pursue substantive negotiations, made separate presentations to the senior executive officers of each of Pride and Marine regarding the strategic and operational advantages of combining the two companies. Following those meetings, Morgan Stanley was asked to develop a more comprehensive analysis of a possible combination of Pride and Marine.

     On March 28 and 29, 2001, representatives of Morgan Stanley met with senior executives of Marine to further elaborate Morgan Stanley's views on the benefits of the possible business combination and to discuss structure and implementation of the potential transaction. Following the meeting on March 29, 2001, representatives of Morgan Stanley met with Messrs. Bragg, Macaulay and Rask, and with Robert L. Barbanell, chairman of the board of Marine, to discuss certain key elements of a possible merger of Marine and Pride.

     On March 30, 2001, Marine's board of directors met to receive a report from Mr. Rask and other senior executives of Marine concerning the possible transaction with Pride. At the meeting, management described Morgan Stanley's views and their own views concerning the possible combination of Marine and Pride. The recent meetings with Mr. Bragg and Mr. Macaulay were also reported and discussed. At the conclusion of the meeting, there was a consensus that management should continue discussions and proceed with due diligence investigations of Pride.

     On April 2, 2001, Pride and Marine executed a new confidentiality agreement to facilitate mutual due diligence investigations concerning the possible business combination.

     On April 6, 2001, at a meeting of Pride's board of directors, Messrs. Bragg and Macaulay reviewed various financial, strategic and operational considerations of a business combination of Pride and Marine and discussed an analytical summary prepared by Morgan Stanley. Following that review and discussion, Pride's Board authorized Messrs. Bragg and Macaulay to continue their discussions with Messrs. Rask and Barbanell and further authorized Pride's senior management to cooperate with Marine's senior management in the conduct of their respective due diligence investigations.

     Throughout the month of April and in early May 2001, representatives of Pride and Marine met several times to conduct their respective due diligence investigations and, in consultation with their respective legal counsel and independent accountants, to discuss the framework for combination of the two companies. Representatives of Morgan Stanley also participated in some of these meetings.

     On April 19, 2001, the management of Marine and Pride each provided a management presentation to the other and to Morgan Stanley. On April 26, 2001, Mr. Rask advised Mr. Bragg that Marine intended to retain Morgan Stanley to act as Marine's financial advisor in any further discussions about a business combination of Marine with Pride. On April 27, 2001, Mr. Bragg contacted Salomon Smith Barney about acting as Pride's financial advisor, and thereafter representatives of Salomon Smith Barney met on several occasions with senior executive officers of Pride and conducted financial due diligence investigations of both Pride and Marine. On May 3, 2001, Pride formally engaged Salomon Smith Barney.

     In a series of meetings in late April and early May 2001 between Messrs. Bragg and Macaulay on behalf of Pride and Messrs. Barbanell and Rask on behalf of Marine, the parties reached general agreement on several matters, including the organization of a new Delaware corporation as the survivor of a business combination of Marine and Pride, the number of representatives from each of Marine and Pride that would initially serve on the board of directors of the new Delaware company and other corporate governance matters, the market focus and growth strategies for the combined company, and the composition of the new Delaware company's senior management.

     Beginning in early May 2001 and continuing through May 23, 2001, representatives of Pride and Marine, including their respective legal counsel, held meetings to discuss and negotiate the terms of the proposed merger agreement and related reciprocal stock option agreements. In connection with the negotiation of the proposed merger agreement, the tax treatment and the financial accounting treatment of the possible transaction were also discussed.

     On May 1, 2001, a meeting of Marine's board of directors was held in which certain of Marine's senior executives and its legal counsel participated to discuss the possible transaction with Pride. Mr. Rask recapped the earlier stages of his discussions with Pride and Morgan Stanley and his more recent discussions. A general discussion was also held regarding the business strategy of Pride. Marine's management reported on the progress of due diligence investigations of Pride, including physical inspections of certain of Pride's rigs, and on planned due diligence inquiries that were yet to be completed. At the conclusion of the meeting there was a consensus that negotiations should proceed further with respect to, among other things, the exchange ratios for Pride's and Marine's common stock, the new Delaware company's strategy, the identity of the new company's eight-member board of directors, its corporate governance features and the composition of the new company's executive management.

     During the week of May 7, 2001 and continuing through May 14, 2001, Messrs. Bragg, Macaulay, Barbanell and Rask had several meetings and telephone conversations, in which representatives of both Morgan Stanley and Salomon Smith Barney participated, to negotiate mutually acceptable exchange ratios of shares of the new Delaware company for each Pride share and each Marine share.

     On May 14, 2001, the board of directors of Marine met to receive a presentation from Morgan Stanley of its analysis of the proposed business combination with Pride. Also in attendance were certain of Marine's senior executives and legal counsel for Marine. Following Morgan Stanley's presentation and a question and answer period, representatives of Morgan Stanley were excused from the meeting and a general discussion of various points raised in the presentation was held. Marine's management also updated the Marine board on the status of due diligence reviews. Mr. Rask and senior management were then excused from the meeting following which the outside directors of Marine discussed personnel matters likely to arise if the proposed transaction were to proceed. Near the conclusion of the meeting, Mr. Rask and Marine's other senior managers returned and Marine's board authorized Mr. Barbanell and Mr. Rask to proceed with negotiating further the terms of a proposed merger, including the exchange ratio for Marine's shareholders. A board meeting was set for the next day for the purpose of receiving a report from Messrs. Barbanell and Rask on their further negotiations.

     On May 15, 2001, Messrs. Barbanell and Rask reported to the Marine board of directors their recent negotiations with Messrs. Bragg and Macaulay of Pride since the board meeting of the day before, particularly with respect to the proposed exchange ratio for the transaction and Marine's desire for the new company not to have a classified board of directors. At the conclusion of the meeting, Mr. Rask was authorized to propose an exchange ratio of one share of the new company's common stock for each share of Marine common stock and each share of Pride common stock.

     On May 16, 2001, Messrs. Bragg, Macaulay and Barbanell reached agreement to recommend to their respective boards of directors an exchange ratio of one share of New Pride common stock for each share of Marine common stock and each share of Pride common stock.

     On May 17, 2001, Marine's board of directors held a meeting in which Messrs. Barbanell and Rask reported on their negotiations since the last meeting of the Marine board. Mr. Barbanell advised the board that the managements of both Marine and Pride had agreed to recommend to their respective boards acceptance of a one-for-one exchange ratio for each share of Marine and Pride with the new company. Mr. Barbanell reported that he had discussed with Mr. Macaulay a number of issues, including the possibility of accounting for the transaction as a pooling of interests, provided that a definitive agreement could be reached and publicly announced by June 30, 2001, after which date it was believed that transactions would be ineligible for pooling of interests accounting. With respect to the composition of the new company's board of directors, Marine's board determined that each director of Marine would nominate in writing three members from Marine's board, in addition to Mr. Barbanell, to serve on the board of the combined company, assuming all other aspects of the merger were satisfactorily resolved. The three Marine directors receiving the most nominations would then be proposed by Marine for membership on the new company's eight member board of directors. Mr. Barbanell was authorized to tabulate and announce the results of the nominations at a later date.

     On May 18, 2001, the board of directors of Pride met to discuss the proposed form of merger agreement, the mergers and related transactions. Representatives of Salomon Smith Barney and Pride's legal counsel, together with members of Pride's senior management, also participated in this meeting. Salomon Smith Barney made a presentation regarding the financial terms of the proposed merger. After a period of deliberation, which included a review of the terms of the merger agreement, the tax and accounting objectives expected to be achieved and related matters, Pride's board adjourned the meeting until May 21, 2001 in order to provide directors an opportunity to reflect on the proposed mergers. Pride's board asked Mr. Bragg to nominate at the May 21 meeting four members of Pride's board to serve on the board of the combined company.

     On May 21, 2001, Pride's directors reconvened their adjourned May 18 meeting to give further consideration to the proposed mergers and to provide directors with an opportunity to ask additional questions of Salomon Smith Barney, legal counsel and senior management. Following this discussion, Salomon Smith Barney expressed its oral opinion (which was subsequently confirmed in writing) to the effect that as of that date the proposed exchange ratio (taking into account both the Marine merger and the reincorporation merger) was fair, from a financial point of view, to holders of Pride common stock on the date of the opinion. See "-- Opinion of Salomon Smith Barney Inc." Following receipt of that oral opinion, Pride's board of directors unanimously approved the merger agreement and created a merger committee, comprised of Messrs. Bragg and Macaulay, to take such further action on behalf of the Pride board as may be necessary to cause the mergers to be consummated. Mr. Bragg proposed the names of four members of Pride's board to serve on the board of the combined company, which proposal was unanimously approved.

     On May 23, 2001, Marine's board of directors held a meeting in which Marine's senior executives and legal counsel participated. Morgan Stanley participated in the first part of the meeting. Prior to the meeting, members of the Marine board received the proposed form of merger agreement and reciprocal stock options, copies of the presentation materials to which Morgan Stanley would refer, and other written materials prepared by management and legal counsel pertaining to the proposed transaction. At the outset of the meeting, the Marine board received further presentations from Morgan Stanley concerning the proposed transaction, assuming an exchange ratio of one share of the new company for each share of the common stock of Marine and Pride. Following the Morgan Stanley presentation and questions and answers, the Marine board received the oral opinion of Morgan Stanley, which was subsequently confirmed in writing, that the consideration to be received by Marine's shareholders in the merger was fair to Marine's shareholders from a financial point of view. See "-- Opinion of Morgan Stanley & Co. Incorporated." The board also received a report from Marine's legal counsel concerning certain features of the proposed merger documentation. After a further discussion of various aspects of the merger and considering Morgan Stanley's fairness opinion, the Marine board of directors voted unanimously to approve the merger agreement in substantially the form presented and to recommend that Marine shareholders approve the merger agreement. Marine's board also authorized Marine's management to complete the merger agreement and take such other action as management deemed necessary to accomplish the transactions contemplated by the merger agreement.

     Immediately following the conclusion of the Marine board meeting on May 23, the merger agreement was completed and executed by the parties. The following morning, Pride and Marine issued a joint press release announcing the execution of the merger agreement.

     The parties to the merger agreement expect to execute a letter agreement providing for certain changes to the restated certificate of incorporation and bylaws of New Pride and other matters. The revised certificate of incorporation and bylaws are attached as Annexes D and E to this joint proxy statement/prospectus.

PRIDE'S REASONS FOR THE MERGERS

  Reasons for the Marine Merger

     Over the past four years, Pride has experienced substantial growth resulting from the implementation of its strategy to expand its presence in the higher margin offshore and international drilling markets. Since February 1997, Pride has completed significant acquisitions and newbuild projects as well as conversions, upgrades and refurbishments of its rig fleet. At June 30, 2001, Pride's global fleet consisted of 305 rigs, including two ultra-deepwater drillships, nine semisubmersible rigs, 19 jack-up rigs, five tender-assisted rigs, three barge rigs, 21 offshore platform rigs and 246 land-based drilling and workover rigs. This period of growth has been accompanied by a substantial increase in Pride's consolidated long-term indebtedness, which amounted to approximately $1.7 billion at March 31, 2001. The cost of servicing this additional indebtedness has put constraints on Pride's earnings growth and, consequently, at times the attractiveness of Pride's common stock in the investment community. Looking ahead, it is believed that Pride's current debt levels in relation to its equity market capitalization could impair Pride's ability to continue to grow its business.

     The combination of Pride and Marine presents a unique opportunity for deleveraging Pride's consolidated balance sheet and, at the same time, significantly enhances the competitive positions of both Pride and Marine in the Gulf of Mexico jack-up rig market and elsewhere. In reaching their conclusion to approve and recommend the Marine Merger, Pride's directors, in consultation with members of senior management, legal counsel, independent accountants and representatives of Salomon Smith Barney, considered many factors, including the following:

     - By virtue of the fact that Marine is essentially debt-free and the mergers will involve the issuance of stock for stock, New Pride's total indebtedness as a percentage of total capitalization will be approximately 54%, as compared to 62% for Pride. It is expected that this will result in improved credit ratings for Pride's outstanding publicly traded debt and will thereby reduce New Pride's borrowing costs. In this connection, both Standard & Poor's and Moody's Investor Services have announced that they are reviewing Pride's publicly traded debt securities for possible rating upgrades.

     - Following the mergers, New Pride is expected to be in a position to reduce long-term indebtedness and further deleverage its consolidated balance sheet from cash flow.

     - New Pride will become the second largest operator of jack-up rigs in the Gulf of Mexico and the third largest in the world, which is expected to substantially improve the combined companies' competitive position. New Pride's competitive position in the deepwater market is also expected to improve with the addition of Marine's two deepwater semisubmersible rigs to Pride's existing deepwater fleet.

     - As a larger company with a substantially larger equity market capitalization and stronger balance sheet, New Pride is expected to be a more credible and attractive participant in additional industry consolidation initiatives than Pride can be on a stand-alone basis.

     - The size of New Pride's equity market capitalization resulting from an all-stock transaction is expected to command a higher valuation in the stock market than is achievable by Pride alone by providing greater liquidity to investors, in addition to reduced debt leverage.

     - The effect of the combination with Marine on cash flow and earnings per share of New Pride as compared with Pride on a stand-alone basis.

     - It is expected that cost savings of at least $10-15 million per year will be achievable by New Pride through elimination of redundant shore-based facilities and duplicative overhead, increased marketing synergies and increased purchasing power.

     - The combination with Marine will be tax-free to Pride and its shareholders.

     - The combination with Marine is expected to qualify for treatment as a pooling of interests under U.S. generally accepted accounting principles.

     - The presentation, advice and opinion of Salomon Smith Barney delivered at its meeting held on May 18, 2001 and May 21, 2001, with the opinion being subsequently confirmed in writing on May 23, 2001, to the effect that the exchange ratio (taking into account both the Marine merger and the reincorporation merger) is fair, from a financial point of view, to the holders of Pride common stock on the date of the opinion.

     - The terms and conditions of the merger agreement, including the fixed exchange ratio of New Pride common stock for both Pride common stock and Marine common stock, the rights of the parties to respond to, evaluate and negotiate competing business combination proposals, the circumstances under which the merger agreement may be terminated, the size and impact of the termination fees associated with any termination, and the terms and conditions of the reciprocal stock option agreements and their impact on the accounting treatment of possible alternative business combinations.

     - Pride's board of directors considered possible opportunities and alternatives that could be available to Pride if the proposed combination with Marine were not undertaken, including pursuing other growth opportunities and strategies, and the risks, uncertainties and expenses of those alternatives.

  Reasons for the Reincorporation Merger

     Pride was originally incorporated in Louisiana in 1988 as a wholly owned subsidiary of another company to continue its parent's business of providing workover and maintenance services for oil and gas wells located onshore in the United States. Pride was subsequently spun off as an independent company with a relatively small equity market capitalization whose stock, while quoted on Nasdaq, was not actively traded for several years. In recent years, Pride's revenues have grown, the nature and geographic scope of its business has materially changed and its stock, which is now listed on the New York Stock Exchange, has become more actively traded. As a result, Pride has, from time to time, given consideration to whether Delaware would be more suitable than Louisiana as its corporate domicile. The matter received increased attention during the course of negotiations with Marine when legal counsel for both sides recommended having a Delaware corporation as the survivor in a combination of Marine and Pride.

     The reincorporation merger of Pride into New Pride is a requirement for completing the Marine merger. Pride's directors believe the following are advantages to having New Pride domiciled in Delaware rather than Louisiana:

     - Delaware has a well-established body of case law construing the Delaware General Corporation Law, which provides businesses with a greater measure of predictability than exists in any other jurisdiction. The certainty afforded by the well-established principles of corporate governance under the Delaware General Corporation Law should benefit New Pride and its stockholders and increase New Pride's ability to attract and retain outstanding directors and officers.

     - The Delaware General Corporation Law is generally acknowledged to be the most advanced and flexible corporate statute in the United States.

     - The Delaware Court of Chancery has an established record of handling complex corporate issues with a level of experience, speed of decision and degree of sophistication and understanding unmatched by any other court in the United States. The Delaware Supreme Court is highly regarded and currently has among its justices former Vice Chancellors and corporate practitioners.

     - The Delaware legislature each year considers and adopts amendments to the Delaware General Corporation Law that address the changing needs of businesses, including those brought about by changing business and information technologies.

     - Franchise taxes and other costs associated with being domiciled in Delaware are not materially different than those associated with being domiciled in Louisiana.

     Pride's board of directors also considered the following additional matters relating to the reincorporation merger:

     - In order to address shareholder democracy issues raised by Marine and by certain institutional investor groups, New Pride's corporate charter does not provide for a classified board with directors serving staggered terms of three years each (as Pride's charter now provides pursuant to shareholder approval received on May 18, 2001). Instead, all directors of New Pride will be elected on an annual basis.

     - The provisions in New Pride's charter and bylaws that may be deemed to have anti-takeover effects are generally less restrictive than those contained in Pride's charter and bylaws. See "Comparison of Rights of Shareholders."

     - All of Pride's employee benefit plans and programs and its long-term incentive plan will become plans and programs of New Pride, and outstanding options to purchase Pride common stock will automatically become options to purchase the same number of shares of New Pride common stock.

     - After the reincorporation merger, shares of New Pride's common stock will be traded on the New York Stock Exchange under the Pride symbol ("PDE").

     - Pride's rights and obligations under its material contracts with third parties, including contracts governing its long-term indebtedness, will continue as rights and obligations of New Pride.

     In determining whether the mergers are in the best interests of Pride and its shareholders, Pride's board of directors considered the factors above as a whole and did not assign relative weights to those factors. Individual directors may have weighed each of these factors differently. Moreover, the foregoing discussion of Pride's reasons for the mergers is not intended to be exhaustive.

RECOMMENDATION OF PRIDE'S BOARD OF DIRECTORS

     Pride's board of directors believes that the mergers are fair to and in the best interest of Pride's shareholders, and recommends the approval of the merger agreement.

     In considering their recommendation, you should be aware that some of the directors of Pride have interests in the mergers that are different from, or are in addition to, the interests of Pride shareholders. Please see the section entitled "Interests of Certain Persons in the Mergers" that begins on page 41.

MARINE'S REASONS FOR THE MERGERS

     From Marine's perspective, the fundamental reason for the mergers is that its board of directors believes New Pride offers better prospects for improving shareholder value than Marine offers on its own. The principal matters considered by Marine's board of directors in reaching this overall conclusion, and in unanimously approving and recommending the merger agreement and the mergers to Marine shareholders, are summarized below:

     - Marine believes that larger companies in its industry enjoy more generous stock market valuation multiples than those experienced by smaller competitors. The stock market capitalization of New Pride and its "float," or the number of shares of its outstanding common stock not held by its affiliates, will each be significantly greater than Marine's stock market capitalization and float. These factors are expected to produce better stock market valuation multiples for New Pride than Marine could expect if it remained a separate company.

     - Marine believes that New Pride's senior management and board of directors will be committed to further reducing New Pride's net debt position following the mergers, and believes that New Pride's management will take reasonable steps to do so. In this regard, the Marine board considers it important that the addition of Marine's essentially debt-free assets to Pride's assets will contribute substantial free cash flow to New Pride's operations that in turn will enable New Pride to further improve its net debt position.

     - The combination of Marine's and Pride's rig fleets should strengthen New Pride's ability to compete for business in the Gulf of Mexico jack-up rig market and in the deepwater semisubmersible rig market, both of which Marine believes offer significant opportunities for revenue growth.

     - Marine expects that the merger will be accretive, assuming a continuation of recent industry trends, to earnings per share and cash flow per share for Marine shareholders in 2002 and 2003.

     - Marine believes that Pride is poised to enjoy the benefits of substantial operating leverage in its business. Pride has recently made substantial capital expenditures to add four additional semisubmersible rigs to its fleet. Assuming the timely deployment of these rigs under market rate contracts, Marine believes these assets should contribute substantially to New Pride's operating performance in the near term. Additionally, Pride's existing South American land rig and E&P services operations are well-established and are positioned to contribute significantly more to New Pride's earnings and cash flow if market conditions improve further in that region.

     The Marine board also considered the following information and factors in reaching its determination to approve the merger agreement and the mergers, to conclude that the mergers are fair to and in the best interests of Marine shareholders, and to recommend that shareholders approve the merger agreement:

     - The analyses and presentation on the financial aspects of the proposed merger by and the oral opinion of Morgan Stanley delivered on May 23, 2001, and subsequently confirmed in writing, to the Marine Board that, as of such date and based upon and subject to the matters stated in the opinion, the consideration to be received in the mergers by the holders of Marine common stock was fair from a financial point of view to such holders. See "-- Opinion of Morgan Stanley & Co. Incorporated."

     - The mergers are expected to be tax-free to Marine shareholders.

     - The exchange ratios being used in the mergers and the resulting continuing 44% ownership interest in New Pride by Marine's shareholders.

     - The fact that the board of directors of the combined company after the transaction will consist of eight directors, four of whom have been designated by Marine.

     - Presentations by members of Marine's senior management regarding the strategic advantages of combining with Pride, operational aspects of the transaction, and the results of management's operational and legal due diligence review.

     - Historical information concerning Marine's and Pride's respective businesses, financial performance and condition, operations, management, competitive position and stock performance.

     - Marine management's view as to the financial condition, results of operations and businesses of Marine and Pride before and after giving effect to the mergers based on management's due diligence and publicly available earnings estimates.

     - The strategic fit of Marine and Pride, including the belief that the mergers have the potential to enhance shareholder value through the numerous growth opportunities and synergies resulting from combining the two companies' complementary strengths and assets, including consolidation savings, financial and operating leverage, and operating efficiencies.

     - The terms and conditions of the merger agreement and reciprocal stock option agreements, including the fact that the exchange ratios are fixed, the limitations on the interim business operations of each of Marine and Pride, the conditions to consummation of the merger, the rights of the parties to the merger agreement under certain circumstances to respond to, evaluate and negotiate with respect to other business combination proposals, the circumstances under which the merger agreement could be terminated and the size and impact of the termination fees associated with a termination; the grant of reciprocal options to purchase shares of common stock by each company, as well as the advice of Marine's financial and legal advisors that these provisions were reasonable in the context of the transaction and the impact of the reciprocal stock option agreements on the accounting treatment of possible alternative business combinations.

     - The interests of the officers and directors of Marine in the mergers, including the matters described under "-- Interests of Certain Marine Directors and Executive Officers in the Merger," and the impact of the mergers on Marine's shareholders and employees.

     - The expected treatment of the mergers as a pooling of interests transaction for financial accounting purposes.

     - The benefits of having New Pride domiciled in Delaware as described under "-- Pride's Reasons for the Mergers."

     The foregoing discussion of the factors considered by the Marine board is not intended to be exhaustive, but includes the material factors considered. The Marine board did not assign relative weights or rank to the factors described above. In considering the factors described above, individual members of the Marine board may have given different weights to different factors. The Marine board considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination and recommendation.

RECOMMENDATION OF MARINE'S BOARD OF DIRECTORS

     At a special meeting held on May 23, 2001, the Marine board unanimously resolved that the merger agreement and the merger were advisable and in the best interests of Marine and its shareholders. At this meeting, the Marine board also approved the merger agreement and the transactions contemplated by the merger agreement. Accordingly, the Marine board unanimously recommends that Marine's shareholders approve the merger agreement.

     In considering their recommendation, you should be aware that some of the officers and directors of Marine have interests in the mergers that are different from, or are in addition to, the interests of Marine shareholders. Please see the section entitled "Interests of Certain Persons in the Mergers" that begins on page 41.

OPINION OF SALOMON SMITH BARNEY INC.

     Salomon Smith Barney was retained to act as financial advisor to Pride in connection with the proposed mergers. Pursuant to Salomon Smith Barney's engagement letter with Pride dated May 3, 2001, Salomon Smith Barney rendered an oral opinion to the Pride board of directors on May 21, 2001, subsequently confirmed in writing on May 23, 2001, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the exchange ratio (taking into account both the Marine merger and the reincorporation merger) was fair, from a financial point of view, to holders of Pride common stock on the date of the opinion.

     The full text of Salomon Smith Barney's written opinion dated May 23, 2001, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. PRIDE SHAREHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement dated May 23, 2001, and held discussions with certain senior officers and other representatives and advisors of each of Pride and Marine concerning the business, operations and prospects of Pride and Marine. Salomon Smith Barney examined certain publicly available business and financial information relating to Pride and Marine as well as certain financial forecasts and other information and data for Pride and Marine which were provided to or otherwise discussed with Salomon Smith Barney by the managements of Pride and Marine, including information relating to certain strategic implications and operational benefits anticipated to result from the mergers. Salomon Smith Barney reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Pride common stock and Marine common stock; the historical and projected earnings and other operating data of Pride and Marine; and the historical and projected capitalization and financial condition of Pride and Marine. Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the exchange ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Pride and Marine. Salomon Smith Barney also evaluated the pro forma financial impact of the mergers on New Pride. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it and further relied upon the assumption that the managements of Pride and Marine were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney assumed that the managements of Pride and Marine believed that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pride and Marine as to the future financial performance of Pride and Marine and the strategic implications and operational benefits anticipated to result from the mergers. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of Pride, that the mergers will be treated as tax-free reorganizations for United States federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pride or Marine, nor did it make any physical inspection of the properties or assets of Pride or Marine. Pride advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the drafts reviewed by it. Salomon Smith Barney further assumed that the mergers would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the mergers contained in the merger agreement.

     Salomon Smith Barney noted that its opinion with respect to the exchange ratio related to the relative values of Pride and Marine and took into account both the Marine merger and the reincorporation merger. Salomon Smith Barney did not express any opinion as to what the value of the New Pride common stock actually will be when issued in the reincorporation merger or the price at which the New Pride common stock will trade subsequent to the reincorporation merger. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the mergers as compared to any alternative business strategies that might exist for Pride or the effect of any other transaction in which Pride might engage. Salomon Smith Barney further noted that its opinion related only to the fairness of the exchange ratio to those holders of Pride common stock as of the date of its opinion. Salomon Smith Barney's opinion necessarily was based on information available to it and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

     Salomon Smith Barney's advisory services and opinion were provided for the information of the Pride board of directors in its evaluation of the mergers and did not constitute a recommendation of the mergers to Pride or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the mergers.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Pride board of directors on May 18, 2001, which it updated on May 21, 2001, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio to holders of Pride common stock as of the date of its opinion. The following is a summary of those presentations. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 18, 2001, and is not necessarily indicative of current or future market conditions.

  Historical Exchange Ratio Analysis

     Salomon Smith Barney derived implied historical exchange ratios by dividing the closing price per share of Pride common stock by the closing price per share of Marine common stock for each trading day in the 52-week period ended May 18, 2001. Such derived exchange ratio is referred to below as the historical exchange ratio, and was used by Salomon Smith Barney as a basis for comparison with the actual exchange ratio of 1.00x. Salomon Smith Barney calculated that the implied historical exchange ratio as of May 18, 2001 was 1.02x. Salomon Smith Barney also calculated the high, low and average implied historical exchange ratios for certain calendar periods ended May 18, 2001, and based on these calculations, Salomon Smith Barney derived the implied premium or discount of the actual exchange ratio as compared to the average implied historical exchange ratios and the implied historical exchange ratio as of May 18, 2001. The following table sets forth the results of this analysis.

                                                      IMPLIED EXCHANGE RATIO         IMPLIED
                                                      -----------------------   PREMIUM/(DISCOUNT)
                                                      HIGH    LOW    AVERAGE        TO AVERAGE
                                                      -----   ----   --------   ------------------
May 18, 2001........................................   N/A    N/A      1.02x            (2)%
Last One Month......................................  1.02x   0.84x    0.92x             9%
Last Three Months...................................  1.02x   0.82x    0.89x            12%
Last Six Months.....................................  1.02x   0.76x    0.88x            14%
Last Twelve Months..................................  1.06x   0.76x    0.91x            10%

  Comparable Companies Analysis

     Salomon Smith Barney compared financial, operating and stock market information for each of Pride and Marine, with the same information for selected publicly traded offshore and land drilling companies. The selected comparable companies considered by Salomon Smith Barney were:

     - Transocean Sedco Forex Inc.;

     - Noble Drilling Corporation;

     - Global Marine Inc.;

     - Diamond Offshore Drilling, Inc.;

     - ENSCO International Incorporated;

     - Santa Fe International Corporation;

     - Rowan Companies, Inc.; and

     - Nabors Industries, Inc.

     The forecasted financial information used by Salomon Smith Barney in the course of this analysis was based on equity research reports published by Salomon Smith Barney analysts. With respect to Marine and the comparable companies, calculations were made based on the closing price per share of each company's common stock as of May 18, 2001. With respect to Pride, Salomon Smith Barney performed two separate calculations -- one based on the closing price per share of Pride common stock as of May 18, 2001 of $30.05, and the other based on the implied value of a share of Pride common stock in the Marine merger of $29.34 (derived by multiplying the closing price per share of Marine common stock by the exchange ratio in the Marine merger of 1.00x).

     For Pride, Marine and each of the selected comparable companies, Salomon Smith Barney derived and compared, among other things:

     - the ratio of each company's firm value to its estimated earnings before interest expense, taxes, depreciation and amortization (EBITDA) for 2002; and

     - the ratio of the closing price per common share of each company on May 18, 2001 (and, in the case of Pride, the implied value of a Pride common share in the Marine merger) to (a) its estimated earnings per share (EPS) for 2002, and (b) its estimated cash flow per share (CFPS), which is comprised of net income plus depreciation, amortization and deferred taxes for 2002.

     Firm value, as used by Salomon Smith Barney in its analysis, means equity value (fully-diluted common stock outstanding multiplied by the closing share price on May 18, 2001, less any proceeds from the exercise of options or conversion of securities), plus debt and minority interests, less cash and investments in unconsolidated affiliates.

     The following table sets forth the results of these analyses.

                                                                               COMPARABLE COMPANIES
                                                  EXCHANGE RATIO OF            --------------------
                                          PRIDE         1.00X         MARINE      RANGE      MEDIAN
                                          -----   -----------------   ------   -----------   ------
Firm Value to Estimated 2002 EBITDA.....   6.0x         5.9x           6.1x     6.0x-10.2x    7.9x
Closing Common Share Price to:
  Estimated 2002 EPS....................  10.1x         9.8x          11.1x    10.1x-17.0x   13.3x
  Estimated 2002 CFPS...................   6.3x         6.2x           7.7x     6.3x-12.3x    9.8x

  Financial Contribution Analysis

     Salomon Smith Barney analyzed the financial contribution of Pride and Marine to the pro forma merged entity with respect to certain market and financial data, including:

     - estimated EBITDA for 2001 and 2002;

     - estimated peak EBITDA and trough EBITDA;

     - estimated net income for 2001 and 2002; and

     - estimated cash flow for 2001 and 2002.

     Salomon Smith Barney performed this analysis using two separate sets of financial data for Pride and Marine -- one based on equity research published by Salomon Smith Barney analysts, and the other based on estimates provided by the managements of Pride and Marine, respectively. Salomon Smith Barney also performed a separate analysis assuming that Pride and Marine had comparable debt-to-total capitalization ratios. Estimated peak EBITDA and trough EBITDA were based on analysts' estimates reviewed by Pride management regarding each company's potential financial performance at the forecasted peak and trough of the business cycle.

     In each case, Salomon Smith Barney derived the exchange ratio implied by the contribution of Pride and Marine to the pro forma merged entity with respect to each forecasted financial statistic. The following table sets forth the results of Salomon Smith Barney's financial contribution analysis.

                                                               EQUITY      MANAGEMENT
                                                              RESEARCH      ESTIMATES
                                                             -----------   -----------
Unadjusted Range...........................................  0.75x-1.53x   0.63x-1.44x
Adjusted for Leverage Range................................  0.63x-1.11x   0.50x-0.95x

     Salomon Smith Barney compared these implied exchange ratios to the actual exchange ratio of 1.00x.

  Net Asset Value Summary

     Salomon Smith Barney calculated and compared the total rig asset value and the net asset value for each of Pride and Marine. Estimated asset values for Marine were calculated using financial information contained in equity research published by Salomon Smith Barney analysts. Estimated asset values for Pride were calculated using two separate sets of financial information -- one based on equity research published by Salomon Smith Barney analysts and the other based on Pride management estimates. Based on these calculations, Salomon Smith Barney derived the net asset value per share for each of Pride and Marine. Salomon Smith Barney further derived the implied premium of the closing price per common share of each company as of May 18, 2001 over the net asset value per share of such company.

     Based on this analysis, Salomon Smith Barney derived the implied exchange ratios by dividing each of the net asset values per share derived for Pride by the net asset value per share derived for Marine. The implied exchange ratio derived using calculations based on equity research published by Salomon Smith Barney analysts was 0.797x, and the implied exchange ratio derived using calculations based on Pride management estimates was 1.604x. Salomon Smith Barney compared these derived exchange ratios to the actual exchange ratio of 1.00x.

  Pro Forma Impacts Analysis

     Salomon Smith Barney performed an analysis of the pro forma impact of the mergers on Pride to derive the implied accretion or dilution to Pride's estimated EPS and CFPS for 2002 assuming that the mergers will be accounted for as a pooling-of-interests. Based on this implied accretion or dilution, Salomon Smith Barney derived the trading multiple of EPS and CFPS required to be achieved in order to maintain the value per share of Pride common stock as of May 18, 2001, of $30.05. Such a multiple is referred to below as a breakeven trading multiple. Salomon Smith Barney compared the breakeven multiples to EPS and CFPS trading multiples for the selected comparable companies based on the closing price per common share for each of the comparable companies as of May 18, 2001.

     Salomon Smith Barney performed this analysis using two separate sets of financial data for Pride and Marine -- one based on equity research published by Salomon Smith Barney analysts, and the other based on estimates provided by the managements of Pride and Marine, respectively. In each case, Salomon Smith Barney assumed that pre-tax synergies of $15 million would be realized in the mergers. The following table sets forth the results of this analysis.

                                                                                    COMPARABLE
                                                      ACCRETION/   BREAKEVEN    COMPANIES TRADING
                                                      (DILUTION)    TRADING    --------------------
                                                       TO PRIDE    MULTIPLE       RANGE      MEDIAN
                                                      ----------   ---------   -----------   ------
Based on Equity Research:
  Estimated 2002 EPS................................     (1.9)%      10.4x     10.1x-17.0x   13.3x
  Estimated 2002 CFPS...............................     (7.0)%       6.9x      6.3x-12.3x    9.8x
Based on Management Estimates:
  Estimated 2002 EPS................................     4.3%         8.5x     10.1x-17.0x   13.3x
  Estimated 2002 CFPS...............................     (4.9)%       6.0x      6.3x-12.3x    9.8x

     Salomon Smith Barney also considered the pro forma capitalization of the combined company resulting from the mergers. Using balance sheet data as of March 31, 2001, Salomon Smith Barney derived the following pro forma percentages and ratios for the combined entity based on this data and derived similar percentages and ratios for the comparable companies. Net debt, as used by Salomon Smith Barney in its analysis, means debt less cash. The following table sets forth the results of this analysis.

                                                                                    COMPARABLE
                                                                    PRO FORMA       COMPANIES
                                                      PRIDE AT      COMBINED    ------------------
                                                   MARCH 31, 2001    COMPANY      RANGE     MEDIAN
                                                   --------------   ---------   ---------   ------
Total debt as a percentage of book
  capitalization.................................        61%           53%         6%-61%     33%
Net debt as a percentage of book
  capitalization.................................        52%           46%         0%-52%     19%
Total debt to EBITDA for the twelve-month period
  ended March 31, 2001...........................       8.2x          5.3x      0.2x-8.2x    3.1x
Net debt to EBITDA for the twelve-month period
  ended March 31, 2001...........................       7.0x          4.5x      0.1x-7.0x    1.4x

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Pride board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Pride board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including size and similarity of the line of business; however, no company utilized in these analyses is identical to Pride or Marine. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Pride and Marine are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Pride, Marine, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pride and Marine. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Pride, Marine, the Pride board of directors, the Marine board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio and were provided to the Pride board of directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Pride board of directors in making its determination to approve the agreement and the mergers. See "-- Pride's Reasons for Mergers."

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pride selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Pride. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Pride and Marine unrelated to the mergers, for which Salomon Smith Barney has received and may receive compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Pride and Marine for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with Pride, Marine and their respective affiliates.

     From time to time Salomon Smith Barney has provided financial advisory and investment banking services to Marine that were unrelated to the mergers. Salomon Smith Barney received customary fees for rendering of these services. This engagement was terminated as of May 22, 2001.

     Pursuant to Salomon Smith Barney's engagement letter, Pride agreed to pay Salomon Smith Barney a fee of up to $7.5 million, all but $1.0 million of which is contingent upon consummation of the mergers. Pride has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

OPINION OF MORGAN STANLEY & CO. INCORPORATED

     Marine retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected to act as Marine's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Marine. At the meeting of the Marine board of directors on May 23, 2001, Morgan Stanley rendered its oral opinion, which was confirmed in writing as of such date, that as of that date, and subject to and based on the various considerations set forth in its opinion, the merger consideration to be received by holders of Marine common stock pursuant to the merger agreement was fair from a financial point of view to the Marine common shareholders.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED AS OF MAY 23, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF MARINE COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF MARINE, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF MARINE COMMON STOCK OF THE MERGER CONSIDERATION TO BE RECEIVED BY SUCH SHAREHOLDERS PURSUANT TO THE MERGER AGREEMENT, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY MARINE SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Marine and Pride;

     - reviewed certain internal financial statements and other financial and operating data concerning Marine and Pride prepared by the management of Marine and Pride, respectively;

     - analyzed certain financial projections prepared by the management of Pride and Marine, respectively;

     - discussed the past and current operations and financial condition and the prospects of Marine and Pride, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of Marine and Pride;

     - reviewed the pro forma impact of the mergers on New Pride's earnings per share and cash flow per share;

     - reviewed the reported prices and trading activity for the Marine common stock and the Pride common stock;

     - compared the financial performance of Marine and Pride and the prices and trading activity of the Marine common stock and the Pride common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

     - participated in discussions and negotiations among representatives of Marine and Pride and their financial and legal advisors;

     - reviewed the merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors as they deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Marine and Pride. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the mergers will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and the mergers will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Marine and Pride, nor has it been furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated May 23, 2001. This summary of Morgan Stanley's financial analyses includes information presented in tabular format. In order to fully understand the financial analyses performed by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Comparable Publicly Traded Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Marine and Pride with that of a group of publicly traded offshore drilling companies that shared some characteristics with Marine and Pride. This financial information included price to forecasted 2001 and 2002 earnings per share ("EPS") multiples, price to forecasted 2001 and 2002 cash flow per share ("CFPS") multiples, firm value to forecasted 2001 and 2002 EBITDA multiples, equity value to net asset value ("NAV," defined as the estimated current market value of the assets less debt and preferred stock plus cash divided by the shares outstanding) and equity value to replacement value of assets ("RVA," defined as the estimated replacement value of the assets less debt and preferred stock plus cash divided by the shares outstanding). This analysis was based on a compilation of publicly available estimates by securities research analysts. The following table presents, as of May 22, 2001, the range of multiples for the comparable companies of each of price to projected 2001 and 2002 EPS, price to projected 2001 and 2002 CFPS, firm value to projected 2001 and 2002 EBITDA, equity value to NAV and equity value to RVA:

                                 PRICE   PRICE   PRICE   PRICE     FIRM       FIRM     EQUITY   EQUITY
                                  TO      TO      TO      TO     VALUE TO   VALUE TO   VALUE    VALUE
                                 2001    2002    2001    2002      2001       2002       TO       TO
COMPARABLE COMPANIES              EPS     EPS    CFPS    CFPS     EBITDA     EBITDA     NAV      RVA
--------------------             -----   -----   -----   -----   --------   --------   ------   ------
Transocean Sedco Forex Inc. ...   40.7x   17.9x   16.6x   10.4x     16.1x      10.0x   289.6%   112.2%
Noble Drilling Corporation.....   21.1x   14.0x   14.5x   10.3x     12.3x       8.8x   161.5%   131.0%
Global Marine Inc. ............   19.5x   12.8x   11.7x    8.8x      9.9x       7.9x   166.7%   118.7%
ENSCO International
  Incorporated.................   18.6x   11.7x   12.4x    8.9x     10.9x       7.0x   194.5%   128.3%
Diamond Offshore Drilling,
  Inc. ........................   28.3x   16.9x   16.0x   11.1x     11.9x       7.6x   133.4%    85.9%
Santa Fe International
  Corporation..................   23.1x   13.7x   15.5x   10.5x     14.7x       9.9x   171.9%   119.6%
Rowan Companies, Inc. .........   17.3x   11.9x   11.7x    8.7x      9.1x       6.4x   150.0%   107.0%
Marine Stand-alone.............   15.2x   11.5x    8.8x    7.5x      7.8x       6.2x   180.8%   122.4%
Pride Stand-alone..............   22.4x   11.1x    8.3x    5.7x      9.2x       6.1x   192.0%    73.2%

     No company utilized in Morgan Stanley's peer group comparison analysis as a comparable company is identical to Marine or Pride. Accordingly, an analysis of the above results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Marine or Pride, as well as the assumed absence of any material adverse change in the financial condition and prospects of Marine, Pride or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not, in itself, a meaningful method of using comparable publicly traded company data.

     Historical Exchange Ratio Analysis. Morgan Stanley also reviewed the ratio of the daily closing prices of Pride common stock divided by the corresponding closing price of Marine common stock over various periods ended May 22, 2001. Morgan Stanley calculated the average of the historical ratios and computed the premium represented by the Marine merger consideration, or the common stock exchange ratio of 1.0 share of Pride common stock for each share of Marine common stock over the average of the historical ratios for various periods. The following table presents the range of historical ratios over the periods covered compared to the exchange ratio in the Marine merger.

                                                                            PERCENTAGE PREMIUM
                                                                               (DISCOUNT) TO
                                                                            MARINE SHAREHOLDERS
                                                                            REPRESENTED BY THE
                                                               AVERAGE       EXCHANGE RATIO OF
                                                              HISTORICAL    1.0 V. THE AVERAGE
TRADING PERIOD ENDED MAY 22, 2001                               RATIO        HISTORICAL RATIO
---------------------------------                             ----------    -------------------
Last 2 years................................................    0.871              (14.8)%
Last 1 year.................................................    0.913               (9.5)%
Last 6 months...............................................    0.876              (14.2)%
Last 3 months...............................................    0.891              (12.2)%
Last 1 month................................................    0.931               (7.4)%
Last 1 week.................................................    1.009                0.9%
As of May 22, 2001..........................................    1.035                3.4%

     Summary of Projections -- EPS. In an effort to assess the impact of this transaction, Morgan Stanley has reviewed two sets of earnings projections. The "Street Case" set of projections reflects First Call Estimates, for EPS only, and Morgan Stanley equity research analyst projections of other financial metrics for Marine and Pride. The "Conformed Case" set of projections reflects Marine management projections for Marine and Pride management projections for Pride, with adjustments based on existing contracts and conformity of spot day rates and utilization projected by Marine management for similar assets. The following tables display the EPS and EPS growth used for both the "Conformed Case" and "Street Case":

                                 CONFORMED CASE

                                                              MARINE   PRIDE
                                                              ------   -----
2001E.......................................................  $1.96    $1.39
2002E.......................................................  $2.55    $3.07
2003E.......................................................  $2.84    $3.66
2001E-2003E compound annual growth rate (CAGR)..............   20.4%    62.0%

                                  STREET CASE

                                                              MARINE   PRIDE
                                                              ------   -----
2001E.......................................................  $1.90    $1.33
2002E.......................................................  $2.51    $2.68
Peak........................................................  $3.31    $5.29
2001E-Peak..................................................   32.0%    99.4%

     Summary of Projections -- CFPS. The following table displays the CFPS used for both the "Conformed Case" and "Street Case":

                                 CONFORMED CASE

                                                              MARINE   PRIDE
                                                              ------   -----
2001E.......................................................  $3.29    $3.39
2002E.......................................................  $3.55    $5.58
2003E.......................................................  $3.74    $6.34
2001E-2003E CAGR............................................    6.6%    36.7%

                                  STREET CASE

                                                              MARINE   PRIDE
                                                              ------   -----
2001E.......................................................  $3.31    $3.74
2002E.......................................................  $3.82    $5.26
Peak........................................................  $4.13    $7.00
2001E-Peak..................................................   11.6%    36.7%

     Contribution Analysis. Morgan Stanley reviewed certain projected operating and financial information, including, among other things, earnings and operating cash flow, for Marine, Pride and the pro forma combined entity resulting from the mergers, without giving effect to any potential synergies that may result from the transaction and excluding non-recurring integration related costs or charges. Morgan Stanley also analyzed and reviewed certain estimates of NAVs and RVAs. The analysis was performed utilizing information for Marine and Pride based on estimates from the management of Marine and Pride for the fiscal years ended 2001 through 2003 and based on various scenarios. The contribution analysis was performed on the basis of a hypothetical transaction in which Marine would acquire Pride by the issuance of shares of Marine common stock in exchange for shares of Pride common stock. This analysis therefore should be read so that the issuance of fewer shares of Marine common stock for each share of Pride common stock is more favorable to holders of Marine common stock. Based on this analysis, the range of implied number of shares of Marine common stock for each share of Pride common stock ranges from 1.07 to 1.20 based on analyst price target information. The range based on the contribution analysis was 0.75 to 1.53 based on earnings analysis, 1.10 to 1.67 based on operating cash flow analysis, 1.03 based on net asset value analysis and 1.66 based on replacement value analysis. These numbers compare to the effective exchange ratio of 1.00 contained in the merger agreement, or the hypothetical issuance of one share of Marine common stock for each share of Pride common stock.

     Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the mergers on Marine's projected EPS, and CFPS for the fiscal years ended 2001, 2002 and 2003 and peak earnings results, while giving effect to $15 million of expected pre-tax synergies based on guidance by Marine and Pride management starting in 2002 and the impact of a reduction in Marine's effective income tax rate resulting from the merger. The analysis was performed utilizing both the "Conformed Case" and "Street Case" estimates as described earlier. Based on these forecasts, the mergers would be expected to be dilutive to Marine's EPS in 2001 and accretive to EPS in 2002, 2003 and accretive to CFPS in 2001, 2002, 2003.

     In connection with the review of the mergers by the Marine board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of providing its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses or factors considered by it, without considering all analyses and factors as a whole, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Marine or Pride.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Marine or Pride. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the merger consideration to be received by holders of Marine common stock, pursuant to the merger agreement, and were conducted in connection with the delivery by Morgan Stanley of its opinion dated May 23, 2001 to the Marine board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Marine common stock or Pride common stock actually may be valued or the prices at which their shares may actually trade in the marketplace. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     In addition, as described above, Morgan Stanley's opinion and presentation to the Marine board of directors was one of many factors taken into consideration by the Marine board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Marine board of directors with respect to the value of Marine or of whether the Marine board of directors would have been willing to agree to different merger considerations. The merger consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Marine and Pride and were approved by the Marine board of directors.

     Morgan Stanley did not recommend any specific merger consideration to Marine or that any given merger consideration constituted the only appropriate merger consideration for Marine in the merger.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Marine or any of its assets, nor did it negotiate with any of the parties, other than Pride, which expressed interest to it in the possible acquisition of or merger with Marine or certain of its constituent businesses.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Marine or Pride.

     Morgan Stanley is providing certain investment banking services to Marine in connection with this transaction, including providing a fairness opinion to Marine. Morgan Stanley will receive customary fees for those services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Pride and have received fees for rendering these services.

     Pursuant to an engagement letter, dated April 23, 2001 between Morgan Stanley and Marine, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and Marine agreed to pay Morgan Stanley a fee of approximately $11.0 million at the time of the closing of the merger. Marine has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Marine has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

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

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  Pride

     In considering the recommendation of the board of directors of Pride to vote for the two merger-related proposals, shareholders of Pride should be aware that members of the Pride board of directors and Pride's executive officers may have interests in the mergers that differ from, or are in addition to, those of Pride shareholders generally. The Pride board of directors was aware of these interests during its deliberations of the merits of the mergers and in determining to recommend to the shareholders of Pride that they vote for the two merger-related proposals.

     Pride Officers and Directors Will Become Officers, Directors and Advisory Directors of New Pride After the Mergers. Paul A. Bragg, currently the president and chief executive officer of Pride, James W. Allen, currently the senior vice president and chief operating officer of Pride, and Earl W. McNiel, currently the vice president and chief financial officer of Pride, will serve in those capacities for New Pride upon completion of the mergers. Messrs. Bragg, Jorge E. Estrada M., William E. Macaulay and Ralph D. McBride, who currently are directors of Pride, will become directors of New Pride. Messrs. James B. Clement, Remi Dorval, Christian J. Boon Falleur and James T. Sneed, who are currently directors of Pride, will serve as advisory directors of New Pride for a period of two years from the time of the mergers and receive annual directors' fees of $30,000 for such service.

     Pride Directors' Stock Option Plan. Pride's directors who are not employees have been granted options to purchase shares of Pride common stock under Pride's 1993 Directors' Stock Option Plan. Some of these options are not, at present, fully exercisable by the directors. The Plan provides for the acceleration of full exercisability of options upon a "change of control" of Pride, as defined in the plan. As so defined, approval of the mergers by the board of directors of Pride has resulted in a "change of control."

  Marine

     In considering the recommendation of the board of directors of Marine to approve the merger agreement, the Marine shareholders should be aware that members of both the Marine's board of directors and certain members of management may have interests in the mergers that differ from, or are in addition to, those of the shareholders generally. The board of directors of Marine was aware of each of these competing interests in the course of its evaluation of the proposed mergers and its ultimate recommendation to the shareholders to approve the merger agreement.

     Jan Rask Employment Agreement. Jan Rask, who is currently president and chief executive officer of Marine, will enter into a new two-year employment agreement with New Pride to serve as managing director for acquisitions and special projects. The agreement will provide for an annual salary equal to his current salary of $450,000 and guaranteed annual bonuses with respect of 2001 of 140% of base salary (less other amounts paid for 2001 bonus), payable in 2002, and 100% of base salary for periods thereafter.

     Severance Payments to Marine Executives. Sixteen Marine officers and key employees, including Messrs. Rask and O'Keefe, have change of control provisions in their employment or severance agreements that will be triggered by the mergers. Under these agreements, a Marine executive will be entitled to receive a severance payment of one-half to two (three in the case of Mr. Rask) times his annual salary and bonus if, within specified periods of up to two years after the mergers, New Pride terminates the executive's employment or the executive terminates his employment after a material change in the executive's employment terms (provided the termination by the executive is on or before the 30th day after the change in employment terms or, in many cases, the date nine months after the mergers, if later). Six of the agreements (including those with Messrs. Rask and O'Keefe) also provide for a gross up for any excise taxes under
Section 280G of the Internal Revenue Code. Messrs. Rask and O'Keefe and one other executive officer have the right to receive these severance payments if the executive terminates his employment within two years after the mergers for any reason. The payment to Mr. Rask under this provision would be $2.7 million (plus a gross up for any excise taxes).

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

     Marine Options and Restricted Stock. Pursuant to their existing contracts, upon completion of the mergers, all outstanding shares of Marine restricted stock and all options to purchase Marine common stock that are held by officers, directors and employees of Marine will become fully vested, and all of the stock options will become fully exercisable to purchase New Pride shares.

     Marine Directors Will Become Directors and Advisory Directors of New
Pride. Under the terms of the merger agreement, Messrs. Robert L. Barbanell, David A. B. Brown, J. C. Burton, and David B. Robson, who are currently directors of Marine, will become directors of New Pride. Mr. Barbanell will serve as chairman of the board of directors of New Pride. Messrs. Howard I. Bull and Robert C. Thomas, who are currently directors of Marine, will serve as advisory directors of New Pride for a period of two years from the time of the mergers and receive annual directors' fees of $30,000 for such service.

  Indemnification and Insurance

     The merger agreement provides that each person who had been an officer or director of Pride or Marine before the mergers will be indemnified by New Pride after the mergers to the fullest extent permitted under applicable law. The rights of these officers and directors will be in addition to any rights they may have under New Pride's certificate of incorporation and bylaws. The merger agreement further provides that, for six years after the mergers, New Pride will maintain directors' and officers' liability insurance policies that provide coverage to those officers and directors of Pride or Marine covered by an existing policy that are substantially no less advantageous than the existing policies. New Pride will not, however, be required to pay annual premiums in excess of 150% of the last annual premium paid by Pride or Marine before the execution of the merger agreement.

NEW PRIDE AFTER THE MERGERS

     The board of directors of New Pride will consist of eight directors, four of whom are currently directors of Pride and four of whom are currently directors of Marine. The four directors of New Pride who are currently directors of Pride will be Paul A. Bragg, Jorge E. Estrada M., William E. Macaulay, and Ralph D. McBride. The four directors of New Pride who are currently directors of Marine are Robert L. Barbanell, David A. B. Brown, J. C. Burton, and David B. Robson. Robert L. Barbanell, who currently serves as the chairman of the board of Marine, will be the chairman of the board of New Pride. The principal executive officers of New Pride will be Paul A. Bragg, chief executive officer, James W. Allen, chief operating officer, John C. G. O'Leary, vice president -- international marketing, Earl W. McNiel, chief financial officer,
T. Scott O'Keefe, vice president for strategic planning and Robert W. Randall, vice president -- general counsel and secretary.

     Robert L. Barbanell, 71, has been a director of Marine since June 1995. Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting firm, since July 1994. He is also a director of Cantel Medical Corp. and Blue Dolphin Energy Company.

     Paul A. Bragg, 45, has been chief executive officer and a director of Pride since March 1999 and president since February 1997 and was chief operating officer from February 1997 to April 1999. He joined Pride in July 1993 as its vice president and chief financial officer. From 1988 until he joined Pride, Mr. Bragg was an independent business consultant and managed private investments. He previously served as vice president and chief financial officer of Energy Service Company, Inc. (now ENSCO International, Inc.), an oilfield services company, from 1983 through 1987.

     David A. B. Brown, 57, has been a director of Marine since June 1995. Mr. Brown has served as president of The Windsor Group, Inc., a strategy consulting firm, since 1984. Mr. Brown was chairman of the board of the Comstock Group, Inc. from 1988 to 1990. Mr. Brown is a director of BTU International Inc., EMCOR Group, Inc., Technical Communications Corporation and NS Group, Inc.

     J. C. Burton, 62, has been a director of Marine since May 1998. He served in various engineering and managerial positions with Amoco Corporation from 1963 until his retirement on March 31, 1998. Most

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

recently, he was group vice president, International Operations Group for Amoco Exploration and Production Company.

     Jorge E. Estrada M., 53, has been a director of Pride since October 1993. For more than five years, Mr. Estrada has been president and chief executive officer of JEMPSA Media and Entertainment, a company specializing in the Spanish and Latin American entertainment industry. Previously, Mr. Estrada served as president -- worldwide drilling division of Geosource and vice president of Geosource Exploration Division -- Latin America.

     William E. Macaulay, 55, became a director of Pride in July 1999. Mr. Macaulay is chairman and chief executive officer of First Reserve Corporation, which manages two investment funds that own approximately 15% of Pride's common stock. He is a director of the following publicly held companies: Chicago Bridge & Iron Company, an international engineering and construction company, National-Oilwell, Inc., a distributor of oilfield equipment and machinery, Weatherford International, Inc., an oilfield services company, Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, Maverick Tube Corporation, a manufacturer of oilfield tubulars, line pipe and structural steel, TransMontaigne Inc., a company engaged in transporting, terminalling, storing and marketing refined petroleum products, and Grant Prideco, Inc., a company engaged in drill stem technology development and drill pipe manufacturing.

     Ralph D. McBride, 54, has been a director of Pride since September 1995 and vice chairman of the board since March 1999. Mr. McBride has been a partner with the law firm of Bracewell & Patterson, L.L.P. in Houston, Texas, since 1980. Bracewell & Patterson provides legal services to Pride from time to time. Pride paid approximately $800,000 to Bracewell & Patterson for services rendered during 2000.

     David B. Robson, 62, has been a director of Marine since May 1998. Mr. Robson has been serving as chairman of the board of Veritas DGC Inc. since January 2000. He served as both chairman of the board and chief executive officer of Veritas DGC Inc. from August 1996 until January 2000. Prior thereto, he held similar positions with Veritas Energy Services Inc. and its predecessors since 1974.

     James W. Allen, 57, was named senior vice president -- operations of Pride in February 1996 and Pride's chief operating officer in April 1999. He joined Pride in January 1993 as its vice president -- international operations. From 1988 through 1992, Mr. Allen was an independent business consultant and managed private investments. From 1984 to 1988, he was Vice President Latin America for ENSCO. Mr. Allen has 28 years of oilfield experience with several different companies.

     John C. G. O'Leary, 45, was named vice president -- international marketing of Pride in March 1997 in connection with Pride's acquisition of Forasol-Foramer N.V. Mr. O'Leary had been manager, marketing and business development of Forasol since June 1993, with primary responsibility for worldwide business development. Mr. O'Leary joined Forasol S.A. in August 1985.

     Earl W. McNiel, 42, has been vice president and chief financial officer of Pride since February 1997. He joined Pride in September 1994 as its chief accounting officer. From 1990 to 1994, Mr. McNiel served as chief financial officer of several publicly owned waste management companies. From 1987 to 1990, he was employed by ENSCO as manager, finance.

     T. Scott O'Keefe, 45, joined Marine in January 1998 as senior vice president, chief financial officer and secretary. Prior to joining Marine he was senior vice president and chief financial officer of Grey Wolf, Inc. since September 1996. From April 1995 through August 1996, Mr. O'Keefe was a financial consultant providing services to various companies including Grey Wolf, Inc. Prior to April 1995, he was with Convest Energy Corporation and its affiliates for approximately ten years, most recently as vice president and chief financial officer.

     Robert W. Randall, 59, has been vice president and general counsel of Pride since May 1991. He was elected secretary in 1993. Prior to 1991, he was senior vice president, general counsel and secretary for Tejas Gas Corporation, a natural gas transmission company.

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

CONVERSION OF STOCK OPTIONS AND ASSUMPTION OF STOCK PLANS

     Pursuant to the merger agreement, each option to acquire Marine common stock and Pride common stock will remain outstanding and be assumed by New Pride. Each option to acquire Marine common stock and Pride common stock will be deemed to constitute an option to acquire the same number of shares of New Pride common stock and will be subject to the same terms and conditions as under the applicable Marine or Pride stock option plan and option agreement, except that options to acquire Marine common stock will become fully vested and exercisable as a result of the mergers, pursuant to the "change of control" provisions of the Marine stock option plans.

EMPLOYEE BENEFIT MATTERS

     Upon the reincorporation merger, all employees of Marine, Pride and their subsidiaries will be employed by New Pride or its subsidiaries. New Pride has agreed not to terminate the employment of seven officers and key employees of Marine until the later of 90 days after the publication of the results of operations of New Pride covering at least 30 days of combined operations of Pride and Marine or January 1, 2002.

     All Marine and Pride benefit plans in effect at the time of the mergers will remain in effect, to the extent practicable, until otherwise determined by New Pride. If any of the benefit plans are not continued, New Pride will for a period of one year after the mergers maintain benefit plans that are no less favorable than those provided to such employees immediately prior to the mergers. However, if it would be unduly burdensome or would materially increase the cost to New Pride to provide plans which are no less favorable than those previously provided by Marine or Pride, then New Pride will not be obligated to continue such benefit plans.

     The matters described in this section are summaries of provisions of the merger agreement that are subject to waiver or amendment by the parties to the merger agreement. These provisions are not intended to grant third party beneficiary rights to any person that is not a party to the merger agreement.

EXCHANGE OF MARINE AND PRIDE COMMON STOCK CERTIFICATES FOR NEW PRIDE COMMON STOCK CERTIFICATES

     Each share of Marine common stock outstanding immediately before the effective time of the Marine merger will be converted into one share of Pride common stock. Immediately after the Marine merger, each outstanding share of Pride common stock, including the shares issued in the Marine merger, will, as a result of the reincorporation merger, be converted into one share of common stock of New Pride. Following the mergers, New Pride's exchange agent, American Stock Transfer & Trust Company, will mail to each shareholder of Marine and Pride a letter of transmittal and instructions for the surrender of Marine and Pride common stock certificates in exchange for New Pride common stock certificates. When you deliver your certificates of Marine or Pride common stock to the exchange agent, along with a properly executed letter of transmittal and any other required documents, you will receive certificates representing, or statements indicating book-entry ownership of, the number of shares of New Pride common stock that you are entitled to receive under the merger agreement. The surrendered certificates will be canceled.

     Neither New Pride nor the exchange agent or any other person will be liable to any former Marine shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

DIVIDENDS

     Neither Pride nor Marine has paid any cash dividends on its common stock since becoming a publicly held corporation. New Pride initially intends to retain all available earnings for use in its business and does not anticipate paying dividends on its common stock at any time in the foreseeable future. In addition, the ability of New Pride to pay cash dividends in the future will be restricted by the covenants related to debt

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

that it will assume from Pride. The desirability of paying such dividends could also be materially affected by U.S. and foreign tax considerations.

ACCOUNTING TREATMENT AND CONSIDERATIONS

     The mergers are intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical carrying amounts of the assets and liabilities of Pride and Marine will be carried forward to the financial statements of the combined company at recorded amounts, results of operations of the combined company will include income of Pride and Marine for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the mergers will be combined and reported as the results of operations of the combined company.

     Pride and Marine each will use commercially reasonable best efforts to obtain a letter from their respective independent accountants in which their respective independent accountants concur with the conclusions of management that no condition exists that would preclude a pooling of interests accounting treatment. Certain events, including certain transactions with respect to Pride common stock or Marine common stock by affiliates of Pride or Marine, respectively, may prevent the mergers from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of New Pride common stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "Federal Securities Law Consequences; Resale Restrictions."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  Scope of Discussion

     The following discussion summarizes the material U.S. federal income tax consequences of the Marine merger and the reincorporation merger to Marine, Pride, the Marine shareholders and the Pride shareholders. For a description of the manner in which the mergers will be carried out, see "The Merger Agreement."

     This discussion assumes that shareholders hold Pride and Marine shares as capital assets. Tax consequences that are different from or in addition to those here described may apply to shareholders who are subject to special treatment under U.S. tax law, such as:

     - tax-exempt organizations;

     - financial institutions, insurance companies, and broker-dealers;

     - persons who hold their Marine or Pride shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Marine or Pride shares and one or more other investments;

     - persons who acquired their shares in compensatory transactions; or

     - shareholders who are not U.S. persons within the meaning of the Internal Revenue Code (the "Code").

     THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGERS TO A MARINE OR PRIDE SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT A TAX ADVISER AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION, INCLUDING ANY SUCH CONSEQUENCES ARISING FROM THE PARTICULAR FACTS AND CIRCUMSTANCES OF THE SHAREHOLDER. SHAREHOLDERS SHOULD ALSO CONSULT A TAX ADVISOR AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION.

     This discussion is limited to U.S. federal income tax considerations and does not address other U.S. federal, state, local or foreign tax considerations or consequences. Furthermore, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (the "Service") with respect to the

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

U.S. federal income tax consequences of the mergers. This summary is not binding on the Service or the courts, and the Service or the courts may disagree with the conclusions expressed herein. If the Service were able to successfully challenge the tax-free status of the Marine merger, the shareholders would be required to recognize gain or loss on each share of Marine common stock exchanged for Pride common stock. In addition, Marine would recognize gain in a substantial amount on the transfer of its assets in the merger. Likewise, if the Service were able to successfully challenge the tax-free status of the reincorporation merger, the shareholders would be required to recognize gain or loss on each share of Pride common stock exchanged for New Pride common stock. Pride would also recognize gain in a substantial amount on the transfer of its assets in the reincorporation merger.

     The opinions of counsel described below will be based on representations made by officers of Marine and Pride, which are contained in officers' certificates, and upon existing U.S. federal income tax law, including legislation, regulations, administrative rulings and court decisions that are in effect on the date of this joint proxy statement/prospectus. Federal income tax law is subject to change, and changes may have retroactive effect. In addition, counsel have relied and will rely upon the accuracy of the information in this joint proxy statement/prospectus and in other documents filed with the SEC by Marine and Pride. Any change in present law, or the failure of factual assumptions or representations to be true, correct and complete in all material respects, could affect the continuing validity of counsel's tax opinions.

  Tax Opinions

     It is a condition to Marine's obligation to close the mergers that Marine shall have received from Porter & Hedges, L.L.P. its opinion dated the closing date to the effect that, for United States federal income tax purposes, (i) the Marine merger and the reincorporation merger will each qualify as a reorganization under section 368(a) of the Code, (ii) no gain or loss will be recognized by the shareholders of Marine who exchange Marine common stock solely for Pride common stock pursuant to the Marine merger, and who then exchange such Pride common stock solely for New Pride common stock pursuant to the reincorporation merger, and (iii) no gain or loss will be recognized by Marine or Pride on the transfer of its respective assets in the mergers.

     It is a condition to Pride's obligation to close the mergers that Pride shall have received from Baker Botts L.L.P. its opinion dated the closing date to the effect that, for United States federal income tax purposes, (i) the Marine merger and the reincorporation merger will each qualify as a reorganization under section 368(a) of the Code, (ii) no gain or loss will be recognized by the shareholders of Pride, including the shareholders of Marine who received Pride common stock in the Marine merger, who exchange Pride common stock solely for New Pride common stock pursuant to the reincorporation merger, and (iii) no gain or loss will be recognized by Marine or Pride on the transfer of its respective assets in the mergers.

  Treatment of the Marine Shareholders as a Result of the Mergers

     Subject to the qualifications and limitations set forth in "Scope of Discussion" above and assuming that the Marine merger and the reincorporation merger each qualify as a reorganization under section 368(a) of the Code, in the opinion of Porter & Hedges, L.L.P., the material United States federal income tax consequences of the Marine merger and the reincorporation merger to the shareholders of Marine are as follows:

     - No gain or loss will be recognized by the holders of Marine common stock upon the receipt of Pride common stock in exchange therefor, or upon the exchange of that Pride common stock for New Pride common stock.

     - The aggregate tax basis of the Pride common stock received in the Marine merger will be the same as the aggregate tax basis of the Marine common stock surrendered in the exchange. Likewise, the aggregate tax basis of the New Pride common stock received in the reincorporation merger will be the same as the aggregate tax basis of the Pride common stock surrendered in the exchange.

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

     - The holding period of the Pride common stock received by each holder of Marine common stock in the Marine merger will include the period for which the Marine common stock surrendered in the exchange was held, provided the Marine common stock surrendered was held as a capital asset at the time of the Marine merger. Likewise, the holding period of the New Pride common stock received in the reincorporation merger in exchange for Pride common stock will include the period for which that Pride common stock was held (including any extended holding period described in the immediately preceding sentence), provided the Pride common stock surrendered was held as a capital asset at the time of the reincorporation merger.

  Treatment of the Pride Shareholders Including the Former Marine Shareholders, as a Result of the Reincorporation Merger

     Subject to the qualifications and limitations set forth in "Scope of Discussion" above and assuming that the reincorporation merger qualifies as a reorganization under section 368(a) of the Code, in the opinion of Baker Botts L.L.P., the material United States federal income tax consequences of the reincorporation merger to the shareholders of Pride, including the former Marine shareholders, are as follows:

     - No gain or loss will be recognized by the Pride shareholders, including the former Marine shareholders, upon the receipt of New Pride common stock in exchange for Pride common stock.

     - The aggregate tax basis of the New Pride common stock received in the merger will be the same as the aggregate tax basis of the Pride common stock surrendered in the exchange.

     - The holding period of the New Pride common stock received in the reincorporation merger by each holder of Pride common stock, including the shareholders of Marine who received Pride common stock in the Marine merger, will include the period for which the Pride common stock surrendered in the exchange was held, provided the Pride common stock surrendered was held as a capital asset at the time of the reincorporation merger.

  Treatment of Pride and Marine on the Transfer of Their Respective Assets in the Mergers

     Subject to the qualifications and limitations set forth in "Scope of Discussion" above and assuming that the Marine merger and the reincorporation merger qualify as reorganizations under section 368(a) of the Code, in the opinion of Porter & Hedges, L.L.P. and Baker Botts L.L.P., the material United States federal income tax consequences of the Marine merger and the reincorporation merger to Pride and Marine are as follows:

     - No gain or loss will be recognized by Marine upon the transfer of its assets in the Marine merger to AM Merger, Inc.

     - No gain or loss will be recognized by Pride upon the transfer of its assets in the reincorporation merger to New Pride.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the parties cannot complete the Marine merger until they have notified and furnished information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and a specified waiting period expires or is terminated. Pride and Marine made their filings under the Hart-Scott-Rodino Act on June 13, 2001 and the waiting period was terminated on July 10, 2001; however, this clearance process does not have the effect of conferring antitrust immunity. Certain other countries in which Pride and Marine have operations also may review the mergers under their antitrust laws. At any time before the completion of the mergers, any relevant governmental authority or a private person or entity could seek under antitrust laws, among other things, to enjoin the mergers or to cause Pride or Marine to divest assets or businesses as a condition to completing the mergers. Furthermore, any of the relevant governmental authorities or a private person or entity could seek, under antitrust laws, to take action against Pride or Marine after the completion of
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

the mergers. Pride and Marine are unable to predict whether any action will be taken or what the outcome of any action may be.

     While no assurances can be given that the mergers will not be challenged or, if challenged, Pride and Marine will prevail, based on the respective positions of Pride, Marine and their competitors in the offshore contract drilling industry, Pride and Marine believe that consummation of the mergers in accordance with the terms of the merger agreement will not violate any antitrust or other laws.

     The parties' obligation to complete the mergers is subject to the condition that no statute, rule, regulation, executive order, decree, ruling or cease and desist order shall have been entered which prohibits the completion of the mergers and that no party to the merger agreement shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the completion of the mergers. The parties have agreed, however, that before invoking these conditions, they will use commercially reasonable best efforts to have the decree, order or injunction lifted or vacated.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     All shares of New Pride common stock received by shareholders of Marine upon consummation of the mergers will be freely transferable by those holders who are not deemed to be "affiliates" (as defined under the Securities Act but generally including executive officers, directors and significant holders of Marine common stock).

     Pursuant to the merger agreement, Marine and Pride has each agreed to use its commercially reasonable best efforts to cause each person identified as an affiliate for purposes of Rule 145 of the Securities Act and for purposes of qualifying the mergers for pooling of interests accounting treatment (the "Rule 145 Affiliates") to deliver to Pride a written agreement that such person will not sell, pledge, transfer or otherwise dispose of any shares of New Pride common stock issued to such Rule 145 Affiliates in the mergers, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Marine and Pride has each also agreed to use their commercially reasonable best efforts to cause each person identified as a Rule 145 Affiliate of either Marine or Pride to sign a written agreement that such Rule 145 Affiliate will not sell or in any other way reduce such party's risk relative to shares of New Pride, Pride or Marine common stock for the period of time commencing on the 30th day prior to the effective time of the mergers and ending at such time as financial results covering at least 30 days of post-merger operations of New Pride have been published, except as permitted by applicable SEC Accounting Bulletins. New Pride will be entitled to place restrictive legends on any shares of New Pride common stock received by Rule 145 Affiliates.

     This joint proxy statement/prospectus does not cover any resales of the New Pride common stock to be received by Marine's and Pride's shareholders in the mergers, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

RIGHTS OF DISSENTING SHAREHOLDERS

  Marine Shareholders

     Marine shareholders will not be entitled to any appraisal rights under the Texas Business Corporation Act or any other applicable law in connection with the mergers.

  Pride Shareholders

     Pride shareholders will not be entitled to any appraisal rights under the Louisiana Business Corporation Law or any other applicable law in connection with the mergers.

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NEW YORK STOCK EXCHANGE LISTING

     New Pride has applied to list the shares of New Pride common stock on the New York Stock Exchange under the symbol "PDE." The completion of the mergers is conditioned upon the NYSE's approval of New Pride's listing application.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. This summary is qualified in its entirety by reference to the merger agreement. You should read the entire merger agreement because it, and not this summary, is the legal document that governs the merger.

     The merger agreement sets forth the terms of the two mergers, the Marine merger and the reincorporation merger.

MARINE MERGER

     At the effective time of the Marine merger, Marine will merge with and into AM Merger, Inc., a subsidiary of Pride formed for purposes of the merger agreement. AM Merger, Inc., which will be renamed Pride Marine, Inc., will be the surviving corporation of the Marine merger, and the separate corporate existence of Marine will cease to exist. The Marine merger will take place promptly after all of the conditions described in "-- Conditions to the Mergers" are satisfied or waived. The Marine merger will be effective at the time Pride and Marine file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of the State of Texas or at a later time as they agree and specify in the certificate and articles of merger.

     In the Marine merger, each share of Marine common stock will be converted into one share of Pride common stock.

     The Marine merger has the effect of converting Marine into a subsidiary of Pride, and converting Marine shares into Pride shares.

REINCORPORATION MERGER

     Following the effective time of the Marine merger and at the effective time of the reincorporation merger, Pride will merge with and into New Pride, a Delaware corporation. New Pride will be the surviving corporation and the separate corporate existence of Pride will cease. The reincorporation merger will take place promptly after the effective time of the Marine merger. The reincorporation merger will be effective at the time Pride and New Pride file certificates of merger with the Secretary of State of Delaware and with the Secretary of State of Louisiana or at a later time as they agree and specify in the Delaware certificate of merger.

     In the reincorporation merger, each holder of Pride common stock (including holders of the shares issued to the former Marine shareholders) will receive, for each Pride share of common stock held, one share of common stock of New Pride.

     The reincorporation merger has the effect of changing the state of incorporation of the combined company from Louisiana to Delaware, and converting Pride shares into New Pride shares.

COVENANTS

  Interim Operations

     Pride and Marine agreed to take or refrain from taking the actions described below from the date of the merger agreement, May 23, 2001, until the mergers are completed or the merger agreement is terminated. Compliance with these covenants may be modified to allow the transactions contemplated by the merger agreement or by the written consent of Pride and Marine.

     Except as disclosed in the schedules to the merger agreement, each of Pride and Marine will use its commercially reasonable best efforts to:

     - conduct its operations according to their usual, regular and ordinary course;

     - preserve its business organization and goodwill;
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

     - keep available the services of its officers and employees;

     - maintain satisfactory business relationships;

     - not amend its charter documents;

     - promptly notify the other party of any material change in its condition or business, any termination, cancellation, repudiation or material breach of material contracts or any material litigation or material governmental complaints, investigations or hearings, or the material breach of any of its representations and warranties in the merger agreement;

     - promptly deliver to the other party any SEC filings it makes;

     - not change any material accounting principle or practice except as required by a change in generally accepted accounting principles;

     - not issue any shares of its capital stock, effect any stock split or otherwise change its capitalization, except upon exercise of options, warrants and other rights that exist on the date of the merger agreement or that the merger agreement permits to be issued;

     - not grant any new options, warrants or other rights to acquire shares of its capital stock;

     - not amend or modify any options, warrants or other rights to acquire shares of its capital stock existing on the date of the merger agreement;

     - not increase any compensation or benefits or enter into, amend or extend any employment or consulting agreement with any former, present or future employees, except in the ordinary course of business consistent with past practice;

     - not increase any compensation or benefits or enter into, amend or extend any employment agreement with any former, present or future officer or director;

     - not adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes that are less favorable to the plan participants;

     - not terminate any executive officer without cause or give any executive officer a right to terminate employment if the termination would require enhanced separation payments at the time of the merger, except as permitted by the merger agreement and except as approved by good faith action of its board of directors after the other party has received advance written notice of the proposed action and the party has consulted in advance with the other party regarding the action;

     - not permit any holder of a stock option to have shares withheld upon exercise, for tax purposes, in excess of the minimum number needed to satisfy federal and state tax withholding requirements;

     - not declare, set aside or pay any dividend or make other distribution or payment with respect to any shares of its capital stock and not redeem, purchase or otherwise acquire any shares of its capital stock;

     - not sell, lease or otherwise dispose of any material assets, except sales of surplus equipment or sales of other assets in the ordinary course of business;

     - not acquire or agree to acquire in any manner any business entity or assets for an aggregate consideration in excess of $1 million or where a filing under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any non-U.S. competition, antitrust or premerger notification law is required, except pursuant to contractual commitments in effect as of the date of the merger agreement or as disclosed prior to the effective time of the merger;

     - maintain insurance in such amounts and against such risks and losses as is customary for it;

     - not make or rescind any material tax election;

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

     - not settle or compromise any material tax claim or controversy;

     - not materially change any of its methods of reporting relating to taxes, except as may be required by applicable law;

     - not incur or guarantee any indebtedness for borrowed money;

     - not issue or sell any debt securities or warrants or rights to acquire any debt securities, or guarantee any debt securities of others;

     - not enter into any material lease or create any material encumbrance on any of its property in connection with any indebtedness, except in the ordinary course of business;

     - not make capital expenditures in excess of $1 million per month over its previously disclosed capital expenditure forecast, except for specified capital expenditures covered by insurance;

     - not purchase or acquire any capital stock of the other party;

     - not take any action reasonably likely to delay materially or adversely affect the ability of any of the parties to obtain required consents, authorizations, orders or approvals of governmental or other regulatory authorities or the expiration of any applicable waiting period required to consummate the transactions contemplated by the merger agreement;

     - not engage in any business activities, or liquidate, merge or consolidate with any other corporation or permit any other corporation to merger into or consolidate with it, unless allowed by the merger agreement;

     - not agree in writing or otherwise to take any action inconsistent with the foregoing or with the covenants described below applicable to it; and

     - not terminate, amend, modify or waive any provision of any agreement with a standstill covenant to which it is a party and enforce, to the fullest extent permitted under applicable law, the provisions of these agreements, including obtaining injunctions to prevent any breaches of the agreements and enforcing specifically the terms and provisions of the agreements, unless the board of directors consults with outside legal counsel and concludes in good faith that doing so would be inconsistent with the board's fiduciary duties.

  Additional Agreements

     Pursuant to the merger agreement, Pride and Marine also agreed that:

     - the parties will promptly make their respective filings and make any other required submissions under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable non-U.S. competition, antitrust or premerger notification laws with respect to the mergers;

     - the parties will use their commercially reasonable best efforts to cooperate with one another in:

      - determining which filings the parties must make before the effective time of the mergers with, and which consents, approvals, permits or authorizations the parties must obtain before the effective time of the mergers from, governmental or regulatory authorities of the United States and other jurisdictions in connection with the mergers and the related transactions; and

      - making all such filings and seeking all such consents, approvals, permits or authorizations in a timely manner without causing a material adverse effect on either party;

     - the parties will promptly notify each other of any communication from any governmental authority concerning the merger agreement or related transactions and permit the other party to review in advance any proposed communication to any governmental entity;

     - the parties will not agree to participate in any meeting or discussion with any governmental entity regarding any filing, investigation or other inquiry about the merger agreement or related

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

       transactions unless the other party is consulted in advance and given the opportunity to attend and participate;

     - the parties will furnish each other copies of all correspondence, filings and communications with any governmental or regulatory authorities on the one hand, and their affiliates and representatives on the other hand, about the merger agreement and related transactions;

     - the parties will furnish each other with such necessary information and reasonable assistance that the other parties reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities;

     - the parties will use their commercially reasonable best efforts to avoid the entry of, or have vacated, terminated or modified, any decree, order or judgment that would prevent or delay the closing of the mergers;

     - the parties will use their commercially reasonable best efforts to take any and all steps necessary to obtain any consents or eliminate any impediments to the mergers;

     - each party agrees that nothing in the merger agreement requires it to:

      - dispose of any its assets or limit its freedom of action with respect to any of its businesses;

      - consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses;

      - commit, agree or consent to dispose of any of its assets or limit its freedom of action with respect to any of its businesses;

      - obtain any consents, approvals, permits or authorizations or remove any impediments to the mergers relating to antitrust laws; or

      - avoid the entry of, or to effect the dissolution of, any injunction, restraining order or other order in any suit or proceeding relating to antitrust laws;

      other than matters that do not and are not reasonably likely to, individually or in the aggregate, have a material adverse effect on either party or on New Pride;

     - the parties will use commercially reasonable best efforts to cause the mergers to qualify as a reorganization within the meaning of Section 368(a) Internal Revenue Code of 1986 and will not take actions, cause actions to be taken, or fail to take actions to prevent either of the mergers from qualifying as a reorganization within the meaning of Section 368(a) or cause the Marine shareholders who exchange Marine common stock solely for Pride common stock to recognize taxable gain under Section 368(a);

     - the parties will provide to each other access to their respective properties, records, files and other information as the other parties may reasonably request;

     - the parties will consult with one another and mutually agree upon any press releases and other public announcements regarding the mergers;

     - Pride will cause New Pride to prepare and submit to the New York Stock Exchange a listing application covering New Pride's common stock issuable in the reincorporation merger and will use commercially reasonable efforts to obtain, before the effective time of the reincorporation merger, the NYSE's approval for the listing of those shares;

     - Pride will promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Pride common stock covered by the registration statement of which this joint proxy statement/prospectus is a part and shall use commercially reasonable best efforts to obtain, before the effective time of the merger, the NYSE's approval for the listing of those shares;

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

     - the parties will use their commercially reasonable best efforts to have timely delivered to the other party a "comfort" letter from their independent public accountants;

     - each party will provide each other party, at least five business days prior to the effective time of the Marine merger, a list of persons who may be its Rule 145 affiliates, and each party will use commercially reasonable best efforts to obtain from their respective Rule 145 affiliates an undertaking not to transfer Pride or New Pride common stock issued to such person pursuant to the mergers except (1) pursuant to an effective registration statement, (2) in compliance with Rule 145 or (3) pursuant to an exemption from the registration requirements under the Securities Act;

     - each party will pay all costs and expenses incurred by it in connection with the mergers, regardless of whether the mergers become effective, other than costs that are specified to be shared or reimbursed under the merger agreement;

     - neither of the parties will take any action to terminate their respective shareholder rights plans, redeem any of the rights issued thereunder, amend their respective rights agreements in a manner adverse to the other party or cause any person to trigger the issuance of rights, except for actions taken to enter into an agreement that is superior to the mergers (See "-- No Solicitation");

     - the parties will take all necessary action to convene meetings of their respective shareholders as promptly as practicable to consider and vote on the merger agreement and the approval of the mergers, and to use their best efforts to hold their respective shareholder meetings on the same day;

     - the parties will not take any action or fail to take any action which would prevent or be likely to prevent the mergers from qualifying for pooling of interest accounting treatment;

     - each person who had been an officer or director of Pride or Marine before the mergers will be indemnified by New Pride after the mergers to the fullest extent permitted under applicable law. The rights of these officers and directors will be in addition to any rights they may have under New Pride's certificate of incorporation and bylaws. The merger agreement further provides that, for six years after the merger, New Pride will maintain officers' and directors' liability insurance policies that provide coverage to the existing Pride and Marine officers and directors covered by an existing policy that are substantially no less advantageous to the indemnified parties than the existing policies. New Pride will not, however, be required to pay annual premiums in excess of 150% of the sum of the last annual premium paid by each of Pride or Marine before the execution of the merger agreement;

     - Pride will assume all of Marine's employee stock options, incentives, awards and benefits plans identified in the merger agreement on the same terms and conditions as were applicable before execution of the merger agreement. Pride will take all necessary action to reserve for issuance a sufficient number of shares of Pride common stock to do so;

     - New Pride will assume all of Pride's employee stock options, incentives, awards and benefits plans identified in the merger agreement (including all of the Marine stock options, incentives, awards and benefits plans assumed by Pride) on the same terms and conditions as were applicable before the closing of the mergers. New Pride will take all necessary action to reserve for issuance a sufficient number of shares of New Pride common stock to do so;

     - the parties agree that all employees of Marine and Pride before the mergers will be employed by New Pride after the mergers. However, New Pride does not have any obligations to continue employing such employees for any length of time thereafter. Until otherwise determined, benefit plans of both Pride and Marine will remain effective after the mergers If such a plan is not continued, New Pride will continue the plan for a period of one year after the mergers if it is not less favorable in the aggregate to the employees covered, except to the extent compliance with this obligation would be unduly burdensome;

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

     - New Pride will file with the SEC a registration statement on an appropriate form regarding New Pride common stock subject to options or other equity-based awards of Pride and Marine;

     - Pride and all of its subsidiaries will use all commercially reasonable best efforts to prevent a change of control of Pride or any other event which constitutes a default under any Pride indebtedness prior to the closing of the Marine merger;

     - Marine will use its commercially reasonable best efforts to obtain and deliver to Pride a letter from KPMG LLP in which KPMG LLP concurs with the conclusion of Marine's management that no condition exists that would preclude a pooling of interests accounting treatment; and

     - Pride will use its commercially reasonable best efforts to obtain and deliver to Marine a letter from PricewaterhouseCoopers LLP in which PricewaterhouseCoopers LLP concurs with the conclusion of Pride's management that no condition exists that would preclude a pooling of interests accounting treatment.

  No Solicitation

     Neither Pride nor Marine will permit any of its officers, directors, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiry, proposal or offer to merge, consolidate, purchase or otherwise acquire:

     - 15% or more of the consolidated assets, net revenues or net income of the respective party; or

     - 15% or more of any class of capital stock of the respective party.

     Any such proposal, offer or transaction may be referred to in this joint proxy statement/prospectus, respectively, as a "Pride acquisition proposal" or a "Marine acquisition proposal."

     Each party agreed not to cooperate with, assist, participate or engage in any discussions or negotiations concerning an acquisition proposal with respect to that party by a third party. Both parties agreed to cease immediately and terminate any existing negotiations with any parties with respect to any of the foregoing. However, nothing contained in the merger agreement prevents either party from:

     - complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a Pride or a Marine acquisition proposal; or

     - before the party's shareholders approve the mergers, providing information to or engaging in any negotiations with any person who has made an unsolicited bona fide written acquisition proposal with respect to all the outstanding shares of the party's common stock or all or substantially all the assets of the party that, in the good faith judgment of the board of directors of the party, taking into account the likelihood of financing, and based on the advice of a financial adviser of recognized national reputation, a written summary of which is promptly provided to the other party, is superior to the merger, if the party's board of directors, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations. Any information so provided is required to be provided pursuant to a confidentiality and standstill agreement at least as favorable to the party as the confidentiality and standstill agreement entered into in connection with the mergers and that does not contain terms that prevent the party from complying with its no-solicitation obligations under the merger agreement.

     If either party intends to participate in any discussions or negotiations or to provide any information to any third party, that party is required to:

     - give prompt prior oral and written notice to the other party of each such action;

     - immediately notify the other party orally and in writing of any requests for information or the receipt of any acquisition proposal or inquiry with respect to or that could lead to an acquisition proposal, including the identity of the person or group (1) engaging in such discussions or

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

       negotiations, (2) requesting such information or (3) making such acquisition proposal, and the material terms and conditions of any acquisition proposal;

     - keep the other party fully informed on a timely basis of the status and details, including any changes or proposed changes to such status or details, of any such requests, acquisition proposals or inquiries; and

     - provide to the other party as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided from any third party, or sent or provided to any third party, in connection with any acquisition proposal.

REPRESENTATIONS AND WARRANTIES

     Marine, on the one hand, and Pride, on the other hand, have made various representations and warranties in the merger agreement which are substantially reciprocal. Those representations and warranties pertain to:

     - the organization, good standing and foreign qualification of the parties and their significant subsidiaries;

     - the authorization, execution, delivery and enforceability of the merger agreement and related matters;

     - capitalization;

     - compliance with laws and possession of permits;

     - whether the party's execution and delivery of the merger agreement or consummation of the transactions contemplated thereby causes any conflict with charter documents, a violation of any applicable law or a default or change of control under any material agreement or any contract regarding officers' or directors' benefits;

     - documents and reports filed with the SEC;

     - litigation;

     - whether certain events, changes or effects have occurred from December 31, 2000 to the date of the merger agreement;

     - taxes;

     - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

     - labor matters;

     - environmental matters;

     - intellectual property matters;

     - material court orders and decrees;

     - maintenance of insurance;

     - brokerage and similar fees;

     - receipt of fairness opinions from financial advisors;

     - the shareholder votes required in connection with the merger agreement;

     - Pride's and Marine's ownership of their respective drilling rigs and Pride's drillships;

     - liabilities not disclosed in the materials related to the mergers;

     - non-compete agreements and material contracts;
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

     - capital expenditure programs;

     - improper payments;

     - amendments and actions taken under Pride's and Marine's respective rights agreement; and

     - pooling of interests.

     In addition, Pride makes representations and warranties regarding change of control provisions under its indentures. Pride also makes representations and warranties about the ownership and activities of New Pride and AM Merger, Inc.

     None of these representations and warranties survives the effectiveness of the mergers.

CONDITIONS TO THE COMPLETION OF THE MERGERS

  Conditions to Each Party's Obligations

     Marine, Pride, New Pride and AM Merger, Inc. will be obligated to effect the mergers only if the following conditions are satisfied or waived at or before the closing date.

     Shareholder Approval. Both Pride and Marine must have received the necessary shareholder approval of the mergers.

     Governmental Prohibition on the Consummation of the Mergers. No statute, rule, regulation, executive order, decree, ruling or cease and desist order shall have been enacted, entered, promulgated or enforced by any federal, state or foreign governmental authority which prohibits the consummation of the mergers substantially on the terms contained in the merger agreement. However, the party seeking to rely on this condition must have complied with the covenants in the merger agreement which generally relate to antitrust, tax and other governmental filings and approvals and as to other matters must have used its commercially reasonable best efforts to have any such regulation, statute or other action lifted or vacated.

     No Injunctions or Restraints. None of the parties to the merger agreement shall be subject to any decree, order or injunction of a United States federal or state or foreign court of competent jurisdiction which prohibits the mergers. However, the party seeking to rely on this condition must have complied with the covenants in the merger agreement which generally relate to antitrust, tax and other governmental filings and approvals and as to other matters must have used its commercially reasonable best efforts to have any such decree, order or injunction lifted or vacated.

     Registration Statement. No stop order concerning the registration statement of which this joint proxy statement/prospectus forms a part shall be in effect.

     NYSE Listing. The New York Stock Exchange shall have authorized for listing the New Pride common stock to be issued in connection with the mergers.

  Additional Conditions to Obligations of Marine to Effect the Mergers

     Marine is not obligated to effect the mergers unless the following additional conditions are satisfied or waived at or before the closing date.

     Covenants, Representations and Warranties. Pride, New Pride and AM Merger, Inc. shall have performed in all material respects the covenants and agreements that the merger agreement requires them to perform on or before the closing date. The representations and warranties of Pride, New Pride and AM Merger, Inc. contained in the merger agreement that are qualified as to materiality or material adverse effect on Pride shall be true and correct in all respects as of the closing date. The representations and warranties of Pride, New Pride and AM Merger, Inc. contained in the merger agreement that are not qualified as to materiality or material adverse effect on Pride shall be true and correct in all respects as of the closing date, except for breaches of representations and inaccuracies in warranties that do not and are not reasonably likely to have a material adverse effect on Pride. However, representations and warranties

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

made as of a specified date need only be so true and correct as of the specified date. Marine is entitled to receive a certificate of Pride, executed by president or one of its vice presidents, certifying to the foregoing effect.

     Tax Opinion. Porter & Hedges, L.L.P., counsel to Marine, shall have delivered to Marine an opinion, in form and substance reasonably satisfactory to Marine, dated the closing date, stating that, for U.S. federal income tax purposes, the mergers will each qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code and (i) no gain or loss will be recognized by the Marine shareholders who exchange shares of Marine common stock solely for Pride common stock pursuant to the Marine merger, and who then exchange such Pride common stock solely for New Pride common stock pursuant to the reincorporation merger and (ii) no gain or loss will be recognized by Pride or Marine on the transfer of its respective assets in the mergers. In rendering this opinion, Porter & Hedges, L.L.P. will be entitled to receive and rely upon representations of officers of Pride, Marine, New Pride and AM Merger, Inc. as of the closing date.

     No Material Adverse Effect. At any time after the date of the merger agreement, no event or occurrence shall have occurred that has had or is likely to have a material adverse effect on Pride.

  Additional Conditions to Obligations of Pride to Effect the Mergers

     Pride is not obligated to effect the mergers unless the following additional conditions are satisfied or waived at or before the closing date.

     Covenants, Representations and Warranties. Marine shall have performed in all material respects the covenants and agreements that the merger agreement requires them to perform on or before the closing date. The representations and warranties of Marine contained in the merger agreement that are qualified as to materiality or material adverse effect on Marine shall be true and correct in all respects as of the closing date. The representations and warranties of Marine contained in the merger agreement that are not qualified as to materiality or material adverse effect for Marine shall be true and correct as of the closing date, except for breaches of representations and inaccuracies in warranties that do not and are not reasonably likely to have a material adverse effect on Marine. Pride is entitled to receive a certificate of Marine, executed by its president or any of its vice presidents certifying to the foregoing effect.

     Tax Opinion. Baker Botts L.L.P., counsel to Pride, shall have delivered to Pride an opinion, in form and substance reasonably satisfactory to Pride, dated the closing date, stating that, for U.S. federal income tax purposes, the mergers will each qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code and (i) no gain or loss will be recognized by the shareholders of Pride, including the shareholders of Marine who received Pride common stock in the Marine merger, who exchange Pride common stock solely for New Pride common stock pursuant to the reincorporation merger and (ii) no gain or loss will be recognized by Pride or Marine on the transfer of its respective assets in the mergers. In rendering this opinion, Baker Botts L.L.P. will be entitled to receive and rely upon representations of officers of Pride and Marine, as of the closing date.

     No Material Adverse Effect. At any time after the date of the merger agreement, no event or occurrence shall have occurred that has had or is likely to have a material adverse effect on Marine.

TERMINATION OF THE MERGER AGREEMENT

     Marine and Pride may terminate the merger agreement by mutual written consent.

     Either the board of directors of Marine or Pride may terminate the merger agreement if:

     - the parties have not completed the mergers by December 31, 2001, and the party desiring to terminate the merger agreement for this reason has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused the merger not to occur on or before that date;

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     - at a meeting of the shareholders of Marine or of Pride, the shareholders do not approve the merger proposals; or

     - a U.S. federal or state or non-U.S. court of competent jurisdiction or federal or state or non-U.S. governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and this order, decree, ruling or other action has become final and unappealable. However, the party seeking to terminate the merger agreement for this reason must have complied with the covenants in the merger agreement which generally relate to antitrust, tax and other governmental filings and approvals and as to other matters used its commercially reasonable best efforts to remove this injunction, decree or order.

     Either Pride or Marine may terminate the merger agreement if:

     - the non-terminating party has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of the non-terminating party has become untrue, in either case such that a condition to the merger would not be met, and such breach is not curable or, if curable, is not cured within 30 days after the terminating party gives written notice of the breach to the non-terminating party, and the terminating party is not, at that time, in material breach of any representation, warranty, covenant or agreement in the merger agreement; or

     - the board of directors of the non-terminating party has withdrawn or materially modified, in a manner adverse to the terminating party, its approval or recommendation of the merger agreement, or recommended a competing acquisition proposal for the non-terminating party, or resolved to do so.

     In addition, either Pride or Marine may terminate the merger agreement if, before its shareholders approve the merger proposals, the terminating party concurrently enters into a binding definitive written agreement concerning a transaction that constitutes a superior proposal for the terminating party after the board of directors of the terminating party determines that:

     - proceeding with the mergers would be inconsistent with its fiduciary obligations by reason of the superior proposal; and

     - there is a substantial likelihood that the approval by the terminating party's shareholders of the merger agreement with the non-terminating party will not be obtained by reason of the existence of the superior proposal for the terminating party.

However, neither Pride nor Marine may effect that termination:

     - unless the terminating party has complied in all material respects with the non-solicitation provisions of the merger agreement;

     - if the non-terminating party is entitled to terminate the merger agreement because the terminating party has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of the terminating party shall have become materially untrue;

     - unless and until the non-terminating party receives at least 10 business days' prior written notice from the terminating party of its intention to effect that termination;

     - during that 10-business day period, the terminating party considers, and causes its respective financial and legal advisors to consider, any adjustment in the terms and conditions of the merger agreement that the non-terminating party may propose; and

     - until the terminating party has paid to the non-terminating party the $50 million termination fee described under "-- Expenses and Termination Fees."

     No party may terminate the merger agreement after the effectiveness of the mergers.

TERMINATION FEES AND EXPENSE REIMBURSEMENT

     Whether or not the mergers are completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except as expressly provided in the merger agreement.

     Marine is required to pay Pride a cash termination fee of $50 million at the time of the termination if the merger agreement is terminated as follows:

     - by Marine or Pride because Marine's shareholders do not approve the merger agreement after the public announcement of a competing acquisition proposal for Marine, whether or not that proposal is still pending or has been consummated;

     - by Pride because the board of directors of Marine has withdrawn or materially modified, in a manner adverse to Pride, its approval or recommendation of the merger agreement, or recommended a competing acquisition proposal for Marine, or resolved to do so; or

     - by Marine because the board of directors of Marine determines that proceeding with the mergers would be inconsistent with its fiduciary duties and concurrently enters into a binding definitive agreement concerning a transaction that constitutes a superior proposal for Marine.

     Pride is required to pay Marine a cash termination fee of $50 million at the time of the termination if the merger agreement is terminated as follows:

     - by Marine or Pride because Pride's shareholders do not approve the merger proposals after the public announcement of a competing acquisition proposal for Pride, whether or not that proposal is still pending or has been consummated;

     - by Marine because the board of directors of Pride has withdrawn or materially modified, in a manner adverse to Marine, its approval or recommendation of the merger proposals, or recommended a competing acquisition proposal for Marine, or resolved to do so; or

     - by Pride because the board of directors of Pride determines that proceeding with the mergers would be inconsistent with its fiduciary duties and concurrently enters into a binding definitive agreement concerning a transaction that constitutes a superior proposal for Pride.

     If the merger agreement is terminated because the shareholders of Marine do not approve the merger agreement and there was no public announcement of a competing acquisition proposal for Marine before the shareholders' vote, then Marine is required to pay Pride a fee of $5 million to reimburse it for its costs and expenses incurred in connection with the mergers and related transactions.

     If the merger agreement is terminated because the shareholders of Pride do not approve the merger proposals and there was no public announcement of a competing acquisition proposal for Pride before the shareholders' vote, then Pride is required to pay Marine a fee of $5 million to reimburse it for its costs and expenses incurred in connection with the mergers and related transactions.

AMENDMENT

     The parties may amend the merger agreement, by action taken or authorized by their boards of directors, at any time before or after approval by the shareholders of the parties of the matters presented in connection with the mergers. After any shareholder approval, the parties may not amend the merger agreement if further approval by those shareholders is required by law, unless such further approval is obtained.

                       RECIPROCAL STOCK OPTION AGREEMENTS

     General. As a condition and inducement to each party's willingness to enter into the merger agreement, each party requested, and the other party agreed, to grant the requesting party an irrevocable option to purchase up to 19.9% of the granting party's issued and outstanding common stock. The terms of the option granted by Pride with respect to its common stock (the "Pride Stock Option Agreement") are virtually identical to the terms of the option granted by Marine with respect to its common stock (the "Marine Stock Option Agreement"). Both agreements are dated as of May 23, 2001 and are attached as Annexes F and G to this joint proxy statement/prospectus.

     Number of Shares and Exercise Price. The number of shares subject to each option agreement adjusts to equal 19.9% of the number of issued and outstanding shares of Pride or Marine common stock in the event that any additional shares of Pride or Marine common stock are issued or otherwise become outstanding after May 23, 2001, or any shares of Pride or Marine common stock are redeemed, repurchased, retired or otherwise cease to be outstanding after May 23, 2001. The number of Marine shares subject to the Pride Stock Option Agreement is initially established at 11,680,759. The number of Pride shares subject to the Marine Stock Option Agreement is initially established at 14,645,693. The per share price (the "exercise price") of the Marine shares for which the option granted in the Pride Stock Option Agreement is exercisable is $27.72, and the exercise price of the Pride shares for which the option granted in the Marine Stock Option Agreement is exercisable is $32.65. Each exercise price was determined based upon the closing price of Pride and Marine common stock on the New York Stock Exchange on the dates the option agreements were signed.

     Adjustments. The exercise price and the type and number of shares or securities subject to the stock option agreements will be adjusted appropriately for any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or similar transactions in respect of the Marine or Pride common stock.

     Exercisability. Each of the stock options is exercisable, in whole or in part, at any time and from time to time following the occurrence of an exercise date (as defined below) and shall remain in full force and effect until the earliest to occur of:

          (1) the effective time (as defined in the merger agreement),

          (2) twelve months after the first receipt by the grantee of written notice from the grantor of the occurrence of an exercise date; or

          (3) the date of termination of the merger agreement, unless the grantor is obligated to pay a $50 million fee pursuant to the merger agreement in connection with such termination (see "The Merger Agreement -- Effect of Termination").

     An "exercise date" is the date on which any of the events giving rise to the obligation of Marine or Pride to pay the other party the $50 million fee pursuant to the termination fee provisions of the merger agreement. These events include the termination by Pride or Marine, as the case may be, of the merger agreement following the failure of the other party's shareholders to vote in favor of approval of the merger agreement or the withdrawal or modification of the other party's board of directors' recommendation to the other party's shareholders in favor of approval of the merger agreement in connection with a competing proposal for a combination between the other party and a third party, and in certain other circumstances.

     Put Right. Pursuant to the terms of the reciprocal stock option agreements, the grantee of the option may require the grantor to purchase from the grantee that portion of the option relating to all or any part of the unexercised option shares (or as to which portion the option has been exercised but the option closing has not yet occurred) and all or any portion of the shares of the grantor's common stock purchased by the grantee pursuant to the option and with respect to which the grantee then has ownership. The put right may be exercised by the grantee at any time and from time to time after the occurrence of an exercise event and before 120 days after the expiration of the relevant option.

     Registration Rights. The grantee will have rights to require the registration under the securities laws of any shares purchased pursuant to the option, which would allow those shares to be resold by the grantee.

     Profit Limitation. The stock option agreements limit the total profit that the grantee may receive to $50 million. Each grantee's total profit is equal to the aggregate amount (before taxes) of:

          (1) all amounts received by the grantee pursuant to the grantor's repurchase obligation (i.e., the put right), less amounts paid by the grantee for shares being repurchased pursuant to the put right;

          (2) the amounts received by or being paid to the grantee pursuant to the arm's length sale of all or part of the option shares, less the grantee's purchase price for such option shares; and

          (3) all amounts received by or being paid to the grantee pursuant to the termination fee provisions of the merger agreement.

                               BUSINESS OF PRIDE

     Pride is a leading international provider of contract drilling and related services, operating both offshore and on land. In recent years, Pride has focused its growth strategy on the higher margin offshore and international drilling markets. At June 30, 2001, Pride's global fleet consisted of 305 rigs, including two ultra-deepwater drillships, nine semisubmersible rigs, 19 jackup rigs, five tender-assisted rigs, three barge rigs, 21 offshore platform rigs and 246 land-based drilling and workover rigs. Pride operates in more than 20 countries and marine provinces. The significant diversity of Pride's rig fleet and areas of operation enables it to provide a broad range of services and to take advantage of market upturns while reducing its exposure to sharp downturns in any particular market sector or geographic region.

     Pride's executive offices are located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Its telephone number at that address is (713) 789-1400.

     For a more detailed description of the business of Pride, see the description set forth in Pride's 2000 Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated by reference herein. See "Where You Can Find More Information."

                               BUSINESS OF MARINE

     Marine's primary business is providing offshore contract drilling services to independent and major oil and gas companies. Marine presently operates offshore domestically in the U.S. Gulf of Mexico and internationally in Southeast Asia, the North Sea and India.

     Marine owns and operates a fleet of 17 offshore drilling rigs consisting of five independent leg jack-up units, four of which have a cantilever feature, ten mat supported jack-up units, five of which have a cantilever feature, and two semi-submersible units. Additionally, Marine owns one independent leg jack-up rig configured as an accommodation unit. Currently, fifteen of Marine's rigs are located in the U.S. Gulf of Mexico, and the three remaining rigs are in Southeast Asia, the North Sea and India.

     Marine's executive offices are located at One Sugar Creek Center Boulevard, Suite 600, Sugar Land, Texas 77489. Its telephone number at that address is
(281) 243-3000.

     For a more detailed description of the business of Marine, see the description set forth in Marine's 2000 Annual Report of Form 10-K and quarterly reports on Form 10-Q which are incorporated by reference herein. See "Where You Can Find More Information."

                     MARKET PRICE AND DIVIDEND INFORMATION

     The following table shows the high and low sales prices for Pride common stock and Marine common stock for the periods shown in the table. No cash dividends were declared on either stock during the periods presented in the table.

     The Pride common stock is listed on the New York Stock Exchange under the symbol "PDE." The Marine common stock is listed on the New York Stock Exchange under the symbol "MRL."

                                                                  PRIDE            MARINE
                                                             ---------------   ---------------
CALENDAR YEAR                                                 HIGH     LOW      HIGH     LOW
-------------                                                ------   ------   ------   ------
1999
  First quarter............................................  $ 9.75   $ 4.81   $11.75   $ 5.94
  Second quarter...........................................   12.25     7.06    17.75     9.62
  Third quarter............................................   18.31     9.94    18.69    12.62
  Fourth quarter...........................................   16.69    11.50    22.50    12.62
2000
  First quarter............................................   22.94    13.25    28.62    17.56
  Second quarter...........................................   26.75    19.69    31.31    20.75
  Third quarter............................................   29.63    19.06    32.50    21.06
  Fourth quarter...........................................   28.88    18.06    29.18    19.19
2001
  First quarter............................................   29.30    19.25    32.70    23.75
  Second quarter...........................................   32.66    18.56    30.73    18.55
  Third quarter (through August 2).........................   19.53    13.99    19.47    13.05

     On May 23, 2001, the last full trading day before Pride and Marine announced the execution of the merger agreement, Pride common stock closed at $32.65 per share and Marine common stock closed at $27.72 per share. On August 2, 2001, the most recent practicable date before the date of this document, Pride common stock closed at $15.30 per share and Marine common stock closed at $15.10 per share. The market price of the two stocks will fluctuate before the mergers, but the exchange ratio is fixed at one-for-one. SHAREHOLDERS ARE ENCOURAGED TO OBTAIN RECENT STOCK QUOTES FOR PRIDE COMMON STOCK AND MARINE COMMON STOCK.

     An application has been filed with the New York Stock Exchange to list the New Pride common stock that holders of Marine common stock and Pride common stock will receive in the mergers under the symbol "PDE."

          UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited condensed pro forma combined balance sheet as of March 31, 2001 and the unaudited condensed pro forma combined statements of operations for the three-month period ended March 31, 2001 and for each of the years in the three-year period ended December 31, 2000, illustrate the effect of the mergers under the pooling of interests method of accounting.

     The historical balance sheet and results of operations information for Pride has been derived from Pride's audited and unaudited consolidated financial statements for the periods presented incorporated by reference in this joint proxy statement/prospectus. The historical balance sheet and results of operations information for Marine has been derived from Marine's audited and unaudited consolidated financial statements for the periods presented incorporated by reference in this joint proxy statement/prospectus. The unaudited condensed pro forma combined balance sheet has been prepared assuming the mergers were consummated on March 31, 2001. The unaudited condensed pro forma combined statements of operations have been prepared assuming that the mergers were consummated on January 1, 1998.

     The pro forma adjustments and the resulting unaudited condensed pro forma financial statements are based upon available information and certain assumptions and estimates described in the notes to unaudited condensed pro forma combined financial statements. In preparing these pro forma financial statements, Pride's management has reviewed the accounting practices followed by Marine, and Marine's management has reviewed the accounting practices followed by Pride, to determine whether any pro forma adjustments were required for the combining companies to conform to the same accounting practices. No significant differences in accounting practices were identified by Pride's management or by Marine's management and hence no pro forma adjustments were made in this respect.

     The condensed pro forma combined financial statements do not purport to represent what the financial position or results of operations of New Pride actually would have been had the mergers occurred on the dates indicated or to project New Pride's financial position or results of operations for any future date or period. Furthermore, the unaudited condensed pro forma combined financial statements do not reflect any cost savings or other synergies which may result from the mergers or any other changes which may occur as the result of post-combination activities and other matters. In addition, the unaudited condensed pro forma combined statements of operations exclude non-recurring charges directly attributable to the mergers that will be charged to operations in the quarter in which the mergers are actually consummated.

     The unaudited condensed pro forma combined financial statements and the notes thereto should be read in conjunction with the historical consolidated financial statements of Pride, including the notes thereto, and the historical consolidated financial statements of Marine, including the notes thereto, all of which are incorporated by reference in this joint proxy statement/prospectus.

                           PRIDE INTERNATIONAL, INC.

              UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                 (IN THOUSANDS)

                                                    HISTORICAL                 PRO FORMA
                                               ---------------------   --------------------------
                                                 PRIDE       MARINE    ADJUSTMENTS      COMBINED
                                               ----------   --------   -----------     ----------
Cash and cash equivalents (includes
  restricted cash of $47,811)................  $  274,910   $  5,754    $     --       $  280,664
Accounts receivable, net.....................     255,539     49,299          --          304,838
Other current assets.........................     125,904      2,531          --          128,435
                                               ----------   --------    --------       ----------
          Total current assets...............     656,353     57,584          --          713,937
                                               ----------   --------    --------       ----------
Property and equipment, net..................   2,596,725    592,396          --        3,189,121
Other assets, net............................     162,327      1,040          --          163,367
                                               ----------   --------    --------       ----------
          Total assets.......................  $3,415,405   $651,020    $     --       $4,066,425
                                               ==========   ========    ========       ==========
Current liabilities..........................  $  463,553   $ 24,556    $ 21,000(a)    $  509,109
Long-term debt and lease obligations.........   1,659,839     32,000          --        1,691,839
Other long-term liabilities..................      92,428      1,292          --           93,720
Deferred income taxes........................      43,754     80,022          --          123,776
Minority interest............................      54,655         --          --           54,655
Shareholders' equity
Common stock and paid-in capital.............     900,634    291,426          --        1,192,060
Treasury and restricted stock................        (191)      (427)         --             (618)
Retained earnings............................     200,733    222,151     (21,000)(a)      401,884
                                               ----------   --------    --------       ----------
          Total shareholders' equity.........   1,101,176    513,150     (21,000)       1,593,326
                                               ----------   --------    --------       ----------
          Total liabilities and shareholders'
            equity...........................  $3,415,405   $651,020    $     --       $4,066,425
                                               ==========   ========    ========       ==========

               The accompanying notes are an integral part of the unaudited condensed pro forma combined financial statements.

                           PRIDE INTERNATIONAL, INC.

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       HISTORICAL               PRO FORMA
                                                   ------------------     ----------------------
                                                    PRIDE     MARINE      ADJUSTMENTS   COMBINED
                                                   --------   -------     -----------   --------
Revenues.........................................  $270,354   $84,874       $   --      $355,228
Operating costs..................................   173,689    31,703           --       205,392
                                                   --------   -------       ------      --------
          Gross margin...........................    96,665    53,171           --       149,836
Depreciation and amortization....................    36,582    11,708           --        48,290
Selling, general and administrative..............    21,589     3,734           --        25,323
                                                   --------   -------       ------      --------
          Earnings from operations...............    38,494    37,729           --        76,223
                                                   --------   -------       ------      --------
Other income (expense)
  Other income, net..............................     1,475       330           --         1,805
  Interest income................................     3,782       111           --         3,893
  Interest expense...............................   (23,223)   (1,168)          --       (24,391)
                                                   --------   -------       ------      --------
          Total other income (expense), net......   (17,966)     (727)          --       (18,693)
                                                   --------   -------       ------      --------
Earnings before income taxes and minority
  interest.......................................    20,528    37,002           --        57,530
Income tax provision.............................     4,510    13,043           --        17,553
Minority interest................................     4,056        --           --         4,056
                                                   --------   -------       ------      --------
Net earnings.....................................  $ 11,962   $23,959       $   --      $ 35,921
                                                   ========   =======       ======      ========
Net earnings per share
  Basic..........................................  $   0.17   $  0.41       $   --      $   0.28
  Diluted........................................  $   0.16   $  0.40       $   --      $   0.26
Weighted average shares outstanding
  Basic..........................................    70,046    58,627           --       128,673
  Diluted........................................    80,644    59,552        7,017(b)    147,213

     The accompanying notes are an integral part of the unaudited condensed pro forma combined financial statements.

                           PRIDE INTERNATIONAL, INC.

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      HISTORICAL               PRO FORMA
                                                  -------------------   ------------------------
                                                   PRIDE      MARINE    ADJUSTMENTS    COMBINED
                                                  --------   --------   -----------   ----------
Revenues........................................  $909,007   $264,031      $ --       $1,173,038
Operating costs.................................   604,580    117,723        --          722,303
                                                  --------   --------      ----       ----------
          Gross margin..........................   304,427    146,308        --          450,735
Depreciation and amortization...................   130,255     44,315        --          174,570
Selling, general and administrative.............    80,496     15,032        --           95,528
                                                  --------   --------      ----       ----------
          Earnings from operations..............    93,676     86,961        --          180,637
                                                  --------   --------      ----       ----------
Other income (expense)
  Other income, net.............................     1,808      1,847        --            3,655
  Interest income...............................    12,169        513        --           12,682
  Interest expense..............................   (90,764)   (11,469)       --         (102,233)
                                                  --------   --------      ----       ----------
          Total other income (expense), net.....   (76,787)    (9,109)       --          (85,896)
                                                  --------   --------      ----       ----------
Earnings before income taxes and minority
  interest......................................    16,889     77,852        --           94,741
Income tax provision............................     5,341     29,587        --           34,928
Minority interest...............................    10,812         --        --           10,812
                                                  --------   --------      ----       ----------
Net earnings....................................  $    736   $ 48,265      $ --       $   49,001
                                                  ========   ========      ====       ==========
Net earnings per share
  Basic.........................................  $   0.01   $   0.83      $ --       $     0.40
  Diluted.......................................  $   0.01   $   0.81      $ --       $     0.39
Weighted average shares outstanding
  Basic.........................................    64,634     58,404        --          123,038
  Diluted.......................................    67,418     59,246        --          126,664

The accompanying notes are an integral part of the unaudited condensed pro forma combined financial statements.

                           PRIDE INTERNATIONAL, INC.

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        HISTORICAL              PRO FORMA
                                                    -------------------   ----------------------
                                                     PRIDE      MARINE    ADJUSTMENTS   COMBINED
                                                    --------   --------   -----------   --------
Revenues..........................................  $619,385   $115,406     $   --      $734,791
Operating costs...................................   441,903     77,591         --       519,494
Restructuring charges.............................    12,817         --         --        12,817
                                                    --------   --------     ------      --------
     Gross margin.................................   164,665     37,815         --       202,480
Depreciation and amortization.....................    95,723     29,569         --       125,292
Selling, general and administrative...............    78,825     12,575         --        91,400
Restructuring charges.............................    23,831         --         --        23,831
                                                    --------   --------     ------      --------
     Loss from operations.........................   (33,714)    (4,329)        --       (38,043)
                                                    --------   --------     ------      --------
Other income (expense)
  Other income, net...............................    11,125      1,145         --        12,270
  Interest income.................................     8,552        886         --         9,438
  Interest expense................................   (60,992)    (6,184)        --       (67,176)
                                                    --------   --------     ------      --------
          Total other income (expense), net.......   (41,315)    (4,153)        --       (45,468)
                                                    --------   --------     ------      --------
Loss before income taxes and minority interest....   (75,029)    (8,482)        --       (83,511)
Income tax benefit................................   (23,258)    (2,352)        --       (25,610)
Minority interest.................................     3,996         --         --         3,996
                                                    --------   --------     ------      --------
Net loss before extraordinary item................   (55,767)    (6,130)        --       (61,897)
Extraordinary item, net...........................     3,884         --         --         3,884
                                                    --------   --------     ------      --------
Net loss..........................................  $(51,883)  $ (6,130)    $   --      $(58,013)
                                                    ========   ========     ======      ========
Net loss per share before extraordinary item
  Basic...........................................  $  (1.06)  $  (0.11)    $   --      $  (0.57)
  Diluted.........................................  $  (1.06)  $  (0.11)    $   --      $  (0.57)
Net loss per share after extraordinary item
  Basic...........................................  $  (0.99)  $  (0.11)    $   --      $  (0.54)
  Diluted.........................................  $  (0.99)  $  (0.11)    $   --      $  (0.54)
Weighted average shares outstanding
  Basic...........................................    52,526     55,275         --       107,801
  Diluted.........................................    52,526     55,275         --       107,801

     The accompanying notes are an integral part of the unaudited condensed pro forma combined financial statements.

                           PRIDE INTERNATIONAL, INC.

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      HISTORICAL               PRO FORMA
                                                  -------------------   ------------------------
                                                   PRIDE      MARINE    ADJUSTMENTS    COMBINED
                                                  --------   --------   -----------   ----------
Revenues........................................  $835,563   $228,015     $   --      $1,063,578
Operating costs.................................   524,344    102,166         --         626,510
Restructuring charges...........................     5,500         --         --           5,500
                                                  --------   --------     ------      ----------
          Gross margin..........................   305,719    125,849         --         431,568
Depreciation and amortization...................    79,931     20,191         --         100,122
Selling, general and administrative.............    84,825     12,287         --          97,112
                                                  --------   --------     ------      ----------
          Earnings from operations..............   140,963     93,371         --         234,334
                                                  --------   --------     ------      ----------
Other income (expense)
  Other income, net.............................     1,146        968         --           2,114
  Interest income...............................     5,850      1,683         --           7,533
  Interest expense..............................   (45,776)      (481)        --         (46,257)
                                                  --------   --------     ------      ----------
          Total other income (expense), net.....   (38,780)     2,170         --         (36,610)
                                                  --------   --------     ------      ----------
Earnings before income taxes and minority
  interest......................................   102,183     95,541         --         197,724
Income tax provision............................    24,726     34,720         --          59,446
Minority interest...............................       (60)        --         --             (60)
                                                  --------   --------     ------      ----------
Net earnings....................................  $ 77,517   $ 60,821     $   --      $  138,338
                                                  ========   ========     ======      ==========
Net earnings per share
  Basic.........................................  $   1.55   $   1.16     $   --      $     1.35
  Diluted.......................................  $   1.39   $   1.15     $   --      $     1.28
Weighted average shares outstanding
  Basic.........................................    50,135     52,217         --         102,352
  Diluted.......................................    60,851     52,726         --         113,577

     The accompanying notes are an integral part of the unaudited condensed pro forma combined financial statements.

      NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BACKGROUND

     In May 2001, Pride and Marine entered into a definitive agreement to combine in a tax-free, stock-for-stock transaction. Pursuant to the agreement, shareholders of each company will receive one share in a newly formed Delaware company for each share of Pride or Marine common stock that they currently own. The combined company will be named Pride International, Inc.

2. BASIS OF PRESENTATION

     The unaudited condensed pro forma combined balance sheet gives effect to the proposed mergers by combining the respective balance sheets of Pride and Marine at March 31, 2001 on a pooling of interests basis. The unaudited condensed pro forma combined statements of operations have been prepared assuming that the proposed mergers were consummated on January 1, 1998.

3. MANAGEMENT ASSUMPTIONS

     The unaudited pro forma financial statements reflect the following pro forma adjustments to effect the mergers on a pooling of interests basis.

          (a) Current Liabilities -- Represents estimated direct costs associated with the mergers, including financial advisor, attorney, accountant and filing fees and other expenses, which approximate $25 million ($21 million net of income taxes assuming 50% are deductible for tax purposes). These non-recurring costs, which are subject to change, will be charged to earnings in the quarter in which the mergers are consummated. It is expected that substantially all of the direct costs associated with the transaction will be paid within one year after the mergers are consummated.

          (b) Diluted Weighted Average Shares Outstanding -- Represents the adjustment to include in pro forma diluted weighted average shares outstanding, shares issuable by Pride pursuant to convertible debt securities that were excluded from Pride's historical diluted weighted average shares outstanding as their effect was antidilutive.

4. EARNINGS PER SHARE

     Basic net earnings per share has been computed based on the weighted average number of shares of common stock of Pride and Marine outstanding during each period. Diluted net earnings per share has been computed based on the weighted average number of shares of common stock and common stock equivalents of Pride and Marine outstanding during each period, as if stock options, convertible debentures and other convertible debt were converted into common stock, after giving retroactive effect to the elimination of interest expense, net of income tax, applicable to the convertible subordinated debentures and other convertible debt.

     The calculation of diluted weighted average shares outstanding excludes 0.8 million, 7.8 million and 15.9 million common shares issuable pursuant to outstanding options, warrants, convertible notes, convertible debentures and other convertible debt for the three months ended March 31, 2001 and the years ended December 31, 2000 and 1999, respectively, because their effect was antidilutive. There were 0.6 million, 1.3 million and 2.4 million stock options outstanding at March 31, 2001, December 31, 2000 and December 31, 1998, respectively, which were not included in the computation of diluted weighted average shares outstanding because the exercise price of the options was greater than the average market price of the common shares during those periods.

                   DESCRIPTION OF CAPITAL STOCK OF NEW PRIDE

     The following description of New Pride's common stock, preferred stock, certificate of incorporation and bylaws to be in effect upon completion of the mergers is a summary only and is subject to the complete text of New Pride's certificate of incorporation and bylaws, which are attached to this joint proxy statement/prospectus as Annexes D and E, respectively, and New Pride's rights agreement, the form of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. You are encouraged to read those documents carefully.

     New Pride's authorized capital stock consists of 400,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     The holders of New Pride common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

     New Pride common stock carries no preemptive or other subscription rights to purchase shares of its stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of New Pride common stock will be entitled to dividends in the amounts and at the times declared by its board of directors out of funds legally available for the payment of dividends.

     If New Pride is liquidated, dissolved or wound up, the holders of its common stock will share pro rata in its assets after satisfaction of all of its liabilities and the prior rights of any outstanding class of its preferred stock.

PREFERRED STOCK

     New Pride's board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

     - dividend rights;

     - voting powers;

     - preemptive rights;

     - conversion rights;

     - redemption rights; and

     - liquidation preferences.

     The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It also could affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

     For purposes of the rights plan described below, New Pride's board of directors has designated 4,000,000 shares of preferred stock to constitute the Series A Junior Participating Preferred Stock. For a description of the rights plan, see "-- Stockholder Rights Plan."

ANTI-TAKEOVER PROVISIONS OF NEW PRIDE'S CERTIFICATE OF INCORPORATION AND BYLAWS

     New Pride's certificate of incorporation and bylaws contain provisions that could delay or make more difficult the acquisition of control of New Pride through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of New Pride's common stock.

  Authorized but Unissued Stock

     New Pride has 400,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock as compared with a total of 400,000,000 authorized shares of common stock and 25,000,000 shares of preferred stock of Pride and Marine on a combined basis. One of the consequences of New Pride's authorized but unissued common stock and undesignated preferred stock may be to enable New Pride's board of directors to make more difficult or to discourage an attempt to obtain control of New Pride. If, in the exercise of its fiduciary obligations, New Pride's board of directors determined that a takeover proposal was not in New Pride's best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

     - diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

     - creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

     - effecting an acquisition that might complicate or preclude the takeover.

     In this regard, New Pride's certificate of incorporation grants its board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. New Pride's board could establish one or more series of preferred stock that entitle holders to:

     - vote separately as a class on any proposed merger or consolidation;

     - cast a proportionately larger vote together with the common stock on any transaction or for all purposes;

     - elect directors having terms of office or voting rights greater than those of other directors;

     - convert preferred stock into a greater number of shares of common stock or other securities;

     - demand redemption at a specified price under prescribed circumstances related to a change of control of New Pride; or

     - exercise other rights designed to impede a takeover.

  Stockholder Action by Written Consent; Special Meetings of Stockholders

     New Pride's certificate of incorporation provides that no action that is required or permitted to be taken by New Pride's stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that special meetings of stockholders may be called only by the board of directors, the chairman of the board or the president. These provisions of the certificate of incorporation may only be amended or repealed by a vote of 80% of the voting power of New Pride's outstanding common stock.

  Amendment of the Bylaws

     Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. New Pride's certificate of incorporation and bylaws grant its board of directors the power to adopt, amend and repeal its bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. New Pride's stockholders may also adopt, amend or repeal New Pride's bylaws by a vote of a majority of the voting power of New Pride's outstanding voting stock.

  Removal of Directors

     Directors may be removed with or without cause by a vote of a majority of the voting power of New Pride's outstanding voting stock. A vacancy on the board of directors of New Pride may be filled by a vote of a majority of the directors in office or by the stockholders, and a director elected to fill a vacancy serves until the next annual meeting of stockholders.

  Advance Notice Procedure for Director Nominations and Stockholder Proposals

     New Pride's bylaws provide that advance notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director or to make proposals must be delivered to or mailed and received at New Pride's principal executive offices not later than 120 days prior to the scheduled annual meeting date. If that date is more than 30 days after the anniversary date of the preceding year's annual meeting and if less than 100 days' prior notice or public disclosure of the scheduled meeting date is made, the notice must be received not later than 10 days following the earlier of the day on which notice of the meeting was mailed to stockholders or the day on which the public disclosure was made.

     These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to New Pride's stockholders.

STOCKHOLDER RIGHTS PLAN

     New Pride has adopted a preferred share purchase rights plan that will be effective upon completion of the reincorporation merger. Under the plan, each share of New Pride common stock will include one right to purchase preferred stock. The rights will separate from the common stock and become exercisable (1) ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of the outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person's acquiring beneficial ownership of 15% of the outstanding common stock. A 15% beneficial owner is referred to as an "acquiring person" under the plan.

     New Pride's board of directors can elect to delay the separation of the rights from the common stock beyond the ten-day periods referred to above. The plan also confers on the New Pride board the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

     After the rights are separately distributed, each right will entitle the holder to purchase from New Pride one one-hundredth of a share of Series A Junior Participating Preferred Stock for a purchase price of $50. The rights will expire at the close of business on September 30, 2011, unless New Pride redeems or exchanges them earlier as described below.

     If a person becomes an acquiring person, the rights will become rights to purchase shares of New Pride's common stock for one-half the current market price, as defined in the rights agreement, of the common stock. This occurrence is referred to as a "flip-in event" under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. New Pride's board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of New Pride's common stock is fair to and otherwise in the best interests of its stockholders. If the board makes this determination, the purchase of shares under the offer will not be a flip-in event.

     If, after there is an acquiring person, New Pride is acquired in a merger or other business combination transaction or 50% or more of New Pride's assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a

"flip-over event" under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

     Until ten days after the announcement that a person has become an acquiring person, New Pride's board of directors may decide to redeem the rights at a price of $.01 per right, payable in cash, shares of common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

     At any time after a flip-in event and prior to either a person's becoming the beneficial owner of 50% or more of the shares of common stock or a flip-over event, New Pride's board of directors may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

     Other than provisions relating to the redemption price of the rights, the rights agreement may be amended by New Pride's board of directors at any time that the rights are redeemable. Thereafter, the provisions of the rights agreement other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

     The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire New Pride without the approval of its board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire New Pride even if the acquisition may be favorable to the interests of New Pride's stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     New Pride's directors will not be personally liable to New Pride or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

     - for any breach of the duty of loyalty to New Pride or its stockholders;

     - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

     - for any transaction from which the director derived an improper personal benefit.

     As a result, neither New Pride nor its stockholders have the right, through stockholders' derivative suits on behalf of New Pride, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DELAWARE ANTI-TAKEOVER LAW

     New Pride is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions.
Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a corporation's voting stock, or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years after becoming an interested stockholder unless:

     - the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

     - following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company will be the transfer agent and registrar for New Pride's common stock.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     As a result of the mergers, Pride and Marine shareholders will become holders of New Pride common stock. New Pride is a Delaware corporation, Pride is a Louisiana corporation and Marine is a Texas corporation. The rights of Pride shareholders are currently governed by the Pride articles of incorporation, the Pride bylaws and the laws of Louisiana. The rights of Marine shareholders are currently governed by the Marine articles of incorporation, the Marine bylaws and the laws of Texas. Following the mergers, the rights of all former holders of shares of Pride and Marine common stock will be governed by the New Pride certificate of incorporation, the New Pride bylaws and the laws of Delaware.

     The following is a summary explanation of some of the material differences between the rights of holders of New Pride, Pride and Marine common stock. These differences arise in part from the differences between Delaware, Louisiana and Texas law. Additional differences arise from the differences between charter documents of the three companies. This summary is qualified by reference to the charter documents of the three companies. New Pride's charter documents are attached as Annex D and E. For information on how to obtain a copy of the charter documents of Pride and Marine, see "Where You Can Find More Information" beginning on page 93. In addition, the description of the differences between Delaware, Louisiana and Texas law is a summary only, is not a complete description of the differences between Delaware, Louisiana and Texas law and is qualified by reference to Delaware, Louisiana and Texas law.

                               AUTHORIZED CAPITAL

          NEW PRIDE                         PRIDE                           MARINE
450,000,000 shares, consisting  205,000,000 shares, consisting  220,000,000 shares, consisting
of 400,000,000 shares of        of 200,000,000 shares of        of 200,000,000 shares of
common stock, par value $0.01   common stock, no par value,     common stock, par value $0.01
per share, and 50,000,000       and 5,000,000 shares of         per share, and 20,000,000
shares of preferred stock, par  preferred stock, no par value.  shares of preferred shares,
value $0.01 per share. For a                                    par value $0.01 per share.
further description of the
authorized capital stock of
New Pride, see "Description of
Capital Stock of New Pride."
Shares of preferred stock may   Similar "blank check"           Similar "blank check"
be issued from time to time in  preferred stock provisions to   preferred stock provisions to
one or more series by the       New Pride.                      New Pride.
board of directors. The board
can fix the preferences,
limitations and relative
rights of the shares of the
preferred and common stock.

           NUMBER OF DIRECTORS; CLASSIFIED BOARD; REMOVAL; VACANCIES;
                 CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

          NEW PRIDE                         PRIDE                           MARINE
Number of                       Number of Directors.  Seven     Number of Directors.  Seven
Directors.  Initially, eight    directors; the number can be    directors; the number can be
directors; the number can be    changed by a two-thirds vote    changed by amendment of the
changed by the board, but no    of the board.                   by-laws.
director's term may be
shortened by a reduction in
the size of the board.
Classified Board.  No.          Classified Board.  Yes.         Classified Board.  No.
                                Approximately one-third of the
                                directors are elected each
                                year to staggered three year
                                terms.
Removal.  Directors may be re-  Removal.  Directors may only    Removal.  Directors may be re-
moved with or without cause by  be removed for cause and by a   moved with or without cause by
a majority of the voting power  vote of 80% of the voting       a majority of the voting power
of New Pride's outstanding      power of the shareholders.      of the shareholders.
common stock.
Vacancies.  Vacancies on the    Vacancies.  The remaining       Vacancies.  The remaining
board may be filled by the re-  directors may fill vacancies    directors may fill vacancies
maining directors, even if      on the board by a two-thirds    on the board, even if such
such remaining directors        vote, even if such remaining    remaining directors constitute
constitute less than a quorum,  directors constitute less than  less than a quorum, or they
or by the stockholders.         a quorum, or they may be        may be filled at a special
                                filled at a special meeting of  meeting of shareholders.
                                shareholders called for that
                                purpose prior to such action
                                by the board.
Cumulative Voting.  New Pride   Cumulative Voting.  Pride       Cumulative Voting.  Marine
stockholders do not have        shareholders do not have        shareholders do not have
cumulative voting in the        cumulative voting in the        cumulative voting in the
election of directors.          election of directors.          election of directors.

              AMENDMENTS TO CERTIFICATE/ARTICLES OF INCORPORATION

          NEW PRIDE                         PRIDE                           MARINE
An amendment to the             Under Louisiana law, the        The board and shareholders may
certificate of incorporation    shareholders may amend the      amend the articles of
requires (1) the approval of    articles by a vote of at least  incorporation if:
the board of directors and (2)  two-thirds of the voting power  -- the board sets forth the
the approval of the holders of  present, or by such larger or   proposed amendment in a
a majority of the outstand-     smaller vote (not less than a      resolution and directs that
ing stock entitled to vote      majority) of the voting power      it be submitted to a vote
upon the proposed amendment,    present or of the total voting     at a meeting of
unless the amendment is to a    power as the articles may          shareholders, and
provision of the certificate    require, at an annual or        -- the holders of a majority
that sets forth an 80% vote     special meeting of the          of the outstanding shares
requirement, in which case a    shareholders.                      entitled to vote on the
vote of 80% of the outstanding                                     amendment approve it by
stock entitled to vote on the   Pride's articles generally         affirmative vote, unless
amendment is required. The      provide that if either a           the charter otherwise
provisions of the certificate   majority of the directors, at      requires the vote of a
setting forth an 80% vote       a time when there is no            different number of shares.
require-                        acquiring entity, or a
                                majority

          NEW PRIDE                         PRIDE                           MARINE
ment are those prohibiting      of the continuing directors,
action by written consent and   at a time when there is an
those respecting the calling    acquiring entity, recommends
of special stockholder          an amendment to the articles,
meetings.                       the holders of a majority of
                                the total voting power present
                                at a shareholder meeting are
                                required to amend the
                                articles. Otherwise, the hold-
                                ers of 80% of the total voting
                                power are required. Exceptions
                                relate generally to:
                                -- the authority of the board
                                of directors to issue
                                   preferred stock, where no
                                   shareholder vote is
                                   required, and
                                -- supermajority voting provi-
                                   sions for business combina-
                                   tions and limitations on
                                   director liability, where
                                   approval of holders of 80%
                                   of the total voting power
                                   is required, regardless of
                                   whether there is an
                                   acquiring entity.

                            AMENDMENTS TO THE BYLAWS

          NEW PRIDE                         PRIDE                           MARINE
The directors may amend the     Pride's articles state that     The Marine bylaws may be
bylaws without any action by    Pride's bylaws may be amended   amended or repealed by the
the stockholders. The           or repealed by:                 vote of the holders of a
stockholders may adopt, amend   -- a majority of the entire     majority of the outstanding
or repeal the bylaws by a       board of directors at any time  common stock or the vote or
majority of the voting power       when there is no acquiring   consent of all the directors
of the outstanding common          entity,                      then in office.
stock.                          -- both a majority of the
                                entire board of directors and
                                   a majority of the
                                   continuing directors at any
                                   time when there is an
                                   acquiring entity, or
                                -- the affirmative vote of the
                                   shareholders of at least
                                   80% of the total voting
                                   power.

            ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

          NEW PRIDE                         PRIDE                           MARINE
New Pride's bylaws provide the  Pride's articles provide that   Neither the Marine articles
manner in which stockholders    only persons nominated by or    nor the Marine bylaws contain
may give notice of business to  at the direction of the board   any provisions regarding
be brought before an annual     or by a shareholder who has     advance notice of nominations
meeting. In order for an item   given timely notice to the      of persons for election to the
to be properly                  Secretary prior to              Marine board or

          NEW PRIDE                         PRIDE                           MARINE
brought before the meeting by   the meeting in which directors  submission of other business a stockholder, the stockholder  are to be elected are eligible  to be considered at a meeting
must be a holder of record at   for election as directors. To   of the Marine shareholders.
the time of the giving of       be timely, the board must
notice and must be entitled to  receive notice between 45 and
vote at the annual meeting.     90 days before the meeting. If
The item to be brought before   less than 55 days' notice or
the meeting must be a proper    prior public disclosure of the
subject for stockholder ac-     meeting date is given or made
tion, and the stockholder must  to shareholders, the board
have given timely advance       must receive the notice not
written notice of the item.     later than the tenth day after
For notice to be timely, it     the day on which the notice
must be delivered to, or        was mailed or the disclosure
mailed and received at, the     was made. The notice from a
principal office of New Pride   shareholder nominating a
not less than 120 days prior    person for election as a
to the scheduled annual         director must give specified
meeting date (regardless of     information about the person.
any postponements of the
annual meeting to a later
date), provided that if the
month and day of the scheduled
annual meeting date differs by
more than 30 days from the
month and day of the previous
year's annual meeting, and if
New Pride gives less than 100
days' prior notice or public
disclosure of the scheduled
annual meeting date, then
notice of an item to be
brought before the annual
meeting may be timely if it is
delivered or received not
later than the close of
business on the 10th day
following the earlier of
notice to the stockholders or
public disclosure of the
scheduled annual meeting date.
The notice must set forth, as
to each item to be brought
before the annual meeting, a
description of the proposal
and the reasons for conducting
such business at the annual
meeting, the name and address,
as they appear on New Pride's
books, of the stockholder
proposing the item and any
other stockholders known by
the stockholder to be in favor
of the proposal, the number of
shares of each class or series
of capital stock beneficially
owned by the stockholder as of
the date of the notice, and
any material interest of the
stockholder in the proposal.

                        SPECIAL MEETINGS OF STOCKHOLDERS

          NEW PRIDE                         PRIDE                           MARINE
Special meetings of the stock-  Louisiana law provides that     Special meetings of the share-
holders may be called by the    special meetings of             holders may be called for
chairman of the board, the      shareholders may be called at   proper purposes by the
president, or the board of      any time by the president or    Chairman of the Board, the
directors.                      the board of directors, or in   President, the Board of
                                any manner provided for in the  Directors, or the holders of
                                articles or bylaws.             issued and outstanding shares
                                                                representing at least five
                                Pride's articles and bylaws     percent of all the votes
                                provide that shareholders may   entitled to be cast at the
                                call special meetings only if   proposed special meeting. Only
                                the meeting is called by        business within the purposes
                                shareholders holding 80% of     described in the notice may be
                                the total voting power. The     conducted at the special
                                bylaws provide that the only    meeting.
                                business that can be conducted
                                at a shareholders' meeting is
                                the business set forth in the
                                notice of meeting.

            STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

          NEW PRIDE                         PRIDE                           MARINE
The New Pride certificate of    Under Louisiana law,            Marine's charter provides that
incorporation prohibits         shareholders may take any       shareholders may take action
stockholder action by written   action without a meeting,       by a consent signed by the
consent.                        without prior notice and        holders of outstanding stock
                                without a vote if all           having not less than the
                                shareholders entitled to vote   minimum number of votes that
                                on the matter consent to the    would be necessary to
                                action in writing.              authorize or take this action
                                                                at a meeting.

              REQUIRED VOTE FOR MERGERS AND DISPOSITIONS OF ASSETS

          NEW PRIDE                         PRIDE                           MARINE
Required Vote for Mergers.      Required Vote for Mergers.      Required Vote for Mergers.  A
Under Delaware law, a merger    Under Louisiana law, a merger   merger requires a majority
involving a Delaware            requires a two-thirds vote of   vote of the outstanding shares
corporation must be approved    the shareholders entitled to    entitled to vote on the
by a majority of the            vote who are present at the     merger.
outstanding stock of the        meeting, unless the articles
corporation entitled to vote    otherwise require the vote of
on the merger.                  a different number of shares.
                                In addition, if the merger
                                agreement expressly prescribes
                                a change in the articles of
                                the surviving business
                                corporation which, if
                                contained in a proposed
                                amendment to such
                                corporation's articles, would
                                entitle any class or series of
                                shares of such corporation to
                                vote as a class, the merger
                                agreement must also be
                                approved by such affirmative
                                vote of the holders of the
                                shares of such class or series
                                as would be required for the
                                adoption of such amendment to
                                the articles.
                                The Pride articles state that
                                the affirmative vote of the
                                holders of a majority of the
                                voting power present at a
                                shareholders' meeting shall be
                                necessary to approve a merger.
Absence of Required Vote for    Absence of Required Vote for    Absence of Required Vote for
Some Mergers.  Delaware law     Some Mergers.  Unless a corpo-  Some Mergers.  Texas law does
does not require a vote of the  ration's articles require       not require a vote of the
stockholders of the surviving   otherwise, Louisiana law does   shareholders of the surviving
corporation of a merger in      not require a vote of the       corporation of a merger in
limited circumstances,          shareholders if:                limited circumstances,
including a merger where the    -- the agreement of merger      including a merger where the
number of shares issued by a    does not amend the articles of  voting power of the number of
corporation in the merger does     the corporation;             voting shares outstanding
not exceed 20% of the shares    -- each share of stock          immediately after the merger,
outstanding immediately before  outstanding immediately prior   plus the voting power of the
the merger.                        to the effective date of     number of voting shares of the
                                   the merger is to be an       corporation that will be
                                   identical outstanding or     issued in the merger, if any,
                                   treasury share of stock of   does not exceed by more than
                                   the surviving corporation    20% the voting power of the
                                   after the effective date of  total number of voting shares
                                   the merger; or               outstanding immediately before
                                -- either no common shares of   the merger.
                                   the surviving corporation
                                   and no shares convertible
                                   into such shares are to be
                                   issued

          NEW PRIDE                         PRIDE                           MARINE
                                   under the agreement, or the
                                   authorized unissued common
                                   shares or the treasury com-
                                   mon shares of the surviving
                                   corporation to be issued
                                   under the agreement plus
                                   those initially issuable
                                   upon conversion of any
                                   other shares to be issued
                                   do not exceed 15% of the
                                   common shares of the
                                   corporation outstanding
                                   immediately prior to the
                                   effective date of the
                                   merger.
Required Vote for Disposition   Required Vote for Disposition   Required Vote for Disposition
of Assets.  Under Delaware      of Assets.  Under Louisiana     of Assets.  Under Texas law, a
law, a corporation may sell,    law, a corporation may sell,    sale, lease, exchange or other
lease or exchange all, or       lease or exchange all, or       disposition of all, or
substantially all, of its       substantially all, of its       substantially all, the
property and assets if au-      property and assets if au-      property and assets of a
thorized by the holders of a    thorized by the holders of at   corporation does not require a
majority of the outstanding     least two-thirds of the voting  shareholder vote when the
stock entitled to vote on the   power present (or by such       disposition is made in the
disposition.                    greater or lesser proportion,   usual and regular course of
                                not less than the majority, of  business. If this disposi-
                                the voting power present or of  tion is not made in the usual the total voting power, as the  and regular course of
                                articles may provide).          business, then a vote of a
                                                                majority of the outstanding
                                Pride's articles provide for    shares of the corporation
                                changing the vote required for  entitled to vote on the
                                dispositions of property and    disposition is required. Under
                                assets to a majority of the     Texas law, a disposition is
                                voting power present.           made in the usual and regular
                                                                course of business if the
                                                                corporation continues to en-
                                                                gage in one or more businesses
                                                                following the disposition or
                                                                applies a portion of the
                                                                consideration received in the
                                                                disposition to the conduct of
                                                                business following the
                                                                disposition.

                           STATE TAKEOVER LEGISLATION

          NEW PRIDE                         PRIDE                           MARINE
Delaware law prohibits a        Louisiana law requires that     Texas law generally prevents
corporation from engaging in a  certain transactions, such as   an "affiliated shareholder" or
"business combination" with an  mergers, consolidations or      its affiliates or associates
interested stockholder who,     share exchanges, with a         from entering into or engaging
together with his associates    shareholder beneficially        in a "business combination"
and affiliates, owns, or if     owning 10% or more of the       with a corporation during the
the person is an affiliate of   voting power of the             three-year period im-
the corporation and did own     corporation (an interested      mediately following the
within the last three years,    shareholder) or its affili-     affiliated shareholder's
15% or more of the outstanding  ates be recommended by the      acquisition of shares unless
voting stock of the             board of directors and          specific conditions are sat-
corporation, for a              approved by the affirmative     isfied. The three-year
                                vote of (i) 80%                 restriction

          NEW PRIDE                         PRIDE                           MARINE
period of three years           of the votes entitled to be     does not apply if either:
following the time that the     cast by outstanding shares of   -- before the date a person
person became an interested     the corporation's voting stock  became an affiliated
stockholder, unless:            and (ii) two- thirds of the        shareholder, the board of
-- prior to the time the        votes entitled to be cast by       directors of the
   stockholder became an        holders of voting stock other      corporation approves the
   interested stockholder, the  than the interested share-         business combination or the
   board of directors of the    holder and its affiliates.         acquisition of shares made
   corporation approved the     These voting requirements do       by the affiliated
   business combination or the  not apply to such transactions     stockholder on that date,
   transaction which resulted   if the transaction (i) does        or
   in the stockholder's         not alter the contract rights   -- not less than six months
   becoming an interested       of the stock or change or       after the date a person became
   stockholder,                 convert, in whole or in part,      an affiliated shareholder,
-- upon completion of the       the outstanding shares of the      the business combination is
   transaction that resulted    corporation or (ii) satisfies      approved by the affirmative
   in the stockholder's         certain requirements with          vote of holders of at least
   becoming an interested       regard to the consideration to     two-thirds of the
   stockholder, the inter-      be received by shareholders        corporation's outstanding
   ested stockholder owned at   and certain procedural             voting shares not benefi-
   least 85% of the voting      requirements.                      cially owned by the
   stock of the corporation,                                       affiliated shareholder or
   outstanding at the time the  Pride's articles provide that      its affiliates or
   transaction commenced,       no business combination shall      associates.
   subject to specified         be effected unless it is
   adjustments, or              approved at the shareholders'   An "affiliated shareholder" is
-- on or after the date of the  meeting called for that         defined generally as a person
   business combination, the    purpose by the affirmative      that is or was within the
   board of directors and the   vote of 80% of the total        preceding three-year period
   holders of at least 66 2/3%  voting power of the holders of  the beneficial owner of 20% or
   of the outstanding voting    voting securities or other      more of a corporation's
   stock not owned by the       obligations with voting power   outstanding voting shares.
   interested stockholder       (excluding such securities and
   approve the business         obligations owned by an         The "business combinations"
   combination.                 acquiring entity and its        subject to the restriction
                                affiliates). In addition to     generally include:
Delaware law defines a          the voting requirements, no     -- mergers or share exchanges,
"business combination"          business combination may be     -- dispositions of assets
generally as:                   effected without first          having an aggregate value
-- a merger or consolidation    satisfying "fair price"            equal to 10% or more of the
   with the interested          substantive conditions with        market value of the assets
   stockholder or with any      regard to: (i) the                 or of the outstanding
   other corporation or other   consideration to be received       common shares or
   entity if the merger or      by shareholders; (ii) certain      representing 10% or more of
   consolidation is caused by   restrictions prohibiting the       the market value of the
   the interested stockholder,  acquiring entity from purchas-     assets or of the
-- a sale or other disposition  ing voting securities or           outstanding common shares
   to or with the interested    obligations with voting power      or representing 10% or more
   stockholder of assets with   subsequent to becoming an          of the earning power or net
   an aggregate market value    acquiring entity but prior to      income of the corporation,
   equal to 10% or more of      any business combination;       -- specified stock issuances
   either the aggregate market  (iii) the dividends paid on     or transactions by the
   value of all assets of the   the outstanding Pride stock        corporation that would
   corporation or the           (iv) certain restrictions          increase the affiliated
   aggregate market value of    prohibiting the acquiring          shareholder's proportion-
   all of the outstanding       entity from receiving the          ate interest in the
   stock of the corporation,    benefit of any Pride financial     corporation,
-- with some exceptions, any    assistance or making any major  -- specified liquidations or
   transaction resulting in     change in Pride's business or   dissolutions, and
   the is-                      equity capital structure
                                without

          NEW PRIDE                         PRIDE                           MARINE
   suance or transfer by the    unanimous approval of the       -- the receipt of tax,
   corporation or any           directors; and                  guarantee, loan or other
   majority-owned subsidiary    (v) the distribution of a          financial benefits by an
   of any stock of the          proxy statement containing any     affiliated shareholder
   corporation or subsidiary    recommendations by the             other than proportionately
   to the interested stock-     directors and the opinion of a     as a stockholder of the
   holder,                      reputable investment banking       corporation. Texas law does
-- any transaction involving    firm as to the fairness of the     not apply to a business
   the corporation or a         terms of the business              combination with an
   majority-owned subsidiary    combination.                       affiliated shareholder that
   that has the effect of                                          was the beneficial owner of
   increasing the pro-          These requirements will not        20% or more of the
   portionate share of the      apply to a business                outstanding voting shares
   stock of the corporation or  combination that (i) is            of the corporation on
   subsidiary owned by the      approved by a majority of          December 31, 1996, and has
   interested stockholder, or   directors unaffiliated with        continued to own those
-- any receipt by the           the acquiring entity who were      voting shares until the
   interested stockholder of    directors prior to an              announcement date of the
   the benefit of any loans or  acquiring entity's becoming        business combination.
   other financial benefits     such (or certain succes-
   provided by the cor-         sors), if there are at least    In discharging the duties of a
   poration or any majority-    three continuing directors or   director under Texas law, a
   owned subsidiary.            (ii) involves solely either     director, in considering the
                                (A) transfer of assets to a     best interests of Marine, may
Because the New Pride           subsidiary wholly owned by      consider the long-term as well
certificate of incorporation    Pride or (B) a merger or        as the short- term interests
will not include any provision  consolidation with or into a    of Marine and Marine's
to "opt-out" of the Delaware    successor corporation, as long  shareholders, including the
business combination statute,   as the percentages of share-    possibility that those
the statute will apply to       holder ownership remain the     interests may be best served
business combinations           same and successor              by Marine's continued
involving New Pride. Delaware   corporation's articles of       independence.
law applies to business         incorporation contain the same
combinations involving New      provisions as the articles.
Pride.
                                A "business combination" is
                                defined in Pride's articles
                                as: (i) any merger or
                                consolidation of Pride with or
                                into any entity unrelated to
                                Pride that is the beneficial
                                owner of securities rep-
                                resenting 30% or more of the
                                voting power of Company
                                securities or other
                                obligations of Pride granting
                                voting rights to any affili-
                                ate thereof; (ii) any sale or
                                other disposition of all or
                                substantially all of Pride's
                                assets to an acquiring entity
                                or any affiliate thereof;
                                (iii) any sale or other
                                disposition to Pride or any
                                subsidiary thereof of any
                                assets in exchange for which
                                an acquiring entity or any
                                affiliate thereof becomes the
                                beneficial owner of either (A)
                                Pride or any subsidiaries
                                voting securi-

          NEW PRIDE                         PRIDE                           MARINE
                                ties or (B) other obligations
                                of Pride granting voting
                                rights; (iv) any transaction
                                designed to decrease the
                                number of holders of Pride's
                                voting securities remaining
                                after an acquiring entity has
                                become an acquiring entity; or
                                (v) the adoption of any plan
                                or proposal for the
                                liquidation or dissolution of
                                Pride in which anything other
                                than cash will be received by
                                an acquiring entity or any
                                affiliates thereof.
                                As permitted by Louisiana law,
                                Pride's articles of
                                incorporation expressly
                                authorize the board of
                                directors, when considering a
                                tender offer, exchange offer,
                                merger or consolidation, to
                                consider, among other factors,
                                the social and economic
                                effects of the proposals on
                                Pride, its subsidiaries and
                                its employees, customers,
                                creditors and communities.

                            STOCKHOLDER RIGHTS PLANS

          NEW PRIDE                         PRIDE                           MARINE
New Pride has adopted a pre-    Pride has adopted a preferred   Marine has adopted a preferred
ferred share purchase rights    share purchase rights plan      share purchase rights plan
plan that will be effective     that is generally similar to    that is generally similar to
upon completion of the          the New Pride plan.             the New Pride plan.
reincorporation merger. The
rights have certain
anti-takeover effects. The
rights will cause substantial
dilution to any person or
group that attempts to acquire
New Pride without the approval
of its board of directors. As
a result, the overall effect
of the rights may be to render
more difficult or discourage
any attempt to acquire New
Pride even if the acquisition
may be favorable to the
interests of New Pride's
stockholders. Because the
board of directors can redeem
the rights or approve a tender
or exchange offer, the rights
should not interfere with a
merger or other business
combination approved by the

          NEW PRIDE                         PRIDE                           MARINE
board. See "Description of
Capital Stock of New
Pride -- Stockholder Rights
Plan."

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          NEW PRIDE                         PRIDE                           MARINE
Scope.  Under Delaware law, a   Scope.  Louisiana law permits   Scope.  Texas law permits a
corporation is permitted to     a corporation to provide        corporation to provide
provide indemnification or      indemnification or advancement  indemnification or advancement
advancement of expenses         of expenses, against            of expenses, against
against judgments, fines,       judgments, penalties, fines,    judgments, penalties, fines,
expenses and amounts paid in    settlements and reasonable      settlements and reasonable
settlement actually and         expenses actually incurred by   expenses actually incurred by
reasonably incurred by the      the person in connection with   the person in connection with
person in connection with a     the proceeding if:              the proceeding if:
proceeding if he acted in good  -- the person conducted         -- the person conducted
faith and in a manner he        himself or herself in good      himself or herself in good
reasonably believed to be in       faith,                          faith,
or not opposed to the best      -- the person acted in a        -- in the case of conduct in
interest of the corporation     manner he reasonably believed   his or her official capacity,
and, with respect to any           was in, or not opposed to,      the person reasonably
criminal action or proceeding,     the corporation's best          believed that his or her
if he had no reasonable cause      interest, and                   conduct was in the
to believe his conduct was      -- with respect to a criminal      corporation's best
unlawful. However, no              proceeding, had no              interest,
indemnification is permitted       reasonable cause to believe  -- in all other cases,
if the person is adjudged to       his or her conduct was       reasonably believed that his
be liable to the corpo-            unlawful. However, in the       or her conduct was not
ration, unless the Court of        case of actions by or in        opposed to the
Chancery determines that the       the right of the corpora-       corporation's best
person is entitled to              tion, the indemnity shall       interests, and
indemnity. The New Pride           be limited to expenses,      -- in the case of a criminal
certificate of incorporation       actually and reasonably         proceeding, the person had
provides that New Pride will       incurred in connection with     no reasonable cause to
indemnify directors and            the defense or settlement       believe his or her conduct
officers of New Pride to the       of such action, and no          was unlawful.
full extent permitted by           indemnification shall be
Delaware law.                      made in respect of any       However, if the person is
                                   claim in which a court has   found liable to the
                                   adjudged the person to be    corporation, or if the person
                                   liable for willful or        is found liable on the basis
                                   intentional misconduct in    that he received an improper
                                   the performance of his duty  personal benefit,
                                   to the corporation.          indemnification under Texas
                                                                law is limited to the
                                The Pride bylaws require that   reimbursement of reasonable
                                Pride will provide              expenses actually incurred by
                                indemnification and             the person in connection to
                                advancement of expenses to the  the proceeding. No
                                fullest extent allowed by Lou-  indemnification will be
                                isiana law.                     available if the person is
                                                                found liable for willful or
                                                                intentional misconduct. The
                                                                Marine bylaws require that
                                                                Marine will provide
                                                                indemnification and
                                                                advancement of expenses to the
                                                                fullest extent allowed by
                                                                Texas law.

          NEW PRIDE                         PRIDE                           MARINE
Determinations.  Delaware law   Determinations.  Louisiana law  Determinations.  Texas law
provides that any of the        provides that any of the        provides that any of the
following can determine that    following can determine that    following can determine that
indemnification is appropriate  indemnification is appropriate  indemnification is appropriate
under Delaware law:             under Louisiana law:            under Texas law:
-- a majority vote of           -- by a majority vote of a      -- a majority vote of a quorum
   directors who are not party  quorum consisting of directors     consisting of directors who
   to the proceeding, or a         who were not parties to the     are not party to the
   committee of those              action;                         proceeding,
   directors designated by a    -- if such a quorum is not ob-  -- if a quorum cannot be ob-
   majority vote of those          tainable, and the board of      tained, a special committee
   directors, even though, in      directors so directs, by        of the board of directors
   both cases, less than a         independent legal counsel,      consisting of at least two
   quorum,                         or                              directors not party to the
-- if there are no directors    -- by the shareholders.            proceeding,
   who are not a party to the                                   -- special legal counsel, or
   proceeding, or if those                                      -- a shareholder vote
   directors so direct,                                         excluding shares held by
   independent legal counsel,                                      directors party to the
   or                                                              proceeding.
-- a stockholder vote
New Pride's bylaws provide
that if there has not been a
change of control of New Pride
at the time the request for
indemnification is submitted,
then the indemnitee's
entitlement to indemnification
is governed by the Delaware
General Corporation Law. If
there has been a change of
control of New Pride at the
time the request for
indemnification is sub-
mitted, then the indemnitee's
entitlement to indemnification
shall be determined in a
written opinion by independent
counsel selected by the
indemnitee.
Mandatory Indemnification.      Mandatory Indemnification.      Mandatory Indemnification.
Delaware law requires           Under Louisiana law,            Under Texas law,
indemnification with respect    indemnification by the          indemnification by the
to any claim, issue or matter   corporation is mandatory if     corporation is mandatory only
on which the director is        the director is successful on   if the director is wholly
successful on the merits or     the merits or otherwise, in     successful on the merits or
otherwise, in the defense of    the defense of the proceeding.  otherwise, in the defense of
the proceeding.                                                 the proceeding.

           LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

          NEW PRIDE                         PRIDE                           MARINE
Delaware law provides that a    Under Louisiana law,            Under Texas law, a
corporation's charter may       corporations are authorized to  corporation's charter may
include a provision limiting    limit or eliminate the          eliminate all monetary
the personal liability of a     personal liability of officers  liability of each director to
director to the corpora-        and directors to corpora-       the corporation or its
                                                                shareholders

          NEW PRIDE                         PRIDE                           MARINE
tion or its stockholders for    tions and their shareholders    for conduct in the performance
monetary damages for breach of  for monetary damages for        of the director's duties.
a fiduciary duty as a           breach of officers' and         However, Texas law does not
director. However, Delaware     directors' fiduciary duties,    permit any limitation of
law does not have any           except for:                     liability of a director for:
limitation of liability of a    -- any breach of the officer's  -- breaching the duty of
director for:                   or director's duty of loyalty   loyalty to the corporation or
-- any breach of the               to the corporation or its       its shareholders,
   director's duty of loyalty      shareholders,                -- failing to act in good
   to the corporation or its    -- acts or omissions not in     faith,
   stockholders,                good faith or which involve     -- engaging in intentional
-- acts or omissions not in        intentional misconduct or a  misconduct or a known
   good faith or that involve      knowing violation of law,       violation of law,
   intentional misconduct or a  -- unlawful payments of divi-   -- obtaining an improper per-
   knowing violation of the        dends or unlawful stock         sonal benefit from the
   law,                            repurchases or redemptions      corporation, or
-- paying a dividend or            as provided in Section 92D   -- violating applicable
   approving a stock               of the Louisiana Business    statutes that expressly
   repurchase that was illegal     Corporation Law, or             provide for the liability
   under applicable law, or     -- any transaction from which      of a director.
-- any transaction from which      the officer or director
   the director derived an im-     derived an improper          The Marine articles eliminate
   proper personal benefit.        personal benefit.            the monetary liability of
                                                                Marine's directors to the
The New Pride certificate of    Pride's articles limit the      fullest extent permitted by
incorporation eliminates the    liability of Pride's officers   law.
monetary liability of           and directors to Pride and its
directors to the fullest        shareholders to the fullest
extent permitted by law.        extent permitted by Louisi-
                                ana law.

                                APPRAISAL RIGHTS

          NEW PRIDE                         PRIDE                           MARINE
Delaware law generally          Generally, under Louisiana      Generally, under Texas law, a
provides stockholders of a      law, a shareholder has the      stockholder has the right to
corporation that is a party to  right to dissent from and       dissent from and receive the
a merger the right to demand    receive the appraised value of  appraised value of his shares
and receive payment of the      his shares in connection with   in connection with any plan of
fair value of their shares as   any plan of merger or exchange  merger or exchange or
determined by the Delaware      or disposition of all or        disposition of all or
Chancery Court. Appraisal       substantially all of the        substantially all of the
rights are not available,       corporation's assets if a vote  corporation's assets if Texas
however, to holders of shares:  of the corporation's            law requires a shareholder
-- listed on a national         shareholders approved the       vote. However, a shareholder
   securities exchange;         action, unless such action was  does not have the right to
-- designated as a national     approved by at least 80% of     dissent from any plan of
   market system security on    the total voting power.         merger in which there is a
   an interdealer quotation                                     single surviving or new
   system operated by the       However, a stockholder does     domestic or foreign
   National Association of      not have the right to dissent   corporation, or from any plan
   Securities Dealers, Inc.;    from any plan of merger in      of exchange, if:
   or                           which there is a single         -- the shares held by the
-- held of record by more than  surviving or new domestic or    shareholder are listed on a
   2,000 shareholders;          foreign corporation, or from       national securities
                                any plan of exchange, if:          exchange, listed on the
                                                                   Nasdaq Stock Market,

          NEW PRIDE                         PRIDE                           MARINE
unless the holders are          -- the shares held by the          designated a national
required to accept in the       stockholder are listed on a        market security by the NASD
merger anything other than any     national securities             or held of record by not
combination of:                    exchange, listed on the         less than 2,000 holders,
-- shares or depositary            Nasdaq Stock Market,         -- the shareholder is not
   receipts of the surviving       designated a national        required by the terms of the
   corporation in the merger;      market security by the NASD     plan of merger or exchange
-- shares or depositary            or held of record by not        to accept for his shares
   receipts of another             less than 2,000 holders,        any consideration that is
   corporation that, at the     -- the stockholder is not          different from the
   effective date of the        required by the terms of the       consideration to be
   merger, will be                 plan of merger or exchange      provided to any other
   (1) listed on a national            to accept for his               holder of shares of the
       securities exchange,            shares any considera-           same class or series,
   (2) designated as a                 tion that is different          and
       national market system          than the consideration   -- the shareholder is not
       security on an                  to be provided to any    required by the terms of the
   interdealer quotation           other holder of shares of       plan of merger or exchange
   system operated by the          the same class or series,       to accept for his shares
   National Association of         and                             any consideration other
   Securities Dealers, Inc.,    -- the stockholder is not          than (1) shares of the
   or                           required by the terms of the       corporation that, immedi-
   (3) held of record by more      plan of merger or exchange          ately after the
       than 2,000 holders; or          to accept for his               effective date of the
-- cash instead of fractional          shares any considera-           merger, will be listed
   shares or depositary            tion other than (1) shares          or authorized for
   receipts received.              of the corporation that,        listing upon official
                                   immediately after the           notice of issuance, on a
                                   effective date of the           national securities
                                   merger, will be listed or       exchange, approved for
                                   authorized for listing upon     quotation as a national
                                   official notice of              market security by the NASD
                                   issuance, on a national         held of record by not less
                                   securities exchange,            than 2,000 holders or (2)
                                   approved for quotation as a     cash in lieu of fractional
                                   national market security by     shares that the shareholder
                                   the NASD held of record by      is otherwise entitled to
                                   not less than 2,000 holders     receive.
                                   or (2) cash in lieu of
                                   fractional shares that the
                                   stockholder is otherwise
                                   entitled to receive.

                               PREEMPTIVE RIGHTS

          NEW PRIDE                         PRIDE                           MARINE
Under Delaware law, a stock-    Under Louisiana law, a share-   Under Texas law, a shareholder
holder does not have            holder has preemptive rights    has preemptive rights, unless
preemptive rights unless the    if they are granted such        the charter limits those
corporation's charter           rights in their articles. The   rights. The Marine articles
specifically grants those       Pride articles do not grant     expressly deny any preemptive
rights. The New Pride           the shareholders preemptive     rights.
certificate of incorporation    rights.
does not grant stockholder
preemptive rights.

                               LIQUIDATION RIGHTS

          NEW PRIDE                         PRIDE                           MARINE
Under Delaware law, a           Under Louisiana law, a          Under Texas law, a corporation
dissolved corporation or        corporation liquidating its     liquidating its assets must
successor entity must pay       assets must satisfy all its     satisfy all its debts and
claims against the cor-         debts and liabilities followed  liabilities followed by
poration, followed by unpaid    by distributions to its         distributions to its
dividends to the holders of     shareholders, according to      shareholders, according to
preferred stock, before         their respective rights and     their respective rights and
distributions to the holders    interests.                      interests.
of common stock.

               PAYMENT OF DIVIDENDS; REPURCHASES AND REDEMPTIONS

          NEW PRIDE                         PRIDE                           MARINE
Under Delaware law, a board of  Under Louisiana law, a board    Under Texas law, a board of
directors may authorize a       of directors may authorize a    directors may authorize a
corporation to make             corporation to make             corporation to make
distributions to its            distributions to its            distributions to its
stockholders, subject to any    shareholders out of its         shareholders (which includes a
restrictions in its charter,    surplus, subject to any         repurchase of shares of the
either out of surplus or, if    restrictions in its articles.   Texas corporation) out of its
there is no surplus, out of     Louisiana law does not permit   surplus, subject to any
net profits for the fiscal      distributions when the cor-     restriction in its charter.
year in which the board         poration is insolvent, when     Texas law does not permit
declares the dividend and/or    such distributions would make   distributions if the amount of
the preceding fiscal year.      the corporation insolvent or    the distribution exceeds the
Delaware law does not permit    when such distributions are     surplus of the corporation or
distributions out of net        contrary to any restrictions    would render the corporation
profits, however, if,           in the articles. The Pride      insolvent. The Marine articles
following the distribution,     articles and bylaws do not      and bylaws do not further
the corporation's capital is    further restrict the ability    restrict the ability of the
less than the aggregate amount  of the Pride board to declare   Marine board to declare
of capital represented by the   dividends.                      dividends to repurchase or re-
issued and outstanding stock                                    deem shares.
of all classes having a         Under Louisiana law, a
preference upon the dis-        corporation has the power to
tribution of assets. The New    repurchase or redeem its
Pride certificate of            shares, except when the
incorporation does not further  corporation would be insol-
restrict the ability of the     vent, or at a price, in the
New Pride board to declare      case of shares subject to
dividends. Under Delaware law,  redemption, exceeding the
a corporation has the power to  redemption price thereof, or
repurchase or redeem its own    when its net assets are less
stock, except when the capi-    than, or such purchase or
tal of the corporation is       redemption would reduce its
impaired or would become        net assets below, the
impaired.                       aggregate amount payable on
                                liquidation upon any issued
                                shares, which have a
                                preferential right to par-
                                ticipate in the assets in
                                event of liquidation,
                                remaining after the purchase
                                or redemption and can-
                                cellation of any shares in
                                connection therewith. The
                                Pride articles and bylaws do
                                not further restrict the
                                ability of Pride to repurchase
                                or redeem shares.

                        INSPECTION OF BOOKS AND RECORDS

          NEW PRIDE                         PRIDE                           MARINE
Under Delaware law, any stock-  Under Louisiana law, any        Under Texas law, any
holder of a Delaware            stockholder who holds at least  stockholder who holds at least
corporation making a written    5% of all of the outstanding    5% of all of the outstanding
demand under oath stating the   shares of a corporation or      shares of a corporation or
purpose of the inspection may   that has held his shares for    that has held his shares for
examine the list of             at least six months             at least six months immedi-
stockholders and may inspect    immediately preceding his de-   ately preceding his demand
any other corporate books and   mand will have the right to     will have the right to examine
records for any purpose         examine at any reasonable       at any reasonable time, for
reasonably related to the       time, for any proper purpose,   any proper purpose, the
stockholder's interest as a     the relevant books and records  relevant books and records of
stockholder. Any stockholder    of account, minutes and share   account, minutes and share
may also make copies or         records of account, minutes     records of account, minutes
extracts of those materials     and share transfer records of   and share transfer records of
during normal business hours.   the corporation.                the corporation.

                                    EXPERTS

     The consolidated balance sheets of Pride and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in this joint proxy statement/ prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The consolidated balance sheets of Marine and its subsidiaries as of December 31, 2000, and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in this joint proxy statement/prospectus, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                            INDEPENDENT ACCOUNTANTS

     With respect to the unaudited interim consolidated financial information of Pride and Marine for the three-month periods ended March 31, 2001 and 2000, PricewaterhouseCoopers LLP and KPMG LLP, respectively, reported that they have each applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon incorporated by reference state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP and KPMG LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because neither of those reports is a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP or KPMG LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                 LEGAL MATTERS

     Certain legal matters in connection with the New Pride common stock to be issued in the reincorporation merger will be passed upon for New Pride by Baker Botts L.L.P., Houston, Texas.

     Certain legal matters in connection with the Pride common stock to be issued in the Marine merger will be passed upon for Pride by Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.C., New Orleans, Louisiana.

     Porter & Hedges, L.L.P., Houston, Texas, will pass upon certain U.S. federal income tax consequences of the mergers for Marine and its shareholders. Baker Botts L.L.P., Houston, Texas, will pass upon certain U.S. federal income tax consequences of the mergers for Pride and its shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires Pride and Marine to file information with the Securities and Exchange Commission concerning their respective business and operations. Accordingly, Pride and Marine file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by Pride and Marine at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC's web site at: http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Pride has filed with the SEC a registration statement on Form S-4. This joint proxy statement/ prospectus is a part of the registration statement. As allowed by the SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to Pride, Marine, New Pride, the New Pride common stock and related matters, you should consult the registration statement and its exhibits. Statements contained in this joint proxy statement/prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

     SEC rules and regulations permit the information Pride and Marine files with the SEC to be "incorporated by reference." This means that Pride and Marine can disclose important information to you by referring you to the other information Pride and Marine have filed with the SEC. The information that has been incorporated by reference is considered to be part of this joint proxy statement/prospectus. Information that Pride and Marine file later with the SEC will automatically update and supersede this information.

     The documents listed below and any filings Pride or Marine will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this document, but prior to the date of their respective shareholders' meeting, are incorporated by reference:

     For Pride:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the period ended March 31, 2001;

     - Current Reports on Form 8-K filed with the SEC on January 12, 2001, March 15, 2001 and May 25, 2001;

     - the description of Pride's common stock contained in its registration statement on Form 8-A filed on August 19, 1997, as Pride may update that description from time to time; and

     - the description of Pride's preferred share purchase rights contained in its registration statement on Form 8-A filed on September 14, 1998, as Pride may update that description from time to time.

     For Marine:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the period ended March 31, 2001; and

     - Current Reports on Form 8-K filed with the SEC on March 5, 2001, April 17, 2001, May 25, 2001 and July 13, 2001.

     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this joint proxy statement/prospectus by writing or calling:

     For Pride:

        Pride International, Inc.
        5847 San Felipe, Suite 3300
        Houston, TX 77057
        Attention: Investor Relations

     Telephone requests may be directed to (713) 789-1400.

     For Marine:

        Marine Drilling Companies, Inc.
        One Sugar Creek Center Boulevard, Suite 600
        Sugar Land, Texas 77478
        Attention: Investor Relations

     Telephone requests may be directed to (281) 243-3000.

     In order to ensure timely delivery of these documents, you should make such request by September 5, 2001.

     Neither Pride nor Marine has authorized anyone (including any salesman or broker) to give any information or make any representation about the mergers or about the respective companies that differs from or adds to the information in this joint proxy statement/prospectus or in the documents that Pride and Marine file publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this joint proxy statement/prospectus or in the documents that Pride and Marine file publicly with the SEC.

     If you live in a jurisdiction where it is unlawful to offer to exchange or sell, to ask for offers to exchange or buy, or to ask for proxies regarding the securities offered by this joint proxy statement/ prospectus, or if you are a person to whom it is unlawful to direct such activities, the offer presented by this joint proxy statement/prospectus is not extended to you.

     The information contained in this joint proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           PRIDE INTERNATIONAL, INC.,

                                PM MERGER, INC.,

                        MARINE DRILLING COMPANIES, INC.,

                                      AND

                                AM MERGER, INC.

                            DATED AS OF MAY 23, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE 1          THE MERGERS.................................................   A-1
  Section 1.1      The Marine Merger...........................................   A-1
  Section 1.2      The Pride Merger............................................   A-2
  Section 1.3      The Closing.................................................   A-2
  Section 1.4      Marine Merger Effective Time................................   A-2
  Section 1.5      Pride Merger Effective Time.................................   A-2
  Section 1.6      Effects of the Mergers......................................   A-3

ARTICLE 2          ORGANIZATIONAL DOCUMENTS OF SURVIVING ENTITIES..............   A-3
  Section 2.1      Certificate of Incorporation of the Pride Merger Surviving
                   Entity......................................................   A-3
  Section 2.2      Bylaws of the Pride Merger Surviving Entity.................   A-3
  Section 2.3      Certificate of Incorporation of the Marine Merger Surviving
                   Entity......................................................   A-3
  Section 2.4      Bylaws of the Marine Merger Surviving Entity................   A-3
  Section 2.5      Adoption of Stockholder Rights Plan.........................   A-3

ARTICLE 3          DIRECTORS AND OFFICERS OF THE SURVIVING ENTITIES............   A-3
  Section 3.1      Directors of Merger Sub.....................................   A-3
  Section 3.2      Officers of Merger Sub......................................   A-3
  Section 3.3      Directors of the Company....................................   A-3
  Section 3.4      Officers of the Company.....................................   A-4

ARTICLE 4          EFFECT OF THE MERGERS ON THE STOCK OF THE COMPANY, MARINE,
                   PRIDE AND MERGER SUB; EXCHANGE OF CERTIFICATES..............   A-4
  Section 4.1      Effect on Marine Stock......................................   A-4
  Section 4.2      Effect on the Stock of Merger Sub...........................   A-4
  Section 4.3      Effect on the Stock of the Company..........................   A-4
  Section 4.4      Effect on Pride Stock.......................................   A-4
  Section 4.5      Exchange of Certificates....................................   A-5
  Section 4.6      Rule 16b-3 Approval.........................................   A-7

ARTICLE 5          REPRESENTATIONS AND WARRANTIES OF MARINE....................   A-7
  Section 5.1      Existence; Good Standing; Corporate Authority...............   A-7
  Section 5.2      Authorization, Validity and Effect of Agreements............   A-7
  Section 5.3      Capitalization..............................................   A-7
  Section 5.4      Significant Subsidiaries....................................   A-8
  Section 5.5      Compliance with Laws; Permits...............................   A-8
  Section 5.6      No Conflict.................................................   A-9
  Section 5.7      SEC Documents...............................................   A-9
  Section 5.8      Litigation..................................................  A-10
  Section 5.9      Absence of Certain Changes..................................  A-10
  Section 5.10     Taxes.......................................................  A-10
  Section 5.11     Employee Benefit Plans......................................  A-12

                                                                                 PAGE
                                                                                 ----
  Section 5.12     Labor Matters...............................................  A-14
  Section 5.13     Environmental Matters.......................................  A-14
  Section 5.14     Intellectual Property.......................................  A-15
  Section 5.15     Decrees, Etc................................................  A-15
  Section 5.16     Insurance...................................................  A-15
  Section 5.17     No Brokers..................................................  A-16
  Section 5.18     Opinion of Financial Advisor................................  A-16
  Section 5.19     Vote Required...............................................  A-16
  Section 5.20     Ownership of Drilling Rigs..................................  A-16
  Section 5.21     Undisclosed Liabilities.....................................  A-16
  Section 5.22     Certain Contracts...........................................  A-16
  Section 5.23     Capital Expenditure Program.................................  A-17
  Section 5.24     Improper Payments...........................................  A-17
  Section 5.25     Amendment to Marine Rights Agreement........................  A-17
  Section 5.26     Pooling of Interests........................................  A-18

ARTICLE 6          REPRESENTATIONS AND WARRANTIES OF PRIDE.....................  A-18
  Section 6.1      Existence; Good Standing; Corporate Authority...............  A-18
  Section 6.2      Authorization, Validity and Effect of Agreements............  A-18
  Section 6.3      Capitalization..............................................  A-18
  Section 6.4      Significant Subsidiaries....................................  A-19
  Section 6.5      Compliance with Laws; Permits...............................  A-19
  Section 6.6      No Conflict.................................................  A-20
  Section 6.7      SEC Documents...............................................  A-20
  Section 6.8      Litigation..................................................  A-21
  Section 6.9      Absence of Certain Changes..................................  A-21
  Section 6.10     Taxes.......................................................  A-21
  Section 6.11     Employee Benefit Plans......................................  A-23
  Section 6.12     Labor Matters...............................................  A-24
  Section 6.13     Environmental Matters.......................................  A-25
  Section 6.14     Intellectual Property.......................................  A-25
  Section 6.15     Decrees, Etc................................................  A-26
  Section 6.16     Insurance...................................................  A-26
  Section 6.17     No Brokers..................................................  A-26
  Section 6.18     Opinion of Financial Advisor................................  A-26
  Section 6.19     Vote Required...............................................  A-26
  Section 6.20     Ownership of Drilling Rigs and Drillships...................  A-26
  Section 6.21     Undisclosed Liabilities.....................................  A-27
  Section 6.22     Certain Contracts...........................................  A-27
  Section 6.23     Capital Expenditure Program.................................  A-27
  Section 6.24     Improper Payments...........................................  A-28

                                                                                 PAGE
                                                                                 ----
  Section 6.25     Amendment to Pride Rights Agreement.........................  A-28
  Section 6.26     Pooling of Interests........................................  A-28
  Section 6.27     Representations and Warranties Relating to the Company and
                   Merger Sub..................................................  A-28

ARTICLE 7          COVENANTS AND AGREEMENTS....................................  A-29
  Section 7.1      Conduct of Marine's Business................................  A-29
  Section 7.2      Conduct of Pride's Business.................................  A-31
  Section 7.3      No Solicitation by Marine...................................  A-34
  Section 7.4      No Solicitation by Pride....................................  A-35
  Section 7.5      Rights Agreements...........................................  A-36
  Section 7.6      Meetings of Shareholders....................................  A-36
  Section 7.7      Filings; Commercially Reasonable Best Efforts, Etc. ........  A-37
  Section 7.8      Inspection..................................................  A-39
  Section 7.9      Publicity...................................................  A-39
  Section 7.10     Registration Statement on Form S-4..........................  A-39
  Section 7.11     Listing Applications........................................  A-40
  Section 7.12     "Comfort" Letters of Accountants............................  A-40
  Section 7.13     Agreements of Affiliates....................................  A-41
  Section 7.14     Expenses....................................................  A-41
  Section 7.15     Indemnification and Insurance...............................  A-41
  Section 7.16     Marine Employee Stock Options, Incentives and Benefit
                   Plans.......................................................  A-42
  Section 7.17     Pride Employee Stock Options, Incentives and Benefit
                   Plans.......................................................  A-43
  Section 7.18     Company Covenants Concerning Incentive Compensation and
                   Benefits....................................................  A-43
  Section 7.19     Company Assumption of Indenture Indebtedness................  A-44
  Section 7.20     Pooling Letters.............................................  A-44

ARTICLE 8          CONDITIONS..................................................  A-44
  Section 8.1      Conditions to Each Party's Obligation to Effect the
                   Mergers.....................................................  A-44
  Section 8.2      Conditions to Obligation of Marine to Effect the Marine
                   Merger......................................................  A-45
  Section 8.3      Conditions to Obligation of Pride to Effect the Pride
                   Merger......................................................  A-45

ARTICLE 9          TERMINATION.................................................  A-46
  Section 9.1      Termination by Mutual Consent...............................  A-46
  Section 9.2      Termination by Marine or Pride..............................  A-46
  Section 9.3      Termination by Marine.......................................  A-47
  Section 9.4      Termination by Pride........................................  A-47
  Section 9.5      Effect of Termination.......................................  A-48
  Section 9.6      Extension; Waiver...........................................  A-49

ARTICLE 10         GENERAL PROVISIONS..........................................  A-49
  Section 10.1     Nonsurvival of Representations, Warranties and Agreements...  A-49
  Section 10.2     Notices.....................................................  A-49
  Section 10.3     Assignment; Binding Effect; Benefit.........................  A-50
  Section 10.4     Entire Agreement............................................  A-50

                                                                                 PAGE
                                                                                 ----
  Section 10.5     Amendments..................................................  A-50
  Section 10.6     Governing Law...............................................  A-50
  Section 10.7     Counterparts................................................  A-50
  Section 10.8     Headings....................................................  A-50
  Section 10.9     Interpretation..............................................  A-51
  Section 10.10    Waivers.....................................................  A-51
  Section 10.11    Incorporation of Exhibits...................................  A-51
  Section 10.12    Severability................................................  A-51
  Section 10.13    Enforcement of Agreement....................................  A-51

                           GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                      WHERE DEFINED
-------------                                                  ----------------------
Action......................................................   Section 7.15(a)
Affiliate...................................................   Section 5.10(q)
Affiliated Group............................................   Section 5.10(q)
Agreement...................................................   Preamble
Assumed Indebtedness........................................   Section 7.20
Certificates................................................   Section 4.5(b)
Closing.....................................................   Section 1.3
Closing Date................................................   Section 1.3
Code........................................................   Recitals(c)
Company.....................................................   Preamble
Company Certificates........................................   Section 4.4(b)
Company Common Stock........................................   Section 4.3
Confidentiality Agreement...................................   Section 7.3(a)
Cutoff Date.................................................   Section 7.3(d), 7.4(d)
Deferred Intercompany Transaction...........................   Section 5.10(q)
DGCL........................................................   Section 1.1
Effective Time..............................................   Section 1.5(c)
Environmental Laws..........................................   Section 5.13(a)
ERISA.......................................................   Section 5.11(a)
Exchange Act................................................   Section 4.6
Exchange Agent..............................................   Section 4.5(a)
Exchange Fund...............................................   Section 4.5(a)
Form S-4....................................................   Section 7.10(a)
Hazardous Materials.........................................   Section 5.13(b)
HSR Act.....................................................   Section 5.6(c)
Indemnified Party...........................................   Section 7.15(a)
Indemnified Parties.........................................   Section 7.15(a)
Junior Preferred Stock......................................   Section 5.3
LBCL........................................................   Section 1.2
Liens.......................................................   Section 5.4
Louisiana Certificate of Merger.............................   Section 1.5(c)
Marine......................................................   Preamble
Marine Acquisition Proposal.................................   Section 7.3(a)
Marine Applicable Laws......................................   Section 5.5(a)
Marine Awards...............................................   Section 7.16
Marine Benefit Plans........................................   Section 5.11(a)
Marine Certificates.........................................   Section 4.1(b)
Marine Certificate of Merger................................   Section 1.4(a)
Marine Common Stock.........................................   Section 4.1(a)
Marine Disclosure Letter....................................   Article 5 Preface
Marine ERISA Affiliate......................................   Section 5.11(b)(10)
Marine Material Adverse Effect..............................   Section 10.9(c)
Marine Material Contracts...................................   Section 5.22(a)
Marine Meeting..............................................   Section 7.6(a)
Marine Merger...............................................   Section 1.1
Marine Merger Consideration.................................   Section 4.1(b)
Marine Merger Effective Time................................   Section 1.4(c)
Marine Merger Surviving Entities............................   Section 1.1
Marine Permits..............................................   Section 5.5(b)

DEFINED TERMS                                                      WHERE DEFINED
-------------                                                  ----------------------
Marine Permitted Liens......................................   Section 5.20
Marine Real Property........................................   Section 5.5(d)
Marine Regulatory Filings...................................   Section 5.6(c)
Marine Reports..............................................   Section 5.7
Marine Right................................................   Section 5.3
Marine Rights Agreement.....................................   Section 5.3
Marine Stock Option.........................................   Section 7.16
Marine Stock Option Agreement...............................   Recitals
Marine Stock Option Plans...................................   Section 7.16
Marine Superior Proposal....................................   Section 7.3(a)
Material Adverse Effect.....................................   Section 10.9(c)
Meetings....................................................   Section 7.6(a)
Mergers.....................................................   Section 1.2
Merger Sub..................................................   Recitals
NYSE........................................................   Section 7.11
Pride.......................................................   Preamble
Pride Acquisition Proposal..................................   Section 7.4(a)
Pride Applicable Laws.......................................   Section 6.5(a)
Pride Awards................................................   Section 7.17
Pride Benefit Plans.........................................   Section 6.11(a)
Pride Certificates..........................................   Section 4.4(b)
Pride Certificate of Merger.................................   Section 1.5(c)
Pride Common Stock..........................................   Section 4.4(a)
Pride Disclosure Letter.....................................   Article 6 Preface
Pride ERISA Affiliate.......................................   Section 6.11(b)(10)
Pride Exchange Ratio........................................   Section 4.4(b)
Pride Issuance..............................................   Section 6.19
Pride Material Adverse Effect...............................   Section 10.9(c)
Pride Material Contracts....................................   Section 6.22(a)
Pride Meeting...............................................   Section 7.6(a)
Pride Merger................................................   Section 1.2
Pride Merger Consideration..................................   Section 4.4(b)
Pride Merger Effective Time.................................   Section 1.5(c)
Pride Merger Surviving Entity...............................   Section 1.2
Pride Permits...............................................   Section 6.5(b)
Pride Permitted Liens.......................................   Section 6.20
Pride Real Property.........................................   Section 6.5(d)
Pride Regulatory Filings....................................   Section 6.6(c)
Pride Reports...............................................   Section 6.7
Pride Right.................................................   Section 6.3
Pride Rights Agreement......................................   Section 6.3
Pride Superior Proposal.....................................   Section 7.4(a)
Proxy Statement/Prospectus..................................   Section 7.10(a)
Pride Stock Option..........................................   Section 7.17
Pride Stock Option Agreement................................   Recitals
Pride Stock Option Plan.....................................   Section 7.17
Rule 145 Affiliates.........................................   Section 7.13
Rule 16b-3..................................................   Section 4.6
SEC.........................................................   Section 4.6
Securities Act..............................................   Section 5.6(c)
Series A Preferred Stock....................................   Section 6.3

DEFINED TERMS                                                      WHERE DEFINED
-------------                                                  ----------------------
Significant Subsidiary......................................   Section 5.4
Subsidiary..................................................   Section 10.9(d)
Tax.........................................................   Section 5.10(q)
Tax Return..................................................   Section 5.10(q)
TBCA........................................................   Section 1.1
Texas Articles of Merger....................................   Section 1.4(b)
Third-Party Provisions......................................   Section 10.3

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 23, 2001, is by and among Pride International, Inc., a corporation organized under the laws of Louisiana ("Pride"), PM Merger, Inc., a corporation organized under the laws of Delaware and wholly owned subsidiary of Pride (the "Company"), Marine Drilling Companies, Inc., a corporation organized under the laws of Texas ("Marine"), and AM Merger, Inc., a corporation organized under the laws of Delaware and wholly owned subsidiary of Pride ("Merger Sub").

                                    RECITALS

     A. The Marine Merger. Merger Sub is a newly organized Delaware corporation. At the Marine Merger Effective Time, the parties hereto intend to effect a merger in which (i) Marine will be merged with and into Merger Sub,
(ii) Merger Sub will be the surviving corporation of the merger and (iii) each outstanding share of Marine Common Stock will be converted into one share of Pride Common Stock.

     B. The Pride Merger. The Company is a newly organized Delaware corporation. Following the Marine Merger Effective Time, and at the Pride Merger Effective Time, the parties hereto intend to effect a merger in which (i) Pride will be merged with and into the Company, (ii) the Company will be the surviving corporation of the merger and (iii) each outstanding share of Pride Common Stock (including Pride Common Stock issued in the merger of Marine with and into Merger Sub) will be converted into one share of Company Common Stock.

     C. Advisability of the Mergers. The board of directors of each of Marine, Merger Sub, Pride and the Company have determined that it is advisable and in the best interest of their respective shareholders that the Marine Merger and Pride Merger be consummated, all as hereinafter provided.

     D. Intended U.S. Tax Consequences. The parties to this Agreement intend that, for U.S. federal income tax purposes, each of the Mergers will constitute a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Intended U.S. Accounting Treatment. The parties to this Agreement also intend that the Mergers contemplated by this Agreement will be accounted for as a pooling of interests under U.S. generally accepted accounting principles.

     F. Marine Stock Option Agreement. As a material inducement to the execution and delivery of this Agreement, Marine and Pride are entering into a stock option agreement (the "Marine Stock Option Agreement") concurrently with the execution and delivery of this Agreement, pursuant to which Pride will grant Marine the option to purchase shares of Pride Common Stock, upon the terms and subject to the conditions set forth therein.

     G. Pride Stock Option Agreement. As a material inducement to the execution and delivery of this Agreement, Pride and Marine are entering into a stock option agreement (the "Pride Stock Option Agreement") concurrently with the execution and delivery of this Agreement, pursuant to which Marine will grant Pride the option to purchase shares of Marine Common Stock, upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGERS

     SECTION 1.1 The Marine Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA"), Marine shall be merged with and into Merger Sub (the "Marine

Merger") in accordance with this Agreement, and the separate corporate existence of Marine shall thereupon cease at the Marine Merger Effective Time. Merger Sub shall be the surviving entity in the Marine Merger (sometimes hereinafter referred to as the "Marine Merger Surviving Entity").

     SECTION 1.2 The Pride Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Louisiana Business Corporation Law (the "LBCL"), following the Marine Merger Effective Time, Pride shall be merged with and into the Company (the "Pride Merger," and together with the Marine Merger, the "Mergers") in accordance with this Agreement, and the separate corporate existence of Pride shall thereupon cease at the Pride Merger Effective Time. The Company shall be the surviving entity in the Pride Merger (sometimes hereinafter referred to as the "Pride Merger Surviving Entity").

     SECTION 1.3 The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place at
(a) the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section
8.2 or 8.3 has not been fulfilled or waived, as soon as practicable after all the conditions set forth in Article 8 have been fulfilled or waived in accordance herewith, or (b) at such other time, date or place as Marine and Pride may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.4 Marine Merger Effective Time. (a) Prior to the Closing, Marine, Merger Sub and Pride shall prepare, and on the Closing Date shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL with respect to the Marine Merger (the "Marine Certificate of Merger") to be properly executed and filed in accordance with such section.

     (b) Prior to the Closing, Marine, Merger Sub and Pride shall also prepare, and on the Closing Date shall cause articles of merger meeting the requirements of Article 5.04 of the TBCA with respect to the Marine Merger (the "Texas Articles of Merger") to be properly executed and filed in accordance with such section.

     (c) The Marine Merger shall become effective prior to the Pride Merger at such time as each of the Marine Certificate of Merger and the Texas Articles of Merger are properly executed and duly filed, or at such other time (but in any case preceding the Pride Merger Effective Time) as Marine and Pride shall have agreed upon and designated in each such filing as the effective time of the Marine Merger (such time at which the Marine Merger shall have become effective is herein referred to as the "Marine Merger Effective Time").

     SECTION 1.5 Pride Merger Effective Time. (a) Prior to the Closing, Pride and the Company shall prepare, and on the Closing Date shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL with respect to the Pride Merger (the "Pride Certificate of Merger") to be properly executed and filed in accordance with such section.

     (b) Prior to the Closing, the Company and Pride shall prepare, and on the Closing Date shall cause a certificate of merger meeting the requirements of
Section 12:112 of the LBCL with respect to the Pride Merger (the "Louisiana Certificate of Merger") to be properly executed and filed in accordance with such section.

     (c) The Pride Merger shall become effective following the Marine Merger at such time as each of the Pride Certificate of Merger and the Louisiana Certificate of Merger are properly executed and filed, or at such other time (but in any case following the Marine Merger Effective Time) as Marine and Pride shall have agreed upon and designated in each such filing as the effective time of the Pride Merger (such time at which the Pride Merger shall have become effective is herein referred to as the "Pride Merger Effective Time," and such time at which both the Marine Merger and the Pride Merger shall have become effective is herein referred to as the "Effective Time").

     SECTION 1.6 Effects of the Mergers. The Marine Merger shall have the effects set forth in Section 259 of the DGCL and Article 5.06 of the TBCA. The Pride Merger shall have the effects set forth in Section 259 of the DGCL and
Section 12:115 of the LBCL. The Company agrees that it will be responsible for, and will pay, all applicable fees, charges and incorporation and franchise taxes required by law to be paid by Pride to the State of Louisiana. Merger Sub agrees that it will be responsible for, and will pay, all applicable fees, charges and incorporation and franchise taxes required by law to be paid by Marine to the State of Texas.

                                   ARTICLE 2

                 ORGANIZATIONAL DOCUMENTS OF SURVIVING ENTITIES

     SECTION 2.1 Certificate of Incorporation of the Pride Merger Surviving Entity. As of the Pride Merger Effective Time, the certificate of incorporation of the Company set forth in Exhibit 2.1 hereto shall be the certificate of incorporation of the Pride Merger Surviving Entity until duly amended in accordance with applicable law; provided, however, that at the Pride Merger Effective Time, the certificate of incorporation of the Pride Merger Surviving Entity shall be amended to provide that the name of the Pride Merger Surviving Entity from and after the Pride Merger Effective Time shall be "Pride International, Inc."

     SECTION 2.2 Bylaws of the Pride Merger Surviving Entity. As of the Pride Merger Effective Time, the bylaws of the Company set forth in Exhibit 2.2 hereto shall be the bylaws of the Pride Merger Surviving Entity until duly amended in accordance with applicable law.

     SECTION 2.3 Certificate of Incorporation of the Marine Merger Surviving Entity. As of the Marine Merger Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Marine Merger Surviving Entity until duly amended in accordance with applicable law; provided, however, that if so provided in the Marine Certificate of Merger the name of Merger Sub shall be amended as provided therein.

     SECTION 2.4 Bylaws of the Marine Merger Surviving Entity. As of the Marine Merger Effective Time, the bylaws of Merger Sub shall be the bylaws of the Marine Merger Surviving Entity until duly amended in accordance with applicable law.

     SECTION 2.5 Adoption of Stockholder Rights Plan. As of the Effective Time, the Company shall adopt a stockholder rights plan substantially similar to the Pride Rights Agreement as in effect on the date hereof with such changes as may be necessary or advisable to reflect Delaware as the Company's jurisdiction of incorporation and to conform such stockholder rights plan to the certificate of incorporation of the Company.

                                   ARTICLE 3

                DIRECTORS AND OFFICERS OF THE SURVIVING ENTITIES

     SECTION 3.1 Directors of Merger Sub. The directors of Merger Sub immediately prior to the Marine Merger Effective Time shall be the directors of the Marine Merger Surviving Entity until their successors are duly elected and qualified.

     SECTION 3.2 Officers of Merger Sub. The officers of Marine immediately prior to the Marine Merger Effective Time shall be the officers of the Marine Merger Surviving Entity until their successors are duly appointed.

     SECTION 3.3 Directors of the Company. Set forth in Exhibit 3.3 attached hereto is the name of each individual who shall become a director of the Company as of the Pride Merger Effective Time, and whether such director has been designated for membership on the Company's board of directors by Marine or Pride. If any individual identified in Exhibit 3.3 is unable or unwilling to serve as a director of the Company as of the Pride Merger Effective Time, then a substitute director shall be selected by the party that initially designated such individual for membership on the Company's board of directors. From and after the Pride Merger Effective Time, each person identified in Exhibit 3.3 shall serve as a director of the Company until such person's successor is duly elected and qualified.

     SECTION 3.4 Officers of the Company. Set forth in Exhibit 3.4 hereto is the name of each individual who shall become an officer of the Company at the Pride Merger Effective Time and such person's officer position with the Company as of the Pride Merger Effective Time, and each such officer shall thereafter serve until his or her successor shall be appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Company. If any such person is unable or unwilling to serve as an officer of the Company in the capacity set forth in Exhibit 3.4, then a substitute officer shall be selected by (i) Marine if the person unable or unwilling to serve is employed by Marine or its Subsidiaries on the date of this Agreement, or (ii) Pride if the person unable or unwilling to serve is employed by Pride or its Subsidiaries on the date of this Agreement.

                                   ARTICLE 4

                   EFFECT OF THE MERGERS ON THE STOCK OF THE
        COMPANY, MARINE, PRIDE AND MERGER SUB; EXCHANGE OF CERTIFICATES

     SECTION 4.1 Effect on Marine Stock. As of the Marine Merger Effective Time, by virtue of the Marine Merger, and without any further action by Marine, Merger Sub or Pride or by the holders of any securities of Marine, Merger Sub or
Pride:

          (a) Cancellation of Treasury Stock and Pride Owned Stock. Each share of Marine's common stock, par value $.01 per share (the "Marine Common Stock"), that is owned directly by Marine, by Pride or their respective subsidiaries immediately prior to the Marine Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Marine Common Stock. Each issued and outstanding share of Marine Common Stock (other than shares to be canceled in accordance with Section 4.1(a)) shall be converted into one fully paid and nonassessable share of Pride Common Stock (the "Marine Merger Consideration"). As of the Marine Merger Effective Time, all such shares of Marine Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Marine Merger Effective Time represented outstanding shares of Marine Common Stock (the "Marine Certificates") shall cease to have any rights with respect thereto, except the right to receive the number of shares of Pride Common Stock into which such shares have been converted.

     SECTION 4.2 Effect on the Stock of Merger Sub. As of the Marine Merger Effective Time, each share of the common stock, par value $.01 per share, of Merger Sub that was outstanding prior to the Marine Merger Effective Time shall not be converted or otherwise effected by the Marine Merger and shall remain outstanding after the Marine Merger.

     SECTION 4.3 Effect on the Stock of the Company. As of the Pride Merger Effective Time, each share of the common stock, par value $.01 per share, of the Company ("Company Common Stock") that was outstanding prior to the Pride Merger Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     SECTION 4.4 Effect on Pride Stock. As of the Pride Merger Effective Time, by virtue of the Pride Merger and without any action on the part of Pride or the Company or the holders of any securities of Pride or the Company:

          (a) Cancellation of Treasury Stock and Marine Owned Stock. Each share of Pride's common stock, no par value (the "Pride Common Stock"), that is owned directly by Pride, by Marine or by their respective subsidiaries immediately prior to the Pride Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Pride Common Stock. Each issued and outstanding share of Pride Common Stock (including shares of Pride Common Stock issued in the Marine Merger but excluding shares of Pride Common Stock to be canceled in accordance with Section 4.4(a)), shall be converted into one (the "Pride Exchange Ratio") fully paid and nonassessable share of Company Common Stock (the "Pride Merger Consideration"). As of the Pride Merger Effective Time, all such shares of Pride Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates or rights thereto that immediately prior to the Pride Merger Effective Time which represent outstanding shares of Pride Common Stock (the "Pride Certificates") shall cease to have any rights with respect thereto, except the right to receive certificates ("Company Certificates") representing the number of shares of Company Common stock into which such shares have been converted.

     SECTION 4.5  Exchange of Certificates.

     (a) Exchange Agent. As of the Closing Date, the Company shall enter into an agreement with American Stock Transfer & Trust Company (the "Exchange Agent"), which shall provide that the Company shall deposit with the Exchange Agent, for the benefit of the holders of Marine Common Stock and Pride Common Stock, for exchange in accordance with this Article 4, through the Exchange Agent, Company Certificates representing the number of shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Pride Merger Effective Time being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Article 4.

     (b) Exchange Procedures. As soon as reasonably practicable after the Pride Merger Effective Time, the Exchange Agent shall mail to each holder of record of a Marine Certificate or a Pride Certificate (each a "Certificate" and collectively the "Certificates") whose shares were converted pursuant to Section 4.1(b) and/or Section 4.4(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Marine and Pride may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration set forth in Article 4. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Company Certificate representing that number of shares of Company Common Stock which such holder has the right to receive pursuant to the provisions of this Article 4, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Marine Common Stock not registered in the transfer records of Marine or of Pride Common Stock not registered in the transfer records of Pride, a Company Certificate representing the proper number of shares of Company Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Company Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.5, each Certificate shall be deemed at any time after the Pride Merger Effective Time to represent only the right to receive upon such surrender Company Certificates representing the number of shares of Company Common Stock into which the shares of Pride Common Stock formerly represented by such Certificate (including shares of Pride Common Stock issuable in respect of Marine Common Stock as a result of the Marine Merger) have been converted. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 4.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date after the Pride Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby and all such dividends and other distributions shall be paid by the Company to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article 4. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Company Certificate representing shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Pride Merger Effective Time theretofore paid with respect to such shares of Company Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Pride Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock. The Company shall make available to the Exchange Agent cash for these purposes.

     (d) No Further Ownership Rights in Marine Common Stock and Pride Common Stock. All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 4 (including any cash paid pursuant to this Article 4) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Pride Common Stock (including shares of Pride Common Stock issuable in respect of Marine Common Stock as a result of the Marine Merger) theretofore represented by such Certificates, subject, however, to the Pride Merger Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Pride Merger Effective Time which may have been authorized or made by Marine on such shares of Marine Common Stock or by Pride on such shares of Pride Common Stock, as the case may be, which remain unpaid at the Pride Merger Effective Time.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Pride Merger Effective Time shall be delivered to the Company upon demand, and any holders of the Certificates who have not theretofore complied with this
Article 4 shall thereafter look only to the Company for payment of their claim for Pride Merger Consideration and any dividends or distributions with respect to Company Common Stock.

     (f) No Liability. None of the Company, Marine, Pride, Merger Sub or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Pride Merger Effective Time (or immediately prior to such earlier date on which any Pride Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article 4 or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority), any Pride Merger Consideration, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company; provided, however, that no such investment or loss shall affect the amounts payable to any holder of a Certificate.

     (h) Exchanges by Affiliates. Notwithstanding anything in this Agreement to the contrary, any Company Common Stock and Company Certificates therefor issued to affiliates of Marine as a result of the Mergers shall be subject to the restrictions on transfer described in Section 7.13 and Exhibits 7.13(a) and 7.13(b)(1), and such shares shall bear restrictive legends as described in
Exhibit 7.13(a)(1). Any Company Common Stock and Certificates therefor issued to affiliates of Pride as a result of the Pride

Merger shall be subject to the restrictions on transfer described in Section 7.13(b) and Exhibit 7.13(b)(2).

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Pride Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, pursuant to this Agreement.

     SECTION 4.6 Rule 16b-3 Approval. Each of the Company, Marine, Merger Sub and Pride agree that their respective board of directors or the executive compensation committee of their board of directors shall, at or prior to the Marine Merger Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") of the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the receipt, pursuant to this Agreement, of Company Common Stock and of options to acquire Company Common Stock, by executive officers or directors of each of Marine and Pride who become executive officers or directors of the Company subject to Rule 16b-3.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF MARINE

     Except as set forth in the disclosure letter delivered to Pride by Marine at or prior to the execution hereof (the "Marine Disclosure Letter"), Marine represents and warrants to Pride and the Company the following:

     SECTION 5.1 Existence; Good Standing; Corporate Authority. Marine is a corporation duly incorporated, validly existing and in good standing under the laws of Texas. Marine is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified does not and is not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect (as defined in Section 10.9(c)). Marine has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Marine's restated articles of incorporation and bylaws previously made available to Pride are true and correct and contain all amendments as of the date hereof.

     SECTION 5.2 Authorization, Validity and Effect of Agreements. Marine has the requisite corporate power and authority to execute and deliver this Agreement, the Pride Stock Option Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party. The consummation by Marine of the transactions contemplated hereby and by the Pride Stock Option Agreement have been duly authorized by all requisite corporate action on behalf of Marine, other than the approvals referred to in Section
5.19. This Agreement and the Pride Stock Option Agreement constitute valid and legally binding obligations of Marine, enforceable against Marine in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity. Marine has taken all action necessary to render the restrictions set forth in Part 13 of the TBCA inapplicable to this Agreement and the transactions contemplated hereby. No other state takeover or business combination statute applies to the transactions contemplated by this Agreement or the Pride Stock Option Agreement.

     SECTION 5.3 Capitalization. As of the date of this Agreement, the authorized capital stock of Marine consists of 200,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares have been designated Junior Participating Preferred Stock ("Junior Preferred Stock"). As of May 18, 2001, 58,697,281 shares of
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Marine Common Stock and no shares of Junior Preferred Stock were outstanding. At the same date, there were 3,576,359 shares of Marine Common Stock reserved for issuance upon exercise of outstanding Marine Stock Options (as defined in Section 7.16). All such issued and outstanding shares of Marine Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. One right to purchase Junior Preferred Stock (each, a "Marine Right") issued pursuant to the Rights Agreement, dated as of November 15, 1996 (the "Marine Rights Agreement"), as amended, between Marine and American Stock Transfer & Trust Company is associated with and attached to each outstanding share of Marine Common Stock. As of the date of this Agreement, except for the Pride Stock Option Agreement, the Marine Rights and as set forth in this Section 5.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Marine or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Marine or any of its Subsidiaries. Marine has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Marine on any matter.

     SECTION 5.4 Significant Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the SEC under the Exchange Act. Each of Marine's Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not and is not reasonably likely to have a Marine Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Marine's Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Marine free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances ("Liens").

     SECTION 5.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Marine Material Adverse Effect and except for matters arising under Environmental Laws which are treated exclusively in Section 5.13:

          (a) Neither Marine nor any Subsidiary of Marine is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively, the "Marine Applicable Laws"), relating to the ownership or operation of any of their respective assets, and no claim is pending or, to the knowledge of Marine, threatened with respect to any such matters. No condition exists that is not disclosed in the Marine Disclosure Letter and which does or is reasonably likely to constitute a violation of or deficiency under any Marine Applicable Law relating to the ownership or operation of the assets of Marine or any Subsidiary of Marine.

          (b) Marine and each Subsidiary of Marine hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the conduct of their respective businesses (the "Marine Permits"). All Marine Permits are in full force and effect and there exists no default thereunder or breach thereof, and Marine has no notice or actual knowledge that such Marine Permits will not be renewed in the ordinary course after the Marine Merger Effective Time. No governmental authority has given, or to the knowledge of Marine threatened to give, any action to terminate, cancel or reform any Marine Permit.

          (c) Each drilling rig or other drilling unit owned by Marine or a subsidiary of Marine which is subject to classification is in class according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the laws of its flag jurisdiction.

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          (d) Marine and each Subsidiary of Marine possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds ("Marine Real Property") except where the failure to possess any of the same does not and is not reasonably likely to have a Marine Material Adverse Effect. There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Marine, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to Marine Real Property.

     SECTION 5.6 No Conflict. (a) Neither the execution and delivery by Marine of this Agreement, the Pride Stock Option Agreement nor the consummation by Marine of the transactions contemplated hereby or thereby in accordance with their respective terms will (i) subject to the approvals referred to in Section 5.19, conflict with or result in a breach of any provisions of the restated articles of incorporation or bylaws of Marine, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Marine or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Marine or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Marine or any of its Subsidiaries is a party, or by which Marine or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in Section 5.6(c), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Marine or any of its Subsidiaries, except for such matters described in clause
(ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect.

     (b) Neither the execution and delivery by Marine of this Agreement, the Pride Stock Option Agreement nor the consummation by Marine of the transactions contemplated hereby and thereby in accordance with their respective terms will result in any "change of control" or similar event or circumstance under the terms of any Marine Material Contract or under any contract or plan under which any officers or directors of Marine or any of its Subsidiaries are entitled to payments or benefits, which gives rise to rights or benefits not otherwise available absent such change of control or similar event.

     (c) Neither the execution and delivery by Marine of this Agreement, the Pride Stock Option Agreement nor the consummation by Marine of the transactions contemplated hereby and thereby in accordance with their respective terms will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filing of the Marine Certificate of Merger, (ii) the filing of the Texas Articles of Merger,
(iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws, applicable non-U.S. competition, antitrust or premerger notification laws, and (iv) the filing of a listing application with the NYSE with respect to any Marine Common Stock issued upon exercise of the Pride Stock Option ((i), (ii), (iii) and (iv) collectively, the "Marine Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have a Marine Material Adverse Effect or substantially impair or delay the consummation of the transactions contemplated hereby.

     SECTION 5.7 SEC Documents. Marine has timely filed with the SEC all documents required to be so filed by it in the preceding twelve months pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act. Marine and its Subsidiaries have filed with the SEC all documents required to be so filed by them in the preceding three fiscal years and during 2001 pursuant to Section 13(a) of the Exchange

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Act without regard to Rule 12b-25. Marine has made available to Pride each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Marine Reports"). As of its respective date, each Marine Report (i) complied in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into Marine Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Marine and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders' equity included in or incorporated by reference into Marine Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in shareholders' equity, as the case may be, of Marine and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q and Regulation S-X of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the most recent consolidated balance sheet of Marine and its Subsidiaries included in Marine Reports, including all notes thereto, as of the date of such balance sheet, neither Marine nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Marine or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect.

     SECTION 5.8  Litigation.   Except as would not have a Marine Material
Adverse Effect, Section 5.8 of the Marine Disclosure Letter contains an accurate summary of each litigation matter pending or threatened against Marine or any of its Subsidiaries that is not summarized in the Marine Reports. Except as described in Marine Reports filed on or prior to the date of this Agreement, there are no actions, suits or proceedings pending against Marine or any of its Subsidiaries or, to Marine's knowledge, threatened against Marine or any of its Subsidiaries, at law or in equity, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality, that are reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect.

     SECTION 5.9  Absence of Certain Changes.   From December 31, 2000 to the
date of this Agreement, there has not been (i) any event or occurrence that has had or is reasonably likely to have a Marine Material Adverse Effect, (ii) any material change by Marine or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Marine or any redemption, purchase or other acquisition of any of its securities or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

     SECTION 5.10  Taxes.   Except for such matters as, individually or in the
aggregate, do not or are not reasonably likely to have a Marine Material Adverse Effect, and except as disclosed in the Marine Disclosure Letter (it being understood that inclusion of a matter in the Marine Disclosure Letter does not necessarily mean that such matter is or is reasonably likely to have a Marine Material Adverse Effect):

          (a) Each of Marine and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Marine and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of Marine and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Marine and its
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     Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of Marine and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of Marine and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (c) No officer or employee responsible for Tax matters of any of Marine and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of Marine and its Subsidiaries either (i) claimed or raised by any authority in writing or
     (ii) as to which any of the officers or employees responsible for Tax matters of Marine and its Subsidiaries has knowledge based upon personal contact with any agent of such authority. Section 5.10 of the Marine Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Marine and its Subsidiaries for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit or have been noticed for audit.

          (d) None of Marine and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of Marine and its Subsidiaries has filed a consent under Code
     Section 341(f) concerning collapsible corporations.

          (f) A valid and timely Code Section 338 election was made with respect to each non-United States entity treated as a corporation under the Code which was acquired after December 31, 1985 by Marine or any of its Subsidiaries and for which such an election was permissible.

          (g) None of Marine and its Subsidiaries are parties to a gain recognition agreement under U.S. Treasury Reg. Section 1.367(a)-8.

          (h) None of Marine and its Subsidiaries are parties to, or have a request pending for, any advance pricing agreements under Internal Revenue Service Revenue Procedure 96-53.

          (i) None of Marine and its Subsidiaries has paid, or is obligated to make any payments, in connection with the transactions contemplated by this Agreement that could reasonably be expected to be non deductible under Code
     Section 280G.

          (j) Marine has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the previous five years.

          (k) Marine has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (l) None of Marine and its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

          (m) None of Marine and its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Marine) since January 1, 1987, or (ii) has any liability for the Taxes of any Person (other than any of Marine and its Subsidiaries) under U.S. Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (n) Section 5.10(n) of the Marine Disclosure Letter sets forth the following information with respect to each of Marine and its Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby) for both United States income tax purposes and foreign tax purposes where

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     applicable: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Marine or Subsidiary; and (ii) the amount of any deferred gain or loss allocable to Marine or Subsidiary arising out of any Deferred Intercompany Transaction.

          (o) The unpaid Taxes of Marine and its Subsidiaries (i) did not, as of the date of the most recent balance sheet included in the most recent Marine Report containing historical financial statements, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Marine and its Subsidiaries in filing their Tax Returns.

          (p) Neither Marine nor any of the Marine Subsidiaries knows of any fact, or has taken any action or has failed to take any action, that is reasonably likely to (i) prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code, (ii) cause the holders who exchange Marine Common Stock solely for Pride Common Stock pursuant to the Marine Merger to recognize taxable gain with respect to the Marine Merger, (iii) cause the Pride shareholders, including the former holders of Marine Common Stock, who exchange Pride Common Stock solely for Company Common Stock pursuant to the Pride Merger to recognize taxable gain with respect to the Pride Merger, or (iv) cause income to be recognized or Tax to be accelerated or be due as a consequence of the Mergers. Neither Pride nor any of its Subsidiaries has agreed to pay, or will pay, directly or indirectly, any consideration for Marine Common Stock other than Pride Common Stock. Neither the Company nor any of its Subsidiaries has agreed to pay, or will pay, directly or indirectly, any consideration other than Company Common Stock for Pride Common Stock, including that issued in the Marine Merger.

          (q) For purposes of this Section 5.10 and Section 6.10, the following terms have the meanings given them below:

             (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

             (2) "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a), or any similar group defined under a similar provision of state, local or foreign law, determined without regard to the exceptions in Code Section 1504(b) such that a foreign corporation shall be considered an "includable corporation."

             (3) "Deferred Intercompany Transaction" has the meaning set forth in Reg. Section 1.1502-13.

             (4) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

             (5) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 5.11  Employee Benefit Plans.   (a) Section 5.11 of the Marine
Disclosure Letter contains a list of all Marine Benefit Plans. The term "Marine Benefit Plans" means all material employee benefit plans and other material benefit arrangements, including all "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),
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whether or not U.S.-based plans, and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Marine or any of its Subsidiaries, to which Marine or any of its Subsidiaries is a party or is required to provide benefits under applicable law or in which any person who is currently, has been or, prior to the Marine Merger Effective Time, is expected to become an employee of Marine is a participant. Upon the written request of Pride, Marine will provide to Pride true and complete copies of Marine Benefit Plans and, if applicable, the most recent trust agreements, summary plan descriptions, funding statements, annual reports and actuarial reports, if applicable, for each such plan. Marine has also previously provided to Pride with respect to each such plan, true and correct copies of correspondence with governmental entities and Forms 5500 for the past three calendar years and during 2001 to the date of this Agreement.

     (b) Except as for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Marine Material Adverse Effect:

          (1) all applicable reporting and disclosure requirements have been met with respect to Marine Benefit Plans;

          (2) there has been no "reportable event," as that term is defined in
     Section 4043 of ERISA, with respect to Marine Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived;

          (3) to the extent applicable, Marine Benefit Plans comply and have complied with the requirements of ERISA, the Code, other applicable law, with the regulations of any applicable jurisdiction, and with the operative documents for each such plan;

          (4) any Marine Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS;

          (5) Marine Benefit Plans have been maintained and operated in accordance with their terms, and, to Marine's knowledge, there are no breaches of fiduciary duty in connection with Marine Benefit Plans;

          (6) there are no pending or, to Marine's knowledge, threatened claims against or otherwise involving any Marine Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Marine Benefit Plan activities) has been brought against or with respect to any such Marine Benefit Plan;

          (7) there are no pending audits or investigations by any governmental entity involving any Marine Benefit Plan;

          (8) all material contributions required to be made as of the date hereof to Marine Benefit Plans have been made or provided for;

          (9) Marine has not engaged in a transaction with respect to any Marine Benefit Plan for which it could be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

          (10) with respect to Marine Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Marine Merger Effective Time by Marine, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Marine or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a "Marine ERISA Affiliate"), (i) neither Marine nor any of its Subsidiaries has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (ii) there does not exist any accumulated

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     funding deficiency within the meaning of Section 412 of the Code or Section
     302 of ERISA, whether or not waived; and

          (11) All individuals who performed any compensatory services for Marine or any Subsidiary of Marine, whether as an employee, independent contractor or "leased employee" (as defined in Section 414(n) of the Code), are, and have been, properly classified for purposes of withholding taxes and eligibility to participate in, and coverage under, any Marine Benefit Plan.

     (c) Neither Marine nor any of its Subsidiaries nor any Marine ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Marine Merger Effective Time contributed to, or had an obligation to contribute to, a "multiemployer plan" within the meaning of
Section 3(37) of ERISA, a "multiple employer welfare association" within the meaning of Section 3(40) of ERISA, or a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, and the execution of, and performance of the transactions contemplated by this Agreement, other than Section 7.16, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Marine or any Subsidiary thereof.

     (d) No Marine Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Marine or any Subsidiary of Marine for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Each Marine Benefit Plan may be unilaterally amended or terminated by Marine without liability, except as to benefits accrued or awarded thereunder prior to amendment or termination.

     SECTION 5.12 Labor Matters. (a) As of the date of this Agreement, (i) neither Marine nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization (A) covering any U.S. employees or (B) covering, in any single instance, 10% or more of the employees of Marine and its Subsidiaries taken as a whole, and (ii) to Marine's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened (x) involving any U.S. employees or (y) involving, in any single instance, 10% or more of the employees of Marine and its Subsidiaries taken as a whole.

     (b) Except for such matters as are disclosed in the Marine Reports and matters that do not and are not reasonably likely to have a Marine Material Adverse Effect, (i) neither Marine nor any Subsidiary of Marine has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Marine or any Subsidiary of Marine or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and
(ii) there are no unfair labor practice charges or other employee related complaints against Marine or any Subsidiary of Marine pending or, to the knowledge of Marine threatened, before any governmental authority by or concerning the employees working in their respective businesses.

     SECTION 5.13 Environmental Matters. (a) Marine and each Subsidiary of Marine has been and is in compliance with all applicable final and binding orders of any court, governmental authority or arbitration board or tribunal and any applicable law, ordinance, rule, regulation or other legal requirement (including common law) related to human health and the environment ("Environmental Laws") except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with

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continued compliance with any Environmental Law except for any non-compliance or interference that is not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect.

     (b) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Marine, threatened against Marine or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or, to the knowledge of Marine or its Subsidiaries, former businesses, assets or properties of Marine or any Subsidiary of Marine, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts ("Hazardous Materials") which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) civil, criminal or administrative fines, penalties or injunctive relief.

     (c) Neither Marine nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as do not and are not reasonably likely to have a Marine Material Adverse Effect.

     SECTION 5.14 Intellectual Property. Marine and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights does not and is not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect. To the knowledge of Marine, the conduct of Marine's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect. To the knowledge of Marine, there is no material infringement of any proprietary right owned by or licensed by or to Marine or any of its Subsidiaries that is reasonably likely to have individually or in the aggregate, a Marine Material Adverse Effect.

     SECTION 5.15 Decrees, Etc. Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect, (i) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority has been issued or entered against Marine or any Subsidiary of Marine that continues to be in effect that affects the ownership or operation of any of their respective assets, and (ii) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Marine or any Subsidiary of Marine.

     SECTION 5.16 Insurance. (a) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect, Marine and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the offshore drilling business as conducted by Marine prior to the date hereof.

     (b) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect, no event relating specifically to Marine or its Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any
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insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability, hull or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Marine's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Marine or any Subsidiary of Marine during the period of one year prior to the date hereof. Prior to the date hereof, no event has occurred, including the failure by Marine or any Subsidiary of Marine to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Marine or any Subsidiary of Marine under any such excess liability, hull or protection and indemnity insurance policies.

     SECTION 5.17 No Brokers. Marine has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Marine, Pride or the Company to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Marine has retained Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Pride prior to the date hereof.

     SECTION 5.18 Opinion of Financial Advisor. The board of directors of Marine has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Marine Merger Consideration is fair to the shareholders of Marine from a financial point of view.

     SECTION 5.19 Vote Required. The only votes of the holders of any class or series of Marine capital stock necessary to approve any transaction contemplated by this Agreement are the affirmative vote in favor of the adoption of this Agreement of the holders of at least a majority of the outstanding shares of Marine Common Stock.

     SECTION 5.20 Ownership of Drilling Rigs. As of the date hereof, Marine or a Subsidiary of Marine has good and indefeasible title to the drilling rigs listed in Marine's most recent annual report on Form 10-K, in each case free and clear of all Liens except for (i) defects or irregularities of title or encumbrances of a nature that do not materially impair the ownership or operation of these assets and which have not had and are not reasonably likely to have a Marine Material Adverse Effect, (ii) Liens that secure obligations not yet due and payable or, if such obligations are due and have not been paid, Liens securing such obligations that are being diligently contested in good faith and by appropriate proceedings (any such contests involving an amount in excess of $5.0 million being described in Marine Disclosure Letter), (iii) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith, (iv) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith, (v) operators', vendors', suppliers of necessaries to Marine's drilling rigs, carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or shipyard liens (during repair or upgrade periods) or other similar Liens arising by operation of law in the ordinary course of business or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith and (vi) other Liens disclosed in Marine Disclosure Letter (the Liens described in clauses (i), (ii), (iii), (iv),
(v) and (vi), collectively, "Marine Permitted Liens"). No such asset is leased under an operating lease from a lessor that, to Marine's knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

     SECTION 5.21 Undisclosed Liabilities. Neither Marine nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that
(i) are disclosed in Marine Reports, (ii) are referred to in the Marine Disclosure Letter or (iii) do not and are not reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect.

     SECTION 5.22 Certain Contracts. (a) Section 5.22 of Marine Disclosure Letter contains a list of all of the following contracts or agreements (other than those listed as an exhibit to Marine's Annual Report
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on Form 10-K for the year ended December 31, 2000) to which Marine or any
Subsidiary of Marine is a party or by which any of them is bound as of the date of this Agreement: (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses is conducted; (ii) any drilling rig construction or conversion contract with respect to which the drilling rig has not been delivered and paid for; (iii) any drilling contracts of one year or greater remaining duration or drilling contracts of a shorter duration which if extended at the election of Marine's customer would have a remaining duration of one year or more; (iv) any contract or agreement for the borrowing of money with a borrowing capacity or outstanding indebtedness of $5.0 million or more; (v) any contract for the acquisition or disposition of a "business" (as such term is defined in Article 11-01(d) of Regulation S-X of the SEC or (vi) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts or agreements of the types described in clauses (i) through
(vi) being referred to herein as "Marine Material Contracts").

     (b) As of the date of this Agreement, each Marine Material Contract is, to the knowledge of Marine, in full force and effect, and Marine and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Marine Material Contract, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to create, individually or in the aggregate, a Marine Material Adverse Effect. Except for such matters as do not and are not reasonably likely to have a Marine Material Adverse Effect, neither Marine nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Marine, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Marine Material Contract or (y) has received written notice of the desire of the other party or parties to any such Marine Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Marine Material Contract is enforceable by Marine or a Subsidiary of Marine in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity, except where such unenforceability is not reasonably likely to create, individually or in the aggregate, a Marine Material Adverse Effect.

     SECTION 5.23 Capital Expenditure Program. As of the date of this Agreement, Section 5.23 of the Marine Disclosure Letter accurately sets forth in all material respects, for each of Marine's sustaining, life extension and newbuild capital expenditure programs, the capital expenditures for all such programs that were forecasted to be incurred in 2001 on an annual basis.

     SECTION 5.24 Improper Payments. No bribes, kickbacks or other improper payments have been made by Marine or any Subsidiary of Marine or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Marine, any Subsidiary of Marine nor any agent of any of them has received any such payments from vendors, suppliers or other persons, where any such payment made or received is reasonably likely to have, individually or in the aggregate, a Marine Material Adverse Effect.

     SECTION 5.25 Amendment to Marine Rights Agreement. Marine has amended or taken other action under Marine Rights Agreement so that none of the execution and delivery of this Agreement, the execution and delivery of the Pride Stock Option Agreement, the conversion of shares of Marine Common Stock into the right to receive shares of Company Common Stock in accordance with this Agreement, the consummation of the Mergers, the issuance of Marine Common Stock upon exercise of the Pride Stock Option or any other transactions contemplated hereby or by the Pride Stock Option Agreement, will cause: (i) the Marine Rights to become exercisable under the Marine Rights Agreement; (ii) the Company, Pride or any of Pride's shareholders or Subsidiaries to be deemed an "Acquiring Person" (as defined in Marine Rights Agreement); (iii) any such event to be an event requiring an adjustment of the purchase price of the Marine Rights under Section 12(a)(ii) of the Marine Rights Agreement; (iv) Section 14 of the Marine Rights Agreement to be or become applicable to any such event; or (v) a "Shares Acquisition Date" or a "Distribution Date" (each as defined in Marine Rights Agreement) to occur upon any such

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event, and so that the Marine Rights will expire immediately prior to the Marine
Merger Effective Time. Marine has delivered to Pride a true and complete copy of Marine Rights Agreement, as amended to date.

     SECTION 5.26 Pooling of Interests. To the knowledge of Marine as of the date of this Agreement, neither it nor any of its Subsidiaries has taken, or agreed to take, any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by Pride or any of its Subsidiaries) that is known to Marine as of the date of this Agreement to prevent the treatment of the Mergers contemplated herein as (i) a pooling of interests for accounting purposes under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules of the SEC, or (ii) reorganizations within the meaning of
Section 368(a) of the Code.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PRIDE

     Except as set forth in the disclosure letter delivered to Marine by Pride at or prior to the execution hereof (the "Pride Disclosure Letter"), Pride represents and warrants to Marine and the Company the following:

     SECTION 6.1 Existence; Good Standing; Corporate Authority. Pride is a corporation duly incorporated, validly existing and in good standing under the laws of Louisiana. Pride is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified does not and is not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect (as defined in Section 10.9). Pride has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Pride's certificate of incorporation and bylaws previously made available to Marine are true and correct and contain all amendments as of the date hereof.

     SECTION 6.2 Authorization, Validity and Effect of Agreements. Pride has the requisite corporate power and authority to execute and deliver this Agreement, the Marine Stock Option Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party. The consummation by Pride of the transactions contemplated hereby and by the Marine Stock Option Agreement have been duly authorized by all requisite corporate action on behalf of Pride, other than the approvals referred to in Section 6.19. This Agreement and the Marine Stock Option Agreement constitute valid and legally binding obligations of Pride, enforceable against Pride in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity. Pride has taken all action necessary to render the restrictions set forth in R.S. 12:133 and 12:135-140.2 of the LBCL inapplicable to this Agreement and the transactions contemplated hereby. No other state takeover or business combination statute applies to the transactions contemplated by this Agreement or the Marine Stock Option Agreement.

     SECTION 6.3 Capitalization. As of the date of this Agreement, the authorized capital stock of Pride consists of 200,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share, of which 2,000,000 shares have been designated Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). As of May 22, 2001, 73,597,802 shares of Pride Common Stock and no shares of Series A Preferred Stock were outstanding. Section 6.3 of the Pride Disclosure Letter sets forth the number of shares of Pride Common Stock reserved for issuance as of May 18, 2001. All such issued and outstanding shares of Pride Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. One right to purchase Junior Participating Preferred Stock (each, a "Pride Right") issued pursuant to the Rights Agreement, dated as of September 9, 1998 (the "Pride Rights Agreement"), as amended, between Pride and American Stock Transfer & Trust Company is associated with and attached to each outstanding share of Pride Common

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Stock. As of the date of this Agreement, except for the Marine Stock Option
Agreement, the Pride Rights, the Put and Exchange Agreement between Pride and First Reserve Fund VIII, L.P., a Delaware limited partnership, and as set forth in this Section 6.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Pride or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Pride or any of its Subsidiaries, except as described in the notes to the financial statements of Pride included in its Form 10-Q report for the quarter ended March 31, 2001 filed with the SEC. Pride has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Pride on any matter, except as described in the notes to the financial statements of Pride included in its Form 10-Q report for the quarter ended March 31, 2001 filed with the SEC.

     SECTION 6.4 Significant Subsidiaries. Each of Pride's Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not and is not reasonably likely to have a Pride Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Pride's Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Pride free and clear of all Liens.

     SECTION 6.5  Compliance with Laws; Permits.   Except for such matters as,
individually or in the aggregate, do not or are not reasonably likely to have a Pride Material Adverse Effect and except for matters arising under Environmental Laws which are treated exclusively in Section 6.13:

          (a) Neither Pride nor any Subsidiary of Pride is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively, the "Pride Applicable Laws"), relating to the ownership or operation of any of their respective assets, and no claim is pending or, to the knowledge of Pride, threatened with respect to any such matters. No condition exists that is not disclosed in the Pride Disclosure Letter and which does or is reasonably likely to constitute a violation of or deficiency under any Pride Applicable Law relating to the ownership or operation of the assets of Pride or any Subsidiary of Pride.

          (b) Pride and each Subsidiary of Pride hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the conduct of their respective businesses (the "Pride Permits"). All Pride Permits are in full force and effect and there exists no default thereunder or breach thereof, and Pride has no notice or actual knowledge that such Pride Permits will not be renewed in the ordinary course after the Marine Merger Effective Time. No governmental authority has given, or to the knowledge of Pride threatened to give, any action to terminate, cancel or reform any Pride Permit.

          (c) Each drilling rig, drillship or other drilling unit owned by Pride or a subsidiary of Pride which is subject to classification is in class according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the laws of its flag jurisdiction.

          (d) Pride and each Subsidiary of Pride possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds ("Pride Real Property") except where the failure to possess any of the same does not and is not reasonably likely to have a Pride Material Adverse Effect. There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Pride, threatened to take, any action to
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     terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to Pride Real Property.

     SECTION 6.6  No Conflict.   (a) Neither the execution and delivery by Pride
of this Agreement, the Marine Stock Option Agreement nor the consummation by Pride of the transactions contemplated hereby or thereby in accordance with their respective terms will (i) subject to the approvals referred to in Section 6.19, conflict with or result in a breach of any provisions of the restated articles of incorporation or bylaws of Pride, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Pride or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Pride or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Pride or any of its Subsidiaries is a party, or by which Pride or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in Section 6.6(c), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Pride or any of its Subsidiaries, except, for such matters described in clause (ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

     (b) Neither the execution and delivery by Pride of this Agreement nor the consummation by Pride of the transactions contemplated hereby in accordance with the terms hereof will result in any "change of control" under the indentures and supplemental indentures pursuant to which any outstanding indebtedness of Pride has been issued. Except as disclosed in the Pride Disclosure Letter, neither the execution and delivery by Pride of this Agreement nor the consummation by Pride of the transactions contemplated hereby in accordance with the terms hereof will result in any "change of control" or similar event or circumstance under the terms of any Pride Material Contract or under any contract or plan under which any officers or directors of Pride or any of its Subsidiaries are entitled to payments or benefits, which gives rise to rights or benefits not otherwise available absent such change of control or similar event.

     (c) Neither the execution and delivery by Pride of this Agreement, the Marine Stock Option Agreement nor the consummation by Pride of the transactions contemplated hereby and thereby in accordance with their respective terms will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filing of the Marine Certificate of Merger, (ii) the filing of the Pride Certificate of Merger, (iii) the filing of the Louisiana Certificate of Merger, (iv) filings required under the HSR Act, the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws, applicable non-U.S. competition, antitrust or premerger notification laws, and (v) the filing of a listing application with the NYSE with respect to any Pride Common Stock issued upon exercise of the Marine Stock Option ((i), (ii), (iii), (iv) and (v) collectively, the "Pride Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have a Pride Material Adverse Effect or substantially impair or delay the consummation of the transactions contemplated hereby.

     SECTION 6.7  SEC Documents.   Pride has timely filed with the SEC all
documents required to be so filed by it in the preceding twelve months pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act. Pride and its Subsidiaries have filed with the SEC all documents required to be so filed by them in the preceding three fiscal years and during 2001 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act. Pride has made available to Marine each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Pride Reports"). As of its respective date, each Pride Report (i) complied in all material respects in accordance with the applicable

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requirements of the Exchange Act and the rules and regulations thereunder and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into Pride Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Pride and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders' equity included in or incorporated by reference into Pride Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in shareholders' equity, as the case may be, of Pride and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q and Regulation S-X of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the most recent consolidated balance sheet of Pride and its Subsidiaries included in Pride Reports, including all notes thereto, as of the date of such balance sheet, neither Pride nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Pride or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

     SECTION 6.8  Litigation.   Except as would not have a Pride Material
Adverse Effect, Section 6.8 of the Pride Disclosure Letter contains an accurate summary of each litigation matter pending or threatened against Pride or any of its Subsidiaries that is not summarized in the Pride Reports. Except as described in Pride Reports filed on or prior to the date of this Agreement, there are no actions, suits or proceedings pending against Pride or any of its Subsidiaries or, to Pride's knowledge, threatened against Pride or any of its Subsidiaries, at law or in equity, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality, that are reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

     SECTION 6.9  Absence of Certain Changes.   From December 31, 2000 to the
date of this Agreement, there has not been (i) any event or occurrence that has had or is reasonably likely to have a Pride Material Adverse Effect, (ii) any material change by Pride or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Pride or any redemption, purchase or other acquisition of any of its securities, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

     SECTION 6.10  Taxes.   Except for such matters as, individually or in the
aggregate, do not or are not reasonably likely to have a Pride Material Adverse Effect, and except as disclosed in the Pride Disclosure Letter (it being understood that inclusion of a matter in the Pride Disclosure Letter does not necessarily mean that such matter is or is reasonably likely to have a Pride Material Adverse Effect):

          (a) Each of Pride and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Pride and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of Pride and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Pride and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of Pride and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

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          (b) Each of Pride and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (c) No officer or employee responsible for Tax matters of any of Pride and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of Pride and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers or employees responsible for Tax matters of Pride and its Subsidiaries has knowledge based upon personal contact with any agent of such authority. Section 6.10 of the Pride Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Pride and its Subsidiaries for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit or have been noticed for audit.

          (d) None of Pride and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of Pride and its Subsidiaries has filed a consent under Code
     Section 341(f) concerning collapsible corporations.

          (f) A valid and timely Code Section 338 election was made with respect to each non-United States entity treated as a corporation under the Code which was acquired after December 31, 1985 by Pride or any of its Subsidiaries and for which such an election was permissible.

          (g) None of Pride and its Subsidiaries are parties to a gain recognition agreement under U.S. Treasury Reg. Section 1.367(a)-8.

          (h) None of Pride and its Subsidiaries are parties to, or have a request pending for, any advance pricing agreements under Internal Revenue Service Revenue Procedure 96-53.

          (i) None of Pride and its Subsidiaries has paid or is obligated to make any payments in connection with the transactions contemplated by this Agreement that could be reasonably expected to be non-deductible under Code
     Section 280G.

          (j) Pride has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the previous five years.

          (k) Pride has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (l) None of Pride and its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

          (m) None of Pride and its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Pride) since January 1, 1987, or (ii) has any liability for the Taxes of any Person (other than any of Pride and its Subsidiaries) under U.S. Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (n) Section 6.10(n) of the Pride Disclosure Letter sets forth the following information with respect to each of Pride and its Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby) for both United States income tax purposes and foreign tax purposes where applicable: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Pride or any Subsidiary; and (ii) the amount of any deferred gain or loss allocable to Pride or Subsidiary arising out of any Deferred Intercompany Transaction.

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          (o) The unpaid Taxes of Pride and its Subsidiaries (i) did not, as of
     the date of the most recent balance sheet included in the most recent Pride Report containing historical financial statements, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Pride and its Subsidiaries in filing their Tax Returns.

          (p) Neither Pride nor any of the Pride Subsidiaries knows of any fact, or has taken any action or has failed to take any action, that is reasonably likely to (i) prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code, (ii) cause the holders who exchange Marine Common Stock solely for Pride Common Stock pursuant to the Marine Merger to recognize taxable gain with respect to the Marine Merger, (iii) cause the Pride shareholders, including the former holders of Marine Common Stock, who exchange Pride Common Stock solely for Company Common Stock pursuant to the Pride Merger to recognize taxable gain with respect to the Pride Merger, or (iv) cause income to be recognized or Tax to be accelerated or be due as a consequence of the Mergers. Neither Pride nor any of its Subsidiaries has agreed to pay, or will pay, directly or indirectly, any consideration for Marine Common Stock other than Pride Common Stock. Neither the Company nor any of its Subsidiaries has agreed to pay, or will pay, directly or indirectly, any consideration other than Company Common Stock for Pride Common Stock, including that issued in the Marine Merger.

     SECTION 6.11  Employee Benefit Plans.   (a) Section 6.11 of the Pride
Disclosure Letter contains a list of all Pride Benefit Plans. The term "Pride Benefit Plans" means all material employee benefit plans and other material benefit arrangements, including all "employee benefit plans" as defined in
Section 3(3) of ERISA, whether or not U.S.-based plans, and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Pride or any of its Subsidiaries, to which Pride or any of its Subsidiaries is a party or is required to provide benefits under applicable law or in which any person who is currently, has been or, prior to the Marine Merger Effective Time, is expected to become an employee of Pride is a participant. Upon written request from Marine, Pride will provide to Marine true and complete copies of Pride Benefit Plans and, if applicable, the most recent trust agreements, summary plan descriptions, funding statements, annual reports and actuarial reports, if applicable, for each such plan. Pride has also previously provided to Marine with respect to each such plan, true and correct copies of correspondence with governmental entities and Forms 5500 for the past three calendar years and during 2001 to the date of this Agreement.

     (b) Except as for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Pride Material Adverse Effect:

          (1) all applicable reporting and disclosure requirements have been met with respect to Pride Benefit Plans;

          (2) there has been no "reportable event," as that term is defined in
     Section 4043 of ERISA, with respect to Pride Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived;

          (3) to the extent applicable, Pride Benefit Plans comply and have complied with the requirements of ERISA, the Code, other applicable law, with the regulations of any applicable jurisdiction, and with the operative documents for each such plan;

          (4) any Pride Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS;

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

          (5) Pride Benefit Plans have been maintained and operated in accordance with their terms, and, to Pride's knowledge, there are no breaches of fiduciary duty in connection with Pride Benefit Plans;

          (6) there are no pending or, to Pride's knowledge, threatened claims against or otherwise involving any Pride Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Pride Benefit Plan activities) has been brought against or with respect to any such Pride Benefit Plan;

          (7) there are no pending audits or investigations by any governmental entity involving any Pride Benefit Plan;

          (8) all material contributions required to be made as of the date hereof to Pride Benefit Plans have been made or provided for;

          (9) Pride has not engaged in a transaction with respect to any Pride Benefit Plan for which it could be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

          (10) with respect to Pride Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Marine Merger Effective Time by Pride, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Pride or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a "Pride ERISA Affiliate"), (i) neither Pride nor any of its Subsidiaries has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; and

          (11) All individuals who performed any compensatory services for Pride or any Subsidiary of Pride, whether as an employee, independent contractor or "leased employee" (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding taxes and eligibility to participate in, and coverage under, any Pride Benefit Plan.

     (c) Neither Pride nor any of its Subsidiaries nor any Pride ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Marine Merger Effective Time contributed to, or had an obligation to contribute to, a "multiemployer plan" within the meaning of
Section 3(37) of ERISA, a "multiple employer welfare association" within the meaning of Section 3(40) of ERISA, or a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, and the execution of, and performance of the transactions contemplated by, this Agreement, other than Section 7.17, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Pride or any Subsidiary thereof.

     (d) No Pride Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Pride or any Subsidiary of Pride for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Each Pride Benefit Plan may be unilaterally amended or terminated by Pride without liability, except as to benefits accrued or awarded thereunder prior to amendment or termination.

     SECTION 6.12  Labor Matters.   (a) As of the date of this Agreement, (i)
neither Pride nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization (A) covering any U.S. employees or (B) covering, in any single instance, 10% or more of the employees of Pride and its
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

Subsidiaries taken as a whole, and (ii) to Pride's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened (x) involving any U.S. employees or (y) involving, in any single instance, 10% or more of the employees of Pride and its Subsidiaries taken as a whole.

     (b) Except for such matters as are disclosed in the Pride Reports and matters that do not and are not reasonably likely to have a Pride Material Adverse Effect, (i) neither Pride nor any Subsidiary of Pride has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Pride or any Subsidiary of Pride or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and
(ii) there are no unfair labor practice charges or other employee related complaints against Pride or any Subsidiary of Pride pending or, to the knowledge of Pride threatened, before any governmental authority by or concerning the employees working in their respective businesses.

     SECTION 6.13  Environmental Matters.   (a) Pride and each Subsidiary of
Pride has been and is in compliance with all Environmental Laws except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law except for any non-compliance or interference that is not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

     (b) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Pride, threatened against Pride or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or, to the knowledge of Pride or its Subsidiaries, former businesses, assets or properties of Pride or any Subsidiary of Pride, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) civil, criminal or administrative fines, penalties or injunctive relief.

     (c) Neither Pride nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as do not and are not reasonably likely to have a Pride Material Adverse Effect.

     SECTION 6.14  Intellectual Property.   Pride and its Subsidiaries own or
possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights does not and is not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect. To the knowledge of Pride, the conduct of Pride's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect. To the knowledge of Pride, there is no material infringement of any proprietary right owned by or licensed by or to Pride or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

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     SECTION 6.15  Decrees, Etc.   Except for such matters as do not and are not
reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect, (i) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority has been issued or entered against Pride or any Subsidiary of Pride that continues to be in effect that affects the ownership or operation of any of their respective assets, and (ii) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Pride or any Subsidiary of Pride.

     SECTION 6.16  Insurance.   (a) Except for such matters as do not and are
not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect, Pride and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the international and domestic drilling business conducted by Pride and its Subsidiaries prior to the date hereof.

     (b) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect, no event relating specifically to Pride or its Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability, hull or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Pride's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Pride or any Subsidiary of Pride during the period of one year prior to the date hereof. Prior to the date hereof, no event has occurred, including the failure by Pride or any Subsidiary of Pride to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Pride or any Subsidiary of Pride under any such excess liability, hull or protection and indemnity insurance policies.

     SECTION 6.17  No Brokers.   Pride has not entered into any contract,
arrangement or understanding with any person or firm which may result in the obligation of Pride, Marine or the Company to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pride has retained Salomon Smith Barney Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Marine prior to the date hereof.

     SECTION 6.18  Opinion of Financial Advisor.   The board of directors of
Pride has received the opinion of Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the Pride Exchange Ratio is fair to the shareholders of Pride from a financial point of view.

     SECTION 6.19  Vote Required.   The only votes of the holders of any class
or series of Pride capital stock necessary to approve any transaction contemplated by this Agreement are the affirmative vote in favor of the issuance of shares of Pride Common Stock pursuant to the Marine Merger (the "Pride Issuance") and the adoption of this Agreement of the holders of at least a majority of the Pride Common Stock represented at the Pride Meeting (as hereafter defined) at which a quorum is present.

     SECTION 6.20  Ownership of Drilling Rigs and Drillships.   As of the date
hereof, Pride or a Subsidiary of Pride has good and indefeasible title to the drilling rigs listed in Pride's most recent annual report on Form 10-K, in each case free and clear of all Liens except for (i) defects or irregularities of title or encumbrances of a nature that do not materially impair the ownership or operation of these assets and which have not had and are not reasonably likely to have a Pride Material Adverse Effect, (ii) Liens that secure obligations not yet due and payable or, if such obligations are due and have not been paid, Liens securing such obligations that are being diligently contested in good faith and by appropriate proceedings (any such contests involving an amount in excess of $5.0 million being described in Pride Disclosure Letter), (iii) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith, (iv) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are
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

being contested in good faith, (v) operators', vendors', suppliers of necessaries to Pride's drilling rigs, carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or shipyard liens (during repair or upgrade periods) or other similar Liens arising by operation of law in the ordinary course of business or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith and (vi) other Liens disclosed in Pride Disclosure Letter (the Liens described in clauses (i), (ii),
(iii), (iv), (v) and (vi), collectively, "Pride Permitted Liens"). No such asset is leased under an operating lease from a lessor that, to Pride's knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

     Section 6.21  Undisclosed Liabilities.   Neither Pride nor any of its
Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that
(i) are disclosed in Pride Reports, (ii) are referred to in the Pride Disclosure Letter or (iii) do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

     Section 6.22  Certain Contracts.   (a) Section 6.22 of Pride Disclosure
Letter contains a list of all of the following contracts or agreements (other than those listed as an exhibit to Pride's Annual Report on Form 10-K for the year ended December 31, 2000) to which Pride or any Subsidiary of Pride is a party or by which any of them is bound as of the date of this Agreement: (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses is conducted, other than any such limitation that is not material to Pride and its Subsidiaries, taken as a whole; (ii) any drilling rig construction or conversion contract with respect to which the drilling rig has not been delivered and paid for; (iii) any drilling contracts of one year or greater remaining duration or drilling contracts of a shorter duration which if extended at the election of Pride's customer would have a remaining duration of one year or more; (iv) any contract or agreement for the borrowing of money with a borrowing capacity or outstanding indebtedness of $5.0 million or more; (v) any contract for the acquisition or disposition of a "business" (as such term is defined in Article 11-01(d) of Regulation S-X of the SEC; or (vi) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts or agreements of the types described in clauses (i) through (vi) being referred to herein as "Pride Material Contracts").

     (b) As of the date of this Agreement, each Pride Material Contract is, to the knowledge of Pride, in full force and effect, and Pride and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Pride Material Contract, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to create, individually or in the aggregate, a Pride Material Adverse Effect. Except for such matters as do not and are not reasonably likely to have a Pride Material Adverse Effect, neither Pride nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Pride, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Pride Material Contract or (y) has received written notice of the desire of the other party or parties to any such Pride Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Pride Material Contract is enforceable by Pride or a Subsidiary of Pride in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity, except where such unenforceability is not reasonably likely to create, individually or in the aggregate, a Pride Material Adverse Effect.

     Section 6.23 Capital Expenditure Program. As of the date of this Agreement, Section 6.23 of the Pride Disclosure Letter accurately sets forth in all material respects, for each of Pride's sustaining, life extension and newbuild capital expenditure programs, the capital expenditures for all such programs that were forecasted to be incurred in 2001 on an annual basis.

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     Section 6.24  Improper Payments.  No bribes, kickbacks or other improper payments have been made by Pride or any Subsidiary of Pride or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Pride, any Subsidiary of Pride nor any agent of any of them has received any such payments from vendors, suppliers or other persons, where any such payment made or received is reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect.

     Section 6.25 Amendment to Pride Rights Agreement. Pride has amended or taken other action under the Pride Rights Agreement so that none of the execution and delivery of this Agreement, the execution and delivery of the Marine Stock Option Agreement, the conversion of shares of Pride Common Stock into the right to receive shares of Company Common Stock in accordance with this Agreement, the consummation of the Mergers, the issuance of Pride Common Stock upon exercise of the Marine Stock Option or any other transactions contemplated hereby or by the Marine Stock Option Agreement, will cause: (i) Pride Rights to become exercisable under the Pride Rights Agreement; (ii) the Company, Pride or any of Pride's shareholders or Subsidiaries to be deemed an "Acquiring Person" (as defined in the Pride Rights Agreement); (iii) any such event to be an event requiring an adjustment of the purchase price of the Pride Rights under Section 11(a)(ii) of the Pride Rights Agreement; (iv) Section 13 of the Pride Rights Agreement to be or become applicable to any such event; or (v) a "Stock Acquisition Date" or a "Distribution Date" (each as defined in Pride Rights Agreement) to occur upon any such event, and so that the Pride Rights will expire immediately prior to the Marine Merger Effective Time. Pride has delivered to Marine a true and complete copy of the Pride Rights Agreement, as amended to date.

     SECTION 6.26 Pooling of Interests. To the knowledge of Pride as of the date of this Agreement, neither it nor any of its Subsidiaries has taken, or agreed to take, any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by Marine or any of its Subsidiaries) that is known to Pride as of the date of this Agreement to prevent the treatment of the Mergers contemplated herein as (i) a pooling of interests for accounting purposes under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules of the SEC, or (ii) reorganizations within the meaning of Section 368(a) of the Code.

     SECTION 6.27 Representations and Warranties Relating to the Company and Merger Sub. (a) Each of the Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Neither the Company nor Merger Sub owns any properties (other than the initial cash subscription for shares) or has commenced any business or operations. Pride has delivered to Marine true and correct copies of the certificate of incorporation and bylaws of each of the Company and Merger Sub.

     (b) The Company has an authorized capital stock consisting of (i) 400,000,000 shares of Company Common Stock, 20 shares of which were issued and outstanding on the date hereof and immediately prior to the Pride Merger Effective Time, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding as of the date hereof and immediately prior to the Pride Merger Effective Time. As of the date hereof and immediately prior to the Marine Merger Effective Time, all of the issued and outstanding shares of capital stock of Merger Sub are owned by Pride. As of the date hereof and immediately prior to the Pride Merger Effective Time, all of the issued and outstanding shares of capital stock of the Company are owned by Pride.

     (c) Each of the Company and Merger Sub has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been (i) duly and validly authorized by the board of directors and sole stockholder of each of the Company and Merger Sub and (ii) duly and validly executed and delivered by the Company and Merger Sub and constitutes the valid and binding obligation of each of the Company and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles.

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     (d) Each of the Company and Merger Sub has been formed solely to consummate the Pride Merger and Marine Merger, respectively, and each of the Company and Merger Sub has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of shares of their capital stock to Pride, prior to the Pride Merger Effective Time and Marine Merger Effective Time, respectively.

                                   ARTICLE 7

                            COVENANTS AND AGREEMENTS

     SECTION 7.1  Conduct of Marine's Business.   Prior to the Marine Merger
Effective Time, and except (i) as set forth in the Marine Disclosure Letter,
(ii) as expressly contemplated by any other provision of this Agreement, (iii) as contemplated by the Pride Stock Option Agreement, (iii) as required by Applicable Laws (provided that Marine has provided Pride with advance notice of the proposed action to the extent practicable), or (iv) as otherwise consented to by Pride in writing, Marine:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its Subsidiaries or may be liquidated into Marine or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not amend its articles of incorporation or bylaws;

          (d) shall promptly notify Pride of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Marine Material Contract (or communications indicating that the same may be contemplated) or any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (e) shall promptly deliver to Pride true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not,

             (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement (including Marine Rights issued pursuant to the Marine Rights Agreement) or pursuant to the exercise of stock options and stock awards granted after the date hereof and expressly permitted under this Agreement or in connection with transactions permitted by Section 7.1(i), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof,

             (2) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, except the issuance of Marine Rights with permitted issuances of Marine Common Stock,

             (3) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date hereof,

             (4) with respect to any of its former, present or future employees, increase any compensation or benefits, or enter into, amend or extend (or permit the extension of) any

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

        employment or consulting agreement, except in each case in the ordinary course of business consistent with past practice,

             (5) with respect to any of its former, present or future officers or directors, increase any compensation or benefits or enter into, amend or extend (or permit the extension of) any employment or consulting agreement,

             (6) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans,

             (7) except as approved by good faith action of the board of directors of Marine after Marine has provided Pride with advance written notice of the proposed action and consulted in advance with Pride regarding such action, terminate any executive officer without cause or permit circumstances to exist that would give any executive officer a right to terminate employment if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the Mergers, or

             (8) permit any holder of an option to acquire Marine Common Stock outstanding on the date hereof to have shares withheld upon exercise, for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state withholding;

          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to Marine, individually or in the aggregate, except for sales of surplus equipment or sales of other assets in the ordinary course of business;

          (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Marine Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case (i) for an aggregate consideration for all such acquisitions in excess of $1 million (excluding acquisitions approved in writing by Pride) or (ii) where a filing under the HSR Act or any non-U.S. competition, antitrust or premerger notification laws is required;

          (j) shall not, except as may be required as a result of a change in generally accepted accounting principles, change any of the material accounting principles or practices used by it;

          (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

          (l) shall not, and shall not permit any of its Subsidiaries to,

             (1) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election,

             (2) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or

             (3) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

          (m) shall not, and shall not permit any of its Subsidiaries to,

             (1) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Marine or any of its Subsidiaries or guarantee any debt securities of others,

             (2) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on its property in connection with any indebtedness thereof (other than the Marine Permitted Liens), or

             (3) make or commit to make aggregate capital expenditures in excess of $1 million per month for each month from the date of this Agreement to the Marine Merger Effective Time over the capital expenditures forecast disclosed in the Marine Disclosure Letter for such month, excluding capital expenditures covered by insurance (A) for any partial loss not covered by loss of hire insurance, not in excess of $1 million per occurrence or series of related occurrences and (B) for any vessel for which Marine has bound loss of hire insurance, provided, however, that capital expenditures in connection with the total loss (actual or constructive) of any vessel shall require the consent of Pride;

          (n) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any Pride Common Stock;

          (o) subject to Section 7.7, shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement;

          (p) unless in the good faith opinion of the board of directors of Marine after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party and (ii) during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction; and

          (q) shall not (i) agree in writing or otherwise to take any of the foregoing actions or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the foregoing actions that refer to Subsidiaries.

     SECTION 7.2 Conduct of Pride's Business. Prior to the Marine Merger Effective Time, and except (i) as set forth in the Pride Disclosure Letter, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as contemplated by the Marine Stock Option Agreement, (iv) as required by Applicable Laws (provided that Pride has provided Marine with advance notice of the proposed action to the extent practicable), or (v) as otherwise consented to by Marine in writing, Pride:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its Subsidiaries or may be liquidated into Pride or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not amend its articles of incorporation or bylaws;

          (d) shall promptly notify Marine of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Pride Material Contract (or communications indicating that the same may be contemplated) or any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (e) shall promptly deliver to Marine true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not,

             (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement (including Pride Rights issued pursuant to the Pride Rights Agreement) or pursuant to the exercise of stock options and stock awards granted after the date hereof and expressly permitted under this Agreement or in connection with transactions permitted by Section 7.2(i), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof,

             (2) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, except the issuance of Pride Rights with permitted issuances of Pride Common Stock,

             (3) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date hereof,

             (4) with respect to any of its former, present or future employees, increase any compensation or benefits, or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practice,

             (5) with respect to any of its former, present or future officers or directors, increase any compensation or benefits or enter into, amend or extend (or permit the extension of) any employment or consulting agreement,

             (6) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans,

             (7) except as approved by good faith action of the board of directors of Pride after Pride has provided Marine with advance written notice of the proposed action and consulted in advance with Marine regarding such action, terminate any executive officer without cause or permit circumstances to exist that would give any executive officer a right to terminate employment if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the Mergers, or

             (8) permit any holder of an option to acquire Pride Common Stock outstanding on the date hereof to have shares withheld upon exercise, for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state withholding;

          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to Pride individually or in the aggregate, except for sales of surplus equipment or sales of other assets in the ordinary course of business;

          (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Pride Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case (i) for an aggregate consideration for all such acquisitions in excess of $1 million (excluding acquisitions approved in writing by Marine) or (ii) where a filing under the HSR Act or any non-U.S. competition, antitrust or premerger notification laws is required;

          (j) shall not, except as may be required as a result of a change in generally accepted accounting principles, change any of the material accounting principles or practices used by it;

          (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

          (l) shall not, and shall not permit any of its Subsidiaries to,

             (1) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election,

             (2) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or

             (3) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

          (m) shall not, and shall not permit any of its Subsidiaries to,

             (1) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Pride or any of its Subsidiaries or guarantee any debt securities of others,

             (2) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on its property in connection with any indebtedness thereof (other than the Pride Permitted Liens), or

             (3) make or commit to make aggregate capital expenditures in excess of $1 million per month for each month from the date of this Agreement to the Marine Merger Effective Time over the capital expenditures forecast disclosed in the Pride Disclosure Letter for such month, excluding capital expenditures covered by insurance (A) for any partial loss not covered by loss of hire insurance, not in excess of $1 million per occurrence or series of related occurrences and (B) for any vessel for which the Pride has bound loss of hire insurance, provided, however, that capital expenditures in connection with the total loss (actual or constructive) of any vessel shall require the consent of Pride.

          (n) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any Marine Common Stock;

          (o) subject to Section 7.7, shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement;

          (p) unless in the good faith opinion of the board of directors of Pride after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party; and (ii) during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

          (q) shall not (i) agree in writing or otherwise to take any of the foregoing actions or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the foregoing actions that refer to Subsidiaries;

          (r) shall not, and shall not permit the Company to amend the certificate of incorporation or bylaws of the Company;

          (s) shall not, and shall not permit either Merger Sub or the Company to issue any shares of capital stock, rights, options or warrants to purchase shares of capital stock of either the Company or Merger Sub except to Pride;

          (t) shall not permit either Merger Sub or the Company to engage in any business activities (other than as contemplated by this Agreement), or liquidate, merge or consolidate with any other corporation or permit any other corporation to merge into or consolidate with either Merger Sub or the Company; and

          (u) shall cause Merger Sub and the Company to take any actions required to be taken by them under this Agreement and to refrain from taking any actions that they are prohibited from taking under this Agreement.

     SECTION 7.3 No Solicitation by Marine. (a) Marine agrees that (i) neither it nor any of its Subsidiaries shall, and it shall not authorize or permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, and on becoming aware of it will stop such person from continuing to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a tender or exchange offer, merger, consolidation, business combination, purchase or similar transaction or series of transactions (other than the transactions contemplated by this Agreement) involving, individually or in the aggregate, 15% or more of the assets, net revenues, EBITDA, or net income of Marine and its Subsidiaries on a consolidated basis or 15% or more of any class of capital stock of Marine (any such proposal, offer or transaction being hereinafter referred to as a "Marine Acquisition Proposal") or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Marine Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent Marine or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Marine Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Marine with respect to confidentiality as the Agreement dated April 2, 2001, between Marine and Pride (the "Confidentiality Agreement") and which does not contain terms that

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

prevent Marine from complying with its obligations under this Section 7.3) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Marine Acquisition Proposal with respect to all the outstanding capital stock of Marine or all or substantially all the assets of Marine and its Subsidiaries on a consolidated basis that, in the good faith judgment of the board of directors of Marine, taking into account the likelihood of financing and consummation, and based on the advice of a financial advisor of recognized national reputation, is superior to the Mergers (a "Marine Superior Proposal"), to the extent the board of directors of Marine, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

     (b) Prior to taking any action referred to in Section 7.3(a), if Marine intends to participate in any such discussions or negotiations or provide any such information to any such third party, Marine shall give prompt prior oral and written notice to Pride of each such action. Marine will immediately notify Pride orally and in writing of any such requests for such information or the receipt of any Marine Acquisition Proposal or any inquiry with respect to or that could lead to a Marine Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Marine Acquisition Proposal, and the material terms and conditions of any Marine Acquisition Proposal. Marine will (i) keep Pride fully informed of the status and details (including any changes or proposed changes to such status or details) on a timely basis of any such requests, Marine Acquisition Proposals or inquiries and (ii) provide to Pride as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Marine from any third party in connection with any Marine Acquisition Proposal or sent or provided by Marine to any third party in connection with any Marine Acquisition Proposal. Any written notice under this Section 7.3 shall be given by facsimile with receipt confirmed or personal delivery, and any oral notice under this Section 7.3 shall be given to Paul A. Bragg, or such other person identified by Marine to Pride in writing.

     (c) Nothing in this Section 7.3 shall permit Marine to enter into any agreement with respect to a Marine Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement (except pursuant to Section 9.3(c)), Marine shall not enter into any agreement with any person that provides for, or in any way facilitates, a Marine Acquisition Proposal, other than a confidentiality and standstill agreement in reasonably customary form with confidentiality terms at least as favorable to Marine as the Confidentiality Agreement and which does not contain terms that prevent Marine from complying with its obligations under this Section.

     (d) For purposes hereof, the "Cutoff Date," when used with respect to Marine, means the date the condition set forth in Section 8.1(a) is satisfied.

     SECTION 7.4 No Solicitation by Pride. (a) Pride agrees that (i) neither it nor any of its Subsidiaries shall, and it shall not authorize or permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, and on becoming aware of it will stop such person from continuing to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a tender or exchange offer, merger, consolidation, business combination, purchase or similar transaction or series of transactions (other than the transactions contemplated by this Agreement) involving, individually or in the aggregate, 15% or more of the assets, net revenues, EBITDA or net income of Pride and its Subsidiaries on a consolidated basis or 15% or more of any class of capital stock of Pride (any such proposal, offer or transaction being hereinafter referred to as a "Pride Acquisition Proposal") or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Pride Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent Pride or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Pride Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to
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

Pride with respect to confidentiality as the Confidentiality Agreement and which does not contain terms that prevent Pride from complying with its obligations under this Section 7.4) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Pride Acquisition Proposal with respect to all the outstanding capital stock of Pride or all or substantially all the assets of Pride and its Subsidiaries on a consolidated basis that, in the good faith judgment of the board of directors of Pride, taking into account the likelihood of financing and consummation and based on the advice of a financial advisor of recognized national reputation, is superior to the Mergers (a "Pride Superior Proposal"), to the extent the board of directors of Pride, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

     (b) Prior to taking any action referred to in Section 7.4(a), if Pride intends to participate in any such discussions or negotiations or provide any such information to any such third party, Pride shall give prompt prior oral and written notice to Marine of each such action. Pride will immediately notify Marine orally and in writing of any such requests for such information or the receipt of any Pride Acquisition Proposal or any inquiry with respect to or that could lead to a Pride Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Pride Acquisition Proposal and the material terms and conditions of any Pride Acquisition Proposal. Pride will (i) keep Marine fully informed of the status and details (including any changes or proposed changes to such status or details) on a timely basis of any such requests, Marine Acquisition Proposals or inquiries and (ii) provide to Marine as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Pride from any third party in connection with any Pride Acquisition Proposal or sent or provided by Pride to any third party in connection with any Pride Acquisition Proposal. Any written notice under this Section 7.4 shall be given by facsimile with receipt confirmed or personal delivery, and any oral notice under this Section 7.4 shall be given to Jan Rask, or such other person identified by Pride to Marine in writing.

     (c) Nothing in this Section 7.4 shall permit Pride to enter into any agreement with respect to a Pride Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement (except pursuant to Section 9.4(c)), Pride shall not enter into any agreement with any person that provides for, or in any way facilitates, a Pride Acquisition Proposal, other than a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Pride as the Confidentiality Agreement and which does not contain terms that prevent Pride from complying with its obligations under this Section 7.4.

     (d) For purposes hereof, the "Cutoff Date," when used with respect to Pride means the date the condition set forth in Section 8.1(b) is satisfied.

     SECTION 7.5 Rights Agreements. (a) Except for actions contemplated by this Agreement that are taken by Marine simultaneously with its entering into a binding definitive agreement pursuant to Section 9.3(c), the board of directors of Marine shall not take any other action to (i) terminate the Marine Rights Agreement, (ii) redeem the Marine Rights, (iii) amend the Marine Rights Agreement in a manner adverse to Pride or the Company or (iv) cause any person not to be or become an "Acquiring Person."

     (b) Except for actions contemplated by this Agreement that are taken by Pride simultaneously with its entering into a binding definitive agreement pursuant to Section 9.4(c), the board of directors of Pride shall not take any other action to (i) terminate the Pride Rights Agreement, (ii) redeem the Pride Rights, (iii) amend the Pride Rights Agreement in a manner adverse to Marine or the Company or (iv) cause any person not to be or become an "Acquiring Person."

     SECTION 7.6 Meetings of Shareholders. (a) Each of Marine and Pride shall take all action necessary, in accordance with applicable law, its articles of incorporation and bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the adoption of this Agreement and approval of the Marine Merger in the case of Marine and the Pride Merger and the Pride Issuance in the case of Pride. The meeting of Marine's shareholder is herein referred to as the "Marine Meeting," the meeting of Pride's shareholders is referred to as the "Pride Meeting," and both such meetings are referred to as the "Meetings." Marine and Pride shall coordinate and cooperate with respect to the timing of the Meetings and shall use their respective reasonable best efforts to hold the Meetings on the same day. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, Marine and Pride shall each (to the extent permitted or limited by the laws of its state of incorporation), submit this Agreement to its respective shareholders, whether or not the board of directors of Marine or Pride, as the case may be, withdraws, modifies or changes its recommendation and declaration regarding the foregoing matters.

     (b) Marine through its board of directors, has adopted resolutions declaring the Marine Merger to be advisable and in the best interest of Marine's shareholders and shall recommend that this Agreement and the Marine Merger be approved and adopted by Marine shareholders and shall use its reasonable best efforts to solicit from Marine's shareholders proxies in favor thereof; provided, however, that the board of directors of Marine may at any time prior to the Marine Merger Effective Time, upon five business days' prior written notice to Pride, withdraw, modify or change any recommendation and declaration regarding such matters or recommend and declare advisable any Marine Superior Proposal, if in the good faith opinion of Marine's board of directors after consultation with its outside legal counsel the failure to so withdraw, modify or change its recommendation and declaration or to so recommend and declare advisable any Marine Superior Proposal would be inconsistent with its fiduciary obligations.

     (c) Pride, through its board of directors, has adopted resolutions declaring the Pride Issuance and the Pride Merger to be advisable and in the best interest of Pride's shareholders and shall recommend that the Pride Issuance, this Agreement and the Pride Merger be approved and adopted by Pride shareholders and shall use its reasonable best efforts to solicit from Pride's shareholders proxies in favor thereof; provided, however, that the board of directors of Pride may at any time prior to the Marine Merger Effective Time upon five business days' prior written notice to Marine, withdraw, modify or change any recommendation and declaration regarding such matters or recommend and declare advisable any Pride Superior Proposal, if in the good faith opinion of Pride's board of directors after consultation with its outside legal counsel the failure to so withdraw, modify or change its recommendation and declaration or to so recommend and declare advisable any Pride Superior Proposal would be inconsistent with its fiduciary obligations.

     (d) The Company has caused this Agreement, the Mergers and the other transactions contemplated hereby to be approved and adopted by its board of directors and only stockholder at or prior to the execution and delivery of this Agreement by the Company. If so required by law or the Company's certificate of incorporation or bylaws, the Company shall cause any amendment to this Agreement executed by Marine and Pride to be likewise promptly approved and adopted by the Company's board of directors and stockholders and promptly executed and delivered by the Company.

     SECTION 7.7 Filings; Commercially Reasonable Best Efforts, Etc. (a) Subject to the terms and conditions herein provided, each of Marine and Pride shall:

          (1) make their respective required filings under the HSR Act to be made pursuant to this Section 7.7 (and shall share equally all filing fees incident thereto), which filings shall be made not more than 15 business days from the date hereof, and thereafter shall promptly make any other required submissions under the HSR Act;

          (2) use their commercially reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Marine Merger Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Marine Merger Effective Time from, governmental or regulatory authorities of the United States, the several states and non-U.S. jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Marine Material Adverse Effect or a Pride Material Adverse Effect;

          (3) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any governmental authority and permit the other

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     party to review in advance any proposed communication concerning this
     Agreement or the transactions contemplated hereby to any governmental entity;

          (4) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

          (5) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby, except for copies of their respective filings under the HSR Act; and

          (6) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including, without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

     (b) Without limiting Section 7.7(a), but subject to Section 7.7(c), Marine and Pride each shall:

          (i) each use commercially reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and

          (ii) each use commercially reasonable best efforts to take any and all steps necessary to obtain any consents or eliminate any impediments to the Mergers.

     (c) Nothing in this Agreement shall require any of the Company, Marine or Pride to (i) dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, (ii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Marine Merger Effective Time, (iii) commit or agree to any of the foregoing, (iv) obtain any consents, approvals, permits or authorizations or to remove any impediments to the Mergers relating to antitrust laws or (v) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to antitrust laws, other than matters described in the immediately preceding clauses (i) through and including (v), which in each such case may be conditioned upon the consummation of the Mergers and the transactions contemplated hereby and which, in the reasonable judgment of each of Marine and Pride, in each such case do not and are not reasonably likely to individually or in the aggregate either have a (i) Marine Material Adverse Effect; (ii) Pride Material Adverse Effect; or (iii) Company Material Adverse Effect (as defined in
Section 10.9(c)) following the Mergers.

     (d) The Company, Marine and Pride intend that the Mergers will each qualify as a reorganization within the meaning of Section 368(a) of the Code. The Company, Marine and Pride shall each use their respective commercially reasonable best efforts to cause each of the Mergers to qualify as reorganizations within the meaning of Section 368(a) of the Code and shall not take actions, cause actions to be taken or fail to take actions that (i) could reasonably be expected to prevent either of the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) could reasonably be expected to cause the Marine shareholders who exchange their Marine Common Stock for Pride Common Stock pursuant to the Marine Merger or Pride shareholders, including the former holders of Marine Common Stock, who exchange their Pride Common Stock for Company Common Stock pursuant to the Pride Merger to recognize taxable gain with respect to the Marine Merger or Pride Merger, as the case may be, pursuant to Section 368(a) of the Code.

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     (e) The Company, Marine and Pride intend that the Mergers will each qualify as a pooling of interests transaction as described in Section 5.26 and Section
6.26. Each of Marine and Pride shall not take any action and shall not fail to take any action which action or failure to take action would prevent, or would be reasonably likely to prevent, the Mergers from qualifying for pooling of interest accounting treatment.

     (f) Prior to the Marine Merger Effective Time, Marine, Merger Sub and Pride shall file: (i) with the Secretary of State of Delaware the Marine Certificate of Merger and (ii) with the Secretary of State of Texas the Texas Articles of Merger.

     (g) Promptly after the Marine Merger Effective Time, the Company and Pride shall file: (i) with the Secretary of State of Delaware the Pride Certificate of Merger and (ii) with the Secretary of State of Louisiana the Louisiana Certificate of Merger.

     SECTION 7.8 Inspection. From the date hereof to the Marine Merger Effective Time, each of Marine and Pride shall allow all designated officers, attorneys, accountants and other representatives of Marine or Pride, as the case may be, access, at all reasonable times, upon reasonable notice, to the records and files, correspondence, audits, audit work papers, tax returns (foreign and domestic) and related work papers, environmental compliance correspondence, permits and files, rigs, ships and other assets, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Marine and Pride and their respective Subsidiaries, including inspection of such assets; provided, however, that no investigation pursuant to this Section 7.8 shall affect any representation or warranty given by any party hereunder, and provided, further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Marine and Pride agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 7.8 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.8 shall be governed by the Confidentiality Agreement.

     SECTION 7.9 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     SECTION 7.10 Registration Statement on Form S-4. (a) Each of Marine and Pride shall cooperate and promptly prepare and Pride and the Company shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Pride Common Stock and Company Common Stock issuable in the Mergers upon exercise or conversion of options, warrants or convertible securities which following the Mergers will be exercisable for, or convertible into, Company Common Stock. A portion of the Form S-4 shall also serve as the joint proxy statement with respect to the respective meetings of the shareholders of Marine and Pride in connection with the transactions contemplated by this Agreement (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Marine and Pride shall each use commercially reasonable best efforts, and shall cooperate with one another, so as to have the Form S-4 declared effective by the SEC as promptly as

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practicable. Pride shall use commercially reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and the parties shall share equally all expenses incident thereto (including all SEC and other filing fees and all printing and mailing expenses associated with the Form S-4 and the Proxy Statement/Prospectus). Pride will advise Marine, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Pride Common Stock issuable in connection with the Marine Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.

     (b) Marine and Pride shall each use its best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

     (c) Each of Marine and Pride shall ensure that the information provided by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Marine and Pride or, in the case of information provided by it for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (d) The filing fees payable to the SEC with respect to the Form S-4 or any amendment thereto shall be paid by Marine and Pride. Marine and Pride shall each contribute to such filing fee expense in proportion to the number of shares of Company Common Stock estimated to be issuable as of the date of such filing, on a fully diluted basis, to their respective security holders.

     SECTION 7.11 Listing Applications. (a) Pride shall promptly prepare and submit to the New York Stock Exchange (the "NYSE") a listing application covering the Pride Common Stock covered by the Form S-4 and shall use its commercially reasonable best efforts to obtain, prior to the Marine Merger Effective Time, approval for the listing on the NYSE of such Pride Common Stock, subject to official notice of issuance.

     (b) Pride shall cause the Company to promptly prepare and submit to the NYSE a listing application covering the Company Common Stock and shall use (and cause the Company to use) its commercially reasonable best efforts to obtain, prior to the Marine Merger Effective Time, approval for the listing on the NYSE of such Company Common Stock, subject to official notice of issuance.

     (c) The listing fees payable to the NYSE with respect to the listing applications or any amendments thereto shall be paid on behalf of the Pride and/or Company by Marine and Pride. Marine and Pride shall each contribute to such listing fee expense in proportion to the number of shares of Company Common Stock estimated to be issuable as of the date of such filings, on a fully diluted basis, to their respective security holders at the Pride Merger Effective Time.

     SECTION 7.12 "Comfort" Letters of Accountants. (a) Marine shall use commercially reasonable best efforts to cause to be delivered to Pride "comfort" letters of KPMG LLP, Marine's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Pride with regard to certain financial information regarding Marine included in the Form S-4,

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

in form reasonably satisfactory to Pride and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Pride shall use commercially reasonable best efforts to cause to be delivered to Marine "comfort" letters of PricewaterhouseCoopers LLP, Pride's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Marine with regard to certain financial information regarding Pride included in the Form S-4, in form reasonably satisfactory to Marine and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 7.13 Agreements of Affiliates. (a) At least five business days prior to the Marine Merger Effective Time, each of Marine and Pride shall cause to be prepared and delivered to each other a list identifying all persons who each believes, at the date of the meeting of their respective shareholders to consider and vote upon the adoption of this Agreement, may be deemed to be "affiliates" of Marine or Pride, as the case may be, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Each of Marine and Pride shall use their respective commercially reasonable best efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to the Company, at or prior to the Marine Merger Effective Time, a written agreement, in the form of Exhibit 7.13(a)(1) in the case of Marine affiliates and in the form of Exhibit 7.13(a)(2) in the case of Pride affiliates. The Company shall be entitled to place restrictive legends on any Company Common Stock issued to such Rule 145 Affiliates pursuant to the Mergers.

     (b) Marine shall use its commercially reasonable best efforts to obtain, within 15 days after the date of this Agreement, a letter agreement in substantially the form of Exhibit 7.13(b)(1) from each person listed in Section 7.13(b)(1) of the Marine Disclosure Letter. Pride shall use its commercially reasonable best efforts to obtain, within 15 days after the date of this Agreement, a letter agreement in substantially the form of Exhibit 7.13(b)(2) from each person listed in Section 7.13(b)(2) of the Pride Disclosure Letter.

     SECTION 7.14 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided herein or as otherwise agreed in writing by the parties.

     SECTION 7.15 Indemnification and Insurance. (a) (i) From and after the Marine Merger Effective Time, Pride and (ii) from and after the Pride Merger Effective Time, the Company and Pride shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company, Marine or Pride (or any Subsidiary or division thereof) and each person who served at the request of the Company, Marine or Pride as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Company and Pride shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Company, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) the Company will cooperate in the defense of any such matter; provided, however, the Pride Merger Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that the Company and Pride shall not be obligated pursuant to this Section 7.15 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any

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single Action, unless, in the good faith judgment of any of the Indemnified
Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

     (b) The parties agree that all rights to indemnification and any provisions relating to advances of expenses incurred in defense of any action or suit, whether contained in this Agreement or in the charter, bylaws or other organizational documents of Marine, Pride or any of their respective Subsidiaries shall survive the Mergers with respect to matters occurring through and including the Effective Time.

     (c) For a period of six years after the Effective Time, the Company shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are, or at any time prior to the Effective Time, covered by either Marine's or Pride's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, provided, however, that the Company shall not be required to pay annual premiums in excess of 150% of the sum of the last annual premium paid by each of Marine and Pride prior to the date hereof (the amount of each such premium being set forth in Section 7.15(c) of the Marine Disclosure Letter and Pride Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under applicable law or otherwise. The provisions of this Section 7.15 shall survive the consummation of the Mergers and expressly are intended to benefit each of the Indemnified Parties.

     (e) In the event the Company or any of its respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 7.15.

     SECTION 7.16  Marine Employee Stock Options, Incentives and Benefit
Plans. (a) At the Marine Merger Effective Time, each outstanding option to purchase Marine Common Stock (a "Marine Stock Option") granted under Marine's plans identified in Section 5.11 of the Marine Disclosure Letter as being the only compensation or benefit plans or agreements pursuant to which Marine Common Stock may be issued (collectively, the "Marine Stock Option Plans"), whether vested or unvested, shall be deemed assumed by Pride and shall thereafter be deemed to constitute an option to acquire the same number of shares of Pride Common Stock, on the same terms and conditions as were applicable under such Marine Stock Option immediately prior to the Marine Merger Effective Time (in accordance with the past practice of Marine with respect to interpretation and application of such terms and conditions). In addition, Marine shall prior to the Marine Merger Effective Time make any amendments to the terms of its stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section.

     (b) Pride shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pride Common Stock for delivery pursuant to this Section.

     (c) At the Marine Merger Effective Time, each award or account (excluding restricted stock, awards and Marine Stock Options) then outstanding and not issued in violation of this Agreement (a "Marine Award") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by Marine on or prior to the date hereof which provide for grants of equity-based awards or equity-based accounts shall be amended or converted into a similar instrument of Pride, in each case with such adjustments to the terms and conditions of such Marine Awards as are appropriate to preserve the value inherent in such Marine Awards with no detrimental effects on the holders thereof. The other terms and conditions of each Marine Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration. Marine represents that
(i) there

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are no Marine Awards or Marine Stock Options other than those reflected in
Section 5.11 of the Marine Disclosure Letter and (ii) all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Marine Award has been established, made or granted and all Marine Stock Option Plans are disclosed in Section 5.11 of the Marine Disclosure Letter.

     SECTION 7.17  Pride Employee Stock Options, Incentives and Benefit
Plans. (a) At the Pride Merger Effective Time, each outstanding option to purchase Pride Common Stock (a "Pride Stock Option") granted under Pride's plans identified in Section 6.11 of the Pride Disclosure Letter as being the only compensation or benefit plans or agreements pursuant to which Pride Common Stock may be issued, whether vested or unvested, and all Marine Stock Options assumed by Pride pursuant to Section 7.16, shall be deemed assumed by the Company and shall thereafter be deemed to constitute an option to acquire the same number of shares of Company Common Stock, on the same terms and conditions as were applicable under such Pride Stock Option or assumed Marine Stock Options immediately prior to the Pride Merger Effective Time (in accordance with the past practice of Pride with respect to interpretation and application of such terms and conditions of Pride Stock Options). In addition, Pride shall prior to the Marine Merger Effective Time make any amendments to the terms of its stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section.

     (b) Pride shall take and cause the Company to take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery pursuant to this Section.

     (c) At the Pride Merger Effective Time, each award or account (excluding restricted stock, awards and Pride Stock Options) then outstanding and not issued in violation of this Agreement (a "Pride Award") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by Pride on or prior to the date hereof which provide for grants of equity-based awards or equity-based accounts, and all Marine Awards converted into awards with respect to Pride Common Stock, shall be amended or converted into a similar instrument of the Company, in each case with such adjustments to the terms and conditions of such Pride Awards or converted into Marine Awards as are appropriate to preserve the value inherent in such awards with no detrimental effects on the holders thereof. The other terms and conditions of each Pride Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration. Pride represents that (i) there are no Pride Awards or Pride Stock Options other than those reflected in Section 6.11 of the Pride Disclosure Letter and (ii) all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Pride Award has been established, made or granted and all Pride Stock Option Plans are disclosed in Section 6.11 of the Pride Disclosure Letter.

     SECTION 7.18 Company Covenants Concerning Incentive Compensation and Benefits. (a) At the Marine Merger Effective Time, or promptly thereafter, the Company shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to the Form S-4 with respect to the Company Common Stock subject to options and other equity-based awards issued pursuant to this Agreement, as well as comply with applicable state securities registration laws, for so long as such options or other equity-based awards remain outstanding.

     (b) The Company, Marine and Pride each agree that all employees of Marine and its Subsidiaries immediately prior to the Marine Merger Effective Time and all employees of Pride and its Subsidiaries immediately prior to the Pride Merger Effective Time shall be employed by the Company or its Subsidiaries immediately after the Pride Merger Effective Time, it being understood that neither the Company nor Merger Sub shall not have any obligations to continue employing such employees for any length of time thereafter. The Company, Marine and Pride further agree that the Marine Benefit Plans and the Pride Benefit Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Pride Merger Effective Time. To the extent any such Marine Benefit Plan or Pride Benefit Plan is not continued, the Company will maintain for a period of one year after the Pride Merger Effective Time benefit plans that are not less favorable, in the aggregate, to the employees covered, respectively, by the Marine Benefit Plans and the Pride Benefit Plans, except to the

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extent compliance with this sentence would be unduly burdensome, or would materially increase the cost thereof in the aggregate.

     SECTION 7.19 Company Assumption of Indenture Indebtedness. Prior to or at the Pride Merger Effective Time, Pride and each of its Subsidiaries shall use all commercially reasonable efforts to prevent the occurrence, as a result of the Mergers and the other transactions contemplated by this Agreement, of a change in control or any other event that constitutes a default (or an event that, with notice or lapse of time or both, would become a default) under any indebtedness of Pride. At the Pride Merger Effective Time, the Company shall, with respect to indebtedness of Pride the terms of which require the Company to assume such indebtedness in order to avoid default thereunder (collectively, the "Assumed Indebtedness"), execute and deliver such supplemental indentures or other instruments as shall be required under the indentures and other agreements governing such Assumed Indebtedness, expressly assuming the obligations of Pride with respect to the due and punctual payment of the principal of (and premium, if any) and interest if any, on, and conversion obligations under all Assumed Indebtedness.

     SECTION 7.20 Pooling Letters. (a) Marine shall use its commercially reasonable best efforts to obtain a letter from KPMG LLP and addressed to Marine, a complete copy of which shall be delivered to Pride, in which KPMG LLP concurs with the conclusion of the management of Marine that, as of the date of such letter, no conditions exist related to Marine and its Subsidiaries that would preclude the Company from accounting for the Marine Merger as a pooling of interests as described in Section 5.26. Such letter shall be dated as of the effective date of the Form S-4. Marine shall also use its commercially reasonable best efforts to obtain a letter from KPMG LLP and addressed to Marine, a complete copy of which shall be delivered to Pride at or before the Marine Merger Effective Time, in which KPMG LLP reconfirms the matters set forth in its earlier letter as of the Marine Merger Effective Time.

     (b) Pride shall use its commercially reasonable best efforts to obtain a letter from PricewaterhouseCoopers LLP and addressed to Pride, a complete copy of which shall have been delivered to Marine, in which PricewaterhouseCoopers LLP concurs with the conclusion of the management of Pride that, as of the date of such letter, no conditions exist related to Pride and its Subsidiaries that would preclude the Company from accounting for the Marine Merger and Pride Merger as a pooling of interests as described in Section 6.26. Such letter shall be dated as of the effective date of the Form S-4. Pride shall also use its commercially reasonable best efforts to obtain a letter from PricewaterhouseCoopers LLP and addressed to Pride, a complete copy of which shall be delivered to Marine at or before the Marine Merger Effective Time, in which PricewaterhouseCoopers LLP reconfirms the matters set forth in its earlier letter as of the Marine Merger Effective Time.

                                   ARTICLE 8

                                   CONDITIONS

     SECTION 8.1  Conditions to Each Party's Obligation to Effect the
Mergers. The respective obligation of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been adopted and approved by the requisite vote of the shareholders of Marine in accordance with applicable law;

          (b) This Agreement and the Pride Issuance shall have been adopted and approved by the requisite vote of the shareholders of Pride in accordance with applicable law;

          (c) Any waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated;

          (d) No statute, rule, regulation executive order, decree, ruling or cease and desist order shall have enacted, entered promulgated or enforced by any U.S. federal or state or foreign governmental authority which prohibits the consummation of the Mergers substantially on the terms contemplated hereby; provided, however, that, prior to invoking this condition, each party agrees to comply with

     Section 7.7, and with respect to other matters not covered by Section 7.7, to use its commercially reasonable best efforts to have any such decree, order or injunction lifted or vacated;

          (e) None of the parties hereto shall be subject to any decree, order or injunction of a United States federal or state or foreign court of competent jurisdiction which prohibits the consummation of the Mergers; provided, however, that, prior to invoking this condition, each party agrees to comply with Section 7.7, and with respect to other matters not covered by Section 7.7, to use its commercially reasonable best efforts to have any such decree, order or injunction lifted or vacated;

          (f) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect; and

          (g) The Company Common Stock registered under the Form S-4 to be issued in connection with the Mergers shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     SECTION 8.2 Conditions to Obligation of Marine to Effect the Marine Merger. The obligation of Marine to effect the Marine Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Pride shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pride contained in this Agreement (i) that are qualified as to materiality or Pride Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that do not and are not reasonably likely to have, individually or in the aggregate, a Pride Material Adverse Effect, and Marine shall have received a certificate of Pride executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

          (b) Marine shall have received the opinion of Porter & Hedges, L.L.P. in form and substance reasonably satisfactory to Marine and dated the Closing Date to the effect that, for United States federal income tax purposes (i) the Marine Merger and the Pride Merger will each qualify as a reorganization under Section 368(a) of the Code, (ii) no gain or loss will be recognized by the shareholders of Marine who exchange Marine Common Stock solely for Pride Common Stock pursuant to the Marine Merger, and who then exchange such Pride Common Stock solely for Company Common Stock pursuant to the Pride Merger, and (iii) no gain or loss will be recognized by Marine or Pride on the transfer of its respective assets in the Mergers. In rendering such opinion, Porter & Hedges, L.L.P. shall be entitled to receive and rely upon representations of officers of Marine, the Company and Pride substantially in the form of Exhibits 8.2 and 8.3, dated as of the Closing Date.

          (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Pride Material Adverse Effect.

     SECTION 8.3  Conditions to Obligation of Pride to Effect the Pride
Merger. The obligations of Pride to effect the Pride Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Marine shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Marine contained in this Agreement (i) that are qualified as to materiality or Marine Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause
     (ii) that do not and are not reasonably likely to have, individually or in the aggregate, Pride Material Adverse Effect, and Pride shall have received a certificate of Marine executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

          (b) Pride shall have received the opinion of Baker Botts L.L.P. in form and substance reasonably satisfactory to Pride and dated the Closing Date to the effect that, for United States federal income tax purposes, (i) the Marine Merger and the Pride Merger will each qualify as a reorganization under Section 368(a) of the Code, (ii) no gain or loss will be recognized by the shareholders of Pride, including the shareholders of Marine who received Pride Common Stock in the Marine Merger, and who then exchange such Pride Common Stock solely for Company Common Stock pursuant to the Pride Merger, and (iii) no gain or loss will be recognized by Marine or Pride on the transfer of its respective assets in the Mergers. In rendering such opinion, Baker Botts L.L.P. shall be entitled to receive and rely upon representations of officers of Pride, the Company and Marine substantially in the form of Exhibits 8.2 and 8.3, dated as of the Closing Date.

          (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Marine Material Adverse Effect.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Marine Merger Effective Time by the mutual written consent of Marine and Pride.

     SECTION 9.2 Termination by Marine or Pride. This Agreement may be terminated at any time prior to the Marine Merger Effective Time by action of the board of directors of Marine or of Pride if:

          (a) the Mergers shall not have been consummated by December 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;

          (b) a meeting (including adjournments and postponements) of the shareholders of Marine for the purpose of obtaining the approval required by Section 8.1(a) shall have been held and such shareholder approval shall not have been obtained;

          (c) a meeting (including adjournments and postponements) of the shareholders of Pride for the purpose of obtaining the approval required by
     Section 8.1(b) shall have been held and such shareholder approval shall not have been obtained; or

          (d) a U.S. federal, state or non-U.S. court of competent jurisdiction or U.S. federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.7 and, with respect to other matters not covered by Section 7.7, shall have used its commercially reasonable best efforts to remove such injunction, order or decree.

     SECTION 9.3 Termination by Marine. This Agreement may be terminated at any time prior to the Marine Merger Effective Time by action of the board of directors of Marine, after consultation with its outside legal advisors, if:

          (a) there has been a breach by Pride of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Pride shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied, and any such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Pride by Marine; provided, however, that the right to terminate this Agreement pursuant to Section 9.3(a) shall not be available to Marine if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 8.3(a) shall not be satisfied;

          (b) the board of directors of Pride shall have withdrawn or materially modified, in a manner adverse to Marine, its approval or recommendation of this Agreement or the Pride Merger or recommended a Pride Acquisition Proposal, or resolved to do so; or

          (c) prior to the Cutoff Date, (i) the board of directors of Marine has received a Marine Superior Proposal, (ii) in light of such Marine Superior Proposal the board of directors of Marine shall have determined in good faith, (A) after consultation with its outside legal advisors, that proceeding with the Marine Merger would be inconsistent with its fiduciary obligations and (B) that there is a substantial likelihood that the adoption by Marine's shareholders of this Agreement will not be obtained by reason of the existence of such Marine Superior Proposal, (iii) Marine has complied in all material respects with Section 7.3, (iv) Marine has previously paid the fee due under Section 9.5(a)(i), (v) the board of directors of Marine concurrently approves, and Marine concurrently enters into, a binding definitive written agreement providing for the implementation of such Marine Superior Proposal and (vi) Pride is not at such time entitled to terminate this Agreement pursuant to Section 9.4(a); provided, however, that the Company may not effect such termination pursuant to this Section 9.3(c) unless and until (x) Pride receives at least ten business days' prior written notice from Marine of its intention to effect such termination pursuant to this Section 9.3(c) and (y) during such ten business day period, Marine shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Pride may propose.

     SECTION 9.4 Termination by Pride. This Agreement may be terminated at any time prior to the Marine Merger Effective Time by action of the board of directors of Pride after consultation with its outside legal advisors, if:

          (a) there has been a breach by Marine of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Marine shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied, and such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Pride to Marine; provided, however, that the right to terminate this Agreement pursuant to Section 9.4(a) shall not be available to Pride if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) shall not be satisfied; or

          (b) the board of directors of Marine shall have withdrawn or materially modified, in a manner adverse to Pride, its approval or recommendation of this Agreement or the Marine Merger or recommended a Marine Acquisition Proposal, or resolved to do so; or

          (c) prior to the Cutoff Date, (i) the board of directors of Pride has received a Pride Superior Proposal, (ii) in light of such Pride Superior Proposal the board of directors of Pride shall have determined in good faith, (A) after consultation with its outside legal advisors, that proceeding with the Pride Merger would be inconsistent with its fiduciary obligations and (B) that there is a substantial likelihood that the adoption by Pride's shareholders of this Agreement will not be obtained by reason of the existence of such Pride Superior Proposal, (iii) Pride has complied in all material respects with Section 7.4, (iv) Pride has previously paid the fee due under Section 9.5(b)(i), (v) the board of directors of Pride concurrently approves, and Pride concurrently enters into, a binding definitive written agreement providing for the implementation of such Pride Superior Proposal and (vi) Marine is not at such time entitled to terminate this Agreement pursuant to Section 9.3(a); provided, however, that Pride may not effect such termination pursuant to this Section 9.4(c) unless and until (x) Marine receives at least ten business days' prior written notice from Pride of its intention to effect such termination pursuant to this Section 9.4(c); and (y) during such ten business day period, Pride shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Marine may propose.

     SECTION 9.5  Effect of Termination.

     (a) (i) If this Agreement is terminated:

             (A) by Marine or Pride pursuant to Section 9.2(b) [failure to obtain Marine shareholder approval] after the public announcement of a Marine Acquisition Proposal, whether or not the Marine Acquisition Proposal is still pending or has been consummated; or

             (B) by Pride pursuant to Section 9.4(b) [withdrawal of Marine board recommendation to shareholders]; or

             (C) by Marine pursuant to Section 9.3(c) [fiduciary out];

        then Marine shall pay Pride a fee of $50.0 million at the time of such termination in cash by wire transfer to an account designated by Pride.

          (ii) If this Agreement is terminated by Marine pursuant to Section 9.3(c) and in accordance with the terms thereof, no fee additional to the fee specified in Section 9.3(c) shall be payable by Marine to Pride.

     (b) (i) If this Agreement is terminated:

             (A) by Pride or Marine pursuant to Section 9.2(c) [failure to obtain Pride shareholder approval] after the public announcement of a Pride Acquisition Proposal, whether or not the Pride Acquisition Proposal is still pending or has been consummated; or

             (B) by Marine pursuant to Section 9.3(b) [withdrawal of Pride board recommendation to shareholders]; or

             (C) by Pride pursuant to Section 9.4(c) [fiduciary out];

        then Pride shall pay Marine a fee of $50.0 million at the time of such termination in cash by wire transfer to an account designated by Marine.

          (ii) If this Agreement is terminated by Pride pursuant to Section 9.4(c) and in accordance with the terms thereof, no fee additional to the fee specified in Section 9.4(c) shall be payable by Pride to Marine.

     (c) If this Agreement is terminated by Marine or Pride pursuant to Section 9.2(b) other than in circumstances covered by Section 9.5(a), then Marine shall pay to Pride a fee of $5.0 million to reimburse Pride for its costs and expenses incurred in connection with this transaction. If this Agreement is terminated by Pride or Marine pursuant to Section 9.2(c), other than in circumstances covered by Section 9.5(b), then Pride shall pay to Marine a fee of $5.0 million to reimburse Marine for its costs and expenses incurred in connection with this transaction.

     (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, and Section 7.14 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.11, 10.12 and 10.13, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

     SECTION 9.6 Extension; Waiver. At any time prior to the Marine Merger Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               GENERAL PROVISIONS

     SECTION 10.1  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Pride Merger; provided, however, that the agreements contained in
Article 4 and in Sections 3.3, 3.4, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 and this
Article 10 and the agreements delivered pursuant to this Agreement shall survive the Pride Merger. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     SECTION 10.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          (a) if to Marine or the Company:

          Marine Drilling Companies, Inc.
          One Sugar Creek Center Boulevard,
          Suite 600
          Sugar Land, Texas 77489
          Attention: Jan Rask
          Facsimile: (281) 243-3070

          with a copy to:

          Porter & Hedges, L.L.P.
          700 Louisiana, Suite 3500
          Houston, Texas 77002
          Attention: Nick D. Nicholas
          Facsimile: (713) 226-0237

          (b) if to Pride or the Company:

          Pride International, Inc.
          5845 San Felipe, Suite 3300
          Houston, Texas 77057
          Attention: Robert Randall
          Facsimile: (713) 952-6916

          with a copy to:

          Baker Botts L.L.P.
          One Shell Plaza
          910 Louisiana
          Houston, Texas 77002-4995
          Attention: L. Proctor Thomas
          Facsimile: (713) 229-7785

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Section 7.15 and except as provided in any agreements delivered pursuant hereto (collectively, the "Third-Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third-Party Provisions may be enforced by the beneficiaries thereof.

     SECTION 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Marine Disclosure Letter, the Pride Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the Mergers by the shareholders of Marine or Pride, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws.

     SECTION 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

     SECTION 10.9  Interpretation.  In this Agreement:

          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations and partnerships and vice versa.

          (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of Marine or Pride, as the case may be, shall mean the actual knowledge of its executive officers and directors.

          (c) "Material Adverse Effect" with respect to Marine or Pride shall mean a material adverse effect on or change in (a) the business, assets, condition (financial or otherwise) or operations of a party (including the Pride Merger Surviving Entity when used with respect to Pride) and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the marine drilling services industry or changes arising out of the announcement of this Agreement, or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing. "Company Material Adverse Effect," "Marine Material Adverse Effect" and "Pride Material Adverse Effect" mean a Material Adverse Effect with respect to the Company, Marine and Pride, respectively.

          (d) The term "Subsidiary," when used with respect to any party, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, domestic or foreign, of which such party directly or indirectly owns or controls (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner or (ii) any form of equity interest or an interest of any other character that is convertible into an equity interest in such corporation or organization and such party has working control over the management of such corporation or organization.

     SECTION 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 10.11 Incorporation of Exhibits. The Marine Disclosure Letter, the Pride Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 10.13 Enforcement of Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Texas state court sitting in Harris County, Texas or any Federal court located in the Southern District of Texas, Houston, Division in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any Texas state court or any Federal court sitting in the Southern District of Texas, Houston Division, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated herein.


           MARINE DRILLING COMPANIES, INC.                           PRIDE INTERNATIONAL, INC.
                  By: /s/ JAN RASK                                     By: /s/ PAUL A. BRAGG
  -------------------------------------------------      -------------------------------------------------
                      Jan Rask                                             Paul A. Bragg
        President and Chief Executive Officer                  President and Chief Executive Officer


                   PM MERGER, INC.                                        AM MERGER, INC.
                By: /s/ PAUL A. BRAGG                                  By: /s/ PAUL A. BRAGG
  -------------------------------------------------      -------------------------------------------------
                    Paul A. Bragg                                          Paul A. Bragg
        President and Chief Executive Officer                  President and Chief Executive Officer

                                                                         ANNEX B

[SALOMON SMITH BARNEY INC. LOGO]

May 23, 2001

The Board of Directors
Pride International, Inc.
5847 San Felipe
Suite 3300
Houston, Texas 77057

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders as of the date hereof of the common stock, without par value (the "Pride Common Stock"), of Pride International, Inc. ("Pride"), of the Exchange Ratio (as defined below) in connection with the Mergers (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Pride, Marine Drilling Companies, Inc. ("Marine"), PM Merger, Inc., a wholly owned subsidiary of Pride (the "Company"), and AM Merger, Inc., a wholly owned subsidiary of Pride ("Merger Sub").

     As more fully described in the Agreement, Marine will merge with and into Merger Sub (the "Marine Merger"), and each outstanding share of the common stock, par value $0.01 per share (the "Marine Common Stock"), of Marine (other than certain shares specified in the Agreement) will be converted into the right to receive one share of Pride Common Stock. In connection with and immediately following the Marine Merger, Pride will merge with and into the Company (the "Pride Merger," and together with the Marine Merger, the "Mergers"), and each outstanding share of Pride Common Stock (including shares of Pride Common Stock issued in the Marine Merger, but excluding certain shares specified in the Agreement) will be converted into the right to receive one (the "Exchange Ratio") share of the common stock, par value $0.01 per share (the "Company Common Stock"), of the Company.

     In arriving at our opinion, we reviewed a draft of the Agreement, dated May 23, 2001, and held discussions with certain senior officers and other representatives and advisors of each of Pride and Marine concerning the businesses, operations and prospects of Pride and Marine. We examined certain publicly available business and financial information relating to Pride and Marine as well as certain financial forecasts and other information and data for Pride and Marine which were provided to or otherwise discussed with us by the managements of Pride and Marine, including information relating to certain strategic implications and operational benefits anticipated to result from the Mergers. We reviewed the financial terms of the Mergers as set forth in the Agreement in relation to, among other things, current and historical market prices and trading volumes of Pride Common Stock and Marine Common Stock; the historical and projected earnings and other operating data of Pride and Marine; and the historical and projected capitalization and financial condition of Pride and Marine. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Mergers and analyzed certain financial, stock market and other publicly available
                                       B-1
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[SALOMON SMITH BARNEY INC. LOGO]

information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Pride and Marine. We also evaluated the pro forma financial impact of the Mergers on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of Pride and Marine that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Pride and Marine that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pride and Marine as to the future financial performance of Pride and Marine and the strategic implications and operational benefits anticipated to result from the Mergers. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Mergers will be treated as tax-free reorganizations for United States federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pride or Marine, nor have we made any physical inspection of the properties or assets of Pride or Marine. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Mergers will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Mergers contained in the Agreement.

     Our opinion with respect to the Exchange Ratio, as set forth herein, relates to the relative values of Pride and Marine and takes into account both the Pride Merger and the Marine Merger. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued in the Pride Merger or the price at which Company Common Stock will trade subsequent to the Pride Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Mergers as compared to any alternative business strategies that might exist for Pride or the effect of any other transaction in which Pride might engage. Our opinion, as set forth herein, relates only to the fairness of the Exchange Ratio to those holders of Pride Common Stock as of the date hereof. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to Pride in connection with the Mergers and will receive a fee for our services, a significant portion of which is payable only upon the consummation of the Pride Merger. We have in the past and currently are providing investment banking services to Pride and Marine unrelated to the Mergers, for which we have received and may receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Pride and Marine for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with Pride, Marine and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Pride in its evaluation of the Mergers, and our opinion is not intended to be and does not constitute a recommendation of the Mergers to Pride or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Mergers.
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[SALOMON SMITH BARNEY INC. LOGO]

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio (taking into account both the Marine Merger and the Pride Merger) is fair, from a financial point of view, to the holders of Pride Common Stock.

                                        Very truly yours,

                                        /s/ SALOMON SMITH BARNEY INC.

                                        SALOMON SMITH BARNEY INC.

                                                                         ANNEX C

MORGAN STANLEY DEAN WITTER

                                                  1585 BROADWAY
                                                  NEW YORK, NEW YORK 10036
                                                  (212) 761-4600

                                  May 23, 2001

Board of Directors
Marine Drilling Companies, Inc.
One Sugar Creek Center Boulevard, Suite 600
Sugar Land, TX 77478-3556

Gentlemen:

     We understand that Pride International, Inc. ("Pride"), PM Merger, Inc., a wholly-owned subsidiary of Pride ("Newco"), Marine Drilling Companies, Inc. ("Marine") and AM Merger, Inc., a wholly-owned subsidiary of Pride ("Merger Sub") propose to enter into an Agreement and Plan of Merger, dated as of May 23, 2001 (the "Merger Agreement"), which provides, among other things, for the merger of Marine with and into Merger Sub (the "Marine Merger") followed by the merger of Pride with and into Newco (the "Pride Merger," and together with the Marine Merger, the "Mergers"). Pursuant to the Marine Merger, each outstanding share of common stock, par value $.01 per share, of Marine (the "Marine Common Stock"), other than that owned directly by Marine, by Pride or their respective subsidiaries, will be converted into the right to receive one share (the "Marine Merger Consideration") of common stock, no par value, of Pride (the "Pride Common Stock"). We also understand that pursuant to the Pride Merger, each outstanding share of Pride Common Stock, other than that owned directly by Pride, by Marine or by their respective subsidiaries, including any shares of Pride Common Stock issued in the Marine Merger, will be converted into the right to receive one share of common stock, par value $.01 per share of Newco (the "Newco Common Stock"). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Marine Merger Consideration to be received by the holders of shares of Marine Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Marine and Pride;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Marine and Pride prepared by the management of Marine and Pride, respectively;

          (iii) analyzed certain financial projections prepared by the management of Marine and Pride, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of Marine and Pride, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Marine and Pride;

          (v) reviewed the pro forma impact of the Mergers on Newco's earnings per share and cash flow per share;

          (vi) reviewed the reported prices and trading activity for the Marine Common Stock and the Pride Common Stock;

          (vii) compared the financial performance of Marine and Pride and the prices and trading activity of the Marine Common Stock and the Pride Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

          (ix) participated in discussions and negotiations among representatives of Marine and Pride and their financial and legal advisors;

          (x) reviewed the Merger Agreement and certain related documents; and

          (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Marine and Pride. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Mergers will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Mergers will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of Marine and Pride, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction, involving Marine, nor did we negotiate with any parties, other than Pride in connection with such a business combination or other extraordinary transaction.

     We have acted as financial advisor to the Board of Directors of Marine in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Pride and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Marine and may not be used for any other purposes without our prior written consent, except that this opinion may be included in any filing made by Marine in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Newco Common Stock will trade following consummation of the Mergers, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Marine should vote at the shareholders' meeting held in connection with the Mergers.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Marine Merger Consideration to be received by the holders of shares of Marine Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ WILLIAM D. MCCOMBE
                                            ------------------------------------
                                              William D. McCombe
                                              Managing Director

                                                                         ANNEX D

                          CERTIFICATE OF INCORPORATION
                                       OF
                           PRIDE INTERNATIONAL, INC.

     FIRST: The name of the corporation is Pride International, Inc. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the "DGCL").

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 450,000,000 shares, which shall be divided into (a) 400,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and (b) 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine. Each share of Common Stock shall be entitled to one vote.

     The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a "Directors' Resolution." The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate, if any, or any method of computing the dividend on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

     No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Directors' Resolution with respect to a series of Preferred Stock. Furthermore, Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

     Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors' Resolution with respect to a series of Preferred Stock.

     FIFTH: (a) Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

     (b) Number, Election and Terms of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, except in the case of an increase in the number of directors by reason of any provisions contained in a Directors' Resolution with respect to a series of Preferred Stock. Each director shall serve for a term ending on the next annual meeting of stockholders following his or her election to the Board of Directors and until such director's successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     (c) Removal of Directors. A director of the Corporation may be removed from office as a director, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

     (d) Vacancies on Board of Directors. Except as provided in Article Fourth hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the stockholders. Any director elected in accordance with the preceding sentence shall serve for a term ending on the next annual meeting of stockholders following his or her election to the Board of Directors and until such director's successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (e) Amendment of Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, adopt, amend or repeal the Bylaws of the Corporation, or adopt new Bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law or the Bylaws of the Corporation. Except as otherwise expressly prescribed by law, the stockholders may not adopt, amend or repeal the Bylaws of the Corporation, except by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

     (f) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, paragraph (f) of this Article or Article Sixth.

     SIXTH: From and after the first date (such date, the "Public Status Date") as of which the Corporation has a class or series of capital stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and from and after the Public Status Date, the power of the stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied. Except as otherwise required by law, or as may be prescribed in a Directors' Resolution, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the President of the Corporation or by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

     SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                                                         ANNEX E

                                     BYLAWS
                                       OF
                           PRIDE INTERNATIONAL, INC.

                                   ARTICLE I

                                    OFFICES

     1.1 Registered Office. The registered office of Pride International, Inc. (the "Corporation") required by the General Corporation Law of the State of Delaware or any successor statute (the "DGCL"), to be maintained in the State of Delaware, shall be the registered office named in the Certificate of Incorporation of the Corporation, as it may be amended or restated in accordance with the DGCL from time to time (the "Certificate of Incorporation"), or such other office as may be designated from time to time by the Board of Directors of the Corporation (the "Board of Directors") in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware, such registered office need not be identical to such principal office of the Corporation.

     1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may determine from time to time or as the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     2.1 Place of Meetings. Meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated by the Board of Directors, the Chairman of the Board, the President, or the officer calling the meeting.

     2.2 Annual Meeting. An annual meeting of the stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen months subsequent to the last annual meeting of stockholders. At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting as set forth in
Section 2.8 hereof. Failure to hold the annual meeting at the designated time or otherwise shall not work a dissolution of the Corporation.

     2.3 Special Meetings. Unless otherwise provided by the provisions of the DGCL, or by or pursuant to the Certificate of Incorporation, special meetings of the stockholders may be called at any time only by the Chairman of the Board of Directors, by the President or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the Whole Board, and no such special meeting may be called by any other person or persons (the term "Whole Board" shall mean the total number of authorized Directors, whether or not there exist any vacancies in previously authorized directorships). Upon written request of any person or persons authorized to call special meetings who have duly called such a special meeting, it shall be the duty of the Secretary to give due notice thereof to the stockholders. If the Secretary shall neglect or refuse to give notice of the meeting, the person or persons calling the meeting may do so. Every special meeting of the stockholders of the Corporation shall be held on such date and at such place within or without the State of Delaware as the person or persons calling the meeting may designate.

     2.4 Notice of Meeting. Written notice of all meetings stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, President or Secretary of the Corporation, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered to a stockholder when deposited in the United States mail addressed to such stockholder at such stockholder's address as it appears on the stock transfer records of the Corporation, with postage thereon prepaid. Notice of any meeting of stockholders of the Corporation need not be given to any stockholder of the Corporation if waived by him in writing in accordance with Section 7.3 hereof. In addition, attendance at a meeting of the stockholders of the Corporation shall constitute a waiver of notice of such meeting, except when a stockholder of the Corporation attends a meeting for the express purpose of objecting (and so expresses such objection at the beginning of the meeting) to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     2.5 Registered Holders of Shares; Closing of Share Transfer Records; Record Date.

     (a) Registered Holders as Owners. Unless otherwise provided under Delaware law, the Corporation may regard the person in whose name any shares issued by the Corporation are registered in the stock transfer records of the Corporation at any particular time (including, without limitation, as of a record date fixed pursuant to paragraph (b) of this Section 2.5) as the owner of those shares at that time for purposes of voting those shares, receiving distributions thereon or notices in respect thereof, transferring those shares, exercising rights of dissent with respect to those shares, entering into agreements with respect to those shares, or giving proxies with respect to those shares; and neither the Corporation nor any of its officers, directors, employees or agents shall be liable for regarding that person as the owner of those shares at that time for those purposes, regardless of whether that person possesses a certificate for those shares.

     (b) Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive a dividend by the Corporation, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 60 days and, in the case of a meeting of stockholders, not less than ten days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.

     If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived in accordance with Section 7.3 of these Bylaws, at the close of business on the day next preceding the day on which the meeting is held.

     2.6  Quorum of Stockholders.

     (a) Quorum Generally. Unless otherwise provided by the DGCL or the Certificate of Incorporation, a majority of the Voting Stock, present in person or represented by proxy, shall constitute a quorum at any meeting of the stockholders of the Corporation. The term "Voting Stock" shall mean all outstanding shares of all classes and series of capital stock of the Corporation entitled to vote generally in the election of Directors of the Corporation, considered as one class; and, if the Corporation shall have outstanding at any time shares of Voting Stock entitled to more or less than one vote for any such share, each reference in these Bylaws to a proportion or percentage in voting power of Voting Stock shall be calculated by reference to the portion or percentage of all votes entitled to be cast by holders of all such shares generally in the election of Directors of the Corporation. "Broker non-votes" shall be considered present at the meeting with respect to the determination of a quorum but shall not be considered as votes cast with respect to matters as to which no authority is granted.

     (b) Quorum with Respect to a Class or Series. If any outstanding class or series of capital stock of the Corporation shall be entitled to vote as a class or series with respect to any matter to be submitted to a vote of the stockholders, then, with respect to any such matter, in addition to the requirement of Section 2.6(a), a majority of the outstanding shares of such class or series of capital stock so entitled to vote shall be required to be present in person or represented by proxy, in order to constitute a quorum, unless otherwise provided in a Directors' Resolution establishing such class or series.

     (c) Continuation of Business. The stockholders present at any duly convened meeting may continue to do business at such meeting or at any adjournment thereof notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum.

     2.7 Adjournment. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any meeting of the stockholders may be adjourned from time to time, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

     2.8  Voting by Stockholders.

     (a) Voting on Matters Other than the Election of Directors. With respect to any matters as to which no other voting requirement is specified by the DGCL, the Certificate of Incorporation or these Bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting. Broker non-votes shall not be considered as shares present as to matters with respect to which no authority has been granted. In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of any stock exchange or quotation system on which the capital stock of the Corporation is traded or quoted, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by the DGCL, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable). For the approval of the appointment of independent public accountants (if submitted for a vote of the stockholders), the vote required for approval shall be a majority of the votes cast on the matter.

     (b) Voting in the Election of Directors. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast by the holders of outstanding shares of capital stock of the Corporation entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

     (c) Stockholder Proposals. At an annual meeting of stockholders of the Corporation, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such annual meeting. To be properly brought before an annual meeting, business or proposals must (i) be specified in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Board of Directors in accordance with Section 2.4 hereof or (ii) be properly brought before the meeting by a stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of such stockholder's notice provided for in this Section 2.8, (B) shall be entitled to vote at the annual meeting and (C) complies with the requirements of this Section 2.8, and otherwise be proper subjects for stockholder action and be properly introduced at the annual meeting. For a proposal to be properly brought before an annual meeting by a stockholder of the Corporation, in addition to any other applicable requirements, such stockholder must have given timely advance notice thereof in writing to the Secretary of the Corporation. To be timely, such stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 120 days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of such annual meeting to a later date; provided, however, that if the scheduled annual meeting date differs from the annual meeting date of the next preceding annual meeting by greater than 30 days, and if less than 100 days'
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prior notice or public disclosure of the scheduled annual meeting date is given or made, notice by such stockholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders of the Corporation or the day on which such public disclosure was made. Any such stockholder's notice to the Secretary of the Corporation shall set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of such stockholder proposing such business and any other stockholders of the Corporation known by such stockholder to be in favor of such proposal, (iii) the number of shares of each class or series of capital stock of the Corporation Beneficially Owned (as defined below) by such stockholder on the date of such notice and (iv) any material interest of such stockholder in such proposal. A person shall be the "beneficial owner" of any shares of any class or series of capital stock of the Corporation of which such person would be the beneficial owner pursuant to the terms of Rule 13d-3 of the Exchange Act as in effect on the Public Status Date; stock shall be deemed "Beneficially Owned" by the beneficial owner or owners thereof. The Chairman of the Board or, if he is not presiding, the presiding officer of the meeting of stockholders of the Corporation shall determine whether the requirements of this Section 2.8 have been met with respect to any stockholder proposal. If the Chairman of the Board or the presiding officer determines that any stockholder proposal was not made in accordance with the terms of this Section 2.8, he shall so declare at the meeting and any such proposal shall not be acted upon at the meeting. At a special meeting of stockholders of the Corporation, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such special meeting. To be properly brought before such a special meeting, business or proposals must (i) be specified in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Board of Directors in accordance with Section 2.4 hereof or (ii) constitute matters incident to the conduct of the meeting as the Chairman of the Board or the presiding officer of the meeting shall determine to be appropriate. In addition to the foregoing provisions of this Section 2.8, a stockholder of the Corporation shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.8.

     2.9 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions relating to the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

     2.10 Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present) shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation.

                                  ARTICLE III

                                   DIRECTORS

     3.1  Powers, Number, Classification and Tenure.

     (a) Powers of the Board of Directors. The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the
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direction of, the Board of Directors. In addition to the authority and powers conferred upon the Board of Directors by the DGCL, the Certificate of Incorporation or these Bylaws, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, the Certificate of Incorporation and any Bylaw of the Corporation adopted by the stockholders of the Corporation; provided, however, that no Bylaw of the Corporation hereafter adopted by the stockholders of the Corporation, nor any amendment thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaw or amendment thereto had not been adopted.

     (b) Management. Except as otherwise provided by the Certificate of Incorporation or these Bylaws or to the extent prohibited by Delaware law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that
(i) from time to time shall govern the Board of Directors, including, without limiting the generality of the foregoing, the vote required for any action by the Board of Directors and (ii) from time to time shall affect the Directors' power to manage the business and affairs of the Corporation; no Bylaw of the Corporation shall be adopted by the stockholders of the Corporation that shall impair or impede the implementation of this Section 3.1(b).

     (c) Number of Directors. Within the limits specified in the Certificate of Incorporation, and subject to such rights of holders of shares of one or more outstanding series of preferred stock of the Corporation to elect one or more Directors of the Corporation under circumstances as shall be provided by or pursuant to the Certificate of Incorporation, the number of Directors of the Corporation that shall constitute the Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the Whole Board.

     (d) Term. Each Director of the Corporation shall hold office for the full term for which such Director is elected and until such Director's successor shall have been duly elected and qualified or until his earlier death, resignation or removal in accordance with the Certificate of Incorporation and these Bylaws.

     (e) Vacancies. Unless otherwise provided by or pursuant to the Certificate of Incorporation, newly created directorships resulting from any increase in the authorized number of Directors of the Corporation and any vacancies on the Board of Directors resulting from death, resignation or removal in accordance with the Certificate of Incorporation and these Bylaws may be filled by the affirmative vote of at least a majority of the remaining Directors of the Corporation then in office, even if such remaining Directors constitute less than a quorum of the Board of Directors or by the stockholders. Any Director of the Corporation elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such Director's successor shall have been duly elected and qualified or until his earlier death, resignation or removal in accordance with the Certificate of Incorporation and these Bylaws. Unless otherwise provided by or pursuant to the Certificate of Incorporation, no decrease in the number of Directors of the Corporation constituting the Board of Directors shall shorten the term of any incumbent Director of the Corporation.

     3.2 Qualifications. Directors need not be residents of the State of Delaware or stockholders of the Corporation.

     (a) Nomination of Directors. Subject to such rights of holders of shares of one or more outstanding series of preferred stock of the Corporation to elect one or more Directors of the Corporation under circumstances as shall be provided by or pursuant to the Certificate of Incorporation, only persons who are nominated in accordance with the procedures set forth in this Section 3.3 shall be eligible for election as, and to serve as, Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made only at a meeting of the stockholders of the Corporation at which Directors of the Corporation are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of such stockholder's notice provided for in this Section 3.3, who shall be entitled to vote at such meeting in the election of Directors of the Corporation and who complies with the requirements of this Section 3.2. Any
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such nomination by a stockholder of the Corporation shall be preceded by timely advance notice in writing to the Secretary of the Corporation. To be timely, such stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 120 days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of such annual meeting to a later date; provided, however, that if the scheduled annual meeting date differs from the annual meeting date of the next preceding annual meeting of stockholders of the Corporation by greater than 30 days, and if less than 100 days' prior notice or public disclosure of the scheduled meeting date is given or made, notice by such stockholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders of the Corporation or the day on which such public disclosure was made. Any such stockholder's notice to the Secretary of the Corporation shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director of the Corporation, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the number of shares of each class or series of capital stock of the Corporation Beneficially Owned by such person on the date of such notice and (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors of the Corporation, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the written consent of such person to having such person's name placed in nomination at the meeting and to serve as a Director of the Corporation if elected), and (ii) as to such stockholder giving the notice, (A) the name and address, as they appear on the Corporation's books, of such stockholder and (B) the number of shares of each class or series of capital stock of the Corporation Beneficially Owned by such stockholder on the date of such notice. The Chairman of the Board or, if he is not presiding, the presiding officer of the meeting of stockholders of the Corporation shall determine whether the requirements of this Section 3.3 have been met with respect to any nomination or intended nomination. If the Chairman of the Board or the presiding officer determines that any nomination was not made in accordance with the requirements of this Section 3.3, he shall so declare at the meeting and the defective nomination shall be disregarded. In addition to the foregoing provisions of this Section 3.2, a stockholder of the Corporation shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.2.

     3.3 Place of Meeting; Order of Business. Except as otherwise provided by law, meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware, at whatever place is specified by the person or persons calling the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Corporation. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his absence by the President, or by resolution of the Board of Directors.

     3.4 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board or the President by giving written notice thereof as provided in Section 3.6 hereof.

     3.5 Special Meetings. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board, the President or by resolution adopted by the Board of Directors, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.

     3.6 Attendance at and Notice of Meetings. Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director personally or by mail, telecopier or similar communication at least one day before the day of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting. Attendance at a meeting of the Board
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of Directors shall constitute presence in person at and waiver of notice of such meeting, except where a person attends the meeting for the express purpose of objecting (and so expresses such objection at the beginning of the meeting) to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     3.7 Quorum of and Action by Directors. A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn the meeting from day to day until a quorum is present. Except as otherwise provided by law or in these Bylaws, the vote of a majority of the directors present shall constitute the action of the Board of Directors.

     3.8 Board and Committee Action by Unanimous Written Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or such committee, as the case may be, and is filed with the Secretary of the Corporation.

     3.9 Board and Committee Conference Telephone Meetings. Subject to the provisions required or permitted by the DGCL for notice of meetings, unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in and hold a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other, and attendance at a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting, except where a person attends the meeting for the express purpose of objecting (and so expresses such objection at the beginning of the meeting) to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     3.10 Compensation. Directors will receive such compensation for their services as may be fixed by resolution of the Board of Directors and shall receive their actual expenses of attendance, if any, for each regular or special meeting of the Board; provided that nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

     3.11 Removal. A director of the Corporation may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

     Notwithstanding the first paragraph of this Section 3.11, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the resolution or resolutions of the Board of Directors providing for the establishment of any such series, any such director of the Corporation so elected may be removed in accordance with such resolution or resolutions.

     3.12  Committees of the Board of Directors.

     (a) The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members one or more committees, each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations by the Board of Directors, replace absent or disqualified members at any meeting of that committee. Any such committee, to the extent provided in such resolution or in the Certificate of Incorporation or these Bylaws, shall have and may exercise all of the authority of the Board of Directors to the extent permitted by the DGCL. Any such committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

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     (b) The Board of Directors shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the number of members of any such committee shall constitute a quorum for the transaction of business unless a greater number is required by a resolution adopted by the Board of Directors. The act of the majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee, unless the act of a greater number is required by a resolution adopted by the Board of Directors. Each such committee may elect a chairman (unless the Board of Directors appoints a chairman) and may appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors, meetings of any committee shall be conducted in accordance with Sections 3.5, 3.6, 3.7, 3.8, 3.9 and 7.3 hereof. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Any member of any such committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not of itself create contract rights.

     (c) Any action taken by any committee of the Board of Directors shall promptly be recorded in the minutes and filed with the Secretary of the Corporation.

                                   ARTICLE IV

                                    OFFICERS

     4.1 Designation. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such Executive, Senior or other Vice Presidents, Assistant Secretaries and other officers as may be elected or appointed by the Board of Directors. Any number of offices may be held by the same person, provided that no person holding more than one office may sign, in more than one capacity, any certificate or other instrument required by law to be signed by two officers. The Board of Directors shall also elect or appoint from among the Directors a person to act as Chairman of the Board who shall not be deemed to be an officer of the Corporation unless he or she has otherwise been elected or appointed as such.

     4.2 Powers and Duties. The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors. The Chairman of the Board shall have such duties as may be assigned to him by the Board of Directors and shall preside at meetings of the Board of Directors and at meetings of the stockholders. The President shall be the Chief Executive Officer of the Corporation and shall have general supervision over the business, affairs and property of the Corporation.

     4.3 Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board of Directors, and the officer so elected shall hold office until such officer's successor is elected or appointed or until his earlier death, resignation or removal.

     4.4 Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract, common law, and statutory rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     4.5 Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the President, any Vice President and the Treasurer of the Corporation shall each have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other
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corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

                                   ARTICLE V

                                 CAPITAL STOCK

     5.1 Certificates for Shares. The certificates for shares of the capital stock of the Corporation shall be in such form as may be approved by the Board of Directors or may be uncertificated shares. In the case of certificated shares, the Corporation shall deliver certificates representing shares to which stockholders are entitled. Certificates representing such certificated shares shall be signed by the Chairman of the Board, the President or a Vice President and either the Secretary or an Assistant Secretary of the Corporation, and may bear the seal of the Corporation or a facsimile thereof. The signatures of such persons upon a certificate may be facsimiles. The stock record books and the blank stock certificate books shall be kept by the Secretary of the Corporation, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any person who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be Chairman of the Board or shall have ceased to be an officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance.

     5.2 Transfer of Shares. The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares.

     5.3 Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

     5.4 Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

     5.5 Lost or Destroyed Certificates. The President or any Vice President may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in its discretion, require the owner of such certificate or his legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims that may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

                                   ARTICLE VI

                                INDEMNIFICATION

     6.1 General. The Corporation shall, to the fullest extent permitted by applicable law in effect on the date of effectiveness of these Bylaws, and to such greater extent as applicable law may thereafter permit, indemnify and hold Indemnitee harmless from and against any and all losses, liabilities, costs, claims, damages and, subject to Section 6.2, Expenses (as this and all other capitalized words used in this Article VI not previously defined in these Bylaws are defined in Section 6.15 hereof), arising out of any event or occurrence related to the fact that Indemnitee is or was a director or an officer of the Corporation or is or was serving in another Corporate Status.

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     6.2  Expenses.  If Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to such Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter. To the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

     6.3 Advances. In the event of any threatened or pending Proceeding in which Indemnitee is a party or is involved and that may give rise to a right of indemnification under this Article VI, following written request to the Corporation by Indemnitee, the Corporation shall promptly pay to Indemnitee amounts to cover Expenses reasonably incurred by Indemnitee in such Proceeding in advance of its final disposition upon the receipt by the Corporation of (i) a written undertaking executed by or on behalf of Indemnitee providing that Indemnitee will repay the advance if it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as provided in this Article VI and (ii) satisfactory evidence as to the amount of such Expenses.

     6.4 Request for Indemnification. To obtain indemnification, Indemnitee shall submit to the Secretary of the Corporation a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Corporation about the nature and extent of the indemnification or advance sought by Indemnitee. The Secretary of the Corporation shall promptly advise the Board of Directors of such request.

     6.5 Determination of Entitlement; No Change of Control. If there has been no Change of Control at the time the request for indemnification is submitted, Indemnitee's entitlement to indemnification shall be determined in accordance with Section 145(d) of the DGCL. If entitlement to indemnification is to be determined by Independent Counsel, the Corporation shall furnish notice to Indemnitee within ten days after receipt of the request for indemnification notice specifying the identity and address of Independent Counsel. The Indemnitee may, within 14 days after receipt of such written notice, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis for such assertion. If there is an objection to the selection of Independent Counsel, either the Corporation or Indemnitee may petition the Court for a determination that the objection is without a reasonable basis or for the appointment of Independent Counsel selected by the Court.

     6.6 Determination of Entitlement; Change of Control. If there has been a Change of Control at the time the request for indemnification is submitted, Indemnitee's entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Indemnitee. Indemnitee shall give the Corporation written notice advising of the identity and address of the Independent Counsel so selected. The Corporation may, within 14 days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Indemnitee may, within 14 days after the receipt of such objection from the Corporation, submit the name of another Independent Counsel and the Corporation may, within seven days after receipt of such written notice, deliver to the Indemnitee a written objection to such selection. Any objections referred to in this Section 6.6 may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and such objection shall set forth with particularity the factual basis for such assertion. Indemnitee may petition the Court for a determination that the Corporation's objection to the first or second selection of Independent Counsel is without a reasonable basis or for the appointment as Independent Counsel selected by the Court.

     6.7 Procedures of Independent Counsel. If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Article VI) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 6.4 hereof, and thereafter the Corporation shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply.

     Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 6.5 or 6.6 hereof to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by applicable law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article VI) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful. A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan of the Corporation shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

     For purposes of any determination hereunder, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal Proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise or on information, opinions, reports or statements presented to him or to the Corporation by any of the Corporation's officers, employees or directors, or by any other person as to matters the person reasonably believes are in such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation or another enterprise in the course of their duties or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section shall mean any other corporation or any partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise for which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnitee may be deemed to have met the applicable standards of conduct for determining entitlement to rights under this Article.

     6.8 Independent Counsel Expenses. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article VI and in any Proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a court has determined that such objection is without a reasonable basis.

     6.9 Adjudication. In the event that (i) a determination is made pursuant to Section 6.5 or 6.6 hereof that Indemnitee is not entitled to indemnification under this Article VI; (ii) advancement of Expenses is not timely made pursuant to Section 6.3 hereof; (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within 90 days after being appointed by the Court, (b) within 90 days after objections to his selection have been overruled by the

Court or (c) within 90 days after the time for the Corporation or Indemnitee to object to his selection; or (iv) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or is deemed to have been made pursuant to Section 6.5, 6.6 or 6.7 hereof, Indemnitee shall be entitled to an adjudication by the Court of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 6.9 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 6.9, the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or is deemed to have been made that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6.9, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

     The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 6.9 that the procedures and presumptions of this Article VI are not valid, binding and enforceable. If the Indemnitee, pursuant to this Section 6.9, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article VI, and if he prevails therein, then Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, then the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be prorated.

     6.10  Participation by the Corporation.  With respect to any Proceeding:
(a) the Corporation will be entitled to participate therein at its own expense;
(b) except as otherwise provided below, to the extent that it may wish, the Corporation (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; and (c) the Corporation shall not be liable to indemnify Indemnitee under this Article VI for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld. After receipt of notice from the Corporation to Indemnitee of the Corporation's election to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Article VI for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than as otherwise provided below. Indemnitee shall have the right to employ his own counsel in such action, suit, proceeding or investigation but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless the employment of counsel by Indemnitee has been authorized by the Corporation, or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action, or the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel employed by Indemnitee shall be subject to indemnification pursuant to the terms of this Article VI. The Corporation shall not be entitled to assume the defense of any Proceeding brought in the name of or on behalf of the Corporation or as to which Indemnitee shall have reasonably concluded that there is a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action. The Corporation shall not settle any action or claim in any manner which would impose any limitation or unindemnified penalty on Indemnitee without Indemnitee's written consent, which consent shall not be unreasonably withheld.

     6.11 Nonexclusivity of Rights. The rights of indemnification and advancement of Expenses as provided by this Article VI shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled to under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this

Article VI or any provision hereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article VI shall continue as to an Indemnitee whose Corporate Status has ceased for any reason and shall inure to the benefit of his or its heirs, executors, administrators, successors or assigns. Neither the provisions of this Article VI or those of any agreement to which the Corporation is a party shall be deemed to preclude the indemnification of any person who is not specified in this Article VI as having the right to receive indemnification or is not a party to any such agreement, but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL.

     6.12 Insurance and Subrogation. The Corporation shall not be liable under this Article VI to make any payment of amounts otherwise indemnifiable hereunder if, but only to the extent that, Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

     In the event of any payment hereunder, the Corporation shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all papers required and take all action reasonably requested by the Corporation to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

     6.13 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article VI shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     6.14  Certain Actions Where Indemnification Is Not
Provided. Notwithstanding any other provision of this Article VI, no person shall be entitled to indemnification or advancement of Expenses under this
Article VI with respect to any Proceeding, or any Matter therein, brought or made by such person against the Corporation.

     6.15  Definitions.  For purposes of this Article VI:

          "Change of Control" means a change in control of the Corporation after the date Indemnitee acquired his Corporate Status, which shall be deemed to have occurred in any one of the following circumstances occurring after such date: (i) there shall have occurred an event that is or would be required to be reported with respect to the Corporation in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, if the Corporation is or were subject to such reporting requirement; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
     Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person's attaining such percentage interest;
     (iii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

          "Corporate Status" describes the status of Indemnitee as a director, officer, employee, agent or fiduciary of the Corporation or any predecessor of the Corporation, of Pride Oil Well Service Company, a Texas corporation, of Pride International, Inc., a Louisiana corporation, of Marine Drilling Companies, Inc., a Texas corporation, of any subsidiary of the Corporation or of Pride Oil Well Service Company, Pride International, Inc., Marine Drilling Companies, Inc., or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which Indemnitee is or was serving at the request of the Corporation.

          "Court" means the Court of Chancery of the State of Delaware or any other court of competent jurisdiction.

          "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

          "Indemnitee" includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding by reason of his Corporate Status.

          "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

          "Matter" is a claim, a material issue or a substantial request for relief.

          "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 6.9 hereof to enforce his rights under this Article VI.

     6.16 Notices. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if he anticipates or contemplates making a claim for Expenses or an advance pursuant to the terms of this Article VI, notify the Corporation of the commencement of such Proceeding; provided, however, that any delay in so notifying the Corporation shall not constitute a waiver or release by Indemnitee of rights hereunder and that any omission by Indemnitee to so notify the Corporation shall not relieve the Corporation from any liability that it may have to Indemnitee otherwise than under this Article VI. Any communication required or permitted to the Corporation shall be addressed to the Secretary of the Corporation and any such communication to Indemnitee shall be addressed to Indemnitee's address as shown on the Corporation's records unless he specifies otherwise and shall be personally delivered, delivered by U.S. Mail, or delivered by commercial express overnight delivery service. Any such notice shall be effective upon receipt.

     6.17 Contractual Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue as if these provisions were set forth in a separate written contract between Indemnitee and the Corporation, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions and
(iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

     6.18 Savings Clause. If any provision of this Article VI of the Bylaws is determined by a court having jurisdiction over the matter to require the Corporation to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum of indemnification permitted by law and such provision, as so modified or reformed, and the balance of this Article VI shall be applied in accordance with their terms. Without limiting the generality of the foregoing, if any portion of this
Article VI of the Bylaws shall be invalidated on any ground, the Corporation shall nevertheless indemnify an Indemnitee to the full extent permitted by an applicable portion of this Article VI of the Bylaws that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

     6.19 Successors and Assigns. This Article VI of the Bylaws shall be binding upon the Corporation, its successors and assigns and shall inure to the benefit of Indemnitee's heirs and personal representatives.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

     7.1 Bylaw Amendments. The Board of Directors shall have the power to adopt, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of stockholders entitled to vote with respect thereto to amend or repeal such Bylaws as adopted or amended by the Board of Directors. Bylaws of the Corporation may be adopted, amended or repealed by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting, or by the Board of Directors as specified in the preceding sentence.

     7.2 Books and Records. The Corporation shall keep books and records of account and shall keep minutes of the proceedings of its stockholders, its Board of Directors and each committee of its Board of Directors.

     7.3 Waiver of Notice. Whenever any notice is required to be given to any stockholder, director or committee member under the provisions of the DGCL or under the Certificate of Incorporation, as amended, or these Bylaws, said notice shall be deemed to be sufficient if given (i) by telegraphic, facsimile, cable or wireless transmission or (ii) by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

     Whenever any notice is required to be given to any stockholder, director or committee member under the provisions of the DGCL or under the Certificate of Incorporation, as amended, or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

     7.4 Resignations. Any director or officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or the Secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

     7.5 Seal. The seal of the Corporation shall be in such form as the Board of Directors may adopt.

     7.6 Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each year or as otherwise provided by a resolution adopted by the Board of Directors.

     7.7 Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of the Chairman of the Board, any other director, or any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

     7.8 Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director or member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or behalf of the Corporation.

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

                                                                         ANNEX F

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of May 23, 2001 (the "Agreement"), between Marine Drilling Companies, Inc., a Texas corporation ("Grantee"), and Pride International, Inc., a Louisiana corporation ("Issuer").

                                    RECITALS

     A. Grantee and Issuer are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof, among Grantee, Issuer, PM Merger, Inc., a Delaware corporation, and AM Merger, Inc., a Delaware corporation (the "Merger Agreement"), pursuant to which, among other things, the parties will engage in a business combination in a merger of equals (the "Merger");

     B. As a condition to their willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and believing it to be in the best interests of Issuer, Issuer has agreed, among other things, to grant to Grantee the Option (as hereinafter defined) to purchase shares of common stock, par value $.01 per share, of Issuer ("Issuer Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined);

     C. Capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement; and

     D. In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                           OPTION TO PURCHASE SHARES

     SECTION 1.1 Grant of Option. (a) Issuer hereby grants to Grantee an irrevocable option to purchase, in whole or in part, an aggregate of up to 14,645,963 duly authorized, validly issued, fully paid and nonassessable shares of Issuer Common Stock (representing 19.9% of the outstanding shares of Issuer Common Stock as of May 22, 2001) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

     (b) In the event that any (i) additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 3.1 hereof), or (ii) shares of Issuer Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Issuer Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or redemption, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach or fail to comply with any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Issuer Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

     SECTION 1.2 Exercise of Option. (a) The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which Issuer becomes obligated to pay a fee pursuant to Section 9.5(b)(i) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur prior to Grantee's exercise of the Option pursuant to Section 1.2(b) of:

          (i) the Effective Time;

          (ii) 12 months after the first receipt by the Grantee of written notice from the Issuer of the occurrence of an Exercise Date; or

          (iii) the date of termination of the Merger Agreement, unless, in the case of this clause (iii), an Exercise Date has occurred or could still occur.

Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option by delivery of an Option Notice (as defined below) prior to the Expiration Date, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

     (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Issuer of its intention to so exercise the Option (an "Option Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two business days nor more than ten business days from the date on which an Option Notice is delivered; provided that the Option Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material law, statute, ordinance, rule or regulation (collectively, "Laws") (including the HSR Act), and (ii) no material judgment, order, writ, injunction, ruling or decree of any governmental entity (collectively, "Orders") shall have been promulgated, enacted, entered into, or enforced by any governmental entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) promptly make and process all necessary filings and applications and obtain all consents, approvals, Orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods (collectively, "Approvals") and to comply with any such applicable Laws and (y) have any such Order vacated or reversed. In the event the Option Closing is delayed pursuant to clause (i) or
(ii) above, the Option Closing shall be within ten business days following the cessation of such restriction, violation, Law or Order or the receipt of any necessary Approval, as the case may be (so long as the Option Notice was delivered prior to the Expiration Date); provided further that, notwithstanding any prior Option Notice, Grantee shall be entitled to rescind such Option Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Issuer.

     (c) At any Option Closing, (i) Issuer shall deliver to Grantee all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Grantee in the Option Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price pursuant to Section 1.3(b), Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Issuer Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of Issuer then in effect. At the Option Closing, Grantee shall pay to Issuer by wire transfer of immediately available funds to an account specified by Issuer to Grantee in writing at least two business days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided, however, that the failure or refusal of Issuer to specify an account shall not affect Issuer's obligation to issue the Option Shares.

     (d) Upon the delivery by Grantee to Issuer of the Option Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option in accordance with Section 1.3, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Grantee, or Issuer may have failed or refused to take any action required of it hereunder. Issuer shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates or an amendment to this Agreement under this Section 1.2 and any filing fees and other expenses arising from the performance of the transactions contemplated hereby.

     SECTION 1.3 Exercise Price; Payments. (a) The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a purchase price equal to $32.65 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Grantee's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

     (b) Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Issuer Common Stock as of the last trading day preceding the date Grantee delivers its Option Notice (such date, the "Option Exercise Date") over the per share Exercise Price. The "Fair Market Value" per share of Issuer Common Stock shall be (i) if the Issuer Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") or any other nationally recognized exchange or trading system as of the Option Exercise Date, the average of last reported sale prices per share of Issuer Common Stock thereon for the 5 trading days commencing on the 6th trading day immediately preceding the Option Exercise Date, or (ii) if the Issuer Common Stock is not listed on the NYSE or any other nationally recognized exchange or trading system as of the Option Exercise Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Issuer Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming no discount for minority interest, illiquidity or restrictions on transfer). That portion of the Option so surrendered under this Section 1.3(b) shall be canceled and shall thereafter be of no further force and effect.

     (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MAY 23, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF PRIDE INTERNATIONAL, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed, by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1 Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     SECTION 2.2 Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Option Shares. Issuer has taken all necessary corporate and other action to authorize and reserve for issuance, and, subject to receipt of any Approvals, to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Section 3.1 upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property which may be issuable pursuant to Section 3.1, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever, and shall not be subject to any preemptive or similar right of any Person.

          (b) No Restrictions. No Louisiana law or other state takeover statute or similar Law and no provision of the Articles of Incorporation or Bylaws of Issuer or any agreement to which Issuer is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, (i) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (ii) would or would purport to entitle any Person to acquire securities of Issuer.

          (c) Amendment to Pride Rights Agreement. Issuer has amended or taken other action under the Pride Rights Agreement so that neither the execution and delivery of this Agreement or the issuance of Option Shares pursuant to an exercise of the Option, will cause: (i) the Pride Rights to become exercisable under the Pride Rights Agreement; (ii) the Grantee or any of Grantee's shareholders or Subsidiaries to be deemed an "Acquiring Person" (as defined in the Pride Rights Agreement); (iii) any such event to be an event requiring an adjustment of the purchase price of the Pride Rights under Section 11(a)(ii) of the Pride Rights Agreement; (iv) Section 13 of the Pride Rights Agreement to be or become applicable to any such event; or
     (v) a "Stock Acquisition Date" or a "Distribution Date" (each as defined in the Pride Rights Agreement) to occur upon any such event.

                                   ARTICLE 3

                   ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     SECTION 3.1 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Issuer Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Issuer Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of Issuer which would have the effect of altering or otherwise diminishing Grantee's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option (or, if such a change occurs between exercise and the Option Closing, upon the Option Closing) the number and kind of shares or other securities or property that Grantee would have received in respect of the Option Shares that Grantee is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Grantee under this Section shall be in addition to, and shall in no way limit, its rights against Issuer for breach of or the failure to perform any provision of the Merger Agreement.

                                   ARTICLE 4

                              REGISTRATION RIGHTS

     SECTION 4.1 Registration of Option Shares Under the Securities Act. (a) If requested by Grantee at any time and from time to time within one year after receipt by Grantee of Option Shares (the "Registration Period"), Issuer shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares or such other Issuer securities owned by or issuable to Grantee in accordance with the method of sale or other disposition contemplated by Grantee, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Grantee agrees to use reasonable best efforts to cause, and to use reasonable best efforts to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then-outstanding voting power of Issuer. With respect to such a "shelf" registration statement, Issuer shall keep such Demand Registration effective for a period of not less than one year, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Except with respect to such a "shelf" registration statement, Issuer shall keep such Demand Registration effective for a period of not less than 150 days, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Issuer shall only have the obligation to effect two Demand Registrations pursuant to this Section 4.1; provided that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. Issuer shall be entitled to postpone for up to 100 days from receipt of Grantee's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of Issuer determines in its good faith reasonable judgment that such registration would materially interfere with or require premature disclosure of, any material acquisition, reorganization, pending or proposed offering of Issuer Securities or other transaction involving Issuer or any other material contract under active negotiation by Issuer; and provided further that Issuer shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Grantee's request for a Demand Registration.

     (b) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), Grantee shall have the right to participate in such registration and include in such registration the number of shares of Issuer Common Stock or such other Issuer securities as Grantee shall designate by notice to Issuer (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock or other securities requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, Issuer shall include therein (i) first, all shares proposed to be included therein by Issuer, (ii) second, subject to the rights of any other holders of registration rights in effect as of the date hereof, the shares requested to be included therein by Grantee and (iii) third, shares proposed to be included therein by any other stockholder of Issuer. Participation by Grantee in any Incidental Registration shall not affect the obligation of Issuer to effect Demand Registrations under this Section 4.1. Issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Grantee.

     (c) In connection with any Registration pursuant to this Section 4.1, (i) Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) Issuer shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on the NYSE or any other nationally recognized exchange or trading system upon which Issuer's securities are then listed, subject to official notice of issuance, which notice shall be given by Issuer upon issuance. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The costs and expenses incurred by issuer in connection with any Registration pursuant to this Section 4.1 (including any fees related to qualifications under Blue Sky Laws and SEC filing fees) (the "Registration Expenses") shall be borne by Issuer, excluding legal fees of Grantee's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Grantee included in a Registration.

     SECTION 4.2 Transfers of Option Shares. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 4.1 or (ii) to any purchaser of transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 5% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

                                   ARTICLE 5

                     REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

     SECTION 5.1 Repurchase Rights. (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, or, if the Option has been exercised prior to the Expiration Date, for 120 days after the Expiration Date, Grantee shall have the right (the "Repurchase Right") to require Issuer to repurchase from Grantee (i) the Option or any part thereof as Grantee shall designate at a price (the "Option Repurchase Price") equal to the amount, subject to reduction at the sole discretion of Grantee pursuant to clause (iii) of Section 6.1(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and/or (ii) such number of Option Shares purchased by Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Issuer Common Stock offered or paid in any Pride Acquisition Proposal, or (ii) the highest closing price for shares of Issuer Common Stock during the six-month period immediately preceding the date Grantee gives the Repurchase Notice (as hereinafter defined). In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

     (b) Grantee shall exercise its Repurchase Right by delivering to Issuer written notice (a "Repurchase Notice") stating that Grantee elects to require Issuer to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, Issuer shall deliver to Grantee the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that Issuer is not then prohibited under applicable Law from so delivering. At the Repurchase Closing,
(i) Issuer shall pay to Grantee the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Grantee at least 24 hours prior to the Repurchase Closing and (ii) if the Option is repurchased only in part, Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

     (c) To the extent that Issuer is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, Issuer shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Grantee the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Grantee may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Issuer's repurchase of the Option or the Option Shares.

     SECTION 5.2 Substitute Option. (a) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee, any Subsidiary of Grantee or the Company (each an "Excluded Person"), and Issuer is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding voting securities of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Grantee, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments; provided, however, that if such a conversion or exchange cannot, because of applicable Law be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee than the Option.

     (b) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation (as hereinafter defined) and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and agree for the benefit of Grantee to comply with this Article V.

     (c) For purposes of this Section 5.2, the term "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a consolidation or merger in which Issuer is the continuing or surviving or acquiring Person, and (iii) the transferee of all or substantially all of Issuer's assets.

                                   ARTICLE 6

                                 MISCELLANEOUS

     SECTION 6.1 Total Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $50.0 million (the "Limitation Amount") and, if the total amount that would otherwise be received by Grantee otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to this Option, (ii) deliver to issuer for cancellation Option Shares previously purchased by Grantee, (iii) reduce the amount of the Option Repurchase Price or the Option Share Repurchase Price, (iv) reduce the fee payable to Grantee pursuant to Section 9.5(b)(i) of the Merger Agreement, (v) pay cash to Issuer, or (vi) any combination thereof, so that Grantee's actually realized Total Profit, shall not exceed the Limitation Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Limitation Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 5.1, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 5.1, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares and (iv) the amount received by Grantee pursuant to
Section 9.5(b)(i) of the Merger Agreement.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for shares of Issuer Common Stock on the preceding trading day on the NYSE (or on any other nationally recognized exchange or trading system on which shares of Issuer Common Stock are then so listed or traded).

     SECTION 6.2 Further Assurances; Listing. (a) From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Grantee good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder. Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights or securities, the Pride Rights Agreement or similar agreement, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

     (b) If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or trading system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or such other securities to be acquired upon exercise of the Option on the NYSE (and any other national securities exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

     SECTION 6.3 Division of Option; Lost Options. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

     SECTION 6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to Grantee to:
            Marine Drilling Companies, Inc.
            One Sugar Creek Center Boulevard,
            Suite 600
            Sugar Land, Texas 77489
            Attention: Jan Rask
            Facsimile: (281) 243-3070

            with a copy to:
            Porter & Hedges, L.L.P.
            700 Louisiana, Suite 3500
            Houston, Texas 77002
            Attention: Nick D. Nicholas
            Facsimile: (713) 226-0237

        (b) if to Issuer to:
            Pride International, Inc.
            5845 San Felipe, Suite 3300
            Houston, Texas 77057
            Attention: Robert Randall
            Facsimile: (713) 952-6916
            with a copy to:
            Baker Botts L.L.P.
            One Shell Plaza
            910 Louisiana
            Houston, Texas 77002-4995
            Attention: L. Proctor Thomas
            Facsimile: (713) 229-7785

     SECTION 6.6 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     SECTION 6.8 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 6.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to choice of law principles thereof).

     SECTION 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 6.12 Submission to Jurisdiction; Waivers. Each of Grantee and Issuer hereby (i) consents to submit itself to the personal jurisdiction of any Texas state court sitting in Harris County, Texas or any Federal court located in the Southern District of Texas, Houston, Division in the event any dispute arises out of this Agreement or any of the transactions contemplated herein,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any Texas state court or any Federal court sitting in the Southern District of Texas, Houston Division, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated herein.

     SECTION 6.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 6.14 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     IN WITNESS WHEREOF, Grantee and Issuer have caused this Agreement to be duly executed as of the date first above written.

                                            ISSUER:

                                            PRIDE INTERNATIONAL, INC.

                                            By:      /s/ PAUL A. BRAGG
                                              ----------------------------------
                                                        Paul A. Bragg
                                                President and Chief Executive
                                                            Officer

                                            GUARANTEE:

                                            MARINE DRILLING COMPANIES, INC.

                                            By:        /s/ JAN RASK
                                              ----------------------------------
                                                           Jan Rask
                                                President and Chief Executive
                                                            Officer

                                                                         ANNEX G

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of May 23, 2001 (the "Agreement"), between Pride International, Inc., a Louisiana corporation ("Grantee"), and Marine Drilling Companies, Inc., a Texas corporation ("Issuer").

                                    RECITALS

     A. Grantee and Issuer are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof, among Grantee, Issuer, PM Merger, Inc., a Delaware corporation, and AM Merger, Inc., a Delaware corporation (the "Merger Agreement"), pursuant to which, among other things, the parties will engage in a business combination in a merger of equals (the "Merger");

     B. As a condition to their willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and believing it to be in the best interests of Issuer, Issuer has agreed, among other things, to grant to Grantee the Option (as hereinafter defined) to purchase shares of common stock, par value $.01 per share, of Issuer ("Issuer Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined);

     C. Capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement; and

     D. In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                           OPTION TO PURCHASE SHARES

     SECTION 1.1 Grant of Option. (a) Issuer hereby grants to Grantee an irrevocable option to purchase, in whole or in part, an aggregate of up to 11,680,759 duly authorized, validly issued, fully paid and nonassessable shares of Issuer Common Stock (representing 19.9% of the outstanding shares of Issuer Common Stock as of May 18, 2001) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

     (b) In the event that any (i) additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 3.1 hereof), or (ii) shares of Issuer Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Issuer Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or redemption, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach or fail to comply with any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Issuer Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

     SECTION 1.2 Exercise of Option. (a) The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which Issuer becomes obligated to pay a fee pursuant to Section 9.5(a)(i) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur prior to Grantee's exercise of the Option pursuant to Section 1.2(b) of:

          (i) the Effective Time;

          (ii) 12 months after the first receipt by the Grantee of written notice from the Issuer of the occurrence of an Exercise Date; or

          (iii) the date of termination of the Merger Agreement, unless, in the case of this clause (iii), an Exercise Date has occurred or could still occur.

Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option by delivery of an Option Notice (as defined below) prior to the Expiration Date, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

     (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Issuer of its intention to so exercise the Option (an "Option Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two business days nor more than ten business days from the date on which an Option Notice is delivered; provided that the Option Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material law, statute, ordinance, rule or regulation (collectively, "Laws") (including the HSR Act), and (ii) no material judgment, order, writ, injunction, ruling or decree of any governmental entity (collectively, "Orders") shall have been promulgated, enacted, entered into, or enforced by any governmental entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) promptly make and process all necessary filings and applications and obtain all consents, approvals, Orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods (collectively, "Approvals") and to comply with any such applicable Laws and (y) have any such Order vacated or reversed. In the event the Option Closing is delayed pursuant to clause (i) or
(ii) above, the Option Closing shall be within ten business days following the cessation of such restriction, violation, Law or Order or the receipt of any necessary Approval, as the case may be (so long as the Option Notice was delivered prior to the Expiration Date); provided further that, notwithstanding any prior Option Notice, Grantee shall be entitled to rescind such Option Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Issuer.

     (c) At any Option Closing, (i) Issuer shall deliver to Grantee all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Grantee in the Option Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price pursuant to Section 1.3(b), Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Issuer Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of Issuer then in effect. At the Option Closing, Grantee shall pay to Issuer by wire transfer of immediately available funds to an account specified by Issuer to Grantee in writing at least two business days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided, however, that the failure or refusal of Issuer to specify an account shall not affect Issuer's obligation to issue the Option Shares.

     (d) Upon the delivery by Grantee to Issuer of the Option Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option in accordance with Section 1.3, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Grantee, or Issuer may have failed or refused to take any action required of it hereunder. Issuer shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates or an amendment to this Agreement under this Section 1.2 and any filing fees and other expenses arising from the performance of the transactions contemplated hereby.

     SECTION 1.3 Exercise Price; Payments. (a) The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a purchase price equal to $27.72 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Grantee's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

     (b) Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Issuer Common Stock as of the last trading day preceding the date Grantee delivers its Option Notice (such date, the "Option Exercise Date") over the per share Exercise Price. The "Fair Market Value" per share of Issuer Common Stock shall be (i) if the Issuer Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") or any other nationally recognized exchange or trading system as of the Option Exercise Date, the average of last reported sale prices per share of Issuer Common Stock thereon for the 5 trading days commencing on the 6th trading day immediately preceding the Option Exercise Date, or (ii) if the Issuer Common Stock is not listed on the NYSE or any other nationally recognized exchange or trading system as of the Option Exercise Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Issuer Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming no discount for minority interest, illiquidity or restrictions on transfer). That portion of the Option so surrendered under this Section 1.3(b) shall be canceled and shall thereafter be of no further force and effect.

     (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MAY 23, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF MARINE DRILLING COMPANIES, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed, by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1 Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     SECTION 2.2 Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Option Shares. Issuer has taken all necessary corporate and other action to authorize and reserve for issuance, and, subject to receipt of any Approvals, to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Section 3.1 upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property which may be issuable pursuant to Section 3.1, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever, and shall not be subject to any preemptive or similar right of any Person.

          (b) No Restrictions. No Texas law or other state takeover statute or similar Law and no provision of the Articles of Incorporation or Bylaws of Issuer or any agreement to which Issuer is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, (i) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (ii) would or would purport to entitle any Person to acquire securities of Issuer.

          (c) Amendment to Marine Rights Agreement. Issuer has amended or taken other action under the Marine Rights Agreement so that neither the execution and delivery of this Agreement or the issuance of Option Shares pursuant to an exercise of the Option, will cause: (i) the Marine Rights to become exercisable under the Marine Rights Agreement; (ii) the Grantee or any of Grantee's shareholders or Subsidiaries to be deemed an "Acquiring Person" (as defined in the Marine Rights Agreement); (iii) any such event to be an event requiring an adjustment of the purchase price of the Marine Rights under Section 12(a)(ii) of the Marine Rights Agreement; (iv) Section 14 of the Marine Rights Agreement to be or become applicable to any such event; or (v) a "Shares Acquisition Date" or a "Distribution Date" (each as defined in Marine Rights Agreement) to occur upon any such event.

                                   ARTICLE 3

                   ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     SECTION 3.1 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Issuer Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Issuer Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of Issuer which would have the effect of altering or otherwise diminishing Grantee's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option (or, if such a change occurs between exercise and the Option Closing, upon the Option Closing) the number and kind of shares or other securities or property that Grantee would have received in respect of the Option Shares that Grantee is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Grantee under this Section shall be in addition to, and shall in no way limit, its rights against Issuer for breach of or the failure to perform any provision of the Merger Agreement.

                                   ARTICLE 4

                              REGISTRATION RIGHTS

     SECTION 4.1 Registration of Option Shares Under the Securities Act. (a) If requested by Grantee at any time and from time to time within one year after receipt by Grantee of Option Shares (the "Registration Period"), Issuer shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares or such other Issuer securities owned by or issuable to Grantee in accordance with the method of sale or other disposition contemplated by Grantee, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Grantee agrees to use reasonable best efforts to cause, and to use reasonable best efforts to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then-outstanding voting power of Issuer. With respect to such a "shelf" registration statement, Issuer shall keep such Demand Registration effective for a period of not less than one year, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Except with respect to such a "shelf" registration statement, Issuer shall keep such Demand Registration effective for a period of not less than 150 days, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Issuer shall only have the obligation to effect two Demand Registrations pursuant to this Section 4.1; provided that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. Issuer shall be entitled to postpone for up to 100 days from receipt of Grantee's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of Issuer determines in its good faith reasonable judgment that such registration would materially interfere with or require premature disclosure of, any material acquisition, reorganization, pending or proposed offering of Issuer Securities or other transaction involving Issuer or any other material contract under active negotiation by Issuer; and provided further that Issuer shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Grantee's request for a Demand Registration.

     (b) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), Grantee shall have the right to participate in such registration and include in such registration the number of shares of Issuer Common Stock or such other Issuer securities as Grantee shall designate by notice to Issuer (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock or other securities requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, Issuer shall include therein (i) first, all shares proposed to be included therein by Issuer, (ii) second, subject to the rights of any other holders of registration rights in effect as of the date hereof, the shares requested to be included therein by Grantee and (iii) third, shares proposed to be included therein by any other stockholder of Issuer. Participation by Grantee in any Incidental Registration shall not affect the obligation of Issuer to effect Demand Registrations under this Section 4.1. Issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Grantee.

     (c) In connection with any Registration pursuant to this Section 4.1, (i) Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) Issuer shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on the NYSE or any other nationally recognized exchange or trading system upon which Issuer's securities are then listed, subject to official notice of issuance, which notice shall be given by Issuer upon issuance. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The costs and expenses incurred by issuer in connection with any Registration pursuant to this Section 4.1 (including any fees related to qualifications under Blue Sky Laws and SEC filing fees) (the "Registration Expenses") shall be borne by Issuer, excluding legal fees of Grantee's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Grantee included in a Registration.

     SECTION 4.2 Transfers of Option Shares. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 4.1 or (ii) to any purchaser of transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 5% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

                                   ARTICLE 5

                     REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

     SECTION 5.1 Repurchase Rights. (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, or, if the Option has been exercised prior to the Expiration Date, for 120 days after the Expiration Date, Grantee shall have the right (the "Repurchase Right") to require Issuer to repurchase from Grantee (i) the Option or any part thereof as Grantee shall designate at a price (the "Option Repurchase Price") equal to the amount, subject to reduction at the sole discretion of Grantee pursuant to clause (iii) of Section 6.1(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and/or (ii) such number of Option Shares purchased by Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Issuer Common Stock offered or paid in any Marine Acquisition Proposal, or (ii) the highest closing price for shares of Issuer Common Stock during the six-month period immediately preceding the date Grantee gives the Repurchase Notice (as hereinafter defined). In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

     (b) Grantee shall exercise its Repurchase Right by delivering to Issuer written notice (a "Repurchase Notice") stating that Grantee elects to require Issuer to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, Issuer shall deliver to Grantee the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that Issuer is not then prohibited under applicable Law from so delivering. At the Repurchase Closing,
(i) Issuer shall pay to Grantee the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Grantee at least 24 hours prior to the Repurchase Closing and (ii) if the Option is repurchased only in part, Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

     (c) To the extent that Issuer is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, Issuer shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Grantee the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Grantee may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Issuer's repurchase of the Option or the Option Shares.

     SECTION 5.2 Substitute Option. (a) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee, any Subsidiary of Grantee or the Company (each an "Excluded Person"), and Issuer is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding voting securities of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Grantee, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments; provided, however, that if such a conversion or exchange cannot, because of applicable Law be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee than the Option.

     (b) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation (as hereinafter defined) and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and agree for the benefit of Grantee to comply with this
Article V.

     (c) For purposes of this Section 5.2, the term "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a consolidation or merger in which Issuer is the continuing or surviving or acquiring Person, and (iii) the transferee of all or substantially all of Issuer's assets.

                                   ARTICLE 6

                                 MISCELLANEOUS

     SECTION 6.1 Total Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $50.0 million (the "Limitation Amount") and, if the total amount that would otherwise be received by Grantee otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to this Option, (ii) deliver to issuer for cancellation Option Shares previously purchased by Grantee, (iii) reduce the amount of the Option Repurchase Price or the Option Share Repurchase Price, (iv) reduce the fee payable to Grantee pursuant to Section 9.5(a)(i) of the Merger Agreement, (v) pay cash to Issuer, or (vi) any combination thereof, so that Grantee's actually realized Total Profit, shall not exceed the Limitation Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Limitation Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 5.1, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 5.1, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price of such Option Shares and (iv) the amount received by Grantee pursuant to
Section 9.5(a)(i) of the Merger Agreement.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for shares of Issuer Common Stock on the preceding trading day on the NYSE (or on any other nationally recognized exchange or trading system on which shares of Issuer Common Stock are then so listed or traded).

     SECTION 6.2 Further Assurances; Listing. (a) From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Grantee good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder. Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights or securities, the Marine Rights Agreement or similar agreement, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

     (b) If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or trading system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or such other securities to be acquired upon exercise of the Option on the NYSE (and any other national securities exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

     SECTION 6.3 Division of Option; Lost Options. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

     SECTION 6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a)  if to Grantee to:
             Pride International, Inc.
             5845 San Felipe, Suite 3300
             Houston, Texas 77057
             Attention: Robert Randall
             Facsimile: (713) 952-6916

             with a copy to:
             Baker Botts L.L.P.
             One Shell Plaza
             910 Louisiana
             Houston, Texas 77002-4995
             Attention: L. Proctor Thomas
             Facsimile: (713) 229-7785

        (b)  if to Issuer to:
             Marine Drilling Companies, Inc.
             One Sugar Creek Center Boulevard,
             Suite 600
             Sugar Land, Texas 77489
             Attention: Jan Rask
             Facsimile: (281) 243-3070

             with a copy to:
             Porter & Hedges, L.L.P.
             700 Louisiana, Suite 3500
             Houston, Texas 77002
             Attention: Nick D. Nicholas
             Facsimile: (713) 226-0237

     SECTION 6.6 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     SECTION 6.8 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 6.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to choice of law principles thereof).

     SECTION 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 6.12 Submission to Jurisdiction; Waivers. Each of Grantee and Issuer hereby (i) consents to submit itself to the personal jurisdiction of any Texas state court sitting in Harris County, Texas or any Federal court located in the Southern District of Texas, Houston, Division in the event any dispute arises out of this Agreement or any of the transactions contemplated herein,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any Texas state court or any Federal court sitting in the Southern District of Texas, Houston Division, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated herein.

     SECTION 6.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 6.14 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     IN WITNESS WHEREOF, Grantee and Issuer have caused this Agreement to be duly executed as of the date first above written.

                                            ISSUER:

                                            MARINE DRILLING COMPANIES, INC.

                                            By:        /s/ JAN RASK
                                              ----------------------------------
                                                           Jan Rask
                                                President and Chief Executive
                                                            Officer

                                            GRANTEE:

                                            PRIDE INTERNATIONAL, INC.

                                            By:      /s/ PAUL A. BRAGG
                                              ----------------------------------
                                                        Paul A. Bragg
                                                President and Chief Executive
                                                            Officer